Filed Pursuant to Rule 424(b)(3)
Registration No. 333-147865

GLG Partners, Inc.

84,150,406 Shares of Common Stock, par value $0.0001 per share
21,500,003 Warrants to purchase Common Stock

This prospectus relates to the issuance by us of 67,150,403 shares of our common stock, par value $0.0001 per share, of which:

•	45,650,400 shares are issuable upon the exercise of outstanding warrants originally issued in our initial public offering pursuant to a prospectus dated December 21, 2006; and

•	21,500,003 shares are issuable upon the exercise of outstanding warrants issued in private placements to our founders and sponsors.

This prospectus also relates to the resale by selling stockholders of up to (1) 17,000,003 shares of our common stock and 17,000,003 warrants underlying outstanding units and an additional 4,500,000 warrants, in each case issued in private placements to our founders and sponsors, and (2) 21,500,003 shares of our common stock issued on exercise by selling stockholders of such privately placed warrants.

Each warrant entitles the holder to purchase one share of our common stock. In order to obtain the shares, the holders of the warrants must pay an exercise price of $7.50 per share. We will receive proceeds from the exercise of the warrants but not from the sale of the underlying common stock.

Each unit consists of one share of our common stock and one warrant. We will not receive any proceeds from the resale of any shares of common stock or warrants sold by selling stockholders.

Our common stock, warrants and units are listed on the New York Stock Exchange and trade under the symbols “GLG”, “GLG WS” and “GLG.U”, respectively. On December 19, 2007, the closing sale prices of the common stock, warrants and units were $13.59 per share, $6.05 per warrant and $20.09 per unit, respectively.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 7 of this prospectus for a discussion of information that should be considered before buying shares of our common stock or our warrants.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information that is different.

The information contained in this prospectus is correct as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares of our common stock. You should be aware that some of this information may have changed by the time this document is delivered to you.

The date of this prospectus is December 20, 2007.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus summary. Unless the context indicates otherwise, the terms “the Company”, “we”, “us” and “our” refer to the combined company, which has been renamed GLG Partners, Inc., in connection with the acquisition by Freedom Acquisition Holdings, Inc. and its then consolidated subsidiaries (“Freedom”) of GLG Partners LP and certain of its affiliated entities (collectively, “GLG”) by means of a reverse acquisition transaction, and its subsidiaries.

Our Company

We are the largest independent alternative asset manager in Europe and the eleventh largest globally, offering our base of long-standing prestigious clients a diverse range of investment products and account management services. Our focus is on preserving clients’ capital and achieving consistent, superior absolute returns with low volatility and low correlations to both the equity and fixed income markets. Since our inception in 1995, we have built on the roots of our founders in the private wealth management industry to develop into one of the world’s largest and most recognized alternative investment managers, while maintaining our tradition of client-focused product development and customer service.

We use a multi-strategy approach across the funds we manage, offering approximately 40 funds across equity, credit, convertible and emerging markets products. We refer to these funds as the GLG Funds. As of September 30, 2007, our gross assets under management, or AUM, (including assets invested from other GLG Funds) were approximately $23.6 billion, up from approximately $3.9 billion as of December 31, 2001, representing a compound annual growth rate, or CAGR, of 37%. As of September 30, 2007, our net AUM (net of assets invested from other GLG Funds) were approximately $20.5 billion, up from approximately $3.9 billion as of December 31, 2001, representing a CAGR of 33%. During the three months ended September 30, 2007, on a dollar-weighted basis, the net returns of the GLG Funds decreased less than 0.5% and managed account inflows and gross fund-based inflows of AUM (net of redemptions) exceeded $1.7 billion.

We derive revenues by charging performance fees based on the performance of the funds and accounts we manage and management and administration fees as a percentage of the AUM of the funds and accounts we manage. Unlike other typical alternative asset managers, we do not hold any ownership interests, investments or carried interests in the GLG Funds, other than a de minimis amount of subscriber and management shares. The subscriber and management shares are for a fixed notional amount and do not have an entitlement to participate in movements in net asset value, nor do they generate any income for us. As a result, we do not receive any income by reason of investment on our own account in the GLG Funds.

In addition, our principals, their related trustees and our key personnel do not have any carried interests in the GLG Funds. However, they have their own direct investments in the GLG Funds. Currently, they have invested, including certain cash proceeds from the sale of GLG, approximately $776 million of additional net AUM in the GLG Funds. Altogether, the former GLG shareowners described below (including our principals, their trustees and our key personnel) invested from their cash proceeds from the sale of GLG and from other funds approximately $877 million of additional net AUM in the GLG Funds.

We have built an experienced and highly-regarded investment management team of 95 investment professionals and supporting staff of 205 personnel, based primarily in London, representing decades of experience in the alternative asset management industry. In addition, we receive dedicated research and administrative services with respect to our U.S.-focused investment strategies from GLG Inc., an independently owned dedicated service provider based in New York with 27 personnel. In June 2007, GLG Partners LP agreed to acquire GLG Inc. subject to certain conditions, including registration by GLG Inc. and GLG Partners LP (to the extent required by applicable law) as investment advisers under the U.S. Investment Advisers Act of 1940. On December 3, 2007, GLG Inc. filed a registration statement under the Investment Advisers Act with the SEC. We have been designated by GLG Partners LP as the purchaser of GLG Inc., and we expect to complete the acquisition of GLG Inc. in 2008.

Our principal executive office is located at 390 Park Avenue, 20th Floor, New York, New York 10022. Our telephone number is (212) 224-7200.

Recent Developments

On November 2, 2007, we completed the acquisition of GLG Partners Limited, GLG Holdings Limited, Mount Granite Limited, Albacrest Corporation, Liberty Peak Ltd., GLG Partners Services Limited, Mount Garnet Limited, Betapoint Corporation, Knox Pines Ltd., GLG Partners Asset Management Limited and GLG Partners (Cayman) Limited (each, an “Acquired Company” and collectively, the “Acquired Companies”) pursuant to a Purchase Agreement dated as of June 22, 2007 among us, our wholly owned subsidiaries, FA Sub 1 Limited, FA Sub 2 Limited and FA Sub 3 Limited, Jared Bluestein, as the buyers’ representative, Noam Gottesman, as the sellers’ representative, Lehman (Cayman Islands) Ltd, Noam Gottesman, Pierre Lagrange, Emmanuel Roman, Jonathan Green, Leslie J. Schreyer, in his capacity as trustee of the Gottesman GLG Trust, G&S Trustees Limited, in its capacity as trustee of the Lagrange GLG Trust, Jeffrey A. Robins, in his capacity as trustee of the Roman GLG Trust, Abacus (C.I.) Limited, in its capacity as trustee of the Green GLG Trust, Lavender Heights Capital LP, Ogier Fiduciary Services (Cayman) Limited, in its capacity as trustee of the Green Hill Trust, Sage Summit LP and Ogier Fiduciary Services (Cayman) Limited, in its capacity as trustee of the Blue Hill Trust (each, a “GLG Shareowner” and collectively, the “GLG Shareowners”). We refer to Messrs. Gottesman, Lagrange and Roman collectively as the Principals, and the trustees of the Gottesman GLG Trust, the Lagrange GLG Trust and the Roman GLG Trust collectively as the Trustees.

Effective upon the consummation of the acquisition, (1) each Acquired Company became a subsidiary of ours, (2) the business and assets of GLG became our only operations and (3) we changed our name from Freedom Acquisition Holdings, Inc. to GLG Partners, Inc.

Because the acquisition was considered a reverse acquisition recapitalization for accounting purposes, the combined historical financial statements of GLG became our historical financial statements.

On October 30, 2007, we and our wholly owned subsidiaries entered into a credit agreement with a syndicate of banks arranged and led by Citigroup Global Markets, Inc. providing our subsidiary FA Sub 3 Limited, subject to customary conditions, with: (i) a 5-year non-amortizing revolving credit facility in a principal amount of up to $40.0 million; and (ii) a 5-year amortizing term loan facility in a principal amount of up to $530.0 million. On November 2, 2007, we borrowed $530.0 million under the term loan facility to finance the purchase price for our acquisition of the Acquired Companies, including purchase price adjustments, to pay transaction costs and to repay existing GLG indebtedness. The remaining $40.0 million under the revolving credit facility was also drawn down in November 2007.

On November 2, 2007, our board of directors approved a warrant and stock repurchase plan authorizing us to repurchase up to a total $100.0 million of warrants and common stock in the open market or in negotiated block purchases over the following six months. As of December 12, 2007, we have repurchased 7,149,600 warrants.

Public Stockholders’ Warrants

On December 28, 2006, we sold 48,000,000 units in our initial public offering, and on January 24, 2006, the underwriters for our initial public offering purchased an additional 4,800,000 units pursuant to an over-allotment option. Each unit consists of one share of common stock and one warrant. Each warrant entitles the holder to purchase one share of our common stock. In order to obtain the shares, the holders of the warrants must pay an exercise price of $7.50 per share.

The warrants will not be exercisable until December 21, 2007 and will expire on December 28, 2011, unless earlier redeemed. Beginning December 21, 2007, we may redeem the warrants at a price of $0.01 per warrant upon a minimum of 30 days’ prior written notice of redemption if, and only if, the last sale price of our common stock equals or exceeds $14.25 per share for any 20 trading days within a 30 trading day period ending three business days before we send the notice of redemption.

Founders’ Units and Warrants

Prior to our initial public offering, we issued an aggregate of 12,000,003 units, each consisting of one warrant and one share of our common stock, to our sponsors, Berggruen Holdings North America Ltd. and Marlin Equities II, LLC, and independent directors, whom we refer to collectively as our founders, in a private placement. The founders’ warrants are substantially similar to the public stockholders’ warrants, except that the founders’ warrants:

•	will become exercisable if and when the last sales price of our common stock exceeds $14.25 per share for any 20 trading days within a 30-trading day period beginning January 31, 2008; and

•	are non-redeemable so long as they are held by the founders or their permitted transferees.

The founders’ units, shares and warrants (1) held by our founders are subject to certain restrictions on transfer pursuant to the terms of letter agreements between each of the founders and Citigroup Global Market, Inc., as sole book running manager of our initial public offering, and (2) held by our sponsors are subject to certain restriction on transfer pursuant to the terms of the founders agreement entered into among Noam Gottesmann, as Sellers’ Representative, the Principals, the Trustees and our sponsors, each of which provides that subject to certain exceptions, these units and the underlying shares and warrants may not be transferred until November 2, 2008.

Sponsors’ Warrants and Co-Investment Units and Warrants

In connection with our initial public offering, we issued 4,500,000 warrants to purchase common stock to our sponsors in a private placement. In addition, immediately prior to the consummation of our acquisition of GLG, we issued 5,000,000 units, each consisting of one warrant and one share of common stock, as part of the co-investment by our sponsors and certain affiliated persons, including Ian Ashken and Martin Franklin, directors of ours, of $50.0 million in a private placement. The sponsors’ warrants and the co-investment warrants have terms and provisions that are substantially similar to the public stockholders’ warrants, except that these warrants (including the common stock to be issued upon exercise of these warrants) are not transferable or salable by their holders or their permitted warrant transferees until November 2, 2008, except to permitted warrant transferees.

The sponsors’ warrants are non-redeemable so long as the sponsors or their permitted warrant transferees hold such warrants, while the co-investment warrants are subject to the same redemption provisions as those to which the public stockholders’ warrants are subject. Our sponsors have agreed to exercise the sponsor warrants at the written demand of Mr. Gottesman, as the GLG Shareowners’ representative, any time after the redemption of the public warrants and amendment to such sponsor warrants permitting a cashless exercise. The sponsors’ warrants and the co-investment units, shares and warrants held by our founders and sponsors are also subject to the same restrictions on transfer applicable to the founders’ units, shares and warrants pursuant to letter agreements and the founders agreement described above under “Founders Units and Warrants”.

THE OFFERING

Shares Offered by the Company	67,150,403 shares of common stock, par value $0.0001 per share, of which:

• 45,650,400 shares are issuable upon exercise of outstanding warrants issued in connection with the Company’s initial public offering on December 21, 2006; and

• 21,500,003 shares are issuable upon the exercise of outstanding warrants issued in private placements to our founders and sponsors.

Shares and/or Warrants Offered by Selling Stockholders	17,000,003 shares of our common stock and warrants underlying units issued in private placements to our founders and sponsors, whom we refer to collectively as the selling stockholders, and the shares of our common stock issuable upon exercise of such warrants

Additional Warrants Offered by Selling Stockholders	4,500,000 warrants issued in private placements to the selling stockholders, and the shares of our common stock issuable upon exercise of such warrants

Warrant Exercise Price	$7.50 per share

Common Stock Outstanding as of November 30, 2007	240,894,910 shares*

Common Stock to be Outstanding Assuming Exercise of All of the Warrants	308,045,313 shares*

Use of Proceeds	The Company will receive up to an aggregate of approximately $503,628,023 from the exercise of the warrants, if they are exercised in full. The Company expects that any net proceeds from the exercise of the warrants will be used to fund additional repurchases of warrants and shares of common stock, for general corporate purposes and to fund working capital.

The selling stockholders will receive all of the proceeds from the sale of any shares of common stock and/or warrants sold by them pursuant to this prospectus. We will not receive any proceeds from these sales.

NYSE Trading Symbols:

Common Stock	GLG

Warrants	GLG WS

Units	GLG.U

      * Does not include 58,904,993 shares of our common stock issuable in exchange for 58,904,993 exchangeable Class B ordinary shares of FA Sub 2 Limited and 58,904,993 associated shares of Series A voting preferred stock of the Company beneficially owned by Noam Gottesman and the Trustee of the Gottesman GLG Trust, which may be exchanged by the holder thereof at any time and from time to time.

SUMMARY COMBINED HISTORICAL FINANCIAL INFORMATION OF GLG

Because the acquisition was considered a reverse acquisition recapitalization for accounting purposes, the combined historical financial statements of GLG became our historical financial statements. The summary combined historical financial information of GLG as of and for the nine months ended September 30, 2007 and for the nine months ended September 30, 2006 was derived from unaudited condensed combined financial statements of GLG included in this prospectus. The summary combined historical financial information of GLG as of and for the years ended December 31, 2006, 2005 and 2004 was derived from combined financial statements of GLG audited by Ernst & Young LLP, independent registered public accounting firm, included in this prospectus. The summary combined historical financial information of GLG as of September 30, 2006 and as of and for the years ended December 31, 2003 and 2002 was derived from unaudited combined financial statements of GLG not included in this prospectus. This information should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the financial statements of GLG and the notes thereto included in this prospectus.

						Nine Months Ended
	Years Ended December 31,					September 30,
	2002	2003	2004	2005	2006	2006	2007
	(Unaudited)		(US dollars in thousands)			(Unaudited)

Combined Statement of Operations Data:
Net revenues and other income:
Management fees, net	$30,108	$65,259	$138,988	$137,958	$186,273	$129,981	$198,892
Performance fees, net	31,288	206,685	178,024	279,405	394,740	177,047	343,835
Administration fees, net	—	—	—	311	34,814	25,050	42,986
Transaction charges	80,613	115,945	191,585	184,252	—	—	—
Other	626	6,497	6,110	1,476	5,039	1,883	7,875

Total net revenues and other income	142,635	394,386	514,707	603,402	620,866	333,961	593,588

Expenses:
Employee compensation and benefits	(88,994)	(158,789)	(196,784)	(345,918)	(168,386)	(118,194)	(110,526)
General, administrative and other	(22,052)	(23,005)	(42,002)	(64,032)	(68,404)	(43,721)	(79,634)

Total expenses	(111,046)	(181,794)	(238,786)	(409,950)	(236,790)	(161,915)	(190,160)

Income from operations	31,589	212,592	275,921	193,452	384,076	172,046	403,428
Interest income, net	882	709	519	2,795	4,657	3,603	4,694

Income before income taxes	32,471	213,301	276,440	196,247	388,733	175,649	408,122
Income taxes	(8,456)	(49,966)	(48,372)	(25,345)	(29,225)	(14,803)	(33,020)

Net income	$24,015	$163,335	$228,068	$170,902	$359,508	$160,846	$375,102

Distributions to Principals and Trustees	$(33,895)	$(70,825)	$(222,074)	$(106,531)	$(165,705)	$(148,533)	$(254,331)
Distributions to non-controlling interest holders	—	—	—	—	(14,656)	$(6,718)	$(215,744)

	As of December 31,					As of September 30,
	2002	2003	2004	2005	2006	2006	2007
	(Unaudited)		(US dollars in thousands)			(Unaudited)

Combined Balance Sheet Data:
Cash and cash equivalents	$28,450	$65,655	$136,378	$236,261	$273,148	$272,711	$391,732
Fees receivable	34,826	139,103	163,235	246,179	251,963	23,229	40,687
Working capital	15,579	25,940	20,395	42,387	370,094	198,032	273,639
Property and equipment, net	4,102	3,801	4,342	3,290	6,121	3,847	8,966
Total assets	75,359	220,829	310,592	495,340	557,377	315,111	474,195
Accrued compensation and benefits	21,654	25,038	125,850	247,745	102,507	60,310	63,199
Other liabilities	—	—	—	—	5,100	3,972	3,654
Loans payable	13,000	13,000	13,000	13,000	13,000	13,000	13,000
Total members’ equity	19,400	112,722	117,980	180,229	361,952	187,435	267,736

RISK FACTORS

An investment in our securities involves a high degree of risk. You should consider carefully all of the material risks described below, together with the other information contained in this prospectus before making a decision to invest in our securities. If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline, and you could lose all or part of your investment.

Risks Related to Our Business

Difficult market conditions may adversely affect our business in many ways, each of which could materially reduce our revenue and cash flow and adversely affect our business, results of operations or financial condition.

Our business is materially affected by conditions in the global financial markets and economic conditions throughout the world that are outside our control, such as interest rates, availability of credit, inflation rates, economic uncertainty, changes in laws (including laws relating to taxation), trade barriers, commodity prices, currency exchange rates and controls and national and international political circumstances (including wars, terrorist acts or security operations). These factors may affect the level and volatility of securities prices and the liquidity and the value of investments, and we may not be able to or may choose not to manage our exposure to these market conditions. Our profitability may also be adversely affected by fixed costs and the possibility that we would be unable to scale back other costs within a time frame sufficient to match any decreases in revenue relating to changes in market and economic conditions.

A general market downturn, or a specific market dislocation, may result in lower net inflows and lower returns for the GLG Funds, which would adversely affect our revenues. Furthermore, such conditions would also increase the risk of default with respect to investments held by the GLG Funds that have significant debt investments.

Our revenue, net income and cash flow are dependent upon performance fees, which may make it difficult for us to achieve steady earnings growth on a semi-annual basis.

Our revenue, net income and cash flow are all highly variable, primarily due to the fact that performance fees can vary significantly from period to period, in part, because performance fees are recognized as revenue only when contractually payable, or “crystallized”, from the GLG Funds and managed accounts to which they relate, generally on June 30 and December 31 of each year for the majority of the GLG Funds. Although we have historically had low inter-group correlations across asset classes, we may also experience fluctuations in our results from period to period due to a number of other factors, including changes in the values of the GLG Funds’ investments, changes in the amount of distributions, dividends or interest paid in respect of investments, changes in our operating expenses, the degree to which we encounter competition and general economic and market conditions. Such variability may lead to volatility in the trading price of our common stock and cause our results for a particular period not to be indicative of our performance in a future period. It may be difficult for us to achieve steady growth in net income and cash flow on a semi-annual basis, which could in turn lead to large adverse movements in the price of our common stock or increased volatility in our stock price generally.

The GLG Funds have “high water marks”, whereby performance fees are earned by us only to the extent that the net asset value of a GLG Fund at the end of a semi-annual period exceeds the highest net asset value on the last date on which a performance fee was earned. Certain of the GLG Funds also have LIBOR hurdles whereby performance fees are not earned during a particular period until the returns of such funds surpass the LIBOR rate. The performance fees we earn are therefore dependent on the net asset value of the GLG Funds, which could lead to significant volatility in our semi-annual results. Because our revenue, net income and cash flow can be highly variable from period to period, we plan not to provide any guidance regarding our expected semi-annual and annual operating results. The lack of guidance may affect the expectations of public market analysts and could cause increased volatility in our stock price.

Periods of underperformance could lead to disproportionate redemptions in the GLG Funds or a decline in the rate at which we acquire additional AUM.

If the GLG Funds underperform, existing clients may decide to reduce or redeem or sell their investments or transfer asset management responsibility to other asset managers and we may be unable to obtain new asset management business. Poor performance relative to other asset management firms may result in reduced purchases of fund shares or units and increased sales or redemptions of fund shares or units. As a result, investment underperformance could have a material adverse effect on our business, results of operations or financial condition. Such underperformance would also likely lead to a decrease in our revenue and operating income.

In order to retain our investment professionals during periods of poor performance, we may have to pay our investment professionals a significant amount, even if we earn low or no performance fees, which could have an adverse impact on our business, results of operations or financial condition.

Competition for investment professionals in the alternative asset management industry is intense. Historically, the compensation and limited partner profit share paid to our investment personnel and senior management (other than the Principals) have been determined by the Principals or by the Trustees in consultation with the Principals. We have set compensation at levels that we believe are competitive against compensation offered by other alternative asset managers and leading investment banks against whom we compete for senior management and other key personnel, principally those located in London, while taking into account the performance of the GLG Funds and managed accounts. We believe these forms of remuneration are important to align the interests of our senior management and key personnel with those of investors in the GLG Funds. However, even if we earn low or no performance fees, we may be required to pay significant compensation and limited partner profit share to retain our key personnel. In these circumstances, these amounts may represent a greater percentage of our revenues than they have historically.

Investors in the GLG Funds can generally redeem investments with only short periods of notice.

Investors in the GLG Funds may generally redeem their investments in those funds with only short periods of notice. Investors may reduce the aggregate amount of their investment in such funds, or transfer their investment to other funds with different fee rate arrangements, for any number of reasons, including investment performance, changes in prevailing interest rates and financial market performance, or for no reason. If interest rates are rising and/or stock markets are declining, the pace of fund redemptions could accelerate. Redemptions of investments in the GLG Funds could also take place more quickly than assets may be sold on account of those funds to meet the price of such redemptions, which could result in the relevant funds and/or our being in breach of applicable legal, regulatory and contractual requirements in relation to such redemptions, resulting in possible regulatory and stockholder actions against us and/or the GLG Funds. Any such action could potentially cause further redemptions and/or make it more difficult to attract new investors. The redemption of investments in the GLG Funds could adversely affect our revenues, which are substantially dependent upon the AUM in the GLG Funds. If redemptions of investments in funds cause our revenues to decline, they could have a material adverse effect on our business, results of operations or financial condition.

We are dependent on the continued services of our Principals and other key personnel. The loss of key personnel could have a material adverse effect on us.

Our Principals and other key personnel have contributed to the growth and success of our business. We are dependent on the continued services of Messrs. Gottesman, Roman and Lagrange and other key personnel for our future success. The loss of any Principal or other key personnel may have a significant effect on our business, results of operations or financial condition.

The market for experienced asset management professionals is extremely competitive and is increasingly characterized by frequent movement of employees among firms. Due to the competitive market for asset management professionals and the success achieved by some of our key personnel, the costs to attract and retain key personnel are significant and will likely increase over time. In particular, if we lose any of our Principals or other key personnel, there is a risk that we may also experience outflows from AUM or fail to obtain new business. As a result, the inability to attract or retain the necessary highly skilled key personnel could have a material adverse effect on our business, results of operations or financial condition.

The cost of compliance with international employment, labor, benefits and tax regulations may adversely increase our costs, affect our revenue and impede our ability to expand internationally.

Since we operate our business internationally, we are subject to many different employment, labor, benefit and tax laws in each country in which we operate, including laws and regulations affecting employment practices and our relations with the Principals and some of our key personnel who participate in the limited partner profit share arrangement. If we are required to comply with new regulations or new or different interpretations of existing regulations, or if we are unable to comply with these regulations or interpretations, our business could be adversely affected, or the cost of compliance may make it difficult to expand into new international markets, or we may be liable for additional costs, such as social security or social insurance, which may be substantial. Additionally, our competitiveness in international markets may be adversely affected by regulations requiring, among other things, the awarding of contracts to local contractors, the employment of local citizens and/or the purchase of services from local businesses or that favor or require local ownership.

We have experienced rapid growth, which may be difficult to sustain and which may place significant demands on our administrative, operational and financial resources.

As of September 30, 2007, our gross AUM were approximately $23.6 billion, up from approximately $3.9 billion as of December 31, 2001, representing a CAGR of 37%. As of September 30, 2007, our net AUM were approximately $20.5 billion, up from approximately $3.9 billion as of December 31, 2001, representing a CAGR of 33%. This rapid growth has caused, and if it continues will continue to cause, significant demands on our legal, accounting, technology and operational infrastructure, and increased expenses. The complexity of these demands, and the expense required to address them, is a function not simply of the amount by which our AUM have grown, but of significant differences in the investing strategies of our different funds. In addition, we are required to continuously develop our systems and infrastructure in response to the increasing sophistication of the investment management market and legal, accounting and regulatory developments. Our future growth depends, among other things, on our ability to maintain an operating platform and management system sufficient to address our growth and requires us to incur significant additional expenses and commit additional senior management and operational resources. As a result, we face significant challenges:

•	in maintaining adequate financial and business controls;

•	in implementing new or updated information and financial systems and procedures; and

•	in training, managing and appropriately sizing our work force and other components of our business on a timely and cost-effective basis.

There can be no assurance that we will be able to manage our expanding operations effectively or that we will be able to continue to grow, and any failure to do so could adversely affect our ability to generate revenue and control our expenses.

There can be no assurance that our expansion into the United States or other markets will be successful.

While we are currently in the process of developing distribution capability in the United States, the Middle East and Asia, expanding our operations into the United States or other markets will be difficult due to a number of factors, including the fact that several of these markets are well-developed, with established competitors and different regulatory regimes. Our failure to continue to grow our revenues (whether or not as a result of a failure to increase AUM), expand our business or control our cost base could have a material adverse effect on our business, results of operations or financial condition.

Damage to our reputation, including as a result of personnel misconduct, failure to manage inside information or fraud, could have a material adverse effect on our business.

Our reputation is one of our most important assets. Our relationships with individual and institutional investors and other significant market participants are very important to our business. Any deterioration in our reputation held by one or more of these market participants could lead to a loss of business or a failure to win new fund mandates. For example, we are exposed to the risk that litigation, regulatory action, misconduct, operational failures, negative publicity or press speculation, whether or not valid, could harm our reputation. Factors that could adversely affect our reputation include but are not limited to:

•	fraud, misconduct or improper practice by any of our personnel, including failure to comply with applicable regulations or non-adherence by a portfolio manager to the investment guidelines applicable to each GLG Fund. Such actions can be particularly detrimental in the provision of financial services and could involve, for example, fraudulent transactions entered into for a client’s account, diversion of funds, the intentional or inadvertent release of confidential information or failure to follow internal procedures. Such actions could expose us to financial losses resulting from the need to reimburse customers or other business partners or as a result of fines or other regulatory sanctions, and may significantly damage our reputation;

•	failure to manage inside information. We frequently trade in multiple securities of the same issuer. In the course of transactions involving these securities, we may receive inside information in relation to certain issuers. If we do not sufficiently control the use of this inside information or any other inside information we receive, we and/or our employees could be subject to investigation and criminal or civil liability; and

•	failure to manage conflicts of interest. As we have expanded the scope of our business and client base, we have been increasingly exposed to potential conflicts of interest. If we fail, or appear to fail, to deal appropriately with conflicts of interest, we could face significant damage to our reputation, litigation or regulatory proceedings or penalties.

Damage to our reputation as a result of these or other factors could have a material adverse effect on our business, results of operations or financial condition.

Operational risks may disrupt our business, result in losses or limit our growth.

We rely heavily on our financial, accounting and other data processing systems. If any of these systems do not operate properly or are disabled, we could suffer financial loss, a disruption of our business, liability to the GLG Funds, regulatory intervention or reputational damage.

In addition, we operate in a business that is highly dependent on information systems and technology. Our information systems and technology may not continue to be able to accommodate our growth, and the cost of maintaining such systems may increase from its current level. Such a failure to accommodate growth, or an increase in costs related to such information systems, could have a material adverse effect on us.

Furthermore, we depend on our office in London, where most of our personnel are located, for the continued operation of our business. A disaster or a disruption in the infrastructure that supports our business, including a disruption involving electronic communications or other services used by us or third parties with whom we conduct our business, or directly affecting our London office, could have a material adverse impact on our ability to continue to operate our business without interruption. Our disaster recovery programs may not be sufficient to mitigate the harm that may result from such a disaster or disruption. In addition, insurance and other safeguards might only partially reimburse us for our losses, if at all.

Through outsourcing arrangements, we and the GLG Funds rely on third-party administrators and other providers of middle-and back-office support and development functions, such as prime brokers, custodians, market data providers and certain risk system, portfolio and management and telecommunications system providers. Any interruption in our ability to rely on the services of these third parties or deterioration in their performance could impair the quality (including the timing) of our services. Furthermore, if the contracts with any of these third-party providers are terminated, we may not find alternative outsource service providers on a timely basis or on equivalent terms. The occurrence of any of these events could have a material adverse effect on our business, results of operations or financial condition.

Our business may suffer as a result of loss of business from key private and institutional investors.

We generate a significant proportion of our revenue from a small number of our top clients. As of September 30, 2007, the assets of our top individual client accounted for approximately 5.0% of our net AUM. As of September 30, 2007, our largest institutional investor account represented approximately 4.5% of our net AUM, with the top five accounts collectively contributing approximately 18.0% of our net AUM. The loss of all or a substantial portion of the business provided by one or more of these clients would have a material impact on the income we derive from management and performance fees and consequently have a material adverse effect on our business, results of operations or financial condition.

We may be subject to regulatory investigation or enforcement action or a change in regulation in the jurisdictions in which we operate.

Our business is subject to regulation by various regulatory authorities that are charged with protecting the interests of our customers. The activities of certain GLG entities are regulated primarily by the FSA in the United Kingdom and are also subject to regulation in the various other jurisdictions in which it operates, including the Irish Financial Services Regulatory Authority (“IFSRA”), Cayman Islands Monetary Authority (“CIMA”) and the Commission de Surveillance du Secteur Financier in Luxembourg. The activities of GLG Inc. will be regulated by the SEC following its proposed registration as a U.S. investment adviser. In addition, the GLG Funds are subject to regulation in the jurisdictions in which they are organized. These and other regulators in these jurisdictions have broad regulatory powers dealing with all aspects of financial services including, among other things, the authority to make inquiries of companies regarding compliance with applicable regulations, to grant — and in specific circumstances to vary or cancel — permits and to regulate marketing and sales practices, advertising and the maintenance of adequate financial resources. We are also subject to applicable anti-money laundering regulations and net capital requirements in the jurisdictions in which we operate.

For example, on February 28, 2006, the FSA found that we had committed market abuse and failed to observe proper standards of market conduct in relation to a convertible bond issued by Sumitomo Mitsui Financial Group in 2003. This finding was based solely on the conduct of Philippe Jabre, a former Managing Director who resigned from GLG in early 2006. The FSA imposed £750,000 fines on both Mr. Jabre and us.

On November 23, 2006, the Autorité des Marchés Financiers (“AMF”), the French securities regulator, imposed a fine of €1.2 million ($1.6 million) against us in connection with our trading in the shares of Alcatel S.A. (“Alcatel”) based on confidential information prior to a December 12, 2002 issuance of Alcatel convertible securities. We have appealed this decision.

On May 29, 2007, we agreed to pay a civil penalty of $500,000 and disgorgement and interest of approximately $2.7 million to settle enforcement and civil actions brought by the SEC for illegal short selling. We did not admit or deny the findings, but consented to the SEC order finding that we violated Rule 105 of Regulation M under the Exchange Act in connection with 14 public offerings and a final judgment in the civil action in the United States District Court for the District of Columbia.

On June 21, 2007, the AMF imposed a fine of €1.5 million ($2.0 million) against us in connection with our trading in the shares of Vivendi Universal S.A. (“Vivendi”) based on confidential information prior to a November 14, 2002 issuance of Vivendi notes which are mandatorily redeemable for Vivendi convertible securities. We have appealed this decision.

In addition, the regulatory environment in which we operate frequently changes and has seen significant increased regulation in recent years. We may be materially adversely affected as a result of new or revised legislation or regulations or by changes in the interpretation or enforcement of existing laws and regulations.

As a result of regulatory actions, increased litigation in the financial services industry or other reasons, we could be subject to civil liability, criminal liability or sanctions (including revocation of the licenses of our employees or limited partners), censures fines, or temporary suspension or permanent bar from conducting business. Regulatory proceedings could also result in adverse publicity or negative perceptions regarding our business and divert management’s attention from the day-to-day management of our business. Any regulatory investigations, proceedings, consequent liabilities or sanctions could have a material adverse effect on our business, results of operations or financial condition.

We are subject to substantial litigation and regulatory enforcement risks, and we may face significant liabilities and damage to our professional reputation as a result of litigation allegations or regulatory investigations and the attendant negative publicity.

The investment decisions we make in our asset management business subject us to the risk of regulatory investigations and enforcement actions in connection with our investment activities, as well as third-party litigation arising from investor dissatisfaction with the performance of those investment funds and a variety of other litigation claims. In general, we are exposed to risk of litigation by GLG Fund investors if a GLG Fund suffers losses resulting from the negligence, willful default, bad faith or fraud of the manager or the service providers to whom the manager has delegated responsibility for the performance of its duties. We have in the past been, and we may in the future be, the subject of investigations and enforcement actions by regulatory authorities resulting in fines and other penalties, which may be harmful to our reputation, as well as our business, results of operations or financial condition.

In addition, we are exposed to risks of litigation or investigation relating to transactions which present conflicts of interest that are not properly addressed. In such actions, we would be obligated to bear legal, settlement and other costs (which may be in excess of available insurance coverage). Although we would be indemnified by the GLG Funds, our rights to indemnification may be challenged. If we are required to incur all or a portion of the costs arising out of litigation or investigations as a result of inadequate insurance proceeds or failure to obtain indemnification from the GLG Funds, our results of operations, financial condition and liquidity would be materially adversely affected.

Each of the GLG Funds is structured as a limited liability company, incorporated in the Cayman Islands, Ireland or Luxembourg. The laws of these jurisdictions, particularly with respect to shareholders rights, partner rights and bankruptcy, differ from the laws of the United States and could change, possibly to the detriment of the GLG Funds and us.

We are subject to intense competition and could lose business to our competitors.

The alternative investment management industry is extremely competitive. Competition includes numerous national, regional and local asset management firms and broker-dealers, commercial bank and thrift institutions, and other financial institutions. Many of these organizations offer products and services that are similar to, or compete with, those offered by us and have substantially more personnel and greater financial resources than we do. Our key areas for competition include historical investment performance, our ability to source investment opportunities, our ability to attract and retain the best investment professionals, quality of service, the level of fees generated or earned by our managers and our investment managers’ stated investment strategy. We also compete for investment assets with banks, insurance companies and investment companies. Our ability to compete may be adversely affected if we underperform in comparison to relevant benchmarks or peer groups.

The competitive market environment may result in increased pressure on revenue margins (e.g., by the provision of management fee rebates). Our profit margins and earnings are dependent in part on our ability to maintain current fee levels for the products and services that we offer. Competition within the alternative asset management industry could lead to pressure on us to reduce the fees that we charge our clients for products and services. A failure to compete effectively in this environment may result in the loss of existing clients and business, and of opportunities to capture new business, each of which could have a material adverse effect on our business, results of operations or financial condition.

Certain of our investment management and advisory agreements are subject to termination on short notice.

Institutional and individual clients, and firms and agencies with which we have strategic alliances, can terminate their relationships with us for various reasons, including unsatisfactory investment performance, interest rate changes and financial market performance. Termination of these relationships could have a material adverse effect on our business, results of operations and financial condition. Each of the GLG Funds has appointed either GLG Partners (Cayman) Limited (in the case of Cayman Islands funds and the Luxembourg fund) or GLG Partners Asset Management Limited (in the case of the Irish funds) as the manager under the terms of a management agreement, which is terminable on 30 days’ written notice by either party (i.e., the fund or the manager). The articles of association of each GLG Fund provide that the fund cannot terminate the management agreement unless holders of not less than 50% of the outstanding issued share capital have previously voted in favor of the termination at a general meeting of the fund. For each GLG Fund, the manager has appointed GLG Partners LP as investment manager under the terms of an investment management agreement, which is terminable on 30 days’ written notice by either party (i.e., the manager or the investment manager).

The historical returns attributable to the GLG Funds may not be indicative of our future results or of any returns expected on an investment in our common stock.

The historical and potential future returns of the GLG Funds are not directly linked to returns on our capital. Therefore, you should not conclude that continued positive performance of the GLG Funds will necessarily result in positive returns on an investment in our common stock. However, poor performance of the GLG Funds would cause a decline in our revenue from such funds, and would therefore have a negative effect on our performance and in all likelihood the returns on an investment in our common stock.

Our insurance arrangements may not be adequate to protect us.

Our business entails the risk of liability related to litigation from clients or third-party vendors and actions taken by regulatory agencies. There can be no assurance that a claim or claims will be covered by insurance or, if covered, will not exceed the limits of available insurance coverage, or that any insurer will remain solvent and will meet its obligations to provide us with coverage or that insurance coverage will continue to be available with sufficient limits at a reasonable cost. Renewals of insurance policies may expose us to additional costs through higher premiums or the assumption of higher deductibles or co-insurance liability. The future costs of maintaining insurance or meeting liabilities not covered by insurance could have a material adverse effect on our business, results of operations or financial condition.

We use substantial amounts of leverage to finance our business, which exposes us to substantial risks.

We have used a significant amount of borrowings to finance our business operations as a public company, including for the provision of working capital, warrant and share repurchases, making minimum tax distributions and limited partner profit share distributions, acquisition financing and general business purposes. This exposes us to the typical risks associated with the use of substantial leverage, including those discussed below under “— Risks Related to the GLG Funds — There are risks associated with the GLG Funds’ use of leverage.” These risks could result in an increase in our borrowing costs and could otherwise adversely affect our business in a material way. In addition, when our credit facilities expire, we will need to negotiate new credit facilities with our existing lender, replace them by entering into credit facilities with new lenders or find other sources of liquidity, and there is no guarantee that we will be able to do so on attractive terms or at all. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for a further discussion of our liquidity.

An increase in our borrowing costs may adversely affect our earnings and liquidity.

We have borrowed an aggregate of $570.0 million under our new revolving credit and term loan facilities. When these facilities become due on November 2, 2012, we will be required to refinance them by entering into new credit facilities or issuing debt securities, which could result in higher borrowing costs, or issuing equity, which would dilute existing stockholders. We could also repay the revolving credit and term loan facilities by using cash on hand or cash from the sale of our assets. No assurance can be given that we will be able to enter into new credit facilities or issue debt or equity securities in the future on attractive terms, or at all, or that we will have sufficient cash on hand to repay the revolving credit and term loan facilities.

The term loans and revolving loans bear interest at a floating rate of (1) the base rate plus 0% per annum for loans based on the base rate or (2) LIBOR plus 1.25% per annum for loans based on LIBOR, at the election of FA Sub 3 Limited, for the first two fiscal quarters ending after November 2, 2007 (the closing date of the acquisition of GLG), and thereafter at an interest rate based on certain financial ratios applicable to us and our consolidated subsidiaries. As such, the interest expense we incur will vary with changes in the applicable base or LIBOR reference rate. An increase in interest rates would adversely affect the market value of any fixed-rate debt investments and/or subject them to prepayment or extension risk, which may adversely affect our earnings and liquidity.

We are subject to currency-related risks that could adversely affect our business, results of operation or financial condition.

We earn a significant portion of our revenue and incur a significant portion of our expenditures in currencies other than the U.S. dollar. Movements in currency exchange rates could have an adverse effect on both our revenues and expenses.

If we were deemed an “investment company” under the Investment Company Act of 1940, applicable restrictions could make it impractical for us to continue our business as contemplated and could have a material adverse effect on our business.

A person will generally be deemed to be an “investment company” for purposes of the Investment Company Act, if:

•	it is or holds itself out as being engaged primarily, or proposes to engage primarily, in the business of investing, reinvesting or trading in securities; or

•	absent an applicable exemption, it owns or proposes to acquire investment securities having a value exceeding 40% of the value of its total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis.

We believe that we are engaged primarily in the business of providing asset management and financial advisory services and not in the business of investing, reinvesting or trading in securities. We also believe that the primary source of income from our business will be properly characterized as income earned in exchange for the provision of services. We are an asset management and financial advisory firm and do not propose to engage primarily in the business of investing, reinvesting or trading in securities. Accordingly, we do not believe that we are an “orthodox” investment company as defined in Section 3(a)(1)(A) of the Investment Company Act and described in the first bullet point above. Further, we have no material assets other than our equity interests in our subsidiaries, which in turn have no material assets, other than equity interests in the Acquired Companies and inter-company debt. (These subsidiaries are vested with all management and control over the Acquired Companies.) We do not believe our equity interests in our subsidiaries or the equity interests of these subsidiaries in the Acquired Companies are investment securities. Moreover, because we believe that the subscriber shares in certain GLG Funds are neither securities nor investment securities, we believe that less than 40% of our total assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis are comprised of assets that could be considered investment securities. Accordingly, we do not believe that we are an inadvertent investment company by virtue of the 40% test in Section 3(a)(1)(C) of the Investment Company Act as described in the second bullet point above.

The Investment Company Act and the rules thereunder contain detailed parameters for the organization and operation of investment companies. Among other things, the Investment Company Act and the rules thereunder limit prohibit transactions with affiliates, impose limitations on the issuance of debt and equity securities, generally prohibit the issuance of options and impose certain governance requirements. We intend to conduct our operations so that we will not be deemed to be an investment company under the Investment Company Act. If anything were to happen which would cause us to be deemed to be an investment company under the Investment Company Act, requirements imposed by the Investment Company Act, including limitations on our capital structure, ability to transact business with affiliates (including the Acquired Companies) and ability to compensate key employees, could make it impractical for us to continue our business as currently conducted, impair the agreements and arrangements between and among us, the Acquired Companies and our senior managing directors, or any combination thereof, and materially adversely affect our business, financial condition and results of operations. In addition, we may be required to limit the amount of investments that we make as a principal or otherwise conduct our business in a manner that does not subject us to the registration and other requirements of the Investment Company Act.

Risks Related to the GLG Funds

We currently derive our revenues from management fees and administration fees based on the value of the assets under management in the GLG Funds and the accounts managed by us, and performance fees based on the performance of the GLG Funds and the accounts managed by us. Our stockholders are not investors in the GLG Funds and the accounts managed by us, but rather stockholders of an alternative asset manager. Our revenues could be adversely affected by many factors that could reduce assets under management or negatively impact the performance of the GLG Funds and accounts managed by us.

Valuation methodologies for certain assets in the GLG Funds can be subject to significant subjectivity.

In calculating the net asset values of the GLG Funds, administrators of the GLG Funds may rely on methodologies for calculating the value of assets in which the GLG Funds invest that we or other third parties supply. Such methodologies are advisory only but are not verified in advance by us or any third party, and the nature of some of the funds’ investments is such that the methodologies may be subject to significant subjectivity and little verification or other due diligence and may not comply with generally accepted accounting practices or other valuation principles. Any allegation or finding that such methodologies are or have become, in whole or in part, incorrect or misleading could have an adverse effect on the valuation of the relevant GLG Funds and, accordingly, on the management fees and any performance fees receivable by us in respect of such funds.

Some of the GLG Funds and managed accounts are subject to emerging markets risks.

Some of the GLG Funds and managed accounts invest in sovereign debt issues by emerging market countries as well as in debt and equity investments of companies and other entities in emerging markets. Many emerging markets are developing both economically and politically and may have relatively unstable governments and economies based on only a few commodities or industries. Many emerging market countries do not have firmly established product markets, and companies may lack depth of management or may be vulnerable to political or economic developments such as nationalization of key industries. Investments in companies and other entities in emerging markets and investments in emerging market sovereign debt may involve a high degree of risk and may be speculative. Risks include (1) greater risk of expropriation, confiscatory taxation, nationalization, social and political instability (including the risk of changes of government following elections or otherwise) and economic instability; (2) the relatively small current size of some of the markets for securities and other investments in emerging markets issuers and the current relatively low volume of trading, resulting in lack of liquidity and in price volatility; (3) certain national policies which may restrict a GLG Fund’s or a managed account’s investment opportunities including restrictions on investing in issuers or industries deemed sensitive to relevant national interests; (4) the absence of developed legal structures governing private or foreign investment and private property; (5) the potential for higher rates of inflation or hyper-inflation; (6) currency risk and the imposition, extension or continuation of foreign exchange controls; (7) interest rate risk; (8) credit risk; (9) lower levels of democratic accountability; (10) differences in accounting standards and auditing practices which may result in unreliable financial information; and (11) different corporate governance frameworks. The emerging markets risks described above increase counterparty risks for the GLG Funds and managed accounts investing in those markets. In addition, investor risk aversion to emerging markets can have a significant adverse affect on the value and/or liquidity of investments made in or exposed to such markets and can accentuate any downward movement in the actual or anticipated value of such investments which is caused by any of the factors described above.

Emerging markets are characterized by a number of market imperfections, analysis of which requires experience in the market and a range of complementary specialist skills. These inefficiencies include (1) the effect of politics on sovereign risk and asset price dynamics; and (2) institutional imperfections in emerging markets, such as deficiencies in formal bureaucracies, historical or cultural norms of behavior and access to information driving markets. While we seek to take advantage of these market imperfections to achieve investment performance for the GLG Funds and managed accounts, we cannot guarantee that will be able do so in the future. A failure to do so could have a material adverse effect on our business, growth prospects, net inflows of AUM, revenues, results of operations and/or financial condition.

Many of the GLG Funds invest in foreign countries and securities of issuers located outside of the United States and the United Kingdom, which may involve foreign exchange, political, social and economic uncertainties and risks.

Many of the GLG Funds invest a portion of their assets in the equity, debt, loans or other securities of issuers located outside the United States and the United Kingdom. In addition to business uncertainties, such investments may be affected by changes in exchange values as well as political, social and economic uncertainty affecting a country or region. Many financial markets are not as developed or as efficient as those in the United States and the United Kingdom, and as a result, liquidity may be reduced and price volatility may be higher. The legal and regulatory environment may also be different, particularly with respect to bankruptcy and reorganization. Financial accounting standards and practices may differ, and there may be less publicly available information in respect of such companies.

Restrictions imposed or actions taken by foreign governments may adversely impact the value of our fund investments. Such restrictions or actions could include exchange controls, seizure or nationalization of foreign deposits and adoption of other governmental restrictions which adversely affect the prices of securities or the ability to repatriate profits on investments or the capital invested itself. Income received by the GLG Funds from sources in some countries may be reduced by withholding and other taxes. Any such taxes paid by a GLG Fund will reduce the net income or return from such investments. While the GLG Funds will take these factors into consideration in making investment decisions, including when hedging positions, no assurance can be given that the GLG Funds will be able to fully avoid these risks or generate sufficient risk-adjusted returns.

There are risks associated with the GLG Funds’ investments in high yield and distressed debt.

The GLG Funds may invest in obligors and issuers in weak financial condition, experiencing poor operating results, having substantial financial needs or negative net worth, facing special competitive problems, or in obligors and issuers that are involved in bankruptcy or reorganization proceedings. Among the problems involved in investments in troubled obligors and issuers is the fact that it may frequently be difficult to obtain full information as to the conditions of such obligors and issuers. The market prices of such investments are also subject to abrupt and erratic market movements and significant price volatility, and the spread between the bid and offer prices of such investments may be greater than normally expected. It may take a number of years for the market price of such investments to reflect their intrinsic value. Some of the investments held by the GLG Funds may not be widely traded, and depending on the investment profile of a particular GLG Fund, that fund’s exposure to such investments may be substantial in relation to the market for those investments. In addition, there is no recognized market for some of the investments held in GLG Funds, with the result that such investments are likely to be illiquid. As a result of these factors, the investment objectives of the relevant funds may be more difficult to achieve.

Fluctuations in interest rates may significantly affect the returns derived from the GLG Funds’ investments.

Fluctuations in interest rates may significantly affect the return derived from investments within the GLG Funds, as well as the market values of, and the corresponding levels of gains or losses on, such investments. Such fluctuations could materially adversely affect investor sentiment towards fixed income and convertible debt instruments generally and the GLG Funds in particular and consequently could have a material adverse effect on our business, results of operations or financial condition.

The GLG Funds are subject to risks due to potential illiquidity of assets.

The GLG Funds may make investments or hold trading positions in markets that are volatile and which may become illiquid. Timely divestiture or sale of trading positions can be impaired by decreased trading volume, increased price volatility, concentrated trading positions, limitations on the ability to transfer positions in highly specialized or structured transactions to which it may be a party, and changes in industry and government regulations. It may be impossible or costly for the GLG Funds to liquidate positions rapidly in order to meet margin calls, withdrawal requests or otherwise, particularly if there are other market participants seeking to dispose of similar assets at the same time or the relevant market is otherwise moving against a position or in the event of trading halts or daily price movement limits on the market or otherwise. Moreover, these risks may be exacerbated for the GLG Funds that are funds of hedge funds. For example, if one of these funds of hedge funds were to invest a significant portion of its assets in two or more hedge funds that each had illiquid positions in the same issuer, the illiquidity risk for these funds of hedge funds would be compounded.

There are risks associated with the GLG Funds’ use of leverage.

The GLG Funds have, and may in the future, use leverage by borrowing on the account of funds on a secured and/or unsecured basis and pursuant to repurchase arrangements and/or deferred purchase agreements. Leverage can also be employed in a variety of other ways including margining (that is, an amount of cash or securities an investor deposits with a broker when borrowing to buy investments) and the use of futures, warrants, options and other derivative products. Generally, leverage is used with the intention of increasing the overall level of investment in a fund. Higher investment levels may offer the potential for higher returns. This exposes investors to increased risk as leverage can increase the fund’s market exposure and volatility. For instance, a purchase or sale of a leveraged investment may result in losses in excess of the amount initially deposited as margin for the investment. This increased market exposure and volatility could have a material adverse effect on the return of the funds.

There are risks associated with the GLG Funds’ investments in derivatives.

The GLG Funds may make investments in derivatives. These investments are subject to a variety of risks. Examples of such risks may include, but are not limited to:

•	limitation of risk assessment methodologies. Decisions to enter into these derivatives and other securities contracts will be based on estimates of returns and probabilities of loss derived from our own calculations and analysis. There can be no assurance that the estimates or the methodologies, or the assumptions which underlie such estimates and methodologies, will turn out to be valid or appropriate;

•	risks underlying the derivative and securities contracts. A general rise in the frequency, occurrence or severity of certain non-financial risks such as accidents and/or natural catastrophes will lead to a general decrease in the returns and the possibility of returns from these derivatives and securities contracts, which will not be reflected in the methodology or assumption underlying the analysis of any specific derivative or securities contract; and

•	particular risks. The particular instruments in which we will invest on behalf of the GLG Funds may produce an unusually and unexpectedly high amount of losses, which will not be reflected in the methodology or assumptions underlying the analysis of any specific derivative or securities contract.

The GLG Funds are subject to risks in using prime brokers, custodians, administrators and other agents.

All of the GLG Funds depend on the services of prime brokers, custodians, administrators and other agents in connection with certain securities transactions. For example, in the event of the insolvency of a prime broker and/or custodian, the funds might not be able to recover equivalent assets in full as they will usually rank among the prime broker’s and custodian’s unsecured creditors in relation to assets that the prime broker or custodian borrows, lends or otherwise uses. In addition, the GLG Funds’ cash held with a prime broker or custodian may not be segregated from the prime broker’s or custodian’s own cash, and the GLG Funds may therefore rank as unsecured creditors in relation thereto.

GLG Fund investments are subject to numerous additional risks.

GLG Fund investments, including investments by its external fund of hedge funds products in other hedge funds, are subject to numerous additional risks, including the following:

•	certain of the GLG Funds are newly established funds without any operating history or are managed by management companies or general partners who do not have a significant track record as an independent manager;

•	generally, there are few limitations on the execution of the GLG Funds’ investment strategies, which are subject to the sole discretion of the management company of such funds;

•	the GLG Funds may engage in short-selling, which is subject to the theoretically unlimited risk of loss because there is no limit on how much the price of a security may appreciate before the short position is closed out. A GLG Fund may be subject to losses if a security lender demands return of the lent securities and an alternative lending source cannot be found or if the GLG Fund is otherwise unable to borrow securities that are necessary to hedge its positions;

•	credit risk may arise through a default by one of several large institutions that are dependent on one another to meet their liquidity or operational needs, so that a default by one institution causes a series of defaults by the other institutions. This “systemic risk” may adversely affect the financial intermediaries (such as clearing agencies, clearing houses, banks, securities firms and exchanges) with which the GLG Funds interact on a daily basis;

•	the efficacy of investment and trading strategies depends largely on the ability to establish and maintain an overall market position in a combination of financial instruments. Trading orders may not be executed in a timely and efficient manner due to various circumstances, including systems failures or human error. In such event, the GLG Funds might only be able to acquire some but not all of the components of the position, or if the overall position were to need adjustment, the GLG Funds might not be able to make such adjustment. As a result, the GLG Funds would not be able to achieve the market position selected by the management company or general partner of such funds, and might incur a loss in liquidating their position; and

•	the investments held by the GLG Funds are subject to risks relating to investments in commodities, equities, bonds, futures, options and other derivatives, the prices of which are highly volatile and may be subject to the theoretically unlimited risk of loss in certain circumstances, including if the fund writes a call option. Price movements of commodities, futures and options contracts and payments pursuant to swap agreements are influenced by, among other things, interest rates, credit market conditions, changing supply and demand relationships, trade, fiscal, monetary and exchange control programs and policies of governments and national and international political and economic events and policies. The value of futures, options and swap agreements also depends upon the price of the commodities underlying them. In addition, the assets of the GLG Funds are subject to the risk of the failure of any of the exchanges on which their positions trade or of their clearinghouses or counterparties. Most U.S. commodities exchanges limit fluctuations in certain commodity interest prices during a single day by imposing “daily price fluctuation limits” or “daily limits,” the existence of which may reduce liquidity or effectively curtail trading in particular markets.

The GLG Funds are subject to counterparty risk with regard to over-the-counter instruments which they may hold.

In the event of the insolvency of any counterparty or of any broker through which portfolio managers trade for the account of the GLG Funds, such as prime brokerage and custodian agreements to which certain of the GLG Funds are party, the funds may only rank as unsecured creditors in respect of sums due to them on the margin accounts or otherwise and any losses will be borne by the funds. The GLG Funds may also enter into currency, interest rate, total return or other swaps which may be surrogates for other instruments such as currency forwards and interest rate options. The value of such instruments, which generally depends upon price movements in the underlying assets as well as counterparty risk, will influence the performance of the GLG Funds and therefore a fall in the value of such instruments could have a material adverse effect on our business, results of operations or financial condition. In particular, certain GLG Funds frequently trade in debt securities and other obligations, either directly or on an assignment basis. Consequently, the GLG Funds will be subject to risk of default by the debtor or obligor in relation to their debt securities and other obligations, which could have a material adverse effect on our business, results of operations or financial condition.

The due diligence process that we undertake in connection with investments by the GLG Funds may not reveal all facts that may be relevant in connection with an investment.

Before making investments, we conduct due diligence that we deem reasonable and appropriate based on the facts and circumstances applicable to each investment. When conducting due diligence, we may be required to evaluate important and complex business, financial, tax, accounting, environmental and legal issues. Outside consultants, legal advisors, accountants and investment banks may be involved in the due diligence process in varying degrees depending on the type of investment. Nevertheless, when conducting due diligence and making an assessment regarding an investment, we rely on the resources available to us, including information provided by the target of the investment and, in some circumstances, third-party investigations. The due diligence investigation that we carry out with respect to any investment opportunity may not reveal or highlight certain facts that could adversely affect the value of the investment.

The GLG Funds make investments in companies that the GLG Funds do not control.

Investments by most of the GLG Funds include debt instruments and equity securities of companies that the GLG Funds do not control. Such instruments and securities may be acquired by the GLG Funds through trading activities or through purchases of securities from the issuer. These investments are subject to the risk that the company in which the investment is made may make business, financial or management decisions with which we do not agree or that the majority stakeholders or the management of the company may take risks or otherwise act in a manner that does not serve our interests. If any of the foregoing were to occur, the values of investments by the GLG Funds could decrease and our financial condition, results of operations and cash flow could suffer as a result.

Risk management activities may adversely affect the return on the GLG Funds’ investments.

When managing their exposure to market risks, the GLG Funds may from time to time use forward contracts, options, swaps, credit default swaps, caps, collars and floors or pursue other strategies or use other forms of derivative instruments to limit our exposure to changes in the relative values of investments that may result from market developments, including changes in prevailing interest rates, currency exchange rates and commodity prices. The success of any hedging or other derivative transactions generally will depend on the ability to correctly predict market changes, the degree of correlation between price movements of a derivative instrument, the position being hedged, the creditworthiness of the counterparty and other factors. As a result, while the GLG Funds may enter into a transaction in order to reduce their exposure to market risks, the transaction may result in poorer overall investment performance than if it had not been executed. Such transactions may also limit the opportunity for gain if the value of a hedged position increases.

The GLG Funds may be subject to U.K. tax if the Company does not qualify for the U.K. Investment Manager Exemption.

Certain of the GLG Funds may, under U.K. tax legislation, be regarded as carrying on a trade in the United Kingdom through their investment manager, GLG Partners LP. It is our intention to organize our affairs such that neither the investment manager nor the group companies that are partners in the investment manager constitute a U.K. branch or permanent establishment of the GLG Funds by reason of exemptions provided by Section 127 of the Finance Act 1995 and Schedule 26 of the Finance Act 2003. These exemptions, which apply in respect of income tax and corporation tax respectively, are substantially similar and are each often referred to as the Investment Manager Exemption (IME).

We cannot assure you that the conditions of the IME will be met at all times in respect of every fund. Failure to qualify for the IME in respect of a fund could subject the fund to U.K. tax liability, which, if not paid, would become the liability of GLG Partners LP, as investment manager. This U.K. tax liability could be substantial.

In organizing our affairs such that we are able to meet the IME conditions, we will take account of a statement of practice published by the U.K. tax authorities that sets out their interpretation of the law. A revised version of this statement was published on July 20, 2007. The revised statement applies with immediate effect, but under grandfathering provisions we may follow the original statement in respect of the GLG Funds until December 31, 2009 and, therefore, the revised statement has no impact until 2010. Furthermore, we believe that the changes in practice that have been introduced will not have a material impact on our ability to meet the IME conditions in respect of the GLG Funds.

Risks Related to Our Organization and Structure

Since our principal operations are located in the United Kingdom, we may encounter risks specific to companies located outside the United States.

Since our principal operations are located in the United Kingdom, we are exposed to additional risks that could negatively impact our future results of operations, including but not limited to:

•	tariffs and trade barriers;

•	regulations related to customs and import/export matters;

•	tax issues, such as tax law changes and variations in tax laws as compared to the United States;

•	cultural differences; and

•	foreign exchange controls.

We are a “controlled company” within the meaning of the New York Stock Exchange Listed Company Manual and, as a result, qualify for, and rely on, exemptions from certain corporate governance standards, which may limit the presence of independent directors on our board of directors or board committees.

Our Principals, their Trustees and certain other GLG Shareowners who have entered into a voting agreement beneficially own shares of our common stock and Series A voting preferred stock which collectively represent approximately 54% of our voting power. Accordingly, they have the ability to elect our board of directors and thereby control our management and affairs. Therefore, we are a “controlled company” for purposes of Section 303(A) of the New York Stock Exchange Listed Company Manual.

As a “controlled company,” we are exempt from certain governance requirements otherwise required by the New York Stock Exchange, including the requirement that we have a nominating and corporate governance committee. Under these rules, a company of which more than 50% of the voting power is held by an individual, a group or another company is a “controlled company” and is exempt from certain corporate governance requirements, including requirements that (1) a majority of the board of directors consist of independent directors, (2) compensation of officers be determined or recommended to the board of directors by a majority of its independent directors or by a compensation committee that is composed entirely of independent directors and (3) director nominees be selected or recommended for selection by a majority of the independent directors or by a nominating committee composed solely of independent directors. We utilize some of these exemptions. For example, we do not have a nominating committee. Accordingly, the procedures for approving significant corporate decisions can be determined by directors who have a direct or indirect interest in the matters and you do not have the same protections afforded to stockholders of other companies that are required to comply with the rules of the New York Stock Exchange. In addition, although our board of directors currently consists of a majority of independent directors, we cannot assure you that we will not rely on the exemption from this requirement in the future.

Because of their ownership of approximately 54% of our voting power, our Principals, their Trustees and certain other GLG Shareowners are also able to determine the outcome of all matters requiring stockholder approval (other than those requiring a super-majority vote) and are able to cause or prevent a change of control of our company or a change in the composition of our board of directors, and could preclude any unsolicited acquisition of our company. In addition, because they collectively may determine the outcome of a stockholder vote, they could deprive stockholders of an opportunity to receive a premium for their shares as part of a sale of our company, and that voting control could ultimately affect the market price of our common stock.

Certain provisions in our organizational documents and Delaware law make it difficult for someone to acquire control of us.

Provisions in our organizational documents make it more difficult and expensive for a third party to acquire control of us even if a change of control would be beneficial to the interests of our stockholders. For example, our organizational documents require advance notice for proposals by stockholders and nominations, place limitations on convening stockholder meetings and authorize the issuance of preferred shares that could be issued by our board of directors to thwart a takeover attempt. In addition, our organizational documents require the affirmative vote of at least 66 2/3% of the combined voting power of all outstanding shares of our capital stock entitled to vote generally, voting together as a single class, to adopt, alter, amend or repeal our by-laws; remove a director (other than directors elected by a series of our preferred stock, if any, entitled to elect a class of directors) from office, with or without cause; and amend, alter or repeal certain provisions of our certificate of incorporation which require a stockholder vote higher than a majority vote, including the amendment provision itself, or to adopt any provision inconsistent with those provisions.

Because of their ownership of approximately 54% of the our voting power, the Principals, their Trustees and certain other GLG Shareowners are able to determine the outcome of all matters requiring stockholder approval (other than those requiring a super-majority vote) and are able to cause or prevent a change of control of our company or a change in the composition of our board of directors, and could preclude any unsolicited acquisition of our company. Certain provisions of Delaware law may also delay or prevent a transaction that could cause a change in our control. The market price of our shares could be adversely affected to the extent that the Principals’ control over us, as well as provisions of our organizational documents, discourage potential takeover attempts that our stockholders may favor.

An active market for our common stock may not develop.

Our common stock is currently listed on the New York Stock Exchange and trades under the symbol “GLG”. However, we cannot assure you a regular trading market of our shares will develop on the New York Stock Exchange or elsewhere or, if developed, that any market will be sustained. Accordingly, we cannot assure you of the likelihood that an active trading market for our shares will develop or be maintained, the liquidity of any trading market, your ability to sell your shares when desired, or at all, or the prices that you may obtain for your shares.

The value of our common stock and warrants may be adversely affected by market volatility.

Even if an active trading market develops, the market price of our shares and warrants may be highly volatile and could be subject to wide fluctuations. In addition, the trading volume in our shares and warrants may fluctuate and cause significant price variations to occur. If the market prices of our shares and warrants decline significantly, you may be unable to resell your shares and warrants at or above your purchase price, if at all. We cannot assure you that the market price of our shares and warrants will not fluctuate or decline significantly in the future. Some of the factors that could negatively affect the price of our shares and warrants or result in fluctuations in the price or trading volume of our shares and warrants include:

•	variations in our quarterly operating results or dividends;

•	failure to meet analysts’ earnings estimates or failure to meet, or the lowering of, our own earnings guidance;

•	publication of research reports about us or the investment management industry or the failure of securities analysts to cover our shares after the acquisition of GLG;

•	additions or departures of the Principals and other key personnel;

•	adverse market reaction to any indebtedness we may incur or securities we may issue in the future;

•	actions by stockholders;

•	changes in market valuations of similar companies;

•	speculation in the press or investment community;

•	changes or proposed changes in laws or regulations or differing interpretations thereof affecting our business or enforcement of these laws and regulations, or announcements relating to these matters;

•	adverse publicity about the asset management industry generally or individual scandals, specifically; and

•	general market and economic conditions.

We may not be able to pay dividends on our common stock.

As a holding company, our ability to pay dividends is subject to the ability of our subsidiaries to provide cash to us. We intend to distribute dividends to our stockholders and/or repurchase our common stock at such time and in such amounts to be determined by our board of directors. Accordingly, we expect to cause our subsidiaries to make distributions to their stockholders or partners, as applicable, in an amount sufficient to enable us to pay such dividends to our stockholders or make such repurchases, as applicable; however, no assurance can be given that such distributions or stock repurchases will or can be made. Our board can reduce or eliminate our dividend, or decide not to repurchase our common stock, at any time, in its discretion. In addition, our subsidiaries will be required to make minimum tax distributions and intend to make limited partner profit share distributions to our key personnel pursuant to our limited partner profit share arrangement prior to distributing dividends to our stockholders or repurchasing our common stock. If our subsidiaries have insufficient funds to make these distributions, we may have to borrow funds or sell assets, which could materially adversely affect our liquidity and financial condition. In addition, our subsidiaries’ earnings may be insufficient to enable them to make required minimum tax distributions or intended limited partner profit share distributions to their stockholders, partners or members, as applicable, because, among other things, our subsidiaries may not have sufficient capital surplus to pay dividends or make distributions under the laws of the relevant jurisdiction of incorporation or organization or may not satisfy regulatory requirements of capital adequacy, including the regulatory capital requirements of the FSA in the United Kingdom or the Financial Groups Directive of the European Community. We will also be restricted from paying dividends or making stock repurchases under our credit facility in the event of a default or if we are required to make mandatory prepayment of principal thereunder.

To complete the acquisition of GLG, we incurred a large amount of debt, which will limit our ability to fund general corporate requirements and obtain additional financing, limit our flexibility in responding to business opportunities and competitive developments and increase our vulnerability to adverse economic and industry conditions.

We have incurred $570.0 million of indebtedness to finance the acquisition of GLG, transaction costs, deferred underwriting fees and our operations. As a result of the substantial fixed costs associated with these debt obligations, we expect that:

•	a decrease in revenues will result in a disproportionately greater percentage decrease in earnings;

•	we may not have sufficient liquidity to fund all of these fixed costs if our revenues decline or costs increase;

•	we may have to use our working capital to fund these fixed costs instead of funding general corporate requirements, including capital expenditures; and

•	we may not have sufficient liquidity to respond to business opportunities, competitive developments and adverse economic conditions.

These debt obligations may also impair our ability to obtain additional financing, if needed, and our flexibility in the conduct of our business. Moreover, the terms of our indebtedness restrict our ability to take certain actions, including the incurrence of additional indebtedness, mergers and acquisitions, investments at the parent company level and asset sales. Our ability to pay the fixed costs associated with our debt obligations depends on our operating performance and cash flow, which will in turn depend on general economic conditions. A failure to pay interest or indebtedness when due could result in a variety of adverse consequences, including the acceleration of our indebtedness. In such a situation, it is unlikely that we would be able to fulfill our obligations under or repay the accelerated indebtedness or otherwise cover our fixed costs.

We incurred significant costs associated with the acquisition of GLG, which reduced the amount of cash otherwise available for other corporate purposes.

We incurred direct transaction costs of approximately $38.6 million associated with the acquisition of GLG, which are included as a part of the total purchase cost for accounting purposes. There is no assurance that the significant costs associated with the acquisition will prove to be justified in light of the benefit ultimately realized. Although there were no compensation charges in connection with the acquisition, we expect compensation and benefits post-acquisition to reflect the amortization of a significant non-cash equity-based compensation expense associated with the vesting of equity-based awards over the next five years. The expected compensation and benefits expense will relate to the 10,000,000 shares of our common stock issued for the benefit of our employees, service providers and certain key personnel under our 2007 Restricted Stock Plan; 33,000,000 shares of our common stock and $150 million in cash and promissory notes issued for the benefit of certain of our key personnel participating in our equity participation plan; and 77,604,988 shares of common stock and 58,904,993 exchangeable Class B ordinary shares of FA Sub 2 Limited subject to an agreement among our principals and trustees. These shares are subject to certain vesting and forfeiture provisions, and the related share-based compensation expenses are being recognized on a straight-line basis over the requisite service period. This treatment under GAAP will reduce our net income and may result in net losses in future periods. As a result, as described under “Unaudited Pro Forma Condensed Combined Financial Information”, we had negative net worth of $99.3 million as of September 30, 2007, and net losses of $427.1 million and $710.3 million on a pro forma basis for the nine months ended September 30, 2007 and the year ended December 31, 2006, respectively, on a pro forma basis after the consummation of the acquisition.

Fulfilling our obligations as a public company will be expensive and time consuming.

Prior to its acquisition by us, GLG was a private company and was not required to prepare or file periodic and other reports with the SEC under the applicable U.S. federal securities laws or to comply with the requirements of U.S. federal securities laws applicable to public companies, such as Section 404 of the Sarbanes-Oxley Act of 2002. Although GLG maintained separate legal and compliance and internal audit functions, which along with its Chief Operating Officer, reported on a day-to-day basis directly to its Co-Chief Executive Officer with further formal reporting to it Management Committee, and we maintained disclosure controls and procedures and internal control over financial reporting as required under the U.S. federal securities laws with respect to our activities, neither GLG nor we were required to establish and maintain such disclosure controls and procedures and internal controls over financial reporting as required with respect to a public company with substantial operations.

Under the Sarbanes-Oxley Act of 2002 and the related rules and regulations of the SEC, as well as the rules of the New York Stock Exchange, we have been required to implement additional corporate governance practices and to adhere to a variety of reporting requirements and accounting rules. Compliance with these obligations requires significant time and resources from our management and our finance and accounting staff, may require additional staffing and infrastructure and will significantly increase our legal, insurance and financial compliance costs. As a result of the increased costs associated with being a public company, our operating income as a percentage of revenue is likely to be lower.

We must comply with Section 404 of the Sarbanes-Oxley Act of 2002 in a relatively short timeframe.

Section 404 of the Sarbanes-Oxley Act of 2002 requires us to document and test the effectiveness of our internal controls over financial reporting in accordance with an established control framework and to report on our management’s conclusion as to the effectiveness of these internal controls over financial reporting beginning with the fiscal year ending December 31, 2007. We will also be required to have an independent registered public accounting firm test the internal controls over financial reporting and report on the effectiveness of such controls for the fiscal year ending December 31, 2007 and subsequent years. In addition, the independent registered public accounting firm will be required to report on management’s assessment. For 2007, we will be relying on relief from these requirements to limit the scope of these requirements primarily to GLG Partners, Inc. and certain subsidiaries, excluding the GLG entities. Beginning in 2008, we will be required to comply with these requirements with respect to the consolidated group, including the GLG entities. Any delays or difficulty in satisfying these requirements could adversely affect future results of operations and our stock price.

We may incur significant costs to comply with these requirements. We may in the future discover areas of internal controls over financial reporting that need improvement, particularly with respect to any businesses acquired in the future. There can be no assurance that remedial measures will result in adequate internal controls over financial reporting in the future. Any failure to implement the required new or improved controls, or difficulties encountered in their implementation, could materially adversely affect our results of operations or could cause us to fail to meet our reporting obligations. If we are unable to conclude that we have effective internal controls over financial reporting, or if our auditors are unable to provide an unqualified report regarding the effectiveness of internal controls over financial reporting as required by Section 404, investors may lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our securities. In addition, failure to comply with Section 404 could potentially subject us to sanctions or investigation by the SEC or other regulatory authorities.

The failure to address actual or perceived conflicts of interest that may arise as a result of the investment by our Principals and other key personnel of at least 50% of the after-tax cash proceeds they received in the acquisition in GLG Funds, may damage our reputation and materially adversely affect our business.

As a result of the significant amount that our Principals, their Trustees and certain key personnel intend to invest in the GLG Funds in December 2007, other investors in the GLG Funds may perceive conflicts of interest regarding investments in the GLG Funds in which our Principals, their Trustees and other key personnel are personally invested. Actual or perceived conflicts of interests could give rise to investor dissatisfaction or litigation and our reputation could be damaged if we fail, or appear to fail, to deal appropriately with these conflicts of interest. Investor dissatisfaction or litigation in connection with conflicts of interest could materially adversely affect our reputation and our business in a number of ways, including as a result of redemptions by investors from the GLG Funds and a reluctance of counterparties do business with us.

We may choose to redeem our outstanding warrants at a time that is disadvantageous to our warrant holders.

We may redeem the warrants issued as a part of our publicly traded units and the co-investment warrants at any time beginning December 21, 2007 in whole and not in part, at a price of $0.01 per warrant, upon a minimum of 30 days’ prior written notice of redemption, if and only if, the last sales price of our common stock equals or exceeds $14.25 per share for any 20 trading days within a 30-trading day period ending three business days before we send the notice of redemption. Redemption of the warrants could force the warrant holders (1) to exercise the warrants and pay the exercise price therefor at a time when it may be disadvantageous for the holders to do so, (2) to sell the warrants at the then current market price when they might otherwise wish to hold the warrants or (3) to accept the nominal redemption price which, at the time the warrants are called for redemption, is likely to be substantially less than the market value of the warrants.

Our outstanding warrants may be exercised in the future, which would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders. This might have an adverse effect on the market price of our common stock.

Excluding 21,500,003 warrants beneficially owned by our founders and their affiliates (which includes 5,000,000 co-investment warrants), outstanding redeemable warrants to purchase an aggregate of 45,650,400 shares of common stock will become exercisable on December 21, 2007. These warrants would only be exercised if the $7.50 per share exercise price is below the market price of our common stock. To the extent they are exercised, additional shares of our common stock will be issued, which will result in dilution to our stockholders and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our shares.

Risks Related to Taxation

Our effective income tax rate depends on various factors and may increase as our business expands into countries with higher tax rates.

There can be no assurance that we will continue to have a low effective income tax rate. We are a U.S. corporation that is subject to the U.S. corporate income tax on its taxable income. Our low expected effective tax rate after the acquisition of GLG is primarily attributable to the asset basis step-up resulting from the acquisition and the associated 15-year goodwill amortization deduction for U.S. tax purposes. Going forward, our effective income tax rate will be a function of our overall earnings, the income tax rates in the jurisdictions in which our entities do business, the type and relative amount of income earned by our entities in these jurisdictions and the timing of repatriation of profits back to the United States in the form of dividends. We expect that our effective income tax rate may increase as our business expands into countries with higher tax rates. In addition, allocation of income among business activities and entities is subject to detailed and complex rules and depends on the facts and circumstances. No assurance can be given that the facts and circumstances or the rules will not change from year to year or that taxing authorities will not be able to successfully challenge such allocations.

U.S. persons who own 10% or more of our voting stock may be subject to higher U.S. tax rates on a sale of the stock.

U.S. persons who hold 10% or more (actually and/or constructively) of the total combined voting power of all classes of our voting stock may on the sale of the stock be subject to U.S. tax at ordinary income tax rates (rather than at capital gain tax rates) on the portion of their taxable gain attributed to undistributed offshore earnings. This would be the result if we are treated (for U.S. federal income tax purposes) as principally availed to hold the stock of foreign corporation(s) and the stock ownership in us satisfies the stock ownership test for determining controlled foreign corporation (CFC) status (determined as if we were a foreign corporation). A foreign corporation is a CFC if, for an uninterrupted period of 30 days or more during any taxable year, more than 50% of its stock (by vote or value) is owned by “10% U.S. Shareholders”. A U.S. person is a “10% U.S. Shareholder” if such person owns (actually and/or constructively) 10% or more of the total combined voting power of all classes of stock entitled to vote of such corporation. Approximately 32.0% of our stock is treated as directly or constructively owned by 10% U.S. Shareholders. Therefore, any U.S. person who considers acquiring (directly, indirectly and/or constructively) 10% or more of our outstanding stock should first consult with his or her tax advisor.

Our U.K. tax liability will be higher if the interest expense incurred by our subsidiary FA Sub 3 Limited cannot be fully utilized for U.K. tax purposes.

Our subsidiary FA Sub 3 Limited incurred debt to finance the acquisition of GLG and is claiming a deduction for U.K. tax purposes for the interest expense incurred on such debt. If the interest expense incurred by FA Sub 3 Limited cannot be fully utilized for U.K. tax purposes against U.K. income, our U.K. tax liability might increase significantly. See also “— Our tax position might change as a result of a change in tax laws.” below for a discussion of U.K. government proposals on interest deductibility.

Our tax position might change as a result of a change in tax laws.

Since we operate our business in the United Kingdom, the United States and internationally, we are subject to many different tax laws. Tax laws (and the interpretations of tax laws by taxing authorities) are subject to frequent change, sometimes retroactively. There can be no assurance that any such changes in the tax laws applicable to us will not adversely affect our tax position.

The U.K. government has recently published proposals with regard to the deductibility of interest expense incurred by U.K. tax resident entities. No assurances can be given that the U.K. government will not enact legislation that restricts the ability of our subsidiary FA Sub 3 Limited to claim a tax deduction for the full amount of its interest expense.

The U.S. Congress is considering changes to U.S. income tax laws which would increase the U.S. income tax rate imposed on “carried interest” earnings and would subject to U.S. corporate income tax certain publicly held private equity firms and hedge funds structured as partnerships (for U.S. federal income tax purposes). These changes would not apply to us because the Company is already taxed in the United States as a U.S. corporation and earns fee income and does not receive a “carried interest”. No assurances can be given that the U.S. Congress might not enact other tax law changes that would adversely affect us.

FORWARD-LOOKING STATEMENTS

This prospectus includes “forward-looking statements” within the meaning of Section 21E of the Exchange Act. Our forward-looking statements include, but are not limited to, statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us and speak only as of the date of such statement. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors” and the following:

•	financial performance;

•	market conditions for GLG Funds;

•	performance of GLG Funds, the related performance fees and the associated impacts on revenues, net income, cash flows and fund inflows and outflows;

•	the cost of retaining our key investment and other personnel or the loss of such key personnel;

•	risks associated with the expansion of our business in size and geographically;

•	operational risk;

•	litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on our resources;

•	risks associated with the use of leverage, investment in derivatives, interest rates and currency fluctuations; and

•	other risk factors set forth in our SEC filings.

Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable law.

This prospectus also contains forward-looking statements attributed to third parties relating to their estimates of the growth of our markets. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Forward-looking statements contained in this prospectus speak only as of the date of this prospectus. Unless required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. You should, however, review the risks and uncertainties we describe in the reports we will file from time to time with the SEC after the date of this prospectus. See “Where you can find more information”.

USE OF PROCEEDS

We will receive up to an aggregate of approximately $503,628,023 from the exercise of the warrants, if they are exercised in full. We expect that any net proceeds from the exercise of the warrants will be used to fund additional repurchases of warrants or shares of common stock, for general corporate purposes and to fund working capital.

The selling stockholders will receive all of the proceeds from the sale of any shares of common stock and/or warrants sold by them pursuant to this prospectus. We will not receive any proceeds from these sales.

PLAN OF DISTRIBUTION

We are offering the shares of common stock underlying the warrants upon the exercise of the warrants by the holders thereof. The warrants may be exercised on or prior to December 28, 2011 at the offices of the warrant agent, Continental Stock Transfer & Trust Company, with the exercise form certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. Promptly upon receipt of the notice of exercise together with full payment of the warrant price, the warrant agent will deliver to the holder the shares of common stock being purchased.

The shares of common stock and warrants underlying outstanding units, and shares of our common stock issued upon the exercise of the warrants may be sold by the selling stockholders from time to time in:

•	transactions in the over-the-counter market;

•	negotiated transactions;

•	underwritten offerings; or

•	a combination of such methods of sale.

The selling stockholders may sell the shares of common stock and warrants underlying outstanding units, and the shares of our common stock issued upon the exercise of the warrants at:

•	fixed prices which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to prevailing market prices; or

•	negotiated prices.

The selling stockholders may also resell all or a portion of the securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided they meet the criteria and conform to the requirements of Rule 144.

The selling stockholders may effect these transactions by selling the shares of common stock and warrants underlying outstanding units, and shares of our common stock issued upon the exercise of the warrants to or through broker-dealers, and these broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of the securities for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of our securities in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of the securities covered by this prospectus, which securities the broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The founders’ units, shares and warrants (1) held by our founders are subject to the terms of letter agreements between each of the founders and Citigroup Global Market, Inc., as sole book running manager of our initial public offering and (2) held by our sponsors are subject to certain restrictions on transfer pursuant to the terms of the founders agreement entered into among Noam Gottesman, as Sellers’ Representative, our Principals, the Trustees and our sponsors, each of which provides that subject to certain exceptions, these shares and warrants may not be transferred until November 2, 2008.

In order to comply with the applicable securities laws of particular states, if applicable, the shares of common stock and warrants underlying outstanding units, and the shares of common stock issued upon the exercise of the warrants will be sold in the jurisdictions only through registered or licensed brokers or dealers.

In addition, in particular states, the shares of our common stock and warrants underlying outstanding units, and the shares of common stock issued upon the exercise of the warrants may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the distribution of the shares of common stock and warrants underlying outstanding units, or the shares of our common stock issued upon the exercise of the warrants may be deemed to be “underwriters” within the meaning of the Securities Act, and any commissions received by them and any profit on the resale of the warrants or the shares of our common stock issued upon the exercise of the warrants purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act of 1933.

Each selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of shares of our securities by the selling stockholder.

We will pay for all costs of the registration of the warrants, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; except that, the selling holders will pay all underwriting discounts and selling commissions, if any. We have agreed to indemnify the selling stockholders against particular civil liabilities, including some liabilities under the Securities Act of 1933, or we will compensate them for some of these liabilities incurred in connection therewith.

PRICE RANGE OF OUR SECURITIES

On December 21, 2006, our units began trading on the American Stock Exchange under the symbol “FRH.U”. Each of our units consists of one share of common stock and one warrant. On January 29, 2007, the common stock and warrants underlying our units began to trade separately on the American Stock Exchange under the symbols “FRH.WS” and “FRH”, respectively. Our securities were traded on the American Stock Exchange until November 2, 2007.

On November 5, 2007, our units, common stock and warrants began trading on the New York Stock Exchange under the symbols “GLG.U”, “GLG” and “GLG WS”, respectively. The following sets forth the high and low closing sales price of our units, common stock and warrants, as reported on the American Stock Exchange or the New York Stock Exchange for the periods shown:

	Units		Common Stock		Warrants
	High	Low	High	Low	High	Low

2006:
Fourth Quarter (beginning on December 21, 2006)	$10.20	$10.00	$—	$—	$—	$—
2007:
First Quarter	$11.15	$10.01	$10.00	$8.90	$1.50	$1.10
Second Quarter	$16.68	$10.55	$12.40	$9.31	$4.60	$1.27
Third Quarter	$16.80	$12.00	$12.34	$9.95	$4.55	$1.95
Fourth Quarter (through December 19, 2007)	$20.75	$14.25	$14.97	$11.25	$6.63	$4.40

On December 19, 2007 the last reported sale price for our units, common stock and warrants on the New York Stock Exchange was $20.09 per unit, $13.59 per share and $6.05 per warrant, respectively. As of November 30, 2007 there was one holder of record of our units, 228 holders of record of our common stock and 10 holders of record of our warrants, respectively.

DIVIDEND POLICY

Except for the 1-for-3 stock dividend that was effected on December 14, 2006 and the 1-for-5 stock dividend that was effected on December 21, 2006, we have not paid any dividends on our common stock to date. Our board of directors currently intends to begin paying cash dividends on our common stock in 2008. However, our board of directors has not yet determined the amount and/or frequency of such cash dividends, if any. We currently anticipate that our board of directors will determine to declare a modest regular quarterly cash dividend and will consider paying a special annual dividend based upon our annual profitability beginning after the end of 2008. Our board of directors may, from time to time, examine our dividend policy and may, in its absolute discretion, change such policy.

CAPITALIZATION

The following table summarizes our capitalization as of September 30, 2007:

•	on a historical basis;

•	on a pro forma basis, after giving effect to the acquisition of GLG;

•	on a pro forma as adjusted basis to give effect to the acquisition of GLG and the issuance of 67,150,403 shares of our common stock upon exercise of the warrants at a price of $7.50 per share.

	As of September 30, 2007
	GLG	Freedom	Pro Forma	Pro Forma
	Historical	Historical	Combined	As Adjusted
	(In thousands, except per share amounts)

Cash and cash equivalents	$391,732	$1,779	$454,531	$958,159

Investments	$163	$—	$163	$163

Minority interest	$2,031	$—	$2,031	$2,031
Stockholders’ equity:
Stockholders’ equity	6,843	—	—	—
Common stock, $.0001 par value; 200,000,000 authorized, 64,800,003 issued and outstanding, actual; 1,150,000,000 authorized, 240,894,910 issued and outstanding, pro forma; 308,045,313 issued and outstanding, pro forma as adjusted	—	6	23	31
Series A voting preferred stock, $.0001 par value; no shares authorized, issued and outstanding, actual; 58,904,993 authorized, issued and outstanding, pro forma and pro forma as adjusted	—	—	6	6
Additional paid-in capital	—	392,127	97,149	600,777
Income accumulated during the development stage	—	8,886	—	—
Accumulated income (deficit)	257,238	—	(200,143)	(200,143)
Accumulated other comprehensive income	3,655	—	3,655	3,655

Total stockholders’ equity	267,736	401,019	(99,310)	404,326

Total capitalization	$269,767	$401,019	$(97,279)	$406,357

The capitalization table should be read in conjunction with the financial statements of GLG and Freedom and the unaudited pro forma condensed combined financial information and related notes included elsewhere in this prospectus.

DILUTION

If holders of warrants exercise their warrants to purchase shares of our common stock, their interests will be diluted immediately to the extent of the difference between the exercise price per share of our common stock and the as adjusted net tangible book value per share of our common stock assuming all outstanding warrants are exercised. As of September 30, 2007, our net tangible book value was approximately $(99) million, or approximately $(0.41) per share of our common stock. Net tangible book value per share is equal to our total net tangible assets, or total net assets less intangible assets, divided by the number of shares of our outstanding common stock. After giving effect to the exercise of warrants to purchase 67,150,403 shares of our common stock outstanding as of September 30, 2007, as adjusted to include the issuance of the co-investment units, at an exercise price of $7.50 per share, and the application of the proceeds therefrom, our as adjusted net tangible book value as of September 30, 2007, attributable to common stockholders would have been approximately $404 million, or approximately $1.31 per share of our common stock. This represents an immediate increase in net tangible book value of $1.72 per share to our existing stockholders, and an immediate dilution of $6.19 per share to warrant holders exercising their warrants and purchasing shares of our common stock. The following table illustrates this per share dilution:

Exercise price per share		$7.50
Net tangible book value per share before warrant exercises	$(0.41)
Increase in net tangible book value per share attributable to warrant exercises	$1.72
As adjusted net tangible book value per share after warrant exercises		$1.31

Dilution per share to exercising warrant holders		$6.19

SELECTED COMBINED HISTORICAL FINANCIAL INFORMATION OF GLG

Because the acquisition was considered a reverse acquisition recapitalization for accounting purposes, the combined historical financial statements of GLG became our historical financial statements. The selected combined historical financial information of GLG as of and for the nine months ended September 30, 2007 and for the nine months ended September 30, 2006 was derived from unaudited condensed combined financial statements of GLG included in this prospectus. The selected combined historical financial information of GLG as of and for the years ended December 31, 2006, 2005 and 2004 was derived from combined financial statements of GLG audited by Ernst & Young LLP, independent registered public accounting firm, included in this prospectus. The selected combined historical financial information of GLG as of September 30, 2006 and 2007 and as of and for the years ended December 31, 2003 and 2002 was derived from unaudited combined financial statements of GLG not included in this prospectus. This information should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations and the financial statements of GLG and the notes thereto included in this prospectus.

	Years Ended December 31,					Nine Months Ended September 30,
	2002	2003	2004	2005	2006	2006	2007
	(Unaudited)					(Unaudited)
	(US dollars in thousands)

Combined Statement of Operations Data:
Net revenues and other income:
Management fees, net	$30,108	$65,259	$138,988	$137,958	$186,273	$129,981	$198,892
Performance fees, net	31,288	206,685	178,024	279,405	394,740	177,047	343,835
Administration fees, net	—	—	—	311	34,814	25,050	42,986
Transaction charges	80,613	115,945	191,585	184,252	—	—	—
Other	626	6,497	6,110	1,476	5,039	1,883	7,875

Total net revenues and other income	142,635	394,386	514,707	603,402	620,866	333,961	593,588

Expenses:
Employee compensation and benefits	(88,994)	(158,789)	(196,784)	(345,918)	(168,386)	(118,194)	(110,526)
General, administrative and other	(22,052)	(23,005)	(42,002)	(64,032)	(68,404)	(43,721)	(79,634)

Total expenses	(111,046)	(181,794)	(238,786)	(409,950)	(236,790)	(161,915)	(190,160)

Income from operations	31,589	212,592	275,921	193,452	384,076	172,046	403,428
Interest income, net	882	709	519	2,795	4,657	3,603	4,694

Income before income taxes	32,471	213,301	276,440	196,247	388,733	175,649	408,122
Income taxes	(8,456)	(49,966)	(48,372)	(25,345)	(29,225)	(14,803)	(33,020)

Net income	$24,015	$163,335	$228,068	$170,902	$359,508	$160,846	$375,102

Distributions to Principals and Trustees	$(33,895)	$(70,825)	$(222,074)	$(106,531)	$(165,705)	$(148,533)	$(254,331)
Distributions to non-controlling interest holders	—	—	—	—	(14,656)	$(6,718)	$(215,744)

	As of December 31,					As of September 30,
	2002	2003	2004	2005	2006	2006	2007
	(Unaudited)					(Unaudited)
	(US dollars in thousands)

Combined Balance Sheet Data:
Cash and cash equivalents	$28,450	$65,655	$136,378	$236,261	$273,148	$272,711	$391,732
Fees receivable	34,826	139,103	163,235	246,179	251,963	23,229	40,687
Working capital	15,579	25,940	20,395	42,387	370,094	198,032	273,639
Property and equipment, net	4,102	3,801	4,342	3,290	6,121	3,847	8,966
Total assets	75,359	220,829	310,592	495,340	557,377	315,111	474,195
Accrued compensation and benefits	21,654	25,038	125,850	247,745	102,507	60,310	63,199
Other liabilities	—	—	—	—	5,100	3,972	3,654
Loans payable	13,000	13,000	13,000	13,000	13,000	13,000	13,000
Total members’ equity	19,400	112,722	117,980	180,229	361,952	187,435	267,736

SELECTED HISTORICAL FINANCIAL INFORMATION OF FREEDOM

The summary historical financial information of Freedom as of December 31, 2006 and September 30, 2007 was derived from financial statements of Freedom as of December 31, 2006 audited by Rothstein, Kass & Company P.C., independent registered public accounting firm, and unaudited financial statements of Freedom as of September 30, 2007, respectively, included in this proxy statement. This information should be read in conjunction with the financial statements of Freedom and the notes thereto included in this proxy statement. Since Freedom did not have any significant operations to through the date of the acquisition of GLG, only balance sheet data is presented.

	As of	As of
	December 31, 2006	September 30, 2007

Balance Sheet Data:
Working capital (deficiency)	$(122,294)	$(52,141)
Total assets	467,306,751	524,705,119
Total liabilities	110,289,016	123,686,235
Common stock, subject to possible redemption for cash	93,247,353	102,572,088
Stockholders’ equity	357,017,735	401,018,884

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of the financial condition and results of operations of GLG should be read in conjunction with GLG’s combined historical financial statements and the related notes. This discussion contains forward-looking statements that are subject to known and unknown risks and uncertainties. Actual results and the timing of events may differ significantly from those expressed or implied in such forward-looking statements due to a number of factors, including those included in our filings with the SEC.

General

GLG’s Business

GLG is a leading alternative asset manager offering its clients a diverse range of investment products. GLG currently derives its revenues from management fees and administration fees based on the value of the assets in the funds and accounts it manages, referred to as the GLG Funds, and performance fees based on the performance of those investment funds and accounts. Substantially all of GLG’s assets under management, or AUM, are attributable to third-party investors, and the GLG Funds and accounts managed by GLG are not consolidated into its financial statements. As of September 30, 2007, GLG’s gross AUM (including assets invested from other GLG Funds) were approximately $23.6 billion, up from approximately $3.9 billion as of December 31, 2001, representing a compound annual growth rate, or CAGR, of 37%. As of September 30, 2007 GLG’s net AUM (net of assets invested from other GLG Funds) were approximately $20.5 billion, up from approximately $3.9 billion as of December 31, 2001, representing a CAGR of 33%.

Factors Affecting GLG’s Business

GLG’s business and results of operations are impacted by the following factors:

•	Assets under management. GLG’s revenues from management and administration fees are directly linked to AUM. As a result, GLG’s future performance will depend on, among other things, its ability both to retain AUM and to grow AUM from existing and new products.

•	Fund performance. GLG’s revenues from performance fees are linked to the performance of the funds and accounts it manages. Performance also affects AUM because it influences investors’ decisions to invest assets in, or withdraw assets from, the GLG Funds and accounts managed by GLG.

•	Personnel, systems, controls and infrastructure. GLG depends on its ability to attract, retain and motivate leading investment and other professionals. GLG’s business requires significant investment in its fund management platform, including infrastructure and back-office personnel. GLG has in the past paid and expects to continue in the future to pay these professionals significant compensation and a share of GLG’s profits.

•	Fee rates. GLG’s management and administration fee revenues are linked to the fee rates it charges the GLG Funds and accounts it manages as a percentage of their AUM. GLG’s performance fees are linked to the rates it charges the GLG Funds and accounts it manages as a percentage of their performance-driven asset growth, subject to “high water marks”, whereby performance fees are earned by GLG only to the extent that the net asset value of a GLG Fund at the end of a measurement period exceeds the highest net asset value on a preceding measurement period end for which GLG earned performance fees, and in some cases to performance hurdles.

In addition, GLG’s business and results of operations may be affected by a number of external market factors. These include global asset allocation trends, regulatory developments and overall macroeconomic activity. Due to these and other factors, the operating results of GLG may reflect significant volatility from period to period.

GLG operates in only one business segment, the management of global investment funds and accounts.

Critical Accounting Policies

Management’s Discussion and Analysis of Financial Condition and Results of Operations is based upon GLG’s combined financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States, or GAAP. The preparation of financial statements in accordance with GAAP requires the use of estimates and assumptions that could affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities and the reported amounts of revenues, expenses and other income. Actual results could differ materially from these estimates. A summary of GLG’s significant accounting policies is presented in Note 2 to GLG’s audited and unaudited combined financial statements included in this prospectus. The following is a summary of GLG’s critical accounting policies that are most affected by judgments, estimates and assumptions.

Combination Criteria

GLG has prepared financial statements on a combined basis in connection with the reverse acquisition transaction with Freedom. The financial statements combine all GLG entities under common control or management of the Principals and the Trustees. GLG’s principals, Noam Gottesman, Emmanuel Roman and Pierre Lagrange, are collectively referred to as the Principals. Leslie J. Schreyer, in his capacity as trustee of the Gottesman GLG Trust, Jeffrey A. Robins, in his capacity as trustee of the Roman GLG Trust, and G&S Trustees Limited, in its capacity as trustee of the Lagrange GLG Trust, are collectively referred to as the Trustees.

The analysis as to whether to combine an entity is subject to a significant amount of judgment. Some of the criteria considered are the determination as to the degree of control over an entity by its various equity holders, the design of the entity, how closely related the entity is to each of its equity holders and the relationship of the equity holders to each other.

GLG has determined that it does not own a substantive, controlling interest in any of the investment funds it manages and that they are not variable interest entities. As a result, none of the GLG Funds is required to be consolidated with GLG. For all GLG Funds, GLG has granted rights to the investors that provide a simple majority of the unrelated investors with the ability to remove GLG from its position as fund manager.

Revenue Recognition Performance Fees

Performance fee rates are calculated as a percentage of investment gains less management and administration fees, subject to “high water marks” and, in the case of most long-only funds, four external funds of funds, or FoHF, and two single-manager alternative strategy funds, to performance hurdles, over a measurement period, generally six months. GLG has elected to adopt the preferred method of recording performance fee income, Method 1 of Emerging Issues Task Force (“EITF”) Topic D-96, “Accounting for Management Fees Based on a Formula” (“Method 1”). Under Method 1, GLG does not recognize performance fee revenues until the end of the measurement period when the amounts are contractually payable, or “crystallized”.

The majority of the GLG Funds and accounts managed by GLG have contractual measurement periods that end on each of June 30 and December 31. As a result, the performance fee revenues for GLG’s first fiscal quarter and third fiscal quarter results do not reflect revenues from uncrystallized performance fees during these three-month periods. These revenues will be reflected instead at the end of the fiscal quarter in which such fees crystallize.

Compensation and Limited Partner Profit Share

The portion of compensation expense related to performance fees is accrued during the period for which the related performance fee revenue is recognized.

GLG also has a limited partner profit share arrangement which remunerates certain individuals through distributions of profits from two GLG entities paid either to two limited liability partnerships in which those individuals are members or directly to those individuals who are members of the two GLG entities. These partnership draws are priority distributions, which are recognized in the period in which they are payable.

There is an additional limited partner profit share distribution, which is recognized in the period in which it is declared. These partnership draws and profit share distributions are referred to as “limited partner profit shares” and are discussed further under “— Expenses — Employee Compensation and Benefits and Limited Partner Profit Share” below.

Compensation expense and limited partner profit share tied to fund performance is only recognized when the related performance fees crystallize, generally on June 30 and December 31 of each year. When fourth quarter financials are reported, the portion of compensation expense and limited partner profit share tied to performance will reflect crystallized second half performance as well as any adjustments to amounts accrued in the first half.

Equity-Based Compensation

Prior to December 31, 2006, GLG had not granted any equity-based awards. In March 2007, GLG established the equity participation plan to provide certain key individuals, through their direct or indirect limited partnership interests in two limited partnerships, Sage Summit LP and Lavender Heights Capital LP, with the right to receive a percentage of the proceeds derived from an initial public offering relating to GLG or a third-party sale of GLG. Upon consummation of the acquisition, Sage Summit LP and Lavender Heights Capital LP received collectively approximately 15% of the total consideration of cash and our capital stock payable to the GLG Shareowners in the acquisition, 99.9% of which was allocated to key individuals who are limited partners of Sage Summit LP and Lavender Heights LP. The balance of the consideration remains unallocated. Of the portion which has been allocated, 92.4% was allocated to limited partners whom we refer to as Equity Sub Plan A members and 7.6% was allocated to limited partners whom we refer to as Equity Sub Plan B members.

These limited partnerships distributed to the limited partners in the Equity Sub Plan A, 25% of the aggregate amount allocated to the Equity Sub Plan A members upon consummation of the acquisition of GLG, and the remaining 75% will be distributed to the limited partners in three equal installments of 25% each upon vesting over a three-year period on the first, second and third anniversaries of the consummation of the acquisition, subject to the ability of the general partners of the limited partnerships, whose respective boards of directors consist of the Trustees, to accelerate vesting. These limited partnerships will distribute to the limited partners in Equity Sub Plan B, 25% of the aggregate amount allocated to the Equity Sub Plan B members in four equal installments of 25% each upon vesting over a four-year period on the first, second, third and fourth anniversaries of the consummation of the acquisition, subject to the ability of the general partners of the limited partnerships, whose respective boards of directors consist of the Trustees, to accelerate vesting. The unvested portion of such amounts will be subject to forfeiture in the event of termination of the individual as a limited partner prior to each vesting date, unless such termination is without cause after there has been a change in control of our company after completion of the acquisition or due to death or disability. Upon forfeiture, these unvested amounts will not be returned to us but instead to the limited partnerships, which may reallocate such amounts to their existing or future limited partners.

Ten million shares of our common stock issued as part of the purchase price for the acquisition of GLG have been allocated to our employees, service providers and certain key personnel, subject to vesting, which may be accelerated under the Restricted Stock Plan. Of this amount, 123,500 shares have not yet been awarded to individuals. Any unvested stock awards will be returned to us.

In connection with the acquisition, we adopted the 2007 Long-Term Incentive Plan, or LTIP, which will provide for the grants of incentive and non-qualified stock options, stock appreciation rights, common stock, restricted stock, restricted stock units, performance units and performance shares to employees, service providers, non-employee directors and certain key personnel who hold direct or indirect limited partnership interests in certain GLG entities. As of November 30, 2007, an aggregate of 478,922 shares of restricted stock have been awarded under the LTIP, subject to vesting.

In addition, the Principals and the Trustees have entered into an agreement among principals and trustees which will provide that, in the event a Principal voluntarily terminates his employment with us for any reason prior to the fifth anniversary of the closing of the acquisition of GLG, a portion of the equity interests held by that Principal and his related Trustee as of the closing of the acquisition of GLG will be forfeited to the Principals who are still employed by us and their related Trustees.

The equity portion of these plans and agreements for employees will be accounted for in accordance with the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment” (“SFAS 123(R)”), which requires that such equity instruments are recorded at their fair value on the measurement date, which date is typically upon the inception of the services that will be performed, and amortized into expense over the vesting period on a straight-line basis.

In accordance with SFAS 123(R) for awards with performance conditions, we will make an evaluation at the grant date and future periods as to the likelihood of the performance targets being met. Compensation expense will be adjusted in future periods for subsequent changes in the expected outcome of the performance conditions until the vesting date. SFAS 123(R) requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Awards to limited partners and service providers are accounted for under the EITF Issue No. 96-18, “Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or In Conjunction with Selling, Goods or Services”, which requires that such equity instruments are recorded at their fair value on the measurement date, which date is typically upon the inception of the services that will be performed, remeasured at subsequent dates to the extent the awards are unvested, and amortized into expense over the vesting period on a straight-line basis

As a result, following the completion of the acquisition of GLG, compensation and benefits reflect the amortization of significant non-cash equity-based compensation expenses associated with the vesting of these equity-based awards, which under GAAP will reduce our net income and may result in net losses.

The share-based compensation expense was recorded upon consummation of the acquisition of GLG. Set forth below is a summary of total share-based compensation expenses GLG will incur over the vesting terms of the stock-based awards or interests in connection with the acquisition of GLG beginning on the closing date of the acquisition (dollars in thousands):

12-Month Periods
Following Acquisition

Year 1	$1,416,968
Year 2	529,470
Year 3	301,542
Year 4	149,590
Year 5	61,716

$2,459,287

Share-based compensation expenses have been calculated assuming a fair value of our common stock of $13.70 per share (the closing price on November 2, 2007), no change in the fair value of our common stock over the applicable vesting period and a zero forfeiture rate.

Net Revenues

All fee revenues are presented in MD&A net of any applicable rebates or sub-administration fees.

Where a single-manager alternative strategy fund or a fund of GLG Funds (internal FoHF) managed by GLG invests in an underlying single-manager alternative strategy fund managed by GLG, the “investing fund” is the top-level GLG Fund into which a client invests and the “investee fund” is the underlying GLG Fund into which the investing fund invests. For example, the GLG European Long-Short Fund invests in the GLG Utilities Fund. In that case, the GLG European Long-Short Fund is the investing fund and the GLG Utilities Fund is the investee fund.

Management Fees

GLG’s gross management fee rates are set as a percentage of fund AUM. Management fee rates vary depending on the product, as set forth in the table below (subject to fee treatment of fund-in-fund reinvestments as described below):

Product	Typical Range of Gross Fee Rates (% of AUM)

Single-manager alternative strategy funds	1.50% — 2.50%*
Long-only funds	0.75% — 2.25%
Internal FoHF	0.25% — 1.50% (at the investing fund level)*
External FoHF	1.50% — 1.95%

*	When one of the single-manager alternative strategy funds or internal FoHFs managed by GLG invests in an underlying single-manager alternative strategy fund managed by GLG, management fees are charged at the investee fund level. In addition, management fees are charged on the following GLG Funds at the investing fund level: (1) GLG Multi Strategy Fund; and (2) Prime GLG Diversified Fund.

Management fees are generally paid monthly, one month in arrears.

Most GLG Funds have share classes with distribution fees that are paid to third-party institutional distributors with no net economic impact to GLG. In certain cases, GLG may rebate a portion of its gross management fees in order to compensate third-party institutional distributors for marketing GLG products and, in a limited number of cases, in order to incentivize clients to invest in GLG Funds.

Performance Fees

GLG’s gross performance fee rates are set as a percentage of fund performance, calculated as investment gains (both realized and unrealized), less management and administration fees, subject to “high water marks” and, in the case of most long-only funds, four multi-manager funds (external FoHF) and two single-manager alternative strategy funds, to performance hurdles. As a result, even when a GLG Fund has positive fund performance, GLG may not earn a performance fee due to negative fund performance in prior measurement periods and in some cases due to a failure to reach a hurdle rate. Performance fee rates vary depending on the product, as set forth in the table below (subject to fee treatment of fund-in-fund investments as described below):

Product	Typical Range of Gross Fee Rates (% of Investment Gains)

Single-manager alternative strategy funds	20% — 30%*
Long-only funds	20% — 25%
Internal FoHF	0% — 20% (at the investing fund level)*
External FoHF	5% — 10%

*	When one of the single-manager alternative strategy funds or internal FoHFs managed by GLG invests in an underlying single-manager alternative strategy fund managed by GLG, performance fees are charged at the investee fund level. In addition, performance fees are charged on the following GLG Funds at the investing fund level: (1) Prime GLG Diversified Fund; and (2) GLG Global Aggressive Fund, to the extent, if any, that the performance fee at the investing fund level is greater than the performance fee at the investee fund level.

GLG has adopted Method 1 for recognizing performance fee revenues and under Method 1 does not recognize performance fee revenues until the end of the measurement period when the amounts are crystallized, which for the majority of the investment funds and accounts managed by GLG is on June 30 and December 31.

Administration Fees

GLG’s gross administration fee rates are set as a percentage of fund AUM. Administration fee rates vary depending on the product. From its gross administration fees, GLG pays sub-administration fees to third-party administrators and custodians, with the residual fees recognized as GLG’s net administration fee. Administration fees are generally paid monthly, one month in arrears.

When one of the single-manager alternative strategy funds or internal FoHFs managed by GLG invests in an underlying single-manager alternative strategy fund managed by GLG, administration fees are charged at both the investing and investee fund levels.

Change in Business Practice

Prior to 2005, GLG levied transaction charges on certain of the funds it managed, with respect to certain investment types, on a per-trade basis, and only charged administration fees to cover sub-administration fees paid to third parties. However, beginning in 2005, GLG ceased levying transaction charges and increased administration fee rates for these funds, which going forward include a portion retained by GLG. This transition was effected on a fund-by-fund basis, with GLG ceasing to levy transaction charges on all GLG Funds by the end of 2005, and administration fees being rolled out to all of the single-manager alternative strategy GLG Funds by early 2006, and to all of the long-only GLG Funds by the end of 2006. The elimination of transaction charges was only partially offset by the increase in administration fee rates. This resulted in lower fund expenses which contributed to higher performance fees. The combined impact of this change in business practice was a net reduction in the fees and charges earned by GLG from the GLG Funds in 2005 compared to 2004. However, GLG’s management believes that, given competitive factors, the increasing importance of institutional accounts and the need to better position GLG to enter new markets, this change was necessary to execute on its long-term growth strategy. Substantially all of the impact of these changes was reflected in 2006.

Fees on Managed Accounts

Managed account fee structures are negotiated on an account-by-account basis and may be more complex than for the GLG Funds. Across the managed account portfolio, fee rates vary according to the underlying mandate and in the aggregate are generally within the performance and management fee ranges charged with respect to comparable fund products.

Expenses

Employee Compensation and Benefits and Limited Partner Profit Share

To attract, retain and motivate the highest quality investment and other professionals, GLG provides significant remuneration through salary, discretionary bonuses, profit sharing and other benefits.

The largest component of expenses is compensation and other benefits payable to GLG’s investment and other professionals. This includes significant fixed annual salary or limited partner profit share and other compensation based on individual, team and company performance and profitability.

Beginning in mid-2006, GLG entered into partnership with a number of its key personnel in recognition of their importance in creating and maintaining the long-term value of GLG. These individuals ceased to be employees and either became holders of direct or indirect limited partnership interests in GLG or formed two limited liability partnerships through which they provide services to GLG. Through these partnership interests, these key individuals are entitled to partnership draws as priority distributions, which are recognized in the period in which they are payable. There is an additional limited partner profit share distribution, which is recognized in the period in which it is declared. Key personnel that are participants in the limited partner profit share arrangement do not receive salaries or discretionary bonuses from GLG. Limited partner profit share does not affect net income, whereas comparable amounts paid to these key personnel as employees had been recorded as employee compensation and benefits prior to mid-2006 and accordingly reduced net income. Under GAAP, limited partner profit share cannot be presented as employee compensation expense. However, management believes that it is more appropriate to treat limited partner profit share as expense when considering business performance because it reflects the cost of the services provided to GLG by these participants in the limited partner profit share arrangement. As a result, GLG presents the measure “non-GAAP comprehensive limited partner profit share, compensation and benefits”, or non-GAAP PSCB, which is a non-GAAP financial measure used to calculate adjusted net income, as described below under “— Assessing Business Performance”, and which adds limited partner profit share to employee compensation expense to show the total cost of the services provided to GLG by both participants in the limited partner profit share arrangement and employees.

The components of total non-GAAP PSCB are:

•	Base compensation — fixed contractual base payments made to personnel. This compensation is paid to employees in the form of base salary. Base compensation is generally paid monthly and the expense is recognized as the amounts are paid.

•	Variable compensation — payments that arise from the contractual entitlements of personnel to a fixed percentage of certain variable fee revenues attributable to such personnel with respect to GLG Funds and managed accounts. These amounts are paid to employees in the form of variable salary. Variable compensation expense is recognized at the same time as the underlying fee revenue is crystallized, which may be monthly or semi-annually (on June 30 and December 31), depending on the fee revenue source.

•	Discretionary compensation — payments that are determined by GLG’s management in its sole discretion and are generally linked to performance during the year. In determining such payments, GLG’s management considers, among other factors, the ratio of total discretionary compensation to total revenues; however, this ratio may vary between periods and, in particular, significant discretionary bonuses may still be paid in a period of low performance for personnel retention and incentivization purposes. This discretionary compensation is paid to employees in the form of a discretionary cash bonus. Discretionary compensation is generally declared and paid following the end of each calendar year. However, the notional discretionary compensation charge accrual is adjusted monthly based on the year-to-date profitability and revenues recognized on a year-to-date basis. As the majority of funds crystallize their performance fees at June 30 and December 31, the majority of discretionary compensation expense is generally crystallized at year end and is typically paid in January following the year end.

•	Limited partner profit share — distributions of limited partner profit shares under the limited partner profit share arrangement described below.

Limited Partnership Profit Share

The key personnel who are participants in the limited partner profit share arrangement provide services to GLG through two limited liability partnerships, Laurel Heights LLP and Lavender Heights LLP (the “LLPs”), which are limited partners in GLG Partners LP and GLG Partners Services LP, respectively. The amount of profits attributable to each of the LLPs is determined at the discretion of GLG’s management based upon the profitability of GLG’s business and their view of the contribution to revenues and profitability from the services provided by each limited partnership during that period. The amount of such distribution will be accrued monthly although it is generally crystallized at year end. However, the notional distribution accrual is adjusted monthly based on the year-to-date profitability and revenues recognized on a year-to-date basis. A portion of the partnership distribution is advanced monthly as a draw against final determination of profit share. Once the final profit allocation is determined, typically in January following each year end, it will be paid to the LLPs as limited partners, less any amounts paid as advance drawings during the year. Other limited partners of GLG Partners Services LP who receive profit allocations include two investment professionals, Steven Roth and Greg Coffey (through Saffron Woods Corporation) who are not members of Lavender Heights LLP, but whose profit distributions from GLG Partners Services LP are determined in the same manner as the allocation of profit shares to individual members of the LLP described below and included in the limited partner profit measure, as described below.

Under GAAP, such distributions are recognized when declared and paid. Because the amounts relate to revenues recognized in the previous accounting period, GLG uses a non-GAAP adjustment to deduct any LLP distributions and any distributions to Steven Roth and Saffron Woods Corporation made after the end of each accounting period relating to revenues recognized in the previous accounting period, as it believes this more accurately reflects the net income for the relevant period. This non-GAAP adjustment is also included in the measure “limited partner profit share” used in determining non-GAAP PSCB.

Allocation of Profit Shares to Individual Members of LLPs

Profit allocations made to the LLPs by GLG Partners LP and GLG Partners Services LP make up substantially all of the LLPs’ net profits for each period. Members are entitled to a base limited partner profit share priority drawing, which is a fixed amount and paid as a partnership draw. Certain members are also entitled to a variable limited partner profit share priority drawing based on a fixed percentage of certain variable fee revenues attributable to such personnel with respect to GLG Funds and managed accounts, which are paid as a partnership draw. After year end, the managing members of the LLPs will make discretionary allocations to the key personnel who participate in the limited partner profit share arrangement and who are LLP members from the remaining balance of the LLPs’ net profits, after taking into account the base and variable limited partnership profit share priority drawings, based on their view of those individuals’ contribution to the generation of these profits. This process will typically take into account the nature of the services provided to GLG by each key personnel, his or her seniority and the performance of the individual during the period. The notional limited partner profit share expense accrual is adjusted monthly based on year-to-date profitability and revenues recognized on a year-to-date basis.

Profit allocations, net of any amounts paid during the year as priority partnership drawings, will typically be paid to the members in January following each year end.

GLG’s management believes that the adjustments made to include limited partner profit share in non-GAAP PSCB do not give rise to an income tax effect.

See “— Non-GAAP Expense Measures” under each period to period comparison discussed under “— Results of Operations — Expenses” for a reconciliation of non-GAAP PSCB to GAAP employee compensation and benefits for the periods presented.

As GLG’s investment performance improves, its compensation costs and performance-related limited partner profit share distributions are expected generally to rise correspondingly. In addition, equity-based compensation costs may vary significantly from period to period depending on the market price of our common stock, among other things. In order to retain our investment professionals during periods of poor performance, we may have to pay our investment professionals significant amounts, even if we earn low or no performance fees. In these circumstances these payments may represent a larger proportion of our revenues than historically.

In addition to share-based compensation expense discussed above, GLG will record deferred compensation expense with respect to the cash portion of the awards under the equity participation plan in the aggregate amount of $150 million. For the three 12-month periods beginning with the consummation of the acquisition of GLG, deferred compensation expense will include $104.1 million, $32.0 million and $13.2 million related to the cash portion of the equity participation plan.

General and Administrative

GLG’s non-personnel cost base represents the expenditure required to provide an effective investment infrastructure and marketing operation. Key elements of the cost base are, among other things, professional services fees, temporary and contract employees, travel, information technology and communications, business development and marketing, occupancy, facilities and insurance.

Income Tax

Historically, the only GLG entity earning significant profits subject to company-level income taxes was GLG Holdings Limited, which was subject to U.K. corporate income tax. Most of the balance of the profit was earned by pass-through or other entities that did not incur significant company-level income taxes. Although only a relatively small portion of the profits earned by GLG was subject to U.S. corporate income tax, GLG Partners, Inc. is a U.S. corporation that is subject to U.S. corporate income tax.

After the acquisition of GLG, our effective tax rate will be a function of our overall earnings, the income tax rates in the jurisdictions in which we and our subsidiaries do business, the type and relative amount of income earned by us and our subsidiaries in these jurisdictions and the timing of repatriation of profits back to the United States (e.g., in the form of dividends). As our business expands into countries with higher tax rates such as the United States, we expect that our effective tax rate may increase.

Allocation of income among business activities and entities is subject to detailed and complex rules applied to facts and circumstances that generally are not readily determinable at the date financial statements are prepared. Accordingly, estimates are made of income allocations in computing financial statement effective tax rates that may differ from actual allocations determined when tax returns are prepared or after examination by tax authorities.

We will amortize over a 15-year period and deduct for U.S. income tax purposes the carrying value of certain assets, such as intangibles, arising in connection with the acquisition of GLG, effectively reducing U.S. tax expense on repatriated profits. The amount of annual tax deductible goodwill amortization was approximately $214 million based on the fair market value of Company common stock on November 2, 2007 of $13.70 per share and estimates of the fair market values of the assets and liabilities acquired in the acquisition.

GLG accounts for taxes using the asset and liability method in accordance with SFAS No. 109, “Accounting for Income Taxes”, under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is established when management believes it is more likely than not that a deferred tax asset will not be realized.

Assessing Business Performance

As discussed above under “— Expenses — Employee Compensation and Benefits and Limited Partner Profit Share”, GLG’s management assesses its personnel-related expenses based on the measure non-GAAP PSCB. Non-GAAP PSCB reflects GAAP employee compensation and benefits, adjusted to include the limited partner profit shares described above under “— Expenses — Employee Compensation and Benefits and Limited Partner Profit Share”.

In addition, GLG’s management assesses the underlying performance of its business based on the measure “adjusted net income”, which adjusts for the difference between GAAP employee compensation and benefits and non-GAAP PSCB as discussed above. See “— Results of Operations — Adjusted Net Income” for a reconciliation of adjusted net income to net income for the periods presented.

Non-GAAP PSCB is not a measure of financial performance under GAAP and should not be considered as an alternative to GAAP employee compensation and benefits. Further, adjusted net income is not a measure of financial performance under GAAP and should not be considered as an alternative to GAAP net income as an indicator of GLG’s operating performance or any other measures of performance derived in accordance with GAAP. The non-GAAP financial measures presented by GLG may be different from non-GAAP financial measures used by other companies.

GLG is providing these non-GAAP financial measures to enable investors, securities analysts and other interested parties to perform additional financial analysis of GLG’s personnel-related costs and its earnings from operations and because it believes that they will be helpful to investors in understanding all components of the personnel-related costs of GLG’s business. GLG’s management believes that the non-GAAP financial measures also enhance comparisons of GLG’s core results of operations with historical periods. In particular,

GLG believes that the non-GAAP adjusted net income measure better represents profits available for distribution to stockholders than does GAAP net income. In addition, GLG’s management uses these non-GAAP financial measures in its evaluation of GLG’s core results of operations and trends between fiscal periods and believes these measures are an important component of its internal performance measurement process. GLG’s management also prepares forecasts for future periods on a basis consistent with these non-GAAP financial measures. Under the revolving credit and term loan facilities entered into in connection with the acquisition of GLG, we and our subsidiaries are required to maintain compliance with certain financial covenants based on adjusted earnings before interest expense, provision for income taxes, depreciation and amortization, or adjusted EBITDA, which is calculated based on the non-GAAP adjusted net income measure, further adjusted to add back interest expense, provision for income taxes, depreciation and amortization. Non-GAAP adjusted net income has certain limitations in that it may overcompensate for certain costs and expenditures related to GLG’s business and may not be indicative of the cash flows from operations as determined in accordance with GAAP.

Assets Under Management

The following is a discussion of GLG’s gross and net AUM as of September 30, 2007 and 2006 and as of December 31, 2006, 2005 and 2004, and GLG’s average gross and net AUM for the nine months ended September 30, 2007 and 2006 and for the years ended December 31, 2006, 2005 and 2004.

In order to accurately represent fund-in-fund investments whereby one GLG Fund may hold exposure to another GLG Fund, management tracks AUM on both a gross and a net basis. In a gross presentation, sub-invested funds will be counted at both the investing and investee fund level. Net presentation removes the assets at the investing fund level, indicating the total external investment from clients.

GLG has achieved strong historical AUM growth. The following table sets out GLG’s gross and net AUM on a historical basis, categorized by product types:

AUM

	As of September 30,		As of December 31,
	2007	2006	2006	2005	2004
	(US dollars in millions)

Alternative strategy	$14,713	$9,184	$10,410	$7,030	$9,171
Long-only	4,561	3,735	3,815	3,253	2,666
Internal FoHF	1,651	1,089	1,261	790	870
External FoHF	598	511	568	410	338

Gross fund-based AUM	21,524	14,519	16,053	11,484	13,045

Managed accounts	1,905	1,042	1,233	335	5
Cash and other holdings	164	372	310	229	215

Total gross AUM	23,593	15,932	17,596	12,047	13,265

Less: internal FoHF investments in GLG Funds	(1,653)	(1,091)	(1,268)	(805)	(867)
Less: external FoHF investments in GLG Funds	(55)	(48)	(49)	—	—
Less: alternatives fund-in-fund investments	(1,419)	(1,075)	(1,125)	(942)	(726)

Net AUM	$20,466	$13,718	$15,154	$10,300	$11,671

	Nine Months Ended
	September 30,		Years Ended December 31,
	2007	2006	2006	2005	2004
	(US dollars in millions)

Quarterly average gross AUM	$20,341	$14,360	$15,007	$12,166	$11,890
Quarterly average net AUM	17,576	12,324	12,890	10,549	10,427

Note:  Quarterly average gross and net AUM for a given period are calculated by averaging the AUM figures at the start of the period, and at the end of each quarter during the period concerned. Average AUM for a given fiscal year is calculated by averaging the AUM balances at December 31 of the prior year and each quarter-end during the fiscal year. In a similar manner, average AUM for a given nine-month period is calculated by averaging the AUM balances at December 31 of the prior year and each quarter end during the nine-month period. Quarterly average gross and net AUM are GLG management’s preferred measures of assets under GLG’s management in each period for the purposes of calculating key ratios such as fee yield.

The following table sets out the components of growth of GLG’s gross fund-based AUM, consisting of the alternative strategy, long-only, internal FoHF and external FoHF funds, and GLG’s managed accounts:

Components of Growth of Fund-Based and Managed Account AUM

	Nine Months Ended
	September 30,		Years Ended December 31,
	2007	2006	2006	2005	2004
	(US dollars in millions)

Opening gross fund-based AUM	$16,053	$11,484	$11,484	$13,045	$9,425
Gross fund-based inflows (net of redemptions)	3,350	1,541	1,986	(1,704)	2,353
Gross fund-based net performance (net of losses)	2,121	1,494	2,584	143	1,267

Closing gross fund-based AUM	$21,524	$14,519	$16,053	$11,484	$13,045

Opening managed account AUM	$1,233	$335	$335	$5	$12
Managed account inflows (net of redemptions)	457	766	865	309	(10)
Managed account net performance (net of losses)	215	(60)	34	20	4

Closing managed account AUM	$1,905	$1,042	$1,233	$335	$5

September 30, 2007 Compared to December 31, 2006

Change in AUM
between September 30, 2007 and December 31, 2006

	As of	As of
	September 30,	December 31,
	2007	2006	Change
	(US dollars in millions)

Alternative strategy	$14,713	$10,410	$4,303
Long-only	4,561	3,815	747
Internal FoHF	1,651	1,261	391
External FoHF	598	568	31

Gross fund-based AUM	21,524	16,053	5,471

Managed accounts	1,905	1,233	673
Cash and other holdings	164	310	(146)

Gross AUM	23,593	17,596	5,997

Less: internal FoHF investments in GLG Funds	(1,653)	(1,268)	(385)
Less: external FoHF investments in GLG Funds	(55)	(49)	(6)
Less: alternatives fund-in-fund investments	(1,419)	(1,125)	(294)

Net AUM	$20,466	$15,154	$5,312

Nine Months Ended
September 30,
2007
(US dollars in millions)

Opening gross fund-based AUM	$16,053
Gross fund-based inflows (net of redemptions)	3,350
Gross fund-based net performance (net of losses)	2,121

Closing gross fund-based AUM	$21,524

Opening managed account AUM	$1,233
Managed account inflows (net of redemptions)	457
Managed account net performance (net of losses)	215

Closing managed account AUM	$1,905

During the nine months ended September 30, 2007, gross AUM increased by $6.0 billion to $23.6 billion and net AUM increased by $5.3 billion to $20.5 billion.

Overall AUM growth was attributable primarily to growth in GLG’s gross fund-based AUM, which increased by $5.5 billion to $21.5 billion as of September 30, 2007, principally as a result of the following factors:

•	strong demand for GLG’s fund products, which resulted in inflows (net of redemptions) of $3.4 billion, which were responsible for 61.2% of gross fund-based AUM growth in the nine months ended September 30, 2007.

•	positive fund performance during the nine months ended September 30, 2007, resulting in performance gains (net of losses) of $2.1 billion, which was responsible for 38.8% of gross fund-based AUM growth in the nine months ended September 30, 2007; and

Managed account AUM increased by $0.7 billion to $1.9 billion as of September 30, 2007. This growth was primarily attributable to the following factors:

•	strong demand for GLG’s managed account products from certain institutional investors whose investment mandates made individual managed account solutions preferable to fund-based investments, which resulted in inflows (net of redemptions) of $457 million, representing 68.0% of managed account AUM growth in the nine months ended September 30, 2007; and

•	positive managed account performance during the nine months ended September 30, 2007, resulting in performance gains (net of losses) of $215 million, representing 32.0% of managed account AUM growth in the nine months ended September 30, 2007.

The ratio between net and gross AUM remained generally unchanged between the two dates, due to generally stable and consistent relative levels of fund-in-fund investments, with respect to both investments by GLG’s FoHF products in certain GLG Funds and investments by certain single-manager alternative strategy GLG Funds in other single-manager alternative strategy GLG Funds.

December 31, 2006 Compared to December 31, 2005

Change in AUM
between December 31, 2006 and December 31, 2005

	As of December 31,
	2006	2005	Change
	(US dollars in millions)

Alternative strategy	$10,410	$7,030	$3,380
Long-only	3,815	3,253	561
Internal FoHF	1,261	790	470
External FoHF	568	410	158

Gross fund-based AUM	16,053	11,484	4,569
Managed accounts	1,233	335	898
Cash and other holdings	310	229	81

Gross AUM	17,596	12,047	5,548

Less: internal FoHF investments in GLG Funds	(1,268)	(805)	(462)
Less: external FoHF investments in GLG Funds	(49)	—	(49)
Less: alternatives fund-in-fund investments	(1,125)	(942)	(183)

Net AUM	$15,154	$10,300	$4,854

Year Ended
December 31, 2006
(US dollars in millions)

Opening gross fund-based AUM	$11,484
Gross fund-based inflows (net of redemptions)	1,986
Gross fund-based net performance (net of losses)	2,584

Closing gross fund-based AUM	16,053

Opening managed account AUM	335
Managed account inflows (net of redemptions)	865
Managed account net performance (net of losses)	34

Closing managed account AUM	$1,233

During 2006, gross AUM increased by $5.5 billion to $17.6 billion and net AUM increased by $4.9 billion to $15.2 billion.

Overall AUM growth was attributable primarily to growth in GLG’s gross fund-based AUM, which increased by $4.6 billion to $16.1 billion as of December 31, 2006, principally as a result of the following factors:

•	positive fund performance during 2006, resulting in performance gains (net of losses) of $2.6 billion, which was responsible for 56.5% of gross fund-based AUM growth in 2006; and

•	a general increase in demand for GLG’s fund products, which resulted in inflows (net of redemptions) of $2.0 billion, which were responsible for 43.5% of gross fund-based AUM growth in 2006. This growth was primarily attributable to:

•	continued interest in GLG’s established investment fund products; and

•	investor demand for GLG’s new investment funds launched during 2006.

This demand was, in part, attributable to returning investors who had withdrawn AUM due to underperformance in certain GLG Funds during 2005, but who were attracted to reinvest in GLG Funds in 2006.

Managed account AUM increased significantly by $0.9 billion to $1.2 billion as of December 31, 2006. This growth was primarily attributable to the following factors:

•	strong demand for GLG’s managed account products from certain institutional investors whose investment mandates made individual managed account solutions preferable to fund-based investments, which resulted in inflows (net of redemptions) of $865 million, representing 96.3% of managed account AUM growth in the year ended December 31, 2006; and

•	positive managed account performance during the year ended December 31, 2006, resulting in performance gains (net of losses) of $34 million, representing 3.7% of managed account AUM growth in the year ended December 31, 2006.

The ratio between net and gross AUM remained generally unchanged between the two dates, due to generally stable and consistent relative levels of fund-in-fund investments, with respect to both investments by GLG’s FoHF products in certain GLG Funds and investments by certain single-manager alternative strategy GLG Funds in other single-manager alternative strategy GLG Funds.

December 31, 2005 Compared to December 31, 2004

Change in AUM
between December 31, 2005 and December 31, 2004

	As of December 31,
	2005	2004	Change
	(US dollars in millions)

Alternative strategy	$7,030	$9,171	$(2,141)
Long-only	3,253	2,666	587
Internal FoHF	790	870	(79)
External FoHF	410	338	72

Gross fund-based AUM	11,484	13,045	(1,561)
Managed accounts	335	5	329
Cash and other holdings	229	215	14

Gross AUM	12,047	13,265	(1,217)

Less: internal FoHF investments in GLG funds	(805)	(867)	62
Less: external FoHF investments in GLG funds	—	—	—
Less: alternatives fund-in-fund investments	(942)	(726)	(216)

Net AUM	$10,300	$11,671	$(1,371)

Year Ended
December 31,
2005
(US dollars in millions)

Opening gross fund-based AUM	$13,045
Gross fund-based inflows (net of redemptions)	(1,704)
Gross fund-based net performance (net of losses)	143

Closing gross fund-based AUM	$11,484

Opening managed account AUM	$5
Managed account inflows (net of redemptions)	309
Managed account net performance (net of losses)	20

Closing managed account AUM	$335

During 2005, gross AUM decreased by $1.2 billion to $12.0 billion and net AUM decreased by $1.4 billion to $10.3 billion. The overall decrease in AUM was attributable primarily to a reduction in GLG’s gross fund-based AUM by $1.6 billion to $11.5 billion as of December 31, 2005, driven by the following factors:

•	while still delivering performance gains (net of losses) of $0.1 billion, fund performance in 2005 was depressed by particularly significant underperformance in two of the GLG Funds, the GLG Credit Fund and the GLG Market Neutral Fund; and

•	fund underperformance gave rise to significant redemptions of AUM, primarily from the two underperforming funds. Redemptions for this period (net of inflows) from fund-based products were $1.7 billion.

During 2005, managed account AUM grew from $5 million to $335 million. This growth was primarily attributable to the following factors:

•	strong demand for GLG’s managed account products from certain institutional investors whose investment mandates made individual managed account solutions preferable to fund-based investments, which resulted in inflows (net of redemptions) of $309 million, representing 93.8% of managed account AUM growth in the year ended December 31, 2005. Fiscal 2005 was the first period in which managed accounts represented a significant source of assets for GLG; and

•	positive managed account performance during the year ended December 31, 2005, resulting in performance gains (net of losses) of $20 million, representing 6.2% of managed account AUM growth in the year ended December 31, 2005.

The ratio between net and gross AUM remained generally unchanged between the two dates, due to generally stable and consistent relative levels of fund-in-fund investments, with respect to both investments by GLG’s FoHF products in certain GLG Funds and investments by certain single-manager alternative strategy GLG Funds in other single-manager alternative strategy GLG Funds.

Results of Operations

Combined GAAP Statement of Operations Information

	Nine Months Ended September 30,		Years Ended December 31
	2007	2006	2006	2005	2004
	(US dollars in thousands)

Net revenues and other income
Management fees, net	$198,892	$129,981	$186,273	$137,958	$138,988
Performance fees, net	343,835	177,047	394,740	279,405	178,024
Administration fees, net	42,986	25,050	34,814	311	—
Transaction charges	—	—	—	184,252	191,585
Other	7,875	1,883	5,039	1,476	6,110

Total net revenues and other income	593,588	333,961	620,866	603,402	514,707

Expenses
Employee compensation and benefits	(110,526)	(118,194)	(168,386)	(345,918)	(196,784)
General, administrative and other	(79,634)	(43,721)	(68,404)	(64,032)	(42,002)

Total expenses	(190,160)	(161,915)	(236,790)	(409,950)	(238,786)

Income from operations	403,428	172,046	384,076	193,452	275,921

Interest income, net	4,694	3,603	4,657	2,795	519

Income before income taxes	408,122	175,649	388,733	196,247	276,440

Income taxes	(33,020)	(14,803)	(29,225)	(25,345)	(48,372)

Net income	$375,102	$160,846	$359,508	$170,902	$228,068

Net Revenues

Nine Months Ended September 30, 2007 Compared to Nine Months Ended September 30, 2006

Change in GAAP Net Revenues and Other Income
between Nine Months Ended September 30, 2007 and September 30, 2006

	Nine Months Ended
	September 30,
	2007	2006	Change
	(US dollars in thousands)

Net revenues and other income
Management fees, net	$198,892	$129,981	$68,911
Performance fees, net	343,835	177,047	166,788
Administration fees, net	42,986	25,050	17,937
Transaction charges	—	—	—
Other	7,875	1,883	5,992

Total net revenues and other income	$593,588	$333,961	$259,628

Key ratios
Total annualized net revenues and other income/quarterly average net AUM	4.50%	3.61%	0.89%
Annualized management fees/quarterly average net AUM	1.51%	1.41%	0.10%

Total net revenues and other income increased by $259.6 million, or 78%, to $593.6 million. This increase was driven by growth in all categories of fee revenue, especially in relation to performance fees.

For each type of fee revenue, GLG’s management uses net fee yield as a measure of GLG’s fees generated for every dollar of GLG’s net AUM. The net management, performance and administration fee yield is equal to the management fees, performance fees or administration fees, respectively, divided by quarterly average net AUM for the applicable period.

Management fees increased by $68.9 million, or 53%, to $198.9 million. This growth was driven by two main factors:

•	a 42.6% higher quarterly average net AUM balance between the periods which, at constant net management fee yield, resulted in an increase in management fees of $55.4 million, or 80.4% of the total increase in management fees; and

•	an increase in the net management fee yield from 1.41% to 1.51%, reflecting higher management fees per unit of AUM, which, when applied to the increased net AUM base, resulted in an increase in management fees of $13.5 million, or 19.6% of the total increase in management fees. The higher net management fee yield was attributable primarily to investors participating in GLG Funds and managed accounts with higher management fee rates.

Performance fees increased by $166.8 million, or 94%, to $343.8 million. This growth was driven by two main factors:

•	a 42.6% higher quarterly average net AUM balance between the periods which, at constant net performance fee yield, resulted in an increase in performance fees of $75.5 million, or 45.2% of the total increase in performance fees;

•	an increase in the annualized net performance fee yield from 1.92% to 2.61% which, when applied to the increased net AUM base, resulted in an increase in performance fees of $91.3 million, or 54.8% of the total increase in performance fees. The higher net performance fee yield was attributable to stronger performance delivering higher performance fees per unit of AUM.

Net administration fees increased by $17.9 million, or 72%, to $43.0 million. This growth was driven by two main factors:

•	a 42.6% higher quarterly average net AUM balance between the periods which, at constant administration fee yield, resulted in an increase in administration fees of $10.7 million, or 59.5% of the total increase in administration fees; and

•	an increase in the net administration fee yield from 0.27% to 0.33% which, when applied to the increased net AUM base, resulted in an increase in administration fees of $7.3 million, or 40.5% of the total increase in administration fees. The higher net administration fee yield was attributable primarily to investors participating in GLG Funds and managed accounts with higher net administration fee rates.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Change in GAAP Net Revenues and Other Income
between Years Ended December 31, 2006 and December 31, 2005

	Years Ended December 31,
	2006	2005	Change
	(US dollars in thousands)

Net revenues and other income
Management fees, net	$186,273	$137,958	$48,315
Performance fees, net	394,740	279,405	115,335
Administration fees, net	34,814	311	34,503
Transaction charges	—	184,252	(184,252)
Other	5,039	1,476	3,563

Total net revenues and other income	$620,866	$603,402	$17,464

Key ratios
Total net revenues and other income/quarterly average net AUM	4.82%	5.72%	(0.90)%
Management fees/quarterly average net AUM	1.45%	1.31%	0.14%

Total net revenues and other income increased by $17.5 million, or 2.9%, to $620.9 million. This increase was driven by growth in both management and performance fees, offset by net revenue loss resulting from the transition from a transaction charge to an administration fee model in 2005.

Management fees increased by $48.3 million, or 35.0%, to $186.3 million. This growth was driven by two main factors:

•	a 22.2% higher quarterly average net AUM balance between the periods which, at constant net management fee yield, resulted in an increase in management fees of $30.6 million, or 63.4% of the total increase in management fees; and

•	an increase in the net management fee yield from 1.3 1% to 1.45%, reflecting higher management fees per unit of AUM, which, when applied to the increased net AUM base, resulted in an increase in management fees of $17.7 million, or 36.6% of the total increase in management fees. The higher net management fee yield was attributable primarily to investors participating in GLG Funds and managed accounts with higher management fee rates.

Performance fees increased by $115.3 million, or 41.3%, to $394.7 million. This growth was driven by two main factors:

•	a 22.2% increase in quarterly average net AUM balances between the periods which, at constant net performance fee yield, resulted in an increase in performance fees of $62.0 million, or 53.8% of the total increase in performance fees; and

•	an increase in the net performance fee yield from 2.65% to 3.06% which, when applied to the increased net AUM base, resulted in an increase in performance fees of $53.3 million, or 46.2% of the total increase in performance fees. The higher net performance fee yield was attributable to stronger performance delivering higher performance fees per unit of AUM. The increase in performance was partly attributable to the transition to an administration fee model from a transaction charge model in 2005, which reduced fund expenses and resulted in higher fund performance. Substantially all of the impact of these changes was reflected in 2006.

Combined revenues from transaction charges and net administration fees fell by $149.7 million, or 81.1%, to $34.8 million. This reduction was attributable primarily to the transition from a transaction charge to an administration fee model in 2005.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Change in GAAP Net Revenues and Other Income
between Years Ended December 31, 2005 and December 31, 2004

	Years Ended December 31,
	2005	2004	Change
	(US dollars in thousands)

Net revenues and other income
Management fees, net	$137,958	$138,988	$(1,030)
Performance fees, net	279,405	178,024	101,381
Administration fees, net	311	—	311
Transaction charges	184,252	191,585	(7,333)
Other	1,476	6,110	(4,634)

Total net revenues and other income	$603,402	$514,707	$88,695

Key ratios
Total net revenues and other income/quarterly average net AUM	5.72%	4.94%	0.78%
Management fees/quarterly average net AUM	1.31%	1.33%	(0.03)%

Total net revenues and other income increased by $88.7 million, or 17.2%, to $603.4 million. This increase was driven primarily by growth in performance fees.

Management fees decreased by $1.0 million, or 0.7%, to $138.0 million. This reduction was primarily driven by a reduction in the net management fee yield from 1.33% to 1.31%, reflecting lower management fees per unit of AUM, which, when applied to the increased net AUM base, resulted in a decrease in management fees of $2.7 million. The lower net management fee yield was attributable to increased management fee rebates, partly offset by higher management fee yields on new AUM inflows during 2005. These decreases were partially offset by a 1.2% increase in quarterly average net AUM balances between the periods which, at constant net performance fee yield, resulted in an increase in management fees of $1.6 million.

Performance fees increased by $101.4 million, or 56.9%, to $279.4 million. This growth was driven by two main factors:

•	an increase in the net performance fee yield from 1.71% to 2.65% which, when applied to the increased net AUM base, resulted in an increase in performance fees of $99.3 million, or 97.9% of the total increase in performance fees. The higher net performance fee yield was attributable to stronger performance delivering higher performance fees per unit of AUM. The increase in net performance fee yield was attributable to strong GLG Fund and managed account performance, with the principal exception of two GLG Funds which recorded significant underperformance during the 2005 period; and

•	a 1.2% increase in quarterly average net AUM balances between the periods which, at constant net performance fee yield, resulted in an increase in performance fees of $2.1 million, or 2.1% of the total increase in performance fees.

The transition from a transaction charge to an administration fee model, which began in 2005, also resulted in a slight increase in net administration fees and a slight decrease in transaction charges. However, due to the phased-in implementation, the effect on 2005 revenues was limited.

Expenses

Nine Months Ended September 30, 2007 Compared to Nine Months Ended September 30, 2006

Change in GAAP Expenses between Nine Months Ended September 30, 2007 and September 30, 2006

	Nine Months Ended
	September 30,
	2007	2006	Change
	(US dollars in thousands)

Expenses
Employee compensation and benefits	$(110,526)	$(118,194)	$7,668
General, administrative and other	(79,634)	(43,721)	(35,912)

Total expenses	$(190,160)	$(161,915)	$(28,246)

Key ratios
Employee compensation and benefits/total GAAP net revenues and other income	18.62%	35.39%	(16.77)%
General, administrative and other/total GAAP net revenues and other income	13.42%	13.09%	0.32%

Total expenses /total GAAP net revenues and other income	32.04%	48.48%	(16.45)%

Employee compensation and benefits decreased by $7.7 million, or 6.5%, to $110.5 million. The decreases included a $16.8 million decrease in variable salary, and a $1.5 million decrease in base compensation and benefits, which were mainly attributable to certain GLG key personnel ceasing to be employees at or after the end of the second quarter of 2006, partially offset by a $10.6 million increase in discretionary bonuses. Under the limited partner profit share arrangement, these key personnel became holders of direct or indirect limited partnership interests in the entities which had previously employed them, resulting in comparable amounts which had been paid as compensation thereafter being paid as limited partner profit share.

General, administrative and other expenses increased by $35.9 million, or 82%, to $79.6 million. This was attributable to the following factors in approximately equal proportions:

•	the growing scale of GLG’s operations, principally in relation to increases in personnel and market data expenses; and

•	one-time regulatory and legal costs.

Non-GAAP Expense Measures

As discussed above under “— Assessing Business Performance”, GLG presents a non-GAAP comprehensive limited partner profit share, compensation and benefits measure. The table below reconciles GAAP employee compensation and benefits to non-GAAP PSCB for the periods presented.

Change in Non-GAAP Expenses between Nine Months Ended
September 30, 2007 and September 30, 2006

	Nine Months Ended
	September 30,
	2007	2006	Change
	(US dollars in thousands)

Non-GAAP expenses
GAAP employee compensation and benefits	$(110,526)	$(118,194)	$7,668
Limited partner profit share	(207,500)	(76,530)	(130,970)
Non-GAAP PSCB	(318,026)	(194,724)	(123,302)
GAAP general, administrative and other	(79,634)	(43,721)	(35,912)

Non-GAAP total expenses	$(397,660)	$(238,445)	$(159,215)

Key ratios (based on non-GAAP measures)
Non-GAAP PSCB /total GAAP net revenues and other income	53.58%	58.31%	(4.73)%
General, administrative and other/total GAAP net revenues and other income	13.42%	13.09%	0.32%

Non-GAAP total expenses/total GAAP net revenues and other income	66.99%	71.40%	(4.41)%

Non-GAAP PSCB, including payments of limited partner profit shares, increased by $123.3 million, or 63%, to $318.0 million. This increase was mainly attributable to the growing scale of GLG’s operations, as GLG’s AUM grew during the period, driving additional headcount. In particular, the 94% increase in performance fees between the periods contributed to a $123.4 million increase in non-GAAP discretionary compensation and bonus, which, together with a $6.8 million increase in non-GAAP base compensation and benefits, substantially outweighed the decreases in non-GAAP variable compensation of $6.9 million attributable to management’s decision to reduce the number of personnel with contractual entitlements to variable compensation. The $131.0 million increase in limited partner profit share was composed of a $112.8 million increase in discretionary limited partner profit share, an $8.2 million increase in base limited partner profit share and a $9.9 million increase in variable limited partner profit share. The non-GAAP PSCB/total GAAP net revenues and other income ratio fell from 58.3% to 53.6%, demonstrating the increasing scalability of GLG’s personnel-related cost base.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Change in GAAP Expenses between Years Ended December 31, 2006 and December 31, 2005

	Years Ended December 31,
	2006	2005	Change
	(US dollars in thousands)

Expenses
Employee compensation and benefits	$(168,386)	$(345,918)	$177,532
General, administrative and other	(68,404)	(64,032)	(4,372)

Total expenses	$(236,790)	$(409,950)	$173,160

Key ratios
Employee compensation and benefits/total GAAP net revenues and other income	27.12%	57.33%	(30.21)%
General, administrative and other/total GAAP net revenues and other income	11.02%	10.61%	0.41%

Total expenses /total GAAP net revenues and other income	38.14%	67.94%	(29.80)%

Employee compensation and benefits fell by $177.5 million, or 51.3%, to $168.4 million. The decreases included a $121.7 million decrease in discretionary bonuses and a $14.3 million decrease in variable salary, which were driven primarily by the following factors:

•	certain GLG key personnel ceasing to be employees at or after the end of the second quarter of 2006. These key personnel became holders of direct or indirect limited partnership interests in the entities which had previously employed them, resulting in comparable amounts which had been paid as compensation being paid as limited partner profit share; and

•	the non-recurrence in 2006 of certain one-time costs incurred in 2005, primarily the approximately $41.6 million expense recorded in 2005 related to an employment tax settlement covering the period from GLG’s separation from Lehman Brothers International (Europe), or Lehman International, in 2000 to April 5, 2006.

The decrease was partially offset by the following factors which increased employee compensation and benefits through the period:

•	an increase in compensation attributable to the growth in GLG’s headcount as its operations grew; and

•	an increase in the proportion of performance-based discretionary compensation. GLG Funds are managed either by principals or by non-principals. Non-principals receive performance-based discretionary compensation related to their performance, either as bonus (for employees who do not participate in the limited partner profit share arrangement) or as discretionary limited partner profit share (for key personnel who participate in the limited partner profit share arrangement). In 2005 a number of funds managed by a former principal of GLG started to be managed by employee non-principal managers. This increased the performance-based discretionary bonuses included in employee compensation and benefits.

General, administrative and other expenses increased by $4.4 million, or 6.8%, to $68.4 million. This was mainly attributable to the growing scale of GLG’s operations, principally increases in personnel and market data expenses.

Non-GAAP Expense Measures

As discussed above under “— Assessing Business Performance”, GLG presents a non-GAAP PSCB measure. The table below reconciles GAAP employee compensation and benefits to non-GAAP PSCB for periods presented.

Change in Non-GAAP Expenses between Years Ended December 31, 2006 and December 31, 2005

	Years Ended December 31,
	2006	2005	Change
	(US dollars in thousands)

Non-GAAP expenses
GAAP employee compensation and benefits	$(168,386)	$(345,918)	$177,532
Limited partner profit share	(201,450)	—	(201,450)
Non-GAAP PSCB	(369,836)	(345,918)	(23,918)
GAAP general, administrative and other	(68,404)	(64,032)	(4,372)

Non-GAAP total expenses	$(438,240)	$(409,950)	$(28,290)

Key ratios (based on non-GAAP measures)
Non-GAAP PSCB/total GAAP net revenues and other income	59.57%	57.33%	2.24%
General, administrative and other/total GAAP net revenues and other income	11.02%	10.61%	0.41%

Non-GAAP total expenses/total GAAP net revenues and other income	70.59%	67.94%	2.65%

Non-GAAP PSCB, including payments of limited partner profit shares, increased by $23.9 million, or 6.9%, to $369.8 million. The increase was attributable primarily to an increase in non-GAAP discretionary compensation and bonus of $65.0 million, offset by a decrease of $7.1 million in non-GAAP variable compensation attributable to management’s decision to reduce the number of personnel with contractual entitlements to variable compensation and a reduction in variable compensation pay out rates for those who continue to have such entitlements. The $201.5 million increase in limited partner profit share was composed of a $186.7 million increase in discretionary limited partner profit share, a $7.6 million increase in base limited partner profit share priority drawings, and a $7.2 million increase in variable limited partner profit share. The factors contributing to the increases include:

•	an increase in net revenues, primarily a 41.3% increase in performance fees, which impacted performance-based variable compensation and limited partner profit share;

•	an increase in compensation attributable to the growth in GLG’s headcount as its operations grew;

•	GLG’s transition from a transaction charge to an administration fee model, which resulted in an increase in the performance fee revenues as a proportion of total net revenues and therefore an increase in the proportion of total net revenues giving rise to performance-based non-GAAP PSCB expense; and

•	an increase in the proportion of performance-based discretionary compensation attributable to funds managed by non-principals as described above in the discussion of GAAP expenses. In 2005, this increased the performance-based discretionary bonuses included in employee compensation and benefits. In addition, beginning in mid-2006, as a result of certain of the non-principal investment managers ceasing to be employees and becoming participants in the limited partner profit share arrangement, this increased performance-based discretionary limited partner profit share.

The increase caused by these factors was partially offset by the non-recurrence in 2006 of certain one-time costs incurred in 2005, primarily the approximately $41.6 million expense recorded in 2005 related to the employment tax settlement covering the period from GLG’s separation from Lehman International in 2000 to April 5, 2006 discussed above. The net impact of all such factors was a slight increase in the non- GAAP PSCB/total GAAP net revenues and other income ratio by 2.2% to 59.6%.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Change in GAAP Expenses between Years Ended December 31, 2005 and December 31, 2004

	Years Ended December 31,
	2005	2004	Change
	(US dollars in thousands)

Expenses
Employee compensation and benefits	$(345,918)	$(196,784)	$(149,134)
General, administrative and other	(64,032)	(42,002)	(22,030)

Total expenses	$(409,950)	$(238,786)	$(171,164)

Key ratios
Employee compensation and benefits / total GAAP net revenues and other income	57.33%	38.23%	19.10%
General, administrative and other / total GAAP net revenues and other income	10.61%	8.16%	2.45%

Total expenses/total GAAP net revenues and other income	67.94%	46.39%	21.55%

Employee compensation and benefits increased by $149.1 million, or 75.8%, to $345.9 million, which included a $115.0 million increase in discretionary bonuses, driven primarily by a 56.9% increase in performance fees and an increase in the proportion of discretionary performance-based compensation attributable to funds managed by non-principals, offset by a $4.6 million decrease in variable salary and a $2.8 million decrease in base compensation and benefits. For 2005 and 2004, non-principals received as bonus performance-based discretionary compensation related to their performance. As such, an increase in the contribution of performance attributable to non-principals increased the performance-based discretionary bonus included in employee compensation and benefits.

The major driver of the increase in the proportion of performance-based discretionary compensation attributable to non-principals was the transition in the management of funds managed by a former principal of GLG during the periods presented to employee non-principal investment professionals. The shift in 2005 to employee non-principal managers of the funds primarily managed by the former principal resulted in higher performance based discretionary bonuses being included in employee compensation and benefits in 2005 compared to 2004. The increase in employee compensation and benefits was also partially attributable to certain one-time costs incurred in 2005, primarily the approximately $41.6 million expense recorded in 2005 related to the employment tax settlement covering the period from GLG’s separation from Lehman International in 2000 to April 5, 2006. No comparable expense was recorded in 2004.

General and administrative expenses increased by $22.0 million, or 52.4%, to $64.0 million. This increase was mainly attributable to legal, professional and regulatory costs, in addition to costs associated with the development of the GLG platform to support the growing scale of GLG’s operations.

For these periods, there were no limited partner profit shares, as the limited partner profit share arrangement was not implemented until 2006. As a result, non-GAAP PSCB for these periods would have been the same as GAAP employee compensation and benefits.

Income Tax

GLG’s effective income tax rate is generally low since the portion of GLG’s profits comprising the limited partner profit share is included in income before income taxes but is subject to tax at the level of the limited partners and is not subject to corporation tax. In addition, some of GLG’s business is conducted in the Cayman Islands which does not levy corporate income tax on GLG’s earnings. Shown in the tables below are reconciliations of income taxes computed at the standard U.K. corporation tax rate to the actual income tax expense which reflect GLG’s effective income tax rate.

Nine Months Ended September 30, 2007 Compared to Nine Months Ended September 30, 2006

Change in Income Taxes between Nine Months Ended September 30, 2007 and September 30, 2006

	Nine Months Ended
	September 30,
	2007	2006	Change
	(US dollars in thousands)

Income taxes	$(33,020)	$(14,803)	$(18,218)

Reconciliation of income taxes computed at standard U.K. corporation tax rate to income tax charge
Income before income taxes	$408,122	$175,649	$232,474

Tax charge at U.K. corporation tax rate (30%)	(122,437)	(52,695)	(69,742)
Factors affecting charge:
Overseas tax rate differences	28,913	15,438	13,475
Disallowed and non-taxable items	(1,746)	(505)	(1,241)
Pass through to non-controlling interest holders	62,250	22,959	39,291

Tax on profit on ordinary activities	$(33,020)	$(14,803)	$(18,218)

Effective income tax rate	8.09%	8.43%	(0.34)%

Income tax expense increased by $18.2 million to $33.0 million, driven mainly by a 132.4% increase in income before income taxes, partially offset by a reduction in the effective income tax rate from 8.43% to

8.09%. The decrease in the effective income tax rate was due to an increase in amounts distributed as limited partner profit shares included in income before income taxes that did not impact income tax expense. The increase in these distributions was a result of certain key personnel ceasing to be employees and becoming participants in the limited partner profit share arrangement at or after the end of the second quarter of 2006.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Change in Income Taxes between Years Ended December 31, 2006 and December 31, 2005

	Years Ended December 31,
	2006	2005	Change
	(Dollars in thousands)

Income taxes	$(29,225)	$(25,345)	$(3,880)

Reconciliation of income taxes computed at standard U.K. corporation tax rate to income tax charge
Income before income taxes	$388,733	$196,247	$192,486

Tax charge at U.K. corporation tax rate (30%)	(116,620)	(58,874)	(57,746)
Factors affecting charge:
Overseas tax rate differences	27,557	35,185	(7,628)
Disallowed and non-taxable items	(841)	(1,656)	815
Pass through to non-controlling interest holders	60,679	—	60,679

Tax on profit on ordinary activities	$(29,225)	$(25,345)	$(3,880)

Effective income tax rate	7.52%	12.91%	(5.40)%

Income tax increased by $3.9 million to $29.2 million, driven by a 98.1% increase in income before income taxes, partially offset by a reduction in the effective income tax rate from 12.91% to 7.52%. The decrease in the effective income tax rate was due to an increase in amounts distributed as limited partner profit shares included in income before income taxes that did not impact income tax expense and a reduction in disallowed expenses, partially offset by an increase in the proportion of income before income taxes recognized in the United Kingdom, which applies a higher tax rate than the Cayman Islands and other jurisdictions in which GLG conducts business. The increase in these distributions was a result of certain key personnel ceasing to be employees and becoming participants in the limited partner profit share arrangement at the end of the second quarter of 2006.

Year Ended December 31, 2005 Compared to Year Ended December 31, 2004

Change in Income Taxes between Years Ended December 31, 2005 and December 31, 2004

	Years Ended December 31,
	2005	2004	Change
	(Dollars in thousands)

Income taxes	$(25,345)	$(48,372)	$23,027

Reconciliation of income taxes computed at standard U.K. corporation tax rate to income tax charge
Income before income taxes	$196,247	$276,440	$(80,193)

Tax charge at U.K. corporation tax rate (30%)	(58,874)	(82,932)	24,058
Factors affecting charge:
Overseas tax rate differences	35,185	36,118	(933)
Disallowed and non-taxable items	(1,656)	(1,558)	(98)
Pass through to non-controlling interest holders	—	—	—

Tax on profit on ordinary activities	$(25,345)	$(48,372)	$23,027

Effective income tax rate	12.91%	17.49%	(4.58)%

Income tax decreased by $23.0 million to $25.3 million, driven by both a 29.0% decrease in income before income taxes and by a reduction in the effective income tax rate from 17.49% to 12.91%. The decrease in the effective income tax rate was due to a decrease in the proportion of income before income taxes recognized in the United Kingdom, which applies a higher tax rate than the Cayman Islands and other jurisdictions in which GLG conducts business, partially offset by an increase in disallowed expenses.

Adjusted Net Income

As discussed above under “— Assessing Business Performance”, GLG presents a non-GAAP adjusted net income measure. The tables below reconcile net income to adjusted net income for the periods presented.

Nine Months Ended September 30, 2007 Compared to Nine Months Ended September 30, 2006

Change in Non-GAAP Adjusted Net Income
between Nine Months Ended September 30, 2007 and September 30, 2006

	Nine Months Ended
	September 30
	2007	2006	Change
	(Dollars in thousands)

Derivation of non-GAAP adjusted net income
GAAP net income	$375,102	$160,846	$214,256
Deduct: limited partner profit share	(207,500)	(76,530)	(130,970)

Non-GAAP adjusted net income	$167,602	$84,316	$83,286

Adjusted net income increased by $83.3 million, or 99%, to $167.6 million. This increase was driven by increased performance, management and administration fees, resulting from GLG’s larger pool of AUM, stronger performance and increased fee yields during the 2007 period. The adjusted net income measure for these periods includes limited partner profit share arising from fund performance crystallized during the nine months ended September 30, 2007.

Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Change in Non-GAAP Adjusted Net Income
between Years Ended December 31, 2006 and December 31, 2005

	Years Ended December 31,
	2006	2005	Change
	(Dollars in thousands)

Derivation of non-GAAP adjusted net income
GAAP net income	$359,508	$170,902	$188,606
Deduct: limited partner profit share	(201,450)	—	(201,450)

Non-GAAP adjusted net income	$158,058	$170,902	$(12,844)

Adjusted net income decreased by $12.8 million, or 7.5%, to $158.1 million. This reduction was driven by an increase in non-GAAP PSCB, resulting from the transition from a transaction charge to an administration fee model and an increase in the proportion of performance attributable to non-principals, as further described under “— Results of Operations — Expenses — Year Ended December 31, 2006 Compared to Year Ended December 31, 2005 — Non-GAAP Expense Measures”. Such increase was partially offset by the non-recurrence in 2006 of certain one-time costs incurred in 2005, primarily relating to the approximately $41.6 million employment tax settlement with the Inland Revenue.

For fiscal 2004 and 2005, there were no limited partner profit shares, as the limited partner profit share arrangement was not implemented until 2006. As a result, non-GAAP PSCB for these periods would have been the same as GAAP employee compensation and benefits, and non-GAAP adjusted net income would have been the same as GAAP net income.

Liquidity and Capital Resources

Liquidity is a measurement of GLG’s ability to meet potential cash requirements, including ongoing commitments to repay borrowings, pay compensation, and satisfy other general business needs. GLG’s primary sources of funds for liquidity consist of cash flows provided by operating activities, primarily the management fees and performance fees paid from the GLG Funds and accounts managed by GLG.

In connection with the acquisition of GLG, GLG repaid its credit facility with the Bank of New York and we entered into a new revolving and term loan credit facilities, primarily to fund the cash purchase price for the acquisition of GLG, and which also provides funding of working capital for us and our subsidiaries.

We expect that our cash on hand and our cash flows from operating activities, the issuance of debt and equity securities and existing and future bank loans will satisfy our liquidity needs over the next twelve months. We expect to meet our long-term liquidity requirements, including the repayment of debt obligations, through the generation of operating income, the issuance of debt and equity securities and existing and future bank loans.

Our ability to execute our business strategy, particularly our ability to form new GLG Funds and increase our AUM, depends on our ability to raise additional investor capital within such funds. Decisions by investors to commit capital to the GLG Funds and accounts managed by us will depend upon a number of factors, including, but not limited to the financial performance of the GLG Funds and managed accounts, industry and market trends and performance and the relative attractiveness of alternative investment opportunities.

Excess cash held by us on our balance sheet is either kept in deposit bearing accounts or invested in AAA-rated money market funds. Currency hedging is undertaken to maintain currency net assets at pre-determined ratios.

Operating Activities

GLG’s net cash provided by operating activities was $529.8 million for the nine months ended September 30, 2007 compared to $189.1 million for the nine months ended September 30, 2006, reflecting significantly lower cash payments of compensation and benefits due to certain key personnel ceasing to be employees in mid-2006 and instead becoming participants in the limited partner profit share arrangement. The amounts paid as limited partner profit share are reflected beginning in 2006 as distributions to non-controlling interest holders in financing activities in the statements of cash flows.

GLG’s net cash provided by operating activities was $219.2 million, $208.5 million and $296.1 million during the years ended December 31, 2006, 2005 and 2004, respectively. These amounts primarily reflect cash-based fee income, less cash compensation, benefits and non-personnel costs and tax payments. The increase in net cash provided by operating activities from 2005 to 2006 was attributable to an increase in net income, driven primarily by certain key personnel ceasing to be employees in mid-2006 and instead becoming participants in the limited partner profit share arrangement, offset by GLG’s need during the period to pay greater accrued compensation which had arisen in 2005. The decrease in net cash provided by operating activities from 2004 to 2005 was attributable primarily to a reduction in net income, coupled with higher year-end fees receivable.

Investing Activities

GLG’s net cash used in investing activities was $4.4 million for the nine months ended September 30, 2007 compared to $1.7 million for the nine months ended September 30, 2006, reflecting increased purchases of fixed assets to support GLG’s expanding headcount and infrastructure.

GLG’s net cash used in investing activities was $4.7 million, $0.6 million and $2.9 million during the years ended December 31, 2006, 2005 and 2004, respectively. These amounts primarily reflect the cash purchase of fixed assets to support GLG’s expanding headcount and infrastructure. GLG does not undertake material investing activities, and hence net cash used in investing activities is generally not significant in the context of the business. Additionally, the amount of net cash used in investing activities on a year-to-year basis may be strongly affected by the purchase of a particular fixed asset, thereby giving rise to a potentially volatile year-to-year net cash usage.

Financing Activities

GLG’s net cash used in financing activities was $407.6 million for the nine months ended September 30, 2007 compared to $152.1 million for the nine months ended September 30, 2006. The increase primarily reflects an increase of $149.3 million of distributions to non-controlling interest holders, the participants in the limited partner profit share arrangement.

GLG’s net cash used in financing activities was $179.4 million, $106.5 million and $222.1 million during the years ended December 31, 2006, 2005 and 2004, respectively. These amounts primarily reflect distributions made to principals and other participating members. The increase in net cash used in financing activities from 2005 to 2006 was attributable primarily to a decision by the Principals and Trustees to change the timing of distributions from the business from 2005 to 2006, coupled with distributions to non-controlling interest holders during 2006, resulting from certain key personnel becoming participants in the limited partner profit share arrangement beginning in mid-2006.

GLG did not make quarterly distributions of profit in 2006 and there were no distributions to non-controlling interest holders in 2005 because the limited partner profit share arrangement was not yet in effect. The decrease in net cash used in financing activities from 2004 to 2005 was attributable to a decision by the Principals and Trustees to draw less cash distributions from the business during 2005.

Off-Balance Sheet Arrangements

GLG did not have, and we do not have, any off-balance sheet arrangements.

Contractual Obligations, Commitments and Contingencies

GLG has annual commitments under non-cancellable operating leases for office space located in London, the Cayman Islands and New York City (GLG Inc.) which expire on various dates through 2018. The minimum future rental expense under these leases is as follows:

Future Rental Expenses

Years Ended December 31,
2007	2008	2009	2010	2011	Thereafter	Total
(Dollars in thousands)

$4,287	$4,287	$4,339	$4,339	$4,339	$27,877	$49,468

Rental expenses are recognized on a straight-line basis and during the years ended December 31, 2006, 2005 and 2004 were $7.5 million, $6.2 million and $5.1 million, respectively.

GLG Holdings Limited entered into a credit facility in the principal amount of $13.0 million on October 29, 2002 with the Bank of New York. Interest on the loan was payable quarterly at the annual rate of LIBOR plus 75 basis points. The loan was repayable in four equal quarterly installments of $3.25 million. The first installment was originally due on January 29, 2007; however, the facility was extended on February 28, 2007 for another five years under the same terms and conditions and the repayment was to commence effective January 29, 2012. The loan was secured by a pledge of substantially all of the assets of GLG Holdings Limited and there were liens on the future revenue streams of certain GLG entities. In connection with the consummation of the acquisition of GLG, this loan was repaid in full.

On October 30,2007, we and certain of our wholly owned subsidiaries entered into a credit agreement with a syndicate of banks arranged by Citigroup Global Markets, Inc. providing our subsidiary FA Sub 3

Limited, subject to customary conditions, with: (i) a 5-year non-amortizing revolving credit facility in a principal amount of up to $40.0 million; and (ii) a 5-year amortizing term loan facility in a principal amount of up to $530.0 million. On November 2, 2007, we borrowed $530.0 million under the term loan facility to finance the purchase price for our acquisition of GLG, including purchase price adjustments, to pay transaction costs and to repay existing GLG indebtedness. The remaining $40.0 million under the revolving credit facility was also drawn down in November 2007. Interest on the revolving and term loans is payable quarterly at the annual rate, at our option, of 1,2,3 or 6-month LIBOR plus the applicable margin (currently 1.25%), which was 5.9534% at November 30, 2007.

In the normal course of business, GLG and its subsidiaries enter into operating contracts that contain a variety of representations and warranties and that provide general indemnifications. GLG’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against GLG that have not yet occurred. However, based on experience, GLG expects the risk of material loss to be remote.

Qualitative and Quantitative Disclosures About Market Risk

GLG’s predominant exposure to market risk is related to its role as investment manager for the GLG Funds and accounts it manages for clients and the impact of movements in the fair value of their underlying investments. Changes in value of assets managed will impact the level of management and performance fee revenues.

The broad range of investment strategies that are employed across the approximately 40 GLG Funds and the managed accounts mean that they are subject to varying degrees and types of market risk. In addition, as the GLG Funds and managed accounts are managed independently of each other and risk is managed at a strategy and fund level, it is unlikely that any market event would impact all GLG Funds and managed accounts in the same manner or to the same extent. Moreover, there is no netting of performance fees across funds as these fees are calculated at the fund level.

The management of market risk on behalf of clients, and through the impact on fees to GLG, is a significant focus for GLG and it uses a variety of risk measurement techniques to identify and manage market risk. Such techniques include Monte Carlo Value at Risk, stress testing, exposure management and sensitivities, and limits are set on these measures to ensure the market risk taken is commensurate with the publicized risk profile of each GLG Fund and in compliance with risk limits.

In order to provide a quantitative indication of the possible impact of market risk factors on GLG’s future performance, the following sets forth the potential financial impact of scenarios involving a 10% increase or decrease in the fair value of all investments in the GLG Funds and managed accounts. While these scenarios are for illustrative purposes only and do not reflect GLG management’s expectations regarding future performance of the GLG Funds and managed accounts, they represent hypothetical changes that illustrate the potential impact of such events.

Impact on Management Fees

GLG’s management fees are based on the AUM of the various GLG Funds and accounts that it manages, and, as a result, are impacted by changes in market risk factors. These management fees will be increased or reduced in direct proportion to the impact of changes in market risk factors on AUM in the related GLG Funds and accounts managed by GLG. A 10% change in the fair values of all of the investments held by the GLG Funds and managed accounts as of September 30, 2007 would impact future net management fees in the following four fiscal quarters by an aggregate of $25.5 million, assuming that there is no subsequent change to the investments held by the GLG Funds and managed accounts in those four following fiscal quarters.

Impact on Performance Fees

GLG’s performance fees are generally based on a percentage of profits of the various GLG Funds and accounts that it manages, and, as a result, are impacted by changes in market risk factors. GLG’s performance fees will therefore generally increase given an increase in the market value of the investments in the relevant

GLG Funds and managed accounts and decrease given a decrease in the market value of the investments in the relevant GLG Funds and managed accounts. However, it should be noted that GLG is not required to refund historically crystallized performance fees to the GLG Funds and managed accounts. The calculation of the performance fee includes in certain cases benchmarks and “high-water marks”, and as a result, the impact on performance fees of a 10% change in the fair values of the investments in the GLG Funds and managed accounts cannot be readily predicted or estimated.

Impact on Administration Fees

GLG’s administration fees are generally based on the AUM of the GLG Funds and managed accounts to which they relate and, as a result, are impacted by changes in market risk factors. GLG’s administration fees will generally increase given an increase in the market value of the investments in the relevant GLG Funds and managed accounts and decrease given a decrease in the market value of the investments in the relevant GLG Funds and managed accounts. In certain cases, the calculation of the administration fees includes minimum payments and fixed payments and, as a result, the impact on administration fees of a 10% change in the fair values of the investments in the GLG Funds and managed accounts cannot be readily predicted or estimated.

Market Risk

The GLG Funds and accounts managed by GLG hold investments that are reported at fair value as of the reporting date. GLG’s AUM is a measure of the estimated fair values of the investments in the GLG Funds and managed accounts. GLG’s AUM will therefore increase (or decrease) in direct proportion to changes in the market value of the total investments across all of the GLG Funds and managed accounts. A 10% change in the fair values of all of the investments held by the GLG Funds and managed accounts as of September 30, 2007 would impact GLG’s gross AUM by $2.4 billion and net AUM by $2.0 billion as of such date. This change will consequently affect GLG’s management fees and performance fees as described above.

Exchange Rate Risk

The GLG Funds and the accounts managed by GLG hold investments that are denominated in foreign currencies, whose value against GLG’s reporting currency may fluctuate. Furthermore, share classes may be issued in the GLG Funds denominated in foreign currencies, whose value against the currency of the underlying investments, or against GLG’s reporting currency, may fluctuate. The GLG Funds and the managed accounts may employ currency hedging to help mitigate such risks. In addition, foreign currency movements may impact GLG’s management and performance fees as described above. GLG employs a currency hedging policy to help mitigate such risk.

Interest Rate Risk

The GLG Funds and accounts managed by GLG hold positions in debt obligations and derivatives thereof some of which accrue interest at variable rates and whose value is impacted by reference to changes in interest rates. Interest rate changes may therefore directly impact the AUM valuation of these GLG Funds and managed accounts, which may affect GLG’s management fees and performance fees as described above. Our long-term debt consists of our outstanding revolving and term loan credit facilities. Interest on the outstanding principal amounts is currently based on 1-month LIBOR plus the applicable margin (currently 1.25%), which is reset periodically and was 5.9534% at November 30, 2007. A 10% change in the 1-month LIBOR would impact our interest expense by approximately $0.2 million for the 1-month period.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined balance sheets as of September 30, 2007 and the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2007 and the year ended December 31, 2006 give effect to the acquisition by us of GLG and also give effect to certain transactions coincident with the acquisition. However, the pro forma information does not give effect to the proposed acquisition of GLG Holdings, Inc. and GLG Inc., which is subject to certain conditions precedent and is not expected to be completed until after the consummation of the acquisition of GLG. The pro forma information is based on the historical financial statements of Freedom and GLG after giving effect to the combination and applying the estimates, assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information.

The acquisition is considered to be a reverse acquisition recapitalization for accounting purposes because, among other things, the GLG Shareowners own a majority of our outstanding shares following consummation of the acquisition of GLG. Under this method of accounting, GLG is the acquiring company. The acquisition is treated as the equivalent of GLG issuing stock for the net assets of Freedom accompanied by a recapitalization. The net assets of Freedom, primarily cash, are stated at their fair value, which is equivalent to the carrying value, and accordingly no goodwill or other intangible assets are recorded for accounting purposes.

For pro forma purposes, the unaudited balance sheet of Freedom as of September 30, 2007 was combined with the unaudited combined balance sheet of GLG as of September 30, 2007 as if the transaction had occurred on September 30, 2007. The unaudited statement of operations of Freedom for the nine months ended September 30, 2007 was combined with the unaudited combined statement of operations of GLG for the nine months ended September 30, 2007 and the statement of operations of Freedom for the period from June 8, 2006 (date of inception) to December 31, 2006 was combined with the combined statement of operations of GLG for the year ended December 31, 2006, in each case as if the transaction had occurred on January 1, 2006.

The unaudited pro forma condensed combined financial information has been prepared for illustrative purposes and is not intended to represent the condensed combined financial position or condensed combined results of operations in future periods or what the results actually would have been had Freedom and GLG been a combined company during the specified periods. The unaudited pro forma condensed combined financial information and accompanying notes should be read in conjunction with the following information included in this prospectus: (1) the GLG historical combined financial statements and notes thereto for the year ended December 31, 2006 and the nine months ended September 30, 2007, (2) the Freedom historical financial statements for the period from June 8, 2006 (date of inception) to December 31, 2006 and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2006 and the Freedom historical condensed financial statements for the nine months ended September 30, 2007, included in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2007, in each case, filed with the SEC and (3) “Management’s Discussion and Analysis of Financial Condition and Results of Operations”.

Net losses of $427.1 million and $710.3 million on a pro forma basis for the nine months ended September 30, 2007 and the year ended December 31, 2006, respectively, were largely driven by non-cash share-based compensation expenses of $791 million and $1,055 million, respectively. These expenses for the nine months ended September 30, 2007 and the year ended December 31, 2006 are composed of the following:

•	charges of $53 million and $71 million, respectively, related to the 10,000,000 shares of our common stock to be issued for the benefit of GLG’s employees, service providers and certain key personnel under the Restricted Stock Plan;

•	charges of $209 million and $279 million, respectively, related to the 33,000,000 shares of our common stock and $150 million in cash or Notes to be issued for the benefit of certain of GLG’s key personnel participating in the equity participation plan; and

•	charges of $529 million and $705 million, respectively, related to the 77,604,988 shares of our common stock and 58,904,993 exchangeable Class B ordinary shares of FA Sub 2 Limited subject to the agreement among principals and trustees.

The shares described above are subject to certain vesting and forfeiture provisions and the related share-based compensation expenses are being recognized on a straight-line basis over the requisite service period using the accelerated method in accordance with the provisions of SFAS 123(R) for the Restricted Stock Plan and agreement among principals and trustees, and EITF Issue No. 96-18, for the equity participation plan.

Total shareholders’ deficit on a pro forma basis as of September 30, 2007 of $99 million largely reflects the cash portion of the acquisition consideration of $1.0 billion, less certain amounts payable in relation to the equity participation plan that will be recognized in future periods.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
as of September 30, 2007

	GLG	Freedom	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined
	(In thousands, except share amounts)

ASSETS
Cash and cash equivalents	$391,732	$1,779	$(1,001,320)	(1),(7)	$454,531
			519,142	(2)
			50,000	(3)
			(17,952)	(4)
			511,151	(5)
				(1)(6)
Deferred compensation, current	—	—	104,094	(1)	69,469
			(34,625)	(8)
Investments	163	—	—		163
Fees receivable	40,687	—	—		40,687
Prepaid and other current assets	32,647	3,784	5,849	(5)	42,280
Cash held in trust account (restricted cash)	—	519,142	(519,142)	(2)	23,892
			23,892	(7)
Deferred compensation, non-current	—	—	45,906	(8)	45,906
Property, plant and equipment, net	8,966	—	—		8,966

Total assets	$474,195	$524,705	$(313,006)		$685,894

LIABILITIES AND MEMBERS’ EQUITY
Current liabilities:
Rebates and sub-administration fees payable	$19,473	$—	$—		$19,473
Accrued compensation and benefits	63,199	—	—		63,199
Income taxes payable	19,038	—	—		19,038
Distributions payable	71,311	—	—		71,311
Accounts payable and accruals	14,753	1,853	36,000	(9)	52,606
Other liabilities	3,654	—	—		3,654
Loan notes	—	—	23,892	(7)	23,892

Total current liabilities	191,428	1,853	59,892		253,173
Loan payable	13,000	—	517,000	(5)	530,000
Deferred underwriters’ fee	—	17,952	(17,952)	(4)	—
Redeemable common stock and interest	—	103,881	(103,881)	(6)	—
Minority interest	2,031	—	—	(10),(16)	2,031
Members’ equity:
Members’ equity	6,843	—	(6,843)	(1)	—
Common stock, $.0001 par value; 200,000,000 authorized, 64,800,003 issued and outstanding, actual; 1,150,000,000 authorized, 230,340,290 issued and outstanding, pro forma	—	6	17	(1)	23
Series A voting preferred stock, $.0001 par value; no shares authorized, issued and outstanding, actual; 1,000,000,000 authorized, 58,904,993 issued and outstanding, pro forma	—	—	6	(12)	6
Additional paid-in capital	—	392,127	(851,320)	(1),(7)	97,149
			50,000	(3)
			103,880	(6)
			(36,000)	(9)
			6,820	(11),(12)
			431,642	(8)
Income accumulated during the development stage	—	8,886	(8,886)	(11)	—
Accumulated income (deficit)	257,238	—	8,886	(11)	(200,143)
			(466,267)	(8)
Accumulated other comprehensive income	3,655	—	—		3,655

Total members’ equity	267,736	401,019	(768,065)		(99,310)

Total liabilities and members’ equity	$474,195	$524,705	$(313,006)		$685,894

See notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Nine months ended September 30, 2007

	GLG	Freedom	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined
	(In thousands, except per share amounts)

Net revenues and other income:
Management fees, net	$198,892	$—	$—		$198,892
Performance fees, net	343,835	—	—		343,835
Administration fees, net	42,986	—	—		42,986
Other	7,875	—	—		7,875

	593,588	—	—		593,588
Expenses:
Employee compensation and other benefits	(110,526)	—	(791,096)	(8)	(893,029)
			8,593	(13)
General, administrative and other	(79,634)	(554)	—		(80,188)

	(190,160)	(554)	(782,503)		(973,217)

Income (loss) from operations	403,428	(554)	(782,503)		(379,629)
Other income (expense):
Interest income (expense), net	4,694	19,242	(24,981)	(5)	(20,287)
			(19,242)	(14)

Income (loss) before income taxes	408,122	18,688	(826,726)		(399,916)
Income taxes	(33,020)	(8,663)	8,663	(1)	(27,223)
			7,494	(1)
			(1,707)	(13)

Net income (loss)	375,102	10,025	(812,276)		(427,149)
Less cumulative dividends	—	—	(15,880)	(16)	(15,880)
Interest income subject to possible redemption	—	(1,309)	1,309	(6)	—
Less minority interest	(479)	—	—	(10),(16)	(479)

Net income (loss) applicable to equity interest holders	$374,623	$8,716	$(826,847)		$(443,508)

Net income (loss) per common share, basic		$0.16			$(1.84)
Weighted average shares outstanding, basic		64,395			240,895
Net income (loss) per common share, diluted		$0.12			$(1.84)
Weighted average shares outstanding, diluted		82,542			240,895

See notes to unaudited pro forma condensed combined financial information.

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
Year ended December 31, 2006

	GLG	Freedom	Pro Forma		Pro Forma
	Historical	Historical	Adjustments		Combined
	(In thousands, except per share amounts)

Net revenues and other income:
Management fees, net	$186,273	$—	$—		$186,273
Performance fees, net	394,740	—	—		394,740
Administration fees, net	34,814	—	—		34,814
Other	5,039	—	—		5,039

	620,866	—	—		620,866
Expenses:
Employee compensation and other benefits	(168,386)		(1,054,795)	(8)	(1,212,657)
			10,524	(1)
General, administrative and other	(68,404)	(94)	—		(68,498)

	(236,790)	(94)	(1,044,271)		(1,281,155)

Income (loss) from operations	384,076	(94)	(1,044,271)		(660,289)
Other income (expense):
Interest income (expense), net	4,657	390	(33,365)	(5)	(28,708)
			(390)	(1)

Income (loss) before income taxes	388,733	296	(1,078,026)		(688,997)
Income taxes	(29,225)	(127)	127	(1)	(21,309)
			10,010	(1)
			(2,094)	(13)

Net income (loss)	359,508	169	(1,069,983)		(710,306)
Less cumulative dividends	—	—	(14,174)	(16)	(14,174)
Interest income subject to possible redemption	(182)	—	—	(10),(16)	(182)

Less minority interest	$359,326	$169	$(1,084, 157)		$(724,662)

Net income (loss) applicable to equity interest holders		$0.01			$(3.01)
Net income (loss) per common share, basic		13,012			240,895

See notes to unaudited pro forma condensed combined financial information.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
(In thousands, except share and per share amounts)

Note A.	Basis of Presentation

On June 22, 2007, Freedom and GLG announced a definitive agreement pursuant to which Freedom agreed to purchase all of the outstanding equity interests of certain GLG entities. Because the owners of the equity interests in the acquired GLG entities (the “GLG Shareowners”) own approximately 77% of our voting interests of immediately following the consummation of the acquisition, GLG was deemed to be the acquiring company for accounting purposes. Accordingly, the transaction has been accounted for as a reverse acquisition. Because Freedom had no active business operations, the acquisition has been accounted for as a recapitalization of GLG and GLG was treated as the acquirer and continuing reporting entity for accounting purposes. The assets and liabilities of Freedom were recorded, as of completion of the acquisition, at fair value, which is considered to approximate historical cost, and added to those of GLG.

The fair values of the net assets of Freedom are shown below.

Cash	$520,921
Deferred underwriters’ fee	(17,952)
Other net current assets	1,931
Redeemable stock	(1)

Total	$504,899

Minority Interest

FA Sub 2 Limited Exchangeable Shares

Upon consummation of the transaction, Noam Gottesman and the Gottesman GLG Trust received, in exchange for their interests in the existing GLG entities, 58,904,993 exchangeable Class B ordinary shares of FA Sub 2 Limited (the “Exchangeable Shares”) and 58,904,993 shares of our Series A voting preferred stock (the “Series A preferred stock”), in addition to their proportionate share of the cash consideration.

The Exchangeable Shares are exchangeable for an equal number of shares of our common stock at any time for no cash consideration at the holder’s option. Upon exchange of the Exchangeable Shares, an equivalent number of shares of Series A preferred stock will be concurrently redeemed. The shares of Series A preferred stock are entitled to one vote per share and to vote with the common stockholders as a single class but have no economic rights. In contrast, the Exchangeable Shares carry dividend rights but no voting rights except with respect to certain limited matters which will require the majority vote or written consent of the holder of Exchangeable Shares. The combined ownership of the Exchangeable Shares and the Series A preferred stock provides the holder of these shares with voting rights that are equivalent to those of our common stockholders.

The dividend rights of the Exchangeable Shares are such that the holder of these shares will receive an equivalent dividend as the common stockholders in addition to a cumulative dividend. The dividend rights of the holder of the Exchangeable Shares are in excess of those of our common stockholders, and these rights are therefore presented as a cumulative dividend in the pro forma condensed combined statements of operations.

Since FA Sub 2 Limited will have negative equity on a pro forma basis following completion of the acquisition of GLG and the holder of the Exchangeable Shares will have no obligation to fund losses, we will absorb all losses after the cumulative dividends. Upon the materialization of future earnings, the majority interest will be credited to the extent of such losses previously absorbed.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION — (Continued)

GLG Holdings Inc. and GLG Inc.

GLG consolidates GLG Holdings Inc. and GLG Inc. pursuant to the requirements of Financial Accounting Standards Board (“FASB”) Interpretation No. 46, Consolidation of Variable Interest Entities, since they are variable interest entities and GLG is the Primary Beneficiary.

Note B.	Pro Forma Adjustments

Pro forma adjustments are necessary to record the purchase price of the acquisition of GLG (consisting of cash and loan notes issued to certain GLG Shareowners (the “Notes”)) and to reflect transactions that are a direct result of the acquisition.

The following pro forma adjustments are included in the unaudited condensed combined financial statements:

(1) Reflects cash paid to GLG Shareowners upon consummation of the acquisition, which comprises the $1.0 billion purchase consideration and $1.3 million “net cash”, as defined in the purchase agreement, less the Notes (see Note 7).

(2) Reflects reclassification of Freedom’s pre-acquisition cash from being held as a receivable (restricted cash) to cash since upon consummation of the acquisition the restrictions will lapse.

(3) Reflects cash proceeds from the co-investment by Freedom’s sponsors immediately prior to consummation of the acquisition.

(4)	Reflects payment of the deferred underwriters’ fee from Freedom’s initial public offering in December 2006 to be made upon consummation of the acquisition.

(5) Reflects the revolving credit and term loan facilities to be entered into upon consummation of the acquisition, repayment of existing borrowing and related interest payable. A 0.125% increase in the interest rate would have the following impacts:

Interest expense	$663
Income tax	$(199)

(6) Reflects the redemption of 100 shares of our common stock upon consummation of the acquisition and reclassification of redeemable common stock as permanent equity.

(7) Reflects Notes issued, upon request, to Sage Summit LP and Lavender Heights Capital LP upon consummation of the acquisition and the transfer of cash to an escrow account to be held for the repayment of the Notes. The amount reflects the likely maximum amount of Notes that may be requested by those key personnel that may find it advantageous to exercise their right to request Notes. Interest is payable on the Notes at a fluctuating interest rate per annum equal to the rate for the Citibank Custody Institutional Market Deposit Account less 0.10% per annum. As the total interest payable is expected to closely match the returns on restricted cash set aside for the repayment of the Notes, no adjustment has been made to net interest expense in the condensed combined pro forma statement of operations. Pro forma gross interest income on the restricted cash and interest payable on the loan notes are each $797 for the nine months ended September 30, 2007 and $1,063 for the year ended December 31, 2006. The Notes are repayable on demand by either party after an initial minimum holding period of nine months, up to the final redemption date on the second anniversary of the issuance date of the Notes. The Notes are non-recourse obligations of FA Sub 1 Limited and its affiliates (including GLG Partners, Inc.).

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION — (Continued)

(8) Reflects share-based and other compensation recognized in respect of (a) the equity participation plan, (b) the 10,000,000 shares allocated for the benefit of employees, service providers and certain key personnel under the Restricted Stock Plan, and (c) the agreement among the principals and trustees.

(a) Equity participation plan

Upon consummation of the acquisition, certain key personnel who participate in GLG’s equity participation plan are entitled through their limited partnership interests in Sage Summit LP and Lavender Heights Capital LP to receive collectively approximately 15% of the total consideration of cash (or promissory notes) and our capital stock payable to the GLG Shareowners in the acquisition. This cash and our capital stock will be subject to vesting requirements and will be accounted for in accordance with EITF Issue No. 96-18, “Accounting For Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction With Selling, Goods or Services”.

These equity participation plan participants will receive a pro rata portion of 25% of such amounts on consummation of the acquisition, with the remaining 75% vesting in equal installments over a three-year period on the first, second and third anniversaries or in equal installments over a four-year period on the first, second, third and fourth anniversaries of the consummation of the acquisition. The unvested portion of such amounts will be subject to forfeiture in the event of termination of the individual as a limited partner prior to each vesting date, unless such termination is without cause after there has been a change in control of our company or due to death or disability. Upon forfeiture, these unvested amounts will not be returned to us but to the limited partnerships, which may reallocate such amounts to their existing or future limited partners.

The total compensation expense included in the condensed combined statement of operations for the year ended December 31, 2006 for the equity participation plan is $279,000. The total expense for the equity participation plan will be $602,000 comprising cash of $150,000 and 33,000,000 Exchangeable Shares of FA Sub 1 Limited converted into our common stock promptly after the acquisition with a fair value of $452,000 (using a fair value of $13.70 per share based on the closing price per share of our common stock on November 2, 2007 and assuming no change in fair value).

(b) Restricted Stock Plan

Of the purchase price for the acquisition, up to 10,000,000 shares of our common stock will be allocated to the employees, service providers and certain key personnel under the Restricted Stock Plan. These shares will be subject to vesting terms. These vesting requirements have not been finally determined; however, these pro forma condensed combined financial statements assume that 25% per annum vests over a four-year period on the first, second, third and fourth anniversaries of the consummation of the acquisition.

A $71,354 charge to the combined statement of operations for the year ended December 31, 2006 has been recognized using the accelerated method under SFAS 123(R), “Share-based payments”, assuming no forfeiture and a fair value of $13.70 per share.

(c) Agreement Among Principals and Trustees

In addition, in connection with the acquisition, Mr. Gottesman, Emmanuel Roman and Pierre Lagrange, (collectively, the “Principals”) and the trustees of their respective trusts (collectively, the “Trustees”) will enter into an agreement among principals and trustees which will provide that, in the event a Principal voluntarily terminates his employment with GLG Partners, Inc. for any reason prior to the fifth anniversary of the acquisition, a portion of the equity interests held by that Principal and his related Trustee as of the closing of the acquisition will be forfeited to the Principals who are still employed by GLG Partners, Inc. and their related Trustees. The pro forma assumes no forfeiture of shares by any Principal or Trustee.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION — (Continued)

The agreement provides for vesting at the following rates:

Consummation of the acquisition	17.5%
Each anniversary from 1st to 5th year	16.5%

A $704,593 charge to the condensed combined statement of operations for the year ended December 31, 2006 has been recognized using the accelerated method of SFAS 123(R), reflecting 77,604,988 shares of our common stock and 58,904,993 Exchangeable Shares at a fair value of $13.70 per share and assuming no forfeiture.

(9) Reflects GLG’s and Freedom’s estimated transaction costs of $36,000 consisting primarily of investment banking, legal and accounting fees.

(10) Minority interests represent the economic interests of the stockholders of GLG Holdings, Inc. Pursuant to a stock purchase agreement dated June 13, 2007, GLG Partners LP (or its designee) agreed to purchase from Emerald Tree Foundation, an independent Bermuda charitable foundation, all of the outstanding shares of GLG Holdings Inc., the parent company of GLG Inc., for $2,500. The closing of the stock purchase is conditioned on, among other things, the registration with the SEC of GLG Partners LP or GLG Inc. as an investment adviser under the U.S. Investment Advisers Act of 1940. GLG Inc. is expected to file a registration statement with the SEC in early December 2007. GLG Partners, Inc. has been designated by GLG Partners LP as the purchaser of GLG Inc. The acquisition of GLG Inc. is expected to be completed in 2008, at which time GLG Inc. will become an indirect wholly owned subsidiary of GLG Partners, Inc.

Due to the number of contingencies required for completion, the acquisition of GLG Holdings Inc. and GLG Inc. has not been included in the unaudited pro forma condensed combined financial information. The impact of the acquisition of GLG Holdings Inc. and GLG Inc. would be to:

•	reduce minority interests by $2,031, reduce cash by $2,500 and increase goodwill by $469 in the unaudited pro forma condensed combined balance sheets as of September 30, 2007 for both assuming the maximum approval and assuming the minimum approval; and

•	adjust minority interests by $479 for the nine months ended September 30, 2007 and $182 for the year ended December 31, 2006 in the unaudited pro forma condensed combined statements of operations.

(11) Reflects reclassification of GLG’s equity accounts to conform to Freedom’s equity structure.

(12) Reflects the issuance of 171,095,007 shares of our common stock and 58,904,993 shares of Series A preferred stock, which carry only voting rights and nominal economic rights. The 171,095,007 shares of our common stock includes:

•	138,095,007 shares of our common stock; and

•	33,000,000 ordinary shares of FA Sub 1 Limited, which were subject to certain put and call rights, payable upon exercise by delivery of 33,000,000 shares of our common stock. Each of the ordinary shares issued by FA Sub 1 Limited has been put by the holder in exchange for one share of our common stock;

The exchange of FA Sub 1 Limited shares for shares of our common stock has been accounted for based on the carrying amounts of the assets and liabilities of FA Sub 1 Limited. The ownership interests of the minority shareholders are unchanged by the exchange.

(13) Reflects reduction in Principals’ base compensation to $3,000 per annum (plus related payroll taxes) and employment of a general counsel and a chief financial officer post-acquisition with total basic compensation and guaranteed bonus totaling $2,000 per annum (plus related payroll taxes). The

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION — (Continued)

adjustment to income tax expense reflects the reduction in allowable deduction at U.K. corporate tax rates for the U.K. component of the Principals’ compensation, and an increase in the allowable deduction for the U.S. component of compensation.

(14) Freedom’s historical interest income and related taxation expense has been eliminated since the cash held in Freedom were paid out to the GLG Shareowners upon consummation of the transaction. No pro forma adjustments relating to reporting, compliance and investor relations costs that GLG incurred as a public company have been made.

(15) Reflects tax effect of interest payable on borrowings at the standard U.K. corporate tax rate.

(16) Reflects cumulative quarterly cash distributions, based on our estimate of the net taxable income of FA Sub 2 Limited allocable to the holder of Exchangeable Shares of FA Sub 2 Limited multiplied by an assumed tax rate, payable to such holder. The holder of the Exchangeable Shares is entitled to a pro rata share of any dividends distributed to our stockholders as if it held an equivalent number of shares of our common stock. In accordance with ARB No. 51, “Consolidated Financial Statements”, paragraph 15, as losses applicable to the minority interest in FA Sub 2 Limited exceed the minority interest in the equity capital of FA Sub 2 Limited, the losses have been charged against the majority interest, as there is no obligation of the minority interest to fund the losses. Losses not shared by the minority interest holder totaled $87,149 and $142.396 for the nine months ended September 30, 2007 and the year ended December 31, 2006, respectively.

Distributions to non-controlling interests of certain GLG entities relating to the limited partner profit share arrangement have not been deducted from the numerator for the purposes of calculating pro forma basic and diluted earnings per share.

Note C.	Pro Forma Earnings Per Share

The pro forma combined basic and diluted net income per share is based on the following (in thousands):

Nine Months Ended September 30, 2007 and Year Ended December 31, 2006
Freedom shares outstanding prior to the acquisition of GLG	64,800
Shares issued in the sponsors’ co-investment	5,000
Shares of common stock issued in connection with the acquisition of GLG	138,095
Shares of common stock issued in exchange for ordinary shares of FA Sub 1 Limited	33,000

Pro forma basic and diluted EPS denominator	240,895

It has been assumed that the 33,000,000 ordinary shares of FA Sub 1 Limited will be acquired in exchange for 33,000,000 shares of our common stock following consummation of the acquisition of GLG.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION — (Continued)

The number of pro forma additional shares that could potentially dilute pro forma basic earnings per share in the future that were not included in the computation of pro forma diluted earnings per share, because to do so would have been antidilutive are summarized as follows:

	Nine Months Ended	Year Ended
	September 30,	December 31,
	2007	2006

FA Sub 2 Limited Exchangeable Shares	58,904,993	58,904,993
Public Offering Warrants	52,800,000	52,800,000
Founders’ Warrants	12,000,003	12,000,003
Sponsors’ Warrants	4,500,000	4,500,000
Co-Investment Warrants	5,000,000	5,000,000

	133,204,996	133,204,996

ORGANIZATIONAL STRUCTURE

The two principal entities operating our business are GLG Partners LP, an English limited partnership, and GLG Partners Services LP, a Cayman Islands exempted limited partnership.

The UK and Irish Group

GLG Partners LP is the investment manager of the GLG Funds and managed accounts. The general partner of GLG Partners LP is GLG Partners Limited, an English company and a wholly owned subsidiary of ours. There are three limited partners of GLG Partners LP:

•	GLG Holdings Limited, a British Virgin Islands company, a wholly owned subsidiary of ours.

•	Albacrest Corporation, a British Virgin Islands company, a wholly owned subsidiary of ours.

•	Laurel Heights LLP, an English limited liability partnership. The membership interests of Laurel Heights LLP are primarily held, directly or indirectly, by key personnel of GLG who participate in the limited partner profit share arrangement and, in some cases, the equity participation plan. These key personnel hold direct profits interests in Laurel Heights LLP* and those who participate in the equity participation plan also hold capital interests through Sage Summit LP, an English limited partnership, which wholly owns Liberty Peak Limited, which holds a capital interest in Laurel Heights LLP consisting of Laurel Heights LLP’s capital interest in GLG Partners LP. The managing member of Laurel Heights LLP is Mount Granite Limited.

Note:  The profits interests marked with an asterisk above were not acquired by us as part of the acquisition of GLG.

The limited partnership agreement of GLG Partners LP vests the management of the partnership exclusively with the general partner, including the power to allocate profits and losses among the general and limited partners and the power to make distributions to the general and limited partners, provided that no more than £25,000 may be allocated to the general partner for any fiscal year. In addition, the limited partnership agreement of GLG Partners LP provides that, among other things:

•	new limited partners may only be admitted with the consent of the general partner;

•	limited partnership interests may only be transferred with the consent of the general partner;

•	the general partner shall serve as general partner until its resignation, bankruptcy, dissolution or liquidation and a successor general partner may only be appointed with the consent of all the limited partners;

•	the limited partnership will be dissolved and wound up by the general partner upon the first to occur of (1) the written consent of the general partner and all of the limited partners and (2) the sale of all or substantially all of the assets of the limited partnership; and

•	the limited partnership agreement may be amended solely with the consent of the general partner.

GLG Partners Asset Management Limited, an Irish company and a wholly owned subsidiary of ours, is the manager of the GLG Funds authorized in Ireland.

The Cayman Islands Group

GLG Partners Services LP engages in marketing activities and provides investor relations services outside the United Kingdom. The general partner of GLG Partners Services LP is GLG Partners Services Limited, a Cayman Islands exempted company a wholly owned subsidiary of ours. There are four limited partners of GLG Partners Services LP:

•	Steven Roth, a GLG investment professional who holds a profits interest.**

•	Saffron Woods Corporation, a British Virgin Islands company, which is wholly owned by a trust for the benefit of Greg Coffey, a GLG investment professional, and his family, which holds a profits interest.**

•	Betapoint Corporation, a British Virgin Islands company, a wholly owned subsidiary of ours.

•	Lavender Heights LLP, a Delaware limited liability partnership. The membership interests of Lavender Heights LLP are primarily held, directly or indirectly, by key personnel of GLG who participate in the limited partner profit share arrangement and, in some cases, the equity participation plan. These key personnel hold direct profits interests in Lavender Heights LLP** and those who participate in the equity participation plan also hold capital interests through Lavender Heights Capital LP, a Delaware limited partnership, which wholly owns Knox Pines Limited, which holds a capital interest in Lavender Heights LLP consisting of Lavender Heights LLP’s capital interest in GLG Partners Services LP. The managing member of Lavender Heights LLP is Mount Garnet Limited.

Note:  The profits interests marked with a double asterisk above were not acquired by us as part of the acquisition of GLG.

The limited partnership agreement of GLG Partners Services LP vests the management of the partnership exclusively with the general partner, including the power to allocate profits and losses among the general and limited partners. In addition, the limited partnership agreement of GLG Partners Services LP provides that:

•	new limited partners may only be admitted with the consent of the general partner;

•	limited partnership interest may only be transferred with the consent of the general partner;

•	the general partner may in its absolute and sole discretion remove, for any reason and no reason, any limited partner admitted after April 30, 2006, including Steven Roth and Saffron Woods Corporation;

•	the general partner shall serve as general partner until its resignation, bankruptcy, dissolution or liquidation and a successor general partner may only be appointed with the consent of all the limited partners;

•	the limited partnership will be dissolved and wound up by the general partner upon the first to occur of (1) the written consent of the general partner and all of the limited partners and (2) the sale of all or substantially all of the assets of the limited partnership; and

•	the limited partnership agreement may be amended solely with the consent of the general partner.

GLG Partners (Cayman) Limited, a Cayman Islands exempted company and a wholly owned subsidiary of ours, is the manager of GLG Funds registered in the Cayman Islands and Luxembourg. GLG Partners International (Cayman) Limited, a wholly owned subsidiary of GLG Partners (Cayman) Limited, manages unit trusts offered in Japan. GLG Partners Corporation, a wholly owned subsidiary of GLG Partners (Cayman) Limited, engages in preliminary activities preparatory to client management in the United States.

Other GLG Entities

GLG Inc., an independently owned Delaware corporation, provides research, marketing and other services to us and which we plan to acquire.

Limited Partner Profit Share Arrangement

Beginning in mid-2006, we entered into partnership with a number of our key personnel in recognition of their importance in creating and maintaining the long-term value of GLG, thereby establishing the limited partner profit share arrangement. These individuals ceased to be employees and either became direct or indirect holders of limited partnership interests in GLG or formed Laurel Heights LLP and Lavender Heights LLP through which they provide services to us. Future participants in the limited partner profit share arrangement are expected to participate as members of Laurel Heights LLP and, in certain cases, Lavender Heights LLP. Through these partnership interests, our key personnel are entitled to partnership draws and limited partner profit distributions. New key personnel and additional existing personnel may be admitted as new members of Laurel Heights LLP and Lavender Heights LLP. In addition, current members of Laurel Heights LLP and Lavender Heights LLP who cease to provide services to us will be removed as members of Laurel Heights LLP and Lavender Heights LLP. We refer to these amounts as the “limited partners profit shares”. Key personnel that are participants in the limited partner profit share arrangement do not receive salaries or discretionary bonuses from us. As noted above, we did not acquire the membership interests of GLG’s key personnel in Laurel Heights LLP and Lavender Heights LLP or Saffron Woods’ or Steven Roth’s interest in GLG Partners Services LP representing this interest in the limited partner profit share arrangement. These interests will remain outstanding after the consummation of the acquisition of GLG and related transactions. The amounts distributed to Laurel Heights LLP by GLG Partners LP and to Lavender Heights

LLP, Saffron Woods Corporation and Steven Roth by GLG Partners Services LP, on account of their respective limited partnership interests will be determined by the respective general partners of the limited partnerships, whose decisions will be controlled by our management. The amounts received by Laurel Heights LLP and Lavender Heights LLP will be distributed by them to our key personnel who are their members as limited partner profit shares in such amounts as shall be determined by their respective managing members, whose decisions were controlled by the Principals or the Trustees, as the case may be, prior to the acquisition of GLG and whose decisions have been controlled by GLG Partners, Inc. since the acquisition of GLG. Other than distributions in connection with the limited partners profit share arrangement, Laurel Heights LLP, Lavender Heights LLP, Saffron Woods and Steven Roth are not expected to receive any other distributions from GLG Partners LP or GLG Partners Services LP.

GLG Funds

The GLG Funds are structured as limited liability companies incorporated either in the Cayman Islands, Ireland or Luxembourg and each has its own, majority independent, board of directors.

The following diagram shows our corporate structure:

Key:
Albacrest:	Albacrest Corporation	Gottesman:	Noam Gottesman and the Gottesman
Betapoint:	Betapoint Corporation		GLG Trust, individually and collectively
GHL:	GLG Holdings Limited	Green:	Jonathan Green and the Green GLG
GLGPL:	GLG Partners Limited		Trust, individually and collectively
GPAM:	GLG Partners Asset Management Limited	Istithmar:	IPS V Limited, a wholly owned
GPCL:	GLG Partners (Cayman) Limited		subsidiary of Istithmar (PJSC) and an
GPICL:	GLG Partners International (Cayman)		indirect wholly owned subsidiary of
	Limited		Dubai World
GPC:	GLG Partners Corporation	Lagrange:	Pierre Lagrange and the Lagrange
GPLP:	GLG Partners LP		GLG Trust, individually and
GPS:	GLG Partners Services Limited		collectively
GPS LP:	GLG Partners Services LP	Lehman:	Lehman (Cayman Islands) Ltd
Knox Pines:	Knox Pines Ltd.	Roman:	Emmanuel Roman, the Roman GLG
Laurel Heights:	Laurel Heights LLP		Trust, Albacrest and Betapoint,
Lavender Heights:	Lavender Heights LLP		individually and collectively
Liberty Peak:	Liberty Peak Ltd.	Sal. Oppenheim:	FARAMIR Beteiligungs und
Mount Garnet:	Mount Garnet Limited		Verwaltungs GmbH, an indirect
Mount Granite:	Mount Granite Limited		wholly owned subsidiary of Sal.
Saffron Woods:	Saffron Woods Corporation		Oppenheim jr. & Cie. S.C.A.
Steven Roth:	a GLG key personnel

**	The Gottesman ownership interests reflect the Exchangeable Shares of FA Sub 2 Limited and the Freedom Series A preferred stock.

*	Represents profits interests of participants in GLG’s limited partner profit share arrangement that are not being acquired by Freedom in the acquisition.

†	These entities hold capital interests and discretionary profits interests in GPS LP.

†	This entity holds capital interests and discretionary profits interests in GPLP.

Note:  The historical financial statements of GLG include GLG Holdings Inc. and GLG Inc., an independently owned dedicated research and administrative services provider, which GLG has agreed to acquire, subject to certain conditions.

The GLG Shareowners (including the Trustee for the Gottesman GLG Trust through its holdings of Exchangeable Shares and Series A preferred stock) hold common stock and common stock equivalents which collectively currently represent approximately 77% of our voting power.

The Trustee for the Gottesman GLG Trust holds 100% of the Series A preferred stock, which currently represents 19.65% of our combined voting power. The Series A preferred stock has a nominal economic interest.

We hold 100% of the ordinary shares of FA Sub 1 Limited.

FA Sub 1 Limited holds 100% of the Class A ordinary shares of FA Sub 2 Limited, and the Trustee for the Gottesman GLG Trust owns 100% of the Exchangeable Shares of FA Sub 2 Limited.

FA Sub 2 Limited holds 100% of the ordinary shares of FA Sub 3 Limited.

INDUSTRY

Asset Management

Overview

Asset management generally involves the management of investments by third-party managers on behalf of investors. The total value of AUM worldwide was estimated to exceed $45 trillion in 2006. The asset management industry has experienced significant growth in worldwide AUM in the past ten years, fueled in significant respects by aging populations in both developed and emerging markets around the world, which have increased the pools of savings and particularly pension assets.

Asset managers employ a diverse range of strategies, which may be generally divided into two broad categories:

•	traditional or long-only investment strategies; and

•	alternative investment strategies.

Traditional or long-only asset management, in general, involves managing portfolios of equity, fixed income and/or derivative securities and may include funds of funds. The investment objective of these portfolios may include total return, capital appreciation, current income and/or replicating the performance of a specific index. Such portfolios may include investment companies (e.g., mutual funds and exchange-traded funds) or separate accounts managed on behalf of individuals or institutions. Investors in traditional or long-only funds may have certain limitations on withdrawals or may have unrestricted access to their funds through market transactions, in the case of closed-end mutual funds and exchange traded funds, or through withdrawals, in the case of open-end mutual funds and separate managed accounts. Traditional and long-only fund managers are generally compensated with fees that are a percentage of AUM.

Alternative asset management, in general, involves a variety of investment strategies where the common element is the manager’s goal of delivering investment performance on an absolute return basis within certain predefined risk parameters and investment guidelines. The universe of alternative asset managers includes hedge funds, funds of funds (i.e., funds that invest in other investment funds), private equity funds, real estate funds, venture capital and mezzanine and structured debt funds.

Alternative asset management vehicles have been the fastest growing segment of the asset management industry in part because many investors have sought to diversify their investment portfolios to include alternative asset strategies and alternative asset managers have generally delivered superior returns with a lower correlation to the broader market performance than traditional asset management strategies.

Hedge Funds

Hedge funds are generally privately held or unregistered investment vehicles managed with the primary aim of delivering positive risk-adjusted returns under all market conditions. Hedge funds differ from traditional or long-only asset management vehicles in the more varied asset classes in which they may invest or the more varied strategies they employ, including arbitrage, asset-based lending, distressed securities, equity long-short, global macro and other quantitative and non-quantitative strategies. Hedge fund managers generally earn a base management fee based on the net asset value of the AUM in the fund and also typically earn performance fees based on the overall performance of the funds that they manage. Investors can invest and withdraw capital from the funds periodically in accordance with the terms of the prospectus, offering memorandum or subscription agreement for the funds, which may include an initial period of time in which capital may not be withdrawn, allowing for withdrawals only at specified times and other limitations on withdrawals.

Historically, hedge funds have generated positive performance across a variety of market conditions with less correlation to the performance of traditional benchmarks. Hedge funds achieve this through a variety of methods, including the use of short selling, hedging or arbitrage strategies and inclusion of fixed income-related securities or derivatives in investment portfolios. As a result of employing these strategies, hedge funds have been utilized by an increasing number of institutional asset managers as diversification instruments and, in light of the generally positive performance, have experienced significant asset inflows in recent years.

Global AUM in the hedge fund industry, as reported by HFR Industry Reports, have grown from approximately $456 billion at December 31, 1999 to an estimated $1.4 trillion at December 31, 2006, a 17.7% compound annual growth rate.

Funds of Funds

Funds of funds managers invest in a portfolio of other investment funds rather than investing directly in stocks, bonds or other securities. Funds of funds managers are predominantly associated with investments in alternative strategies such as hedge funds and private equity, but some funds of funds managers invest in portfolios of traditional funds. Funds of funds managers generally earn fees based on a percentage of net asset value of AUM in the fund and may also earn performance fees. Investor liquidity varies by manager and strategy. Funds of funds generally seek to deliver the risk/return profile of the underlying fund’s asset category from a diversified group of managers.

Growth of the funds of funds business is driven by the increasing interest in the underlying alternative strategies of hedge funds and private equity, and by many investors’ preference for investing in alternative investments on a broadly diversified basis. Funds of funds help investors reduce risk by limiting exposure to single managers and by closely monitoring manager performance and making allocation decisions. Commitments to funds of funds vehicles have increased substantially over the past several years.

According to HFR Industry Reports, total assets invested in funds of funds have grown from $76 billion at the end of 1999 to $547 billion at the end of 2006, representing a 32.6% compound annual growth rate.

Industry Trends

The following factors are expected to influence the alternative asset management industry’s growth:

Growing investor interest in absolute return products

Prior to the late 1990s, investor interest in absolute return products was relatively limited. However, following the downturn in global equity indices between 2000 and 2002, a broader range of investors became attracted to products targeting absolute rather than relative returns, driving strong inflows into the hedge fund industry.

As interest in absolute return products has increased, institutions have also become interested in methods of applying absolute-style strategies across the large proportions of their portfolios which are not allocated to alternative investments such as hedge funds. This trend is creating demand for a new style of long-only asset management product, which builds on the tools and techniques used by hedge fund managers to enhance risk-adjusted returns in a fund format acceptable to regulators and investors who do not wish to or who are restricted from investing in funds that take short positions or make substantial use of leverage or derivatives.

The opening up of third-party distribution channels

In the 1990s, the distribution of asset management products was dominated by large asset management firms distributing their own proprietary funds through in-house distribution channels. The increasing focus on manager performance, rather than brand or product range, as a differentiating factor has resulted in many major distributors adopting an “open architecture” strategy, distributing third-party products alongside their own in-house funds. This strategic shift is beginning to take hold in previously closed markets, to the benefit of independent, high performing managers lacking significant internal distribution capabilities.

Increasing portfolio allocations from institutional investors

Based on their relative share of new investment flows, alternative asset management strategies have gained market share from traditional asset management strategies and are expected to continue to do so.

According to McKinsey & Company, the percentage of net new investment flows into alternative asset classes has grown from 7% to 22% between 2001 and 2005. Hedge funds alone are reported by McKinsey & Company to have received approximately 40% to 50% of these flows during 2005.

Much of the recent growth in the alternative investment industry can be attributed to investments by a growing community of individual and institutional investors seeking alternative asset management strategies as a means to obtain diversification improving the risk adjusted return profile of their portfolios. Despite the rapid expansion in institutional inflows, alternative asset management strategies still account for a relatively small portion of total institutional assets, which in turn implies significant opportunity for continued growth. Among hedge funds, for example, Casey, Quirk & Associates reported that global institutional holdings are expected to grow from approximately $360 billion in October 2006 to over $1 trillion by 2010. Likewise, global hedge fund allocations, in the aggregate, are expected to rise to 3.5% of overall institutional assets by 2010 from 2% in October 2006. The increased role of institutional investors has resulted in increased professionalism in the industry and a greater focus on risk management and investment operations.

Increasing demand for transparency and controls from the largest institutional investors has created an opportunity for the largest, most established and developed alternative asset managers

Institutional investors are attracted to larger funds with well established track records, systems, operations and advanced risk management capabilities. The institutionalization of the alternative asset management industry is driving alternative asset managers to develop more robust infrastructures, as large institutional investors require greater transparency and robust risk management systems. Managers controlling larger pools of assets typically manage multiple funds with various strategies and, in the case of hedge funds, may have the ability to allocate capital among strategies in a dynamic fashion based on market conditions. As a result, the number of managers controlling larger pools of assets in the hedge fund sector has increased in recent years.

Regulatory developments have expanded the market for alternative investments

The interest among investors for the opportunity to invest in alternative asset classes has grown over recent years and partly in response to this the European Union has sought to make the regulatory regime in the European Union more flexible. Investment funds which qualify under the European Communities (Undertakings for Collective Investment in Transferable Securities) Directive 1985, which we refer to as the UCITS Directive, are, in principle, entitled to market themselves to the public in any member state of the European Union by virtue of being appropriately authorized in a single member state of the European Union, subject to making relevant notifications in the host member state. These funds, referred to as UCITS Funds, are subject to comprehensive investment restrictions, including anti-concentration limits, prohibitions on investing in certain asset classes (such as real estate and derivatives) and limits on borrowing.

The UCITS Directive has been amended by the UCITS Management Directive 2001 and the UCITS Product Directive 2001 (collectively, referred to as UCITS III) which was due to have been in force in all member states of the European Union by February 2004. UCITS III widens the range of investments in which a UCITS Fund may invest to include investments such as financial derivative instruments and money market instruments, allows a UCITS Fund to make greater use of leverage and aims to provide an enhanced investor protection regime. Effective February 2007, all UCITS Funds must comply with UCITS III.

OUR BUSINESS

Business

Overview

We are the largest independent alternative asset manager in Europe and the eleventh largest globally, offering our base of long-standing prestigious clients a diverse range of investment products and account management services. Our focus is on preserving clients’ capital and achieving consistent, superior absolute returns with low volatility and low correlations to both the equity and fixed income markets. Since our inception in 1995, we have built on the roots of our founders in the private wealth management industry to develop into one of the world’s largest and most recognized alternative investment managers, while maintaining our tradition of client-focused product development and customer service.

($ BN)

We use a multi-strategy approach, offering approximately 40 funds across equity, credit, convertible and emerging markets products. We have achieved strong and sustained absolute returns in both alternative and long-only strategies. As of September 30, 2007, our gross AUM (including assets invested from other GLG Funds) were approximately $23.6 billion, up from approximately $3.9 billion as of December 31, 2001, representing a compound annual growth rate, or CAGR, of 37%. As of September 30, 2007, our net AUM (net of assets invested from other GLG Funds) were approximately $20.5 billion, up from approximately $3.9 billion as of December 31, 2001, representing a CAGR of 33%. We have achieved an approximately 16.8% dollar-weighted compound net annual return on our alternatives strategies since our first fund launch in 1997. The chart above sets forth the growth of our gross and net AUM since 2001. During the three months ended September 30, 2007, on a dollar-weighted basis, the net returns of the GLG Funds decreased less than 0.5% and managed account inflows and gross fund-based inflows of AUM (net of redemptions) exceeded $1.7 billion.

We have built an experienced and highly-regarded investment management team of 95 investment professionals and supporting staff of 205 personnel, based primarily in London, representing decades of experience in the alternative asset management industry. This deep team of talented and dedicated professionals includes a significant number of people who have worked with us since before 2000. In addition, we receive dedicated research and administrative services from GLG Inc., an independently owned entity with 27 personnel in New York, which GLG Partners LP agreed in June 2007 to acquire, subject to certain conditions. We have been designated by GLG Partners LP as the purchaser of GLG Inc., and we expect to complete the acquisition of GLG Inc. in 2008. For purposes of this prospectus, personnel refers to our employees and the individuals who are members of Laurel Heights LLP and Lavender Heights LLP and who provide services to us through these entities.

We have built a highly scalable investment platform, infrastructure and support system, which represents a combination of world-class investment talent, cutting-edge technology and rigorous risk management and controls.

We manage a portfolio of approximately 40 funds, comprising both alternative and long-only strategies. The charts below summarize the diversity of our overall gross AUM as of September 30, 2007.

We employ a multi-strategy approach across the funds we manage, with low correlations of returns across product asset classes. The diversity of these funds and their strategies provides us with more stable performance fee revenue than more narrowly-focused alternative investment managers. The chart below summarizes for the seven largest single-manager GLG Funds the correlation of returns between individual funds, as well as the correlation of each fund to the S&P 500 Index and the MSCI World Index, based on monthly returns from the fund inception date to September 30, 2007. Correlation represents a statistical measure of the degree to which the return of one GLG Fund is correlated to the return of another GLG Fund, the S&P 500 Index or the MSCI World Index. It is expressed as a factor that ranges from −1.00 (perfectly inversely correlated) to +1.00 (perfectly positively correlated). A correlation of 0 indicates no correlation at all. For example, the correlation between the GLG Emerging Markets Fund and the GLG North American Opportunity Fund is 0.29, indicating a relatively low correlation between the investing strategies of each fund. Thus, the chart illustrates how relatively uncorrelated the strategies of the GLG Funds are to one another and to general market indices, resulting in a more stable flow of performance fees over an extended period of time.

	Alternatives				Long-Only*
				North	Global
	European	Emerging	Market	American	Convertible	European
	Long-Short	Markets	Neutral	Opportunity	UCITS	Equity	Capital
	($3.2bn	($3.1bn	($2.5bn	($1.3bn	($1.4bn	($1.3bn	Appreciation
	Gross	Gross	Gross	Gross	Gross	Gross	($0.9bn
	AUM)	AUM)	AUM)	AUM)	AUM)	AUM)	Gross AUM)

European Long-Short	1.00	0.59	0.55	0.57	0.19	0.23	0.34
Emerging Markets	0.59	1.00	0.50	0.29	0.47	0.48	0.50
Market Neutral	0.55	0.50	1.00	0.53	0.53	0.28	0.55
North American Opportunity	0.57	0.29	0.53	1.00	0.51	0.38	0.62
Global Convertible UCITS	0.19	0.47	0.53	0.51	1.00	0.76	0.84
European Equity	0.23	0.48	0.28	0.38	0.76	1.00	0.76
Capital Appreciation	0.34	0.50	0.55	0.62	0.84	0.76	1.00

S&P 500 Index	(0.02)	0.18	0.16	0.31	0.64	0.75	0.65
MSCI World Index	0.06	0.29	0.26	0.37	0.72	0.85	0.75

*	AUM figures include distributing funds; returns are for non-distributing fund.

Our success has been driven largely by our strong and sustained track record of investment performance. The chart below summarizes investment performance since the launch of our first fund in 1997 by looking at the cumulative dollar-weighted net annual returns for all GLG Funds (excluding FoHFs) and for the single-manager alternative strategy GLG Funds.

History

Messrs. Gottesman, Lagrange and Green, who had worked together at Goldman Sachs Private Client Services since the late 1980s, left to form GLG as a division of Lehman Brothers International (Europe) in September 1995, with significant managerial control. Initially, GLG managed accounts for private client investors, primarily high and ultra-high net worth individuals from many of Europe’s wealthiest families, with whom the founders had pre-existing relationships. GLG began to offer fund products in early 1997.

By 1998, GLG had exceeded the five-year profitability target which had been jointly set by the founders and Lehman International in 1995. In 2000, GLG’s senior management, which added Philippe Jabre in 1997, wanted to grow its business as an independent company. As a result, GLG became an independent business in 2000. A subsidiary of Lehman Brothers Holdings Inc. initially held a 20% minority interest and now holds a 10.1% interest. Mr. Green retired from GLG at the end of 2003, and Mr. Jabre resigned from GLG in early 2006.

Since its separation from Lehman International in 2000, GLG has invested considerable resources to developing a cohesive investment management team and robust platform to allow it to participate in the strong growth of the alternative investment management industry. GLG has successfully established a fully independent infrastructure, seen overall headcount grow from approximately 55 in 2000 to 340 as of September 30, 2007 (including 27 personnel at GLG Inc.) and recruited a significant number of high-quality individuals from leading financial services businesses both to deepen its talent pool and management base and to support a substantial range of new product initiatives.

Emmanuel Roman, a former Partner of Goldman Sachs, joined GLG in 2005 as a non-investment manager Co-Chief Executive Officer.

Competitive Strengths

We are one of the leading alternative asset managers in the world. Moreover, our strength in Europe and the United Kingdom has given us a highly respected brand name in the industry and has enabled us to attract and retain highly talented investment professionals as well as to invest heavily in our infrastructure. We believe that we enjoy distinct advantages for attracting and retaining talent, generating investment opportunities and increasing AUM because of the strength and breadth of our franchise. By capitalizing on what we regard as our competitive strengths, we expect to extend our record of growth and strong investment performance.

Our Team and Culture

We have a deep team of talented and dedicated professionals, a number of whom have worked at GLG since before our separation from Lehman International in 2000. Our high-quality and well-motivated team of investment professionals, led by two of our Managing Directors, Messrs. Gottesman and Lagrange, is characterized by exceptional investment and product development experience and expertise. Several of our investment professionals are widely recognized leaders and pioneers in the alternative investment management industry. In addition to our 95 investment professionals, we have 205 professionals in our marketing, legal, compliance, accounting, administrative, risk management, operations and technology groups. We have invested heavily for over ten years in recruiting, retaining and supporting this strong and cohesive team because we believe that the quality of this team has contributed and will continue to contribute materially to the strength of our business and the results we achieve for our clients. Extensive industry experience and consistency in the senior management team provide us with considerable continuity and have served to define our professional culture.

Our management believes that a team approach, in which investment professionals managing multiple strategies and asset classes are encouraged to share investment perspectives and information (for example, equity, credit and emerging market specialists working together, or industry teams working across geographic regions), promotes the cross-fertilization of ideas, investment strategies and product development within the organization. Management views this team dynamic as a critical contributor to both our investment success and our ability to develop new product initiatives.

Long-standing Relationships with a Prestigious Client Base

We have forged long-standing relationships with many of Europe’s wealthiest families and prestigious institutional asset allocators. We enjoy a balanced investor base made up of roughly half high and ultra-high net worth individuals and half institutional investors. We have discretionary power to allocate a significant portion of the assets invested by high and ultra-high net worth individuals among our various fund products. With a foundation of firmly established relationships, some originating prior to our inception in 1995, we enjoy a loyal client base. In addition to representing a high-quality source of client referrals, many of these clients have significant industry and regional knowledge, as well as experience and relationships that we are able to leverage in the investment process. Our focus on client relationship management through our marketing team and customized investment solutions places us in a strong position both to capture a greater proportion of the investable wealth of existing accounts and to attract new clients.

Differentiated Multi-Strategy Approach and Product Offerings

By offering a wide variety of investment strategies and products, in contrast to single strategy managers, we offer a broad solution, deploying client assets across a variety of investment products among our portfolio of approximately 40 fund products. By spinning-off successful strategies into new funds, we have been able to expand our portfolio of separate independent funds, creating growth opportunities with new and existing clients. Our multi-strategy approach provides significant advantages to our clients, most importantly the flexibility to redeploy client assets quickly among other GLG Funds in our diversified portfolio of investment products in the face of changing market conditions. Our multi-strategy profile also enhances the stability of our performance fee-based revenues, as fluctuations in fund performance and performance fees are modulated across the broad and diverse portfolio of investment products. In addition, our diversified investment product offerings allow us to take advantage of cross-selling opportunities with new and existing clients, thereby attracting or retaining investment capital that might otherwise go to non-GLG investment vehicles. Furthermore, through our managed account product, we are able to create sophisticated and highly customized solutions for our clients, providing products tailored to client requirements.

Strong and Sustained Investment Track Record

The GLG Funds have generated substantial absolute returns since inception, during periods of both supportive and difficult market conditions. By focusing on our core competencies, we have achieved outstanding returns — dollar-weighted compound net annual returns of 16.8% in all alternative strategies funds and 15.0% in all GLG Funds (excluding FoHFs) since 1997. Dollar-weighted annual returns are calculated as the composite performance of all constituent funds, weighted by fund size, with performance measured by core class in each fund.

Institutionalized Operational Processes and Infrastructure

We have invested considerable resources into developing our personnel base and establishing our infrastructure. We have developed highly institutionalized product development, investment management, risk management, operational and information technology processes and controls. Management believes that our institutionalized product platform, operational and systems infrastructure and distribution channels are highly scalable and are attractive to institutional investors who are seeking investment funds with well-developed and robust systems, operations and advanced risk management capabilities. This, in turn, enhances our ability to participate in the strong growth of the investment management industry and demand for absolute return products.

Alignment of Interests

Our superior performance is due, in part, to the close alignment of interests among our management, personnel and clients. Currently, the Principals, the Trustees, our officers and directors, our key personnel, employees and service providers, and their respective affiliates, Lavender Heights Capital LP and Sage Summit LP, collectively own approximately 66% of us. Our management believes that ownership by these key personnel is an important contributor to our success by motivating these key personnel to provide outstanding fund performance, generate significant revenues for us through management and performance fees and thereby increase the value of their ownership interests. In this manner, our key personnel have a stake in the success of all of our products, not just those in which they work personally. These ownership interests will continue to align the interests of our Principals and key personnel with their clients, as well as with the other holders of our capital stock, encourage cooperation across strategies and create greater opportunities for our business.

In addition, our three Principals, their Trustees, certain key personnel and their families and associated entities have agreed to invest in the GLG Funds at least 50% of the excess of the cash proceeds they received in the acquisition of GLG over the aggregate amount of any taxes payable on their respective portion of the purchase price. Currently, they have invested, including certain cash proceeds from the sale of GLG, approximately $776 million of additional net AUM in the GLG Funds and pay the same fees and otherwise invest on the same terms as other investors.

Furthermore, a significant portion of the compensation and limited partner profit share of our key personnel (other than the Principals) is based on the performance of the funds and accounts we manage. In addition, our key personnel are eligible to receive discretionary bonuses and limited partner profit share, which are based upon individual and firm-wide performance.

Growth Strategies

Extend Strong Investment Track Record

Over time, our principal goal of achieving substantial absolute returns for our investors has remained unchanged. Since inception, we have achieved a strong and sustained investment track record. In the process, we have established GLG as a leading alternative asset manager and have attracted an established high and ultra-high net worth individual and institutional client base.

Expand Investment Products and Strategies

We have consistently developed and added new products and strategies to our business, and intend to continue to selectively expand our products and strategies. Our multi-strategy approach allows us to offer clients a full-service solution, provides diversity and adds stability to our performance fee-based revenues. We currently offer approximately 40 investment fund products, including our recently launched GLG Environmental Fund, GLG Emerging Markets Special Situations Fund and GLG Esprit Fund (a quantitative long-short fund), and have several other fund products in the product development pipeline, including our first UCITS III Fund expected in January 2008. Over the last five years, we have added an average of five new fund products a year. We continue to emphasize the importance of innovation and responsiveness to client demands and market opportunities, and believe that the close and long-term relationships that we enjoy with our clients are a key source of market research helping to drive the development of new products and strategies.

Build on Success in Europe and the United Kingdom to Penetrate Other Major Markets

We are focused on developing a much more significant global presence and intend to expand our client relationships and distribution capabilities in regions where we have not actively sought clients, particularly the United States, the Middle East and Asia, and through new distribution channels and joint ventures. We believe that clients and institutions in these regions could represent a significant portion of future AUM growth. For example, although the United States currently represents 57% of the total alternative asset management market, according to Hedge Fund Research, Inc., it represents a de minimis portion of our net AUM. In June 2007, GLG Partners LP agreed to acquire GLG Inc. subject to certain conditions, including registration by GLG Inc. and GLG Partners LP (to the extent required by applicable law) as investment advisers under the U.S. Investment Advisers Act. GLG Inc. is expected to file a registration statement with the SEC in early December 2007. We have been designated by GLG Partners LP as the purchaser of GLG Inc., and we expect to complete the acquisition of GLG Inc. in 2008. We also believe that becoming a publicly traded, NYSE-listed company has further enhanced the brand awareness of GLG and our business and will facilitate AUM growth by attracting new clients, particularly from the United States and other under-penetrated geographic markets.

In August 2007, Istithmar, the Government of Dubai-owned private equity and alternative investment firm, and Sal. Oppenheim, Europe’s largest independent private bank, each completed the purchase of shares in GLG for an aggregate purchase price of $82.5 million payable by each of Istithmar and Sal. Oppenheim from Jonathan Green, one of our founders who retired from GLG in 2003, and the Green GLG Trust. Each of Istithmar and Sal. Oppenheim currently owns approximately 2% of our common stock. Both will also be investors in GLG Funds.

Products and Services

Investment Products

As of September 30, 2007, we had five major categories of products:

•	Single-manager alternative strategy funds: These funds represent our core investment product and are the primary means by which investors gain exposure to our core alternative investment strategies. This category comprises 18 individual funds, each being managed according to distinct investment strategies, including equity long-short funds, mixed-asset long-short funds, multi-strategy arbitrage funds, convertible bond funds, credit long-short funds and a commodities trading fund and may be characterized by the use of leverage, short positions and/or derivatives. These single-manager alternative strategy funds have gross AUM of approximately $14.7 billion representing 62% of total gross AUM and net AUM (net of alternative fund-in-fund investments) of approximately $13.3 billion. The largest funds in this category are: the GLG European Long-Short Fund, the GLG Emerging Markets Fund, the GLG Market Neutral Fund, the GLG North American Opportunity Fund and the GLG Emerging Markets Special Situation Fund. These funds may also make use of fund-in-fund investments whereby one single-manager alternative strategy fund may hold exposure to another single-manager alternative strategy fund. In order to accurately represent these sub-investments, management tracks AUM on both a gross and a net basis. In a gross presentation, sub-invested funds will be counted at both the investing and investee fund level. Net presentation removes the assets at the investing fund level, indicating the total external investment from clients.

•	Long-only funds: The long-only funds facilitate access to our leading market insight and performance for those clients who are seeking full (non-hedged) exposure to the equity markets across geographic and sector-based strategies, while benefiting from our investment expertise. We currently operate 13 long-only funds, which have gross AUM of approximately $4.6 billion representing 19% of total gross AUM. The largest funds in this category are: the GLG Global Convertible UCITS Fund, the GLG Capital Appreciation Fund and the GLG European Equity Fund.

•	Funds of GLG funds (“internal FoHF”): These funds are structured to provide broad investment exposure across our range of single-manager alternative strategy funds, as well as being a means by which investors may gain exposure to funds that are currently not being marketed. We currently have three internal FoHF funds, representing 7% of total gross AUM. The largest funds in this category are: the GLG Multi Strategy Fund SICAV and the GLG Global Opportunity Fund.

Presentation of the AUM of these funds on a net basis results in minimal AUM figures, as the vast majority of their assets are sub-invested in underlying GLG single-manager alternative strategy funds, with net AUM representing only small cash balances. Due to active fund management decisions regarding leverage for investment or settlement purposes and/or due to the mechanics of the process by which our internal FoHFs are required to place investments into underlying single-manager alternative strategy funds, the value of the investments held by any internal FoHF may not be exactly equal to the gross AUM of that fund at any point in time.

•	Multi-manager funds (“external FoHF”): The multi-manager funds represent our external FoHF offering, currently comprising five funds and 3% of total gross AUM. These funds are invested into funds managed by external asset management businesses (and, in one case, a GLG Fund). The largest funds in this category are: the Prescient Alpha Fund and the GLG MMI Enhanced Fund.

Any investment of external FoHF assets into underlying GLG Funds is removed from the net presentation of an external FoHF’s AUM.

•	Managed accounts: We offer managed account solutions to larger institutional clients who want exposure to our investment strategies, but are seeking a more customized approach. Managed accounts currently represent 8% of total gross AUM through 17 separate accounts.

Fund Performance and Structure

Our historical success has been driven by our strong and sustained track record of investment performance. Our investment strategies have delivered cross-cycle outperformance when compared to the equity and fixed income markets.

When viewed at the individual fund level, our performance (net of all fees paid to us) is equally impressive. The table below presents historical net performance for all active GLG Funds (which are not in the process of being liquidated) by AUM in each of the product categories as of September 30, 2007. It should be noted that the alternative strategy funds seek to deliver absolute performance across a broad range of market conditions.

				Net
				Performance
	Gross		Inception	Since	Annualized
	AUM	Net AUM	Date	Inception*	Net Return*

Alternative Strategies
GLG European Long-Short Fund(1)	$3.22bn	$2.99bn	1-Oct-00	143.76%	13.59%
MSCI Europe Index (Loc)				(2.21)%	(0.32)%
GLG Financials Fund(1)	$0.34bn	$0.07bn	3-Jun-02	90.66%	12.89%

				Net
				Performance
	Gross		Inception	Since	Annualized
	AUM	Net AUM	Date	Inception*	Net Return*

S&P Global 1200 Financial Sector Index				62.95%	9.61%
GLG Technology Fund(1)	$0.35bn	$0.10bn	3-Jun-02	85.26%	12.28%
NASDAQ Index				73.06%	10.85%
GLG Alpha Select Fund(1)	$0.61bn	$0.18bn	1-Sep-04	30.46%	9.04%
FTSE 100 Index (GBP)				45.02%	12.85%
GLG Consumer Fund(1)	$0.10bn	$0.01bn	1-Nov-05	28.96%	14.25%
MSCI World Equity Index (Loc)				29.90%	14.68%
GLG Global Utilities Fund(1)	$0.38bn	$0.10bn	1-Dec-05	21.51%	11.25%
S&P 500 Index				22.19%	11.59%
GLG Esprit Fund(1)(2)	$0.20bn	$0.11bn	1-Sep-06	15.71%	14.55%
GLG European Opportunity Fund(1)	$0.32bn	$0.16bn	2-Jan-02	66.42%	9.28%
MSCI Europe Index (Loc)				25.07%	3.97%
GLG North American Opportunity Fund(1)	$1.29bn	$1.02bn	2-Jan-02	66.30%	9.27%
S&P 500 Index				32.98%	5.09%
GLG Japanese Long-Short Fund(1)	$0.03bn	$0.03bn	1-Nov-04	(2.59)%	(0.90)%
Topix Index (JPY)				48.94%	14.69%
GLG Global Convertible Fund(3)	$0.54bn	$0.54bn	1-Aug-97	181.16%	10.71%
Merrill Lynch Global 300 Convertible Index (Loc)				87.02%	6.35%
MSCI World Equity Index (Loc)				53.18%	4.28%
JP Morgan Government Bond Index (Loc)				59.99%	4.73%
GLG Market Neutral Fund(1)	$2.53bn	$2.28bn	15-Jan-98	494.50%	20.16%
MSCI World Equity Index (Loc)				60.03%	4.96%
Investment in USD 3 Month Libor Rate				46.58%	4.02%
GLG Credit Fund(1)	$0.55bn	$0.38bn	2-Sep-02	69.97%	11.00%
Investment in USD 3 Month Libor Rate				17.33%	3.19%
GLG Absolute Return Bond Fund(1)	$0.10bn	$0.10bn	1-Apr-06	3.30%	2.20%
Investment in USD 3 Month Libor Rate				8.30%	5.48%
GLG Event Driven Fund(1)(2)	$0.28bn	$0.20bn	2-May-06	0.86%	0.61%
GLG Global Futures Fund(1)(2)	$0.08bn	$0.00bn	1-Aug-04	4.63%	1.44%
GLG Emerging Markets Fund(1)(2)	$3.07bn	$2.82bn	1-Nov-05	164.92%	66.68%
GLG Emerging Markets Special Situations Fund(1)(2)	$0.70bn	$0.67bn	2-Apr-07	24.62%	55.49%
Long Only Strategies
GLG Performance Fund(3)	$0.44bn	$0.44bn	14-Jan-97	278.16%	13.22%
MSCI World Equity Index (Loc)				86.78%	6.01%
GLG Performance (Distributing) Fund(2)(3)	$0.29bn	$0.29bn	6-Apr-99	138.69%	10.80%
GLG European Equity Fund(3)	$1.27bn	$1.27bn	11-Feb-99	169.58%	12.18%
MSCI Europe Index (Loc)				31.02%	3.18%
GLG North American Equity Fund(3)	$0.14bn	$0.14bn	2-Jan-04	45.70%	10.59%
S&P 500 Index				37.31%	8.85%
GLG UK Select Equity Fund(3)	$0.02bn	$0.00bn	1-Dec-06	10.54%	12.88%
FTSE 100 Index (GBP)				6.91%	8.41%

				Net
				Performance
	Gross		Inception	Since	Annualized
	AUM	Net AUM	Date	Inception*	Net Return*

GLG UK Select Equity (Distributing) Fund(2)(3)	$0.02bn	$0.00bn	2-Apr-07	4.05%	8.29%
GLG Environment Fund(3)	$0.03bn	$0.00bn	2-Jan-07	8.10%	10.97%
MSCI Europe Index (Loc)				3.69%	4.97%
GLG Alpha Capture Fund(2)(3)	$0.02bn	$0.00bn	1-Mar-07	3.95%	6.07%
GLG Capital Appreciation Fund(3)	$0.46bn	$0.46bn	4-Mar-97	228.77%	11.91%
Benchmark(4)				80.04%	5.72%
GLG Capital Appreciation (Distributing) Fund(2)(3)	$0.41bn	$0.41bn	1-Apr-99	107.08%	8.94%
GLG Balanced Fund(3)	$0.06bn	$0.06bn	4-Mar-97	133.03%	8.33%
Benchmark(5)				71.35%	5.22%
GLG Global Convertible UCITS Fund(3)	$1.38bn	$1.38bn	12-Mar-99	109.32%	9.02%
Merrill Lynch Global 300 Convertible Index (Loc)				67.72%	6.23%
MSCI World Equity Index (Loc)				24.92%	2.64%
JP Morgan Government Bond Index (Loc)				39.65%	3.98%
GLG Global Convertible UCITS (Distributing) Fund(2)(3)	$0.02bn	$0.00bn	14-Oct-05	20.24%	9.88%
Internal FoHF
GLG Global Opportunity Fund(3)	$0.50bn	$0.50bn	4-Feb-97	416.26%	16.66%
MSCI World Equity Index (Loc)				82.48%	5.81%
GLG Multi-Strategy Fund(1)	$1.13bn	$1.13bn	7-Jan-03	53.14%	9.44%
MSCI World Equity Index (Loc)				84.61%	13.85%
GLG Global Aggressive Fund(1)	$0.02bn	$0.02bn	4-Jan-00	131.52%	11.44%
MSCI World Equity Index (Loc)				8.40%	1.05%
Prime GLG Diversified Fund(2)(3)	$0.00bn	$0.00bn	1-Jun-04	12.86%	3.70%
External FoHF
Prescient Alpha Fund(1)	$0.22bn	$0.22bn	1-Oct-01	46.80%	6.61%
MSCI World Equity Index (Loc)				51.77%	7.21%
GLG MMI Enhanced Fund(1)	$0.28bn	$0.28bn	1-Dec-03	66.02%	14.16%
MSCI World Equity Index (Loc)				57.02%	12.51%
GLG MMI Japanese Opportunity Fund(1)(2)	$0.04bn	$0.04bn	1-Jun-05	15.91%	6.55%
GLG MMI Directional Fund(1)(2)	$0.04bn	$0.02bn	1-Jul-06	9.64%	7.68%
GLG MMI Enhanced II Fund(1)(2)	$0.03bn	$0.03bn	1-Dec-06	11.98%	14.71%

(1)	GLG Partners (Cayman) Limited is the manager of these GLG Funds.

(2)	No comparable index.

(3)	GLG Partners Asset Management Limited is the manager of these GLG Funds.

(4)	Benchmark for GLG Capital Appreciation Fund is 65% MSCI World Index (Loc); 35% JPMorgan Gov’t Bond Index (Loc).

(5)	Benchmark for GLG Balanced Fund is 1/3 MSCI World Index (Loc), 1/3 JPMorgan Gov’t Bond Index (Loc), 1/3 US $3-month LIBOR rate.

The investment manager for all funds is GLG Partners LP. None of the GLG Funds is registered in the United States. However, each GLG Fund is regulated in its jurisdiction of incorporation, except for the GLG MMI Japanese Opportunity Fund. See “— Competitive Strengths — Alignment of Interests” for a discussion of investments by the GLG Principals and certain key personnel in the GLG Funds.

Our gross management fee rates and administration fee rates are set as a percentage of fund AUM depending on the product. Our gross performance fee rates are set as a percentage of fund performance, calculated as investment gains (both realized and unrealized), less management and administration fees, subject to “high water marks” and, in the case of most long-only funds, four external FoHF and two single-manager alternative strategy funds, to performance hurdles. The table below sets forth the typical range of gross fee rates for management fees and performance fees (subject to fee treatment of fund-in-fund reinvestments as described below); administration fee notes vary depending on the product:

Typical Range of Gross
	Typical Range of Gross	Performance Fee Rates
Product	Management Fee Rates (% of AUM)	(% of Investment Gains)

Single-manager alternative strategy funds	1.50% — 2.50%*	20% — 30%*
Long-only funds	0.75% — 2.25%	20% — 25%
Internal FoHF	0.25% — 1.50% (at the investing fund level)*	0% — 20% (at the investing fund level)*
External FoHF	1.50% — 1.95%	5% — 10%

Note:  Where a single-manager alternative strategy fund or internal FoHF managed by us invests in an underlying single-manager alternative strategy fund managed by us, the “investing fund” is the top-level GLG Fund into which a client invests and the “investee fund” is the underlying GLG Fund into which the investing fund allocates funds for investment. When one of the single-manager alternative strategy funds or internal FoHFs managed by us invests in an underlying single-manager alternative strategy fund managed by us:

•	management fees are charged at the investee fund level. In addition, management fees are charged on the following GLG Funds at the investing fund level: (1) GLG Multi Strategy Fund; and (2) Prime GLG Diversified Fund;

•	performance fees are charged at the investee fund level. In addition, performance fees are charged on the following GLG Funds at the investing fund level: (1) Prime GLG Diversified Fund; and (2) GLG Global Aggressive Fund to the extent that the performance fee at the investing fund level exceeds the performance fee at the investee fund level; and

•	administration fees are charged at both the investing and investee fund levels.

Certain GLG Funds employ leverage to enable them to invest additional amounts over and above their share capital and thereby enhance equity returns. Leverage will vary with the exact composition of the fund portfolio. Leverage is provided by prime brokers and counterparties. Additionally, funds may be leveraged through the use of products such as options, futures and other derivatives.

Each of the GLG Funds is structured as a limited liability company, incorporated in the Cayman Islands, Ireland or Luxembourg. In general, the Cayman Islands are preferred for alternative strategy funds of non-U.S. investors, given the flexibility available to alternative strategy funds in this jurisdiction. A limited number of our alternative strategy funds are also domiciled in Ireland. Our long-only funds are incorporated in Ireland and utilize investment strategies that comply with the regulations in Ireland and qualify for UCITS status. These long-only funds also have the ability to use a limited degree of leverage and to use derivative instruments, including synthetic short exposure, in accordance with UCITS III. One of our internal FoHF funds is domiciled in Luxembourg. Each GLG Fund has a board of directors and each board consists of a majority of independent directors. The prospectus for each fund sets out the terms and conditions upon which shareholders invest in the fund. None of the GLG Funds are subject to key man provisions. Thirty-four funds are listed on the Irish Stock Exchange, one fund is listed on the Luxembourg Stock Exchange, one fund is listed on the Cayman Islands Stock Exchange and four funds are unlisted.

Each GLG Fund has appointed a GLG entity as its manager to provide investment management, administration and distribution services to the fund pursuant to a management agreement. The provision of these services is delegated to other GLG entities and third parties. In particular, investment management is delegated to GLG Partners LP pursuant to an investment management agreement. Because each GLG Fund is structured as a limited liability company whose owners are the investors in the fund, the manager and investment manager generally do not have an ownership interest in the fund and their sole relationship with the fund is contractual. Fund administration, custody and prime brokerage services are delegated to third-party providers pursuant to separate agreements.

The material terms of these agreements relate to the scope of services to be rendered to the fund, liabilities, remuneration and rights of termination under certain circumstances. Under each management agreement, a manager is appointed to, among other things, manage the assets of the relevant GLG Fund, administer the assets of the relevant GLG Fund and distribute the assets of the relevant GLG Fund. The manager delegates each of these functions to third parties. In particular the manager delegates the investment management functions to GLG Partners LP. Under each investment management agreement, the investment manager is responsible for identifying, purchasing, managing and disposing of investments on behalf of the relevant fund in accordance with its statement of investment policy. Each management agreement and investment management agreement is terminable on 30 days’ written notice by either party and provides that in the absence of negligence, willful default, fraud or bad faith, the manager and its agents will not be liable for any loss or damage arising out of the performance of their obligations under the agreement.

We do not hold any investments in the GLG Funds, other than a de minimis amount of subscriber and management shares. The subscriber and management shares are for a fixed notional amount and do not have an entitlement to participate in movements in net asset value, nor do they generate any income for us. As a result, we do not receive any income by reason of investment on our own account in the GLG Funds.

Neither the Principals nor their affiliates have any investment management operations or businesses that are separate from GLG. All of the assets managed by us are owned by our clients and are therefore separate from GLG. We do have discretion over the management of these assets.

Clients and Marketing

We have a team of 13 marketing professionals which is split into geographical regions. Our marketing effort has historically been geographically focused, with Europe accounting for the majority of marketing activity, and is built on a number of complementary and diverse distribution channels:

•	marketing to high and ultra-high net worth individuals and families through a combination of existing client referrals, marketer-led relationships and banks; and

•	marketing to institutional investors, including funds of funds, alternative asset management divisions of banks, pension funds, insurance companies and investment platforms, through a combination of the capital introduction groups of leading prime brokers, financial intermediaries, marketer-led relationships and banks.

In addition to the standard tasks of reporting performance and alerting clients to new fund and product launches, our marketing personnel offer broader investment advice, including assistance with overall portfolio planning, which, in some cases, may include non-GLG investment products. Although we have historically focused on Europe, we are committing resources to expanding into under-penetrated markets like the United States, the Middle East and Asia.

We also have a 29 member dedicated client service and marketing support team that facilitates investment transactions and provides analysis and reporting to clients.

Product Development

We have developed approximately 40 new investment products over the last ten years, including a number of innovative offerings in the alternative investment management industry, such as the GLG Esprit, GLG

Environment and GLG Emerging Market Special Situations funds. Consistent innovation and product development has stemmed from our close relationship to our client base, our investment team’s skill and market knowledge and also our responsiveness to client and market demands. The following chart shows the historical development of current GLG Funds:

We are focused on further developing our multi-strategy approach and diversified product offerings. We have continued to emphasize the importance of innovation and responsiveness to client and market demands. We believe that the close and long-term relationships that we enjoy with our clients are a key source of market research helping to drive development of successful products. Since 2005, the process of product development has been more fully formalized and is now coordinated through our non-investment manager Co-Chief Executive Officer.

Idea Generation.  Product development is driven by discussions with clients, internal research, internal analysis of market trends and competitor offerings. Product development is sometimes initiated through sector-focused research from investment analysts.

Feasibility Testing.  New products are initially vetted for feasibility to confirm our ability to support the new fund or strategy operationally and to highlight mitigating risks and other factors affecting feasibility. Initial due diligence is followed by relevant feasibility checks based on extensive investment experience from investment professionals and client managers.

Product Setup.  Once a new product has undergone review and feasibility testing, the product development team arranges appropriate prime brokerage and counterparty relationships, and coordinates with legal counsel to set up the legal structures of any new funds or products and to develop fund or product prospectuses in conjunction with the marketing team.

Client Management.  Both investment managers and marketing professionals who serve as client relationship managers meet with existing and potential investors about each relevant new product.

Operational Processes and Infrastructure

Investment Management Process

We have a systematic investment approach which combines bottom up analysis with macroeconomic analysis and technical trading, resulting in an emphasis on both the qualitative and quantitative assessment of investment opportunities. We look at all instruments across the capital structure, from equity to subordinated loans. With extensive coordination between analysts and traders, investment ideas are scrutinized and validated at multiple stages. Our organizational structure facilitates the sharing of ideas between equity, credit and emerging markets specialists. Similarly, industry teams work across regions to develop global views and relative values strategies between investments located in different geographical areas.

Analysts.  Our sector and general analysts utilize their industry expertise to generate and analyze ideas for long and short investments by meeting with corporate management and performing original analytical work. Our strong relationships in the brokerage community provide analysts with significant access to third-party and industry expertise.

Traders.  Our traders confirm the short-term validity of fundamental analysis and optimize the best entry and exit points for trading ideas. Our strong relationships in the brokerage community provide traders with best execution and liquidity across asset classes.

Investment Managers.  Our investment managers integrate recommendations from analysts and traders, taking into account the macroeconomic environment, portfolio construction and relevant strategies. They also manage risk and ensure that capital is adequately used.

Throughout this process, we utilize an extensive risk management process, as described in the following paragraphs.

Portfolio Risk Management

Effective risk management is central to the operation of our business. We use both quantitative and qualitative assessments in an effort to offer high annual returns combined with a low level of return volatility. Risk management helps manage volatility and avoid positions that could lead to excessive losses.

Positions in the GLG Funds are actively managed, allowing for timely reallocation in response to changes in economic, business or market conditions. Investment professionals are typically authorized to trade fixed amounts of capital subject to various constraints and limitations including but not limited to value-at-risk, trading losses and position concentrations.

Our Risk Committee, which includes the non-investment manager Co-Chief Executive Officer, oversees the risk management function for the GLG Funds and managed accounts. The Risk Committee is responsible for setting and ensuring adherence to risk limits, directing the development of risk management infrastructure, identifying risks to the GLG Funds and managed accounts, allocating capital, and developing fund-level hedging strategies. The Risk Committee has four members with substantial investment and risk management experience.

Risk management personnel provide daily risk reporting across the GLG Funds and managed accounts, develop risk management infrastructure, and monitor the risk and performance of individual investment professionals within the business. We use both third-party commercial risk management software and proprietary systems to analyze and monitor risk in the GLG Funds and managed accounts. Daily risk reports measure exposures, expected volatility, value at risk (typically using a 98% confidence level, over a one day horizon), and liquidity. These reports also include stress tests based on historical and hypothetical scenarios, measures of aggregate exposures and sensitivities, and measures of credit risk and attributes of risk by region, country, asset class and investment professional. Additional reports analyze individual liquidity exposures and idiosyncratic or specific risks relevant to individual positions or groups of trades. Customized risk reports are also prepared and distributed to both the Risk Committee and individual investment managers.

General Operational and Legal Risk Management

We believe that we have adopted an approach to minimizing operational risk that is robust and systematic. This approach to operational excellence is a high-level differentiator that enables us to continue serving the most demanding private and institutional clients.

We have separate finance, operations, middle office, risk management, technology, human resources and client support functions run by seasoned industry professionals who report directly to our Chief Financial Officer. The business has separate legal and compliance and internal audit functions.

The Systems and Controls Committee, which includes the non-investment manager Co-Chief Executive Officer, the Chief Financial Officer, the Senior Legal Counsel and the Compliance Officer, meets monthly to consider operational management of our business, with focus on controls, legal and regulatory matters and any other related issues.

Systems

We have developed a strong information technology department of 47 experienced staff in addition to outside contractors. The department is split into infrastructure, support and development groups. We believe the strength of our specialized in-house development group, including a dedicated quantitative development team, is a significant competitive advantage. We operate a number of key proprietary and external systems. We have focused on maintaining the scalability of our systems platform and have an ongoing review process to ensure the systems can support planned growth in both assets and trading volume. Security and resiliency have been the highest priorities in the network design. We operate data centers both at our main offices and at off-site locations. We have appointed a managed service provider that provides 24 hour/7 day support through a dedicated link from our network operations center.

In the event of an emergency affecting our London office, or London in general, that results in either access being denied to or the total loss of our London office, we will implement our disaster recovery plan to assist in the smooth transition to a temporary workplace to minimize disruption. Under this plan, our incident management, business management and business continuity teams will coordinate with each other to assess the nature of a disaster, implement an immediate plan and work together during the recovery process to mitigate the loss to our business. If our London office will not be available for some time, we have established the use of a disaster recovery site with office space available for key personnel and remote access to critical business information.

Regulation

GLG Partners LP is authorized and regulated in the United Kingdom by the FSA. GLG Partners LP has a relationship management team at the FSA with whom it has a regular dialogue. Other regulators supervising specific GLG entities and funds include the Irish Financial Services Regulatory Authority, CIMA and the Commission de Surveillance du Secteur Financier in Luxembourg. Certain of the GLG Funds are also listed on the Irish Stock Exchange, the Luxembourg Stock Exchange or the Cayman Islands Stock Exchange. The activities of GLG Inc. will be regulated by the SEC following the completion of its registration as a U.S. investment adviser.

Compliance and Internal Audit

We have made a significant investment in the infrastructure supporting controls and compliance. Our management believes that it is important to instill a culture of compliance throughout our organization. The primary functions of our compliance and internal audit team are to advise, educate and support our business. This team also provides assurance to our senior management team through the implementation of a risk-based monitoring program and internal audit plan. The compliance and internal audit functions are performed by a dedicated team of three professionals reporting to the Compliance Officer and through him to the Co-Chief Executive Officers.

Regulatory Framework in the United Kingdom

Authorization by the FSA.  The current U.K. regulatory regime is based upon the FSMA, together with secondary legislation and other rules made under the FSMA. Under section 19 of the FSMA, it is an offense for any person to carry on “regulated activities” in the United Kingdom unless it is an authorized person or otherwise exempt from the need to be authorized. The various “regulated activities” are set out in the Financial Services and Markets Act 2000 (Regulated Activities) Order 2001 (as amended) (the “RAO”). They include (among other things): advising on investments, arranging deals in investments, dealing in investments as agent, managing investments (i.e., portfolio management) and the safeguarding and administration of assets (including the arranging of such safeguarding and administration).

Before authorizing a firm to carry on regulated activities, the FSA must be satisfied that it meets (and will continue to meet) a number of “threshold conditions” set out in the FSMA. For example, firms must have adequate financial resources, not have “close links” of a nature that would impede the FSA’s supervision of the firm and generally satisfy the FSA that they are “fit and proper” to be authorized.

FSA Handbook.  We are subject to certain rules set out in the FSA Handbook, which also provides guidance on the application and interpretation of these rules. In particular, we must comply with certain conduct of business standards relating to, among other things, the advertising and marketing of financial products, treating customers fairly, advising on and selling investments, and managing conflicts of interest.

The FSA Handbook also contains rules governing our senior management arrangements, systems and controls. In particular, these require the appointment of one or more members of senior management to take responsibility for: (1) the apportionment of significant responsibilities among directors and senior managers so that it is clear who has responsibility for the different areas of the firm’s business (allowing for the proper supervision and control of the firm’s activities by its governing body and relevant senior managers); and (2) overseeing the establishment and maintenance of systems and controls which are appropriate to the particular business of the firm. The person with responsibility for these functions, together with any other person who performs a “controlled function” within GLG, is required to be approved by the FSA under its Approved Persons regime. Persons performing a “controlled function” include directors, the compliance officer, the money laundering reporting officer, persons carrying out significant management functions and portfolio managers and marketers.

The FSA has the power to take a wide range of disciplinary actions against regulated firms and any FSA-approved persons, including public censure, the imposition of fines, the variation, suspension or termination of the firm’s authorization or the removal of approved status from individuals.

Principles for businesses.  We are subject to the FSA’s high-level principles which are intended to ensure fairness and integrity in the provision of financial services in the United Kingdom.

In particular, they require a firm to:

•	conduct its business with integrity;

•	conduct its business with due skill, care and diligence;

•	take reasonable care to organize and control its affairs responsibly and effectively, with adequate risk management systems;

•	maintain adequate financial resources;

•	observe proper standards of market conduct;

•	pay due regard to the interests of customers and treat them fairly;

•	pay due regard to the information needs of its clients and communicate information to them in a way which is clear, fair and not misleading;

•	manage conflicts of interest fairly, both between itself and its customers and between a customer and another client;

•	take reasonable care to ensure the suitability of its advice and discretionary decisions for any customer who is entitled to rely upon its judgment;

•	arrange adequate protection for clients’ assets when it is responsible for them; and

•	deal with its regulators in an open and co-operative way, and disclose to the FSA in an appropriate manner anything relating to the firm of which the FSA would reasonably expect notice.

Restrictions on changes of control.  Firms authorized by the FSA are subject to restrictions regarding persons who may act as a “controller” of the firm. Broadly, a “controller” for the purposes of the FSA’s rules means a person who alone or with associates holds (directly or indirectly) 10% or more of the shares or voting rights in a regulated firm or its parent company.

Under FSMA, a person who proposes to become a controller of an FSA-authorized firm, or an existing controller who proposes to increase their interest to 20% or more, 33% or more, or 50% or more must first notify and obtain the approval of the FSA, with the FSA having up to three months to approve any such acquisition. The FSA is permitted to serve a notice of objection to the acquisition of or increase in control and, if it does serve such a notice, is required to specify in the notice its reasons for the objections. Breach of the notification and approval requirements is a criminal offense, although there are rights of appeal against any objection by the FSA.

A person who ceases to be a 10% controller or who reduces an existing interest below the 50%, 33% or 20% level must only provide written notice to the FSA. FSA approval is not required for reduction or cessation of control. Breach of the notification requirements is a criminal offense. Certain notification obligations are also imposed on authorized firms in relation to any changes of control they undergo.

Consumer complaints and compensation.  Rules made by the FSA under FSMA have established a compensation scheme, which provides for limited compensation to be paid to certain categories of customers who suffer losses as a consequence of a regulated firm being unable to meet its liabilities.

A financial ombudsman service has also been set up under FSMA. This operates independently of the FSA and allows certain categories of customers to escalate complaints about a firm (for example in relation to mis-selling or the provision of a poor service or product by the firm) to the ombudsman.

Regulatory capital.  Regulatory capital requirements form an integral part of the FSA’s prudential supervision of FSA authorized firms. The regulatory capital rules oblige firms to hold a certain amount of capital at all times (taking into account the particular risks to which the firm may be exposed given its business activities), thereby helping to ensure that firms can meet their liabilities as they fall due and safeguarding their (and their counterparties’) financial stability. The FSA also expects firms to take a pro-active approach to monitoring and managing risks, consistent with its high level requirement for firms to have adequate financial resources.

Regulatory capital requirements exist on two levels. The first is a solo requirement aimed at individual authorized entities (with the relevant firm being required to submit periodic reports to demonstrate compliance with the relevant requirement). The second is a consolidated (or group) requirement and relates to a part of or the entire group of which an authorized firm or firms form part. The FSA’s rules in relation to capital requirements were recently updated to implement the recast EU Capital Requirements Directive (“CRD”), which came into force in the United Kingdom in January 2007 (subject to extensive transitional provisions). The CRD, which amends two existing capital requirements Directives (The Banking Consolidation Directive and the Capital Adequacy Directive), introduces a more risk-based approach to capital adequacy (with a particular emphasis on operational risk). Management expects us to be compliant with the requirements of the CRD by the required deadline and does not believe that compliance with the CRD will have a significant impact on us.

Money laundering.  The U.K. Money Laundering Regulations 2003 require, broadly speaking, any person who carries on financial services business in the United Kingdom to observe certain administrative procedures and checks designed to minimize the scope for money laundering. Failure to maintain the necessary procedures is a criminal offense. The Proceeds of Crime Act 2002 also contains a number of offenses in relation to money laundering.

Regulatory Framework in the European Union

We have obtained the appropriate European investment services passport rights to provide cross-border services into a number of other members of the European Economic Area, which we refer to as the EEA. This “passport” derives from the pan-European regime established by the EU Investment Services Directive (“ISD”) which regulates the provision of investment services throughout the EEA.

The ISD provides investment firms which are authorized in any one EEA member state the right to provide investment services on a cross-border basis, or through the establishment of a branch to clients located in other EEA member states (known as “host member states”) on the basis of their home member state authorization without the need for separate authorization by the competent authorities in the relevant host member state. This is known as “passporting”.

The ISD is due to be replaced by a new directive, the EU Markets in Financial Instruments Directive (“MiFID”), which is required to be implemented across the EEA on November 1, 2007. MiFID will make substantial and important changes to the way in which investment business is conducted across the EEA. These include, among others, an extension to the scope of the “passport” but also clarification that the conduct of business rules of a host member state are not to apply to a firm providing services within its territory on a cross-border basis (host member state conduct of business rules will apply to branches). The FSA has recently completed the process of consulting on how it will implement MiFID in the United Kingdom, which will have a reasonably significant impact on the operation of the financial services industry. Management expects us to be compliant with the requirements of MiFID by the required deadline and does not believe that compliance with MiFID will have a significant impact on us.

Regulatory Framework in Ireland

GLG Partners Asset Management Limited (“GPAM”) has been authorized by the IFSRA as a management company under the UCITS regulations. As a manager authorized by the IFSRA, GPAM is subject to the supervision of the IFSRA. These supervisory requirements include:

•	GPAM must maintain a minimum capital requirement as prescribed by the IFSRA;

•	GPAM may not be replaced as manager of a fund without the approval of the IFSRA;

•	appointments of directors to GPAM require the prior approval of the IFSRA and the IFSRA must be notified immediately of resignations;

•	a minimum of two directors of GPAM must be Irish residents;

•	approval of the IFSRA is required for any change in ownership or in significant shareholdings of GPAM. A significant shareholding is defined as a shareholding of 10%;

•	half-yearly financial and annual audited accounts of GPAM must be filed with the IFSRA. Annual audited accounts of the corporate shareholder(s) of GPAM must also be submitted;

•	the firm is obliged to satisfy the IFSRA on a continuing basis that it has sufficient management resources to effectively conduct its business; and

•	GPAM is required to consult with the IFSRA prior to engaging in significant new activities.

GLG Partners LP has been approved by the IFSRA to act as promoter and investment manager of Irish authorized collective investment schemes pursuant to the UCITS Notices and the Non-UCITS Notices issued by the IFSRA.

The IFSRA will require that any change in ownership or in significant shareholdings of GLG Partners LP be approved by it. As above, a significant shareholding is defined as a shareholding of 10%.

GPAM and GLG Partners LP currently act as manager, and promoter and investment manager, respectively of the following GLG Funds: GLG Investments plc, GLG Investments III plc, GLG Investments IV plc and GLG Investments V plc (each, a UCITS fund), GLG Global Convertible Fund plc (a professional investor fund) and GLG Global Opportunity Fund plc (a qualified investor fund).

These GLG Funds are subject to the investment restrictions imposed by the IFSRA in respect of UCITS or non-UCITS funds as appropriate and as set out in the prospectus for the relevant fund. GPAM and GLG Partners LP are required to observe the terms of the prospectus in carrying out their duties.

The failure by the IFSRA to approve a change in control of GPAM and/or GLG Partners LP could result in the authorization of the above GLG Funds being withdrawn if it is not possible to appoint alternative promoters, managers and investment managers.

In addition to the GLG Funds which are listed on the Irish Stock Exchange, a large number of Cayman domiciled GLG Funds are also listed on the Irish Stock Exchange. A failure to comply with the Listing Rules for Investment Funds as set down by the Irish Stock Exchange may result in delisting from the Irish Stock Exchange.

Regulatory Framework in Luxembourg

GLG Partners LP is the promoter, investment manager and principal sales agent of the GLG Multi-Strategy Fund SICAV and is subject to supervision by the Commission de Surveillance du Secteur Financier, along with the GLG Multi-Strategy Fund SICAV which is domiciled in Luxembourg and listed on the Luxembourg Stock Exchange.

Regulatory Framework in the Cayman Islands

CIMA regulates GPCL in connection with its provision of mutual fund administration services to the GLG Funds incorporated in the Cayman Islands. GPCL is the holder of an unrestricted mutual fund administrator’s license issued by CIMA pursuant to the Mutual Funds Law (as amended) of the Cayman Islands (the “Mutual Funds Law”).

Each of GPCL, GLG Partners International (Cayman) Limited and GLG Partners Services LP is registered with CIMA as an excluded person pursuant to the Securities Investment Business Law (as amended) of the Cayman Islands (the “SIB Law”) in connection with their respective provision of services constituting “securities investment business” to various GLG Funds. None of these entities is regulated by CIMA in connection with its provision of services constituting “securities investment business”.

All of the GLG Funds which are incorporated in the Cayman Islands are registered as mutual funds with, and are regulated by, CIMA in terms of the Mutual Funds Law. Most of the Cayman Islands domiciled funds are listed on the Irish Stock Exchange, one is listed on the Cayman Islands Stock Exchange and four are unlisted. None of these GLG Funds is required to be licensed or employ a licensed mutual fund administrator (although GPCL is so licensed) since the minimum aggregate investment purchasable by a prospective investor in each of such GLG Funds is equal to or exceeds either (a) in relation to those GLG Funds which were registered with CIMA prior to November 2006, $50,000 or (b) in relation to those GLG Funds which have been registered with CIMA since November 2006, $100,000 or its equivalent in any other currency. As regulated mutual funds, the GLG Funds which are incorporated in the Cayman Islands are subject to supervision by CIMA. Such funds must file their offering documents and details of any changes that materially affect any information in such documents with CIMA. They must also file annually with CIMA accounts approved by an approved auditor, together with a return containing particulars specified by CIMA, within six months of their financial year end or within such extension of that period as CIMA may allow.

The Mutual Funds Law provides that a licensed mutual fund administrator such as GPCL may not issue shares and that a person owning or having an interest in shares or the transfer of shares in such licensed mutual fund administrator may not transfer or otherwise dispose of or deal in those shares or that interest, unless CIMA has given its approval to the issue, transfer, disposal or dealing, as the case may be, and any conditions of the approval are complied with. This restriction applies to all levels of ownership in a licensed mutual fund administrator, including the ultimate parent, and therefore, unless the waiver described below is obtained and maintained, may have a potential impact on the trading of our shares.

The Mutual Funds Law provides that CIMA may, in respect of a licensed mutual fund administrator or its ultimate parent whose shares are publicly traded on a stock exchange recognized by CIMA (including the New York Stock Exchange), waive the obligation to obtain such approval, subject to certain conditions. We applied for and obtained such waiver from CIMA in relation to trading by GPCL at the same time as we applied for CIMA’s approval of the acquisition of GLG. The waiver is subject to a condition that GPCL, as a licensed mutual fund administrator, will, as soon as reasonably practicable, notify CIMA of:

•	any change in control of GPCL;

•	the acquisition by any person or group of persons of shares representing more than 10% of the issued share capital or total voting rights of GPCL; or

•	the acquisition by any person or group of persons of shares representing more than 10% of the issued share capital or total voting rights of GLG Partners, Inc., as the ultimate parent of GPCL.

In addition, any waiver will be subject to a condition that GPCL will, as soon as reasonably practicable, provide such information to CIMA, and within such period of time, as CIMA may require for the purpose of enabling an assessment as to whether persons acquiring direct or indirect control or ownership of GPCL in the circumstances set out above are fit and proper persons to have such control or ownership. The waiver may also be granted subject to such terms and other conditions as CIMA may deem necessary.

Other

Pursuant to the exemption from registration as an investment adviser provided in Section 203(b)(3) of the Investment Advisers Act of 1940 and Rule 203(b)(3)-1 promulgated thereunder, neither GLG Partners LP nor GLG Inc. is registered as an investment adviser under the Investment Advisers Act. However, in connection with the proposed acquisition of GLG Inc., GLG Inc. will register as an investment adviser under the Investment Advisers Act. On December 3, 2007, GLG Inc. filed a registration statement under the Investment Advisers Act with the SEC. We have been designated by GLG Partners LP as the purchaser of GLG Inc., and we expect to complete the acquisition of GLG Inc. in 2008. We will not accept any new U.S. advisory clients prior to the SEC declaring effective the registration of GLG Inc. as an investment adviser under the Investment Advisers Act and completion of the acquisition by us of GLG Inc., other than certain clients with whom GLG was already in discussions prior to the filing of our preliminary Proxy Statement on July 12, 2007, and within the “fewer than 15 clients” limitation under the exemption provided by Section 203(b)(3) of the Investment Advisers Act.

In addition, we are subject to securities and exchange regulations in the jurisdictions in which we trade securities.

Competition

The asset management industry is intensely competitive, and we expect it to remain so. We compete on a regional, industry and niche basis. We face competition in the pursuit of investors for our funds and managed accounts primarily from specialized investment funds, hedge funds and financial institutions. Many of these competitors are substantially larger and may have considerably greater financial, technical and marketing resources than will be available to us, and the number of competitors in our market has increased dramatically since 2000.

We also compete with specialized investment funds, hedge funds, financial institutions, corporate buyers and others in acquiring positions in attractive investment opportunities for the GLG Funds and managed accounts. Several of these competitors have recently raised, or are expected to raise, significant amounts of capital and many of them have similar investment objectives to the GLG Funds and managed accounts, which may create additional competition for investment opportunities. Some of these competitors may also have a lower cost of capital and access to funding sources that are not available to us, which may create competitive disadvantages for us with respect to investment opportunities. In addition, some of these competitors may have higher risk tolerances, different risk assessments or lower return thresholds, which could allow them to consider a wider variety of investments and to bid more aggressively than us for investments that we want to make for the GLG Funds and managed accounts. Lastly, the allocation of increasing amounts of capital to alternative investment strategies by institutional and individual investors could lead to a reduction in the size and duration of pricing inefficiencies that many of our investment funds seek to exploit.

Competition is also intense for the attraction and retention of qualified personnel. Our ability to compete effectively in our business will depend upon our ability to attract new personnel and retain and motivate our existing personnel.

Personnel

Our personnel consist of 340 individuals as of September 30, 2007 including 27 individuals at GLG Inc. in New York. Our institutionalized team-based investment process is driven by 119 investment professionals, including employees of GLG Inc. A key feature of our organizational structure is that approximately one-third of our personnel are directly involved in the process of investment management and revenue generation. By optimizing our administrative functions, we maintain an efficient back- and middle-office operation and, as a result, a reduced cost base.

Properties

Our principal executive offices are located in temporarily leased office space at 390 Park Avenue, 20th Floor, New York, New York. We also lease approximately 20,800 square feet of office space at One Curzon Street, London, England and the space for our offices in Berkeley Street, London, England (approximately 4,900 square feet) and George Town, Grand Cayman, Cayman Islands (approximately 1,185 square feet). We do not own any real property. We consider these facilities to be suitable and adequate for the management and operation of our business, although we are in discussions to acquire additional space in London, England and New York, New York. In addition, GLG Inc. leases approximately 10,000 square feet of office space in New York, New York.

Legal and Regulatory Proceedings

Alcatel

On November 23, 2006, the AMF imposed a fine of €1.2 million ($1.6 million) against us in connection with our trading in the shares of Alcatel based on confidential information prior to a December 12, 2002 issuance of Alcatel convertible securities. We have appealed this decision.

Vivendi

On June 21, 2007, the AMF imposed a fine of €1.5 million ($2.0 million) against us in connection with our trading in the shares of Vivendi based on confidential information prior to a November 14, 2002 issuance of Vivendi convertible securities. We have appealed this decision.

Other

On May 29, 2007, we agreed to pay a civil penalty of $500,000 and disgorgement and interest of approximately $2.7 million to settle enforcement and civil actions brought by the SEC for illegal short selling. We did not admit or deny the findings, but consented to the SEC order finding that we violated Rule 105 of Regulation M under the Exchange Act in connection with 14 public offerings and a final judgment in the civil action in the United States District Court for the District of Columbia.

We are subject to various other claims and assessments and regulatory inquiries and investigations in the normal course of our business. While it is not possible at this time to predict the outcome of the legal and regulatory proceedings discussed above with certainty and while some investigations, lawsuits, claims or proceedings may be disposed of unfavorably to us, based on our evaluation of matters that are pending or asserted our management believes the disposition of such matters will not have a material adverse effect on our business, financial condition or results of operations. An unfavorable ruling could include money damages or injunctive relief.

MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

The following table sets forth certain information concerning each of our executive officers and directors:

Name	Age	Position

Noam Gottesman	46	Chairman of the Board and Co-Chief Executive Officer
Emmanuel Roman	43	Co-Chief Executive Officer and Director
Simon White	49	Chief Financial Officer
Alejandro San Miguel	39	General Counsel and Corporate Secretary
Ian G.H. Ashken	47	Director
Nicolas Berggruen	46	Director
Martin E. Franklin	43	Director
James N. Hauslein	48	Director
William P. Lauder	47	Director
Paul Myners	59	Director
Peter A. Weinberg	49	Director

Management

Noam Gottesman has been our Chairman of the Board and Co-Chief Executive Officer since November 2007. He has been a Managing Director of GLG since he co-founded GLG Partners LP as a division of Lehman International in 1995. He has also served as GLG’s Co-Chief Executive Officer since September 2005 and served as its Chief Executive Officer from September 2000 until September 2005. Prior to 1995, Mr. Gottesman was an Executive Director of Goldman Sachs International, where he managed global equity portfolios in the private client group. Mr. Gottesman obtained a B.A. from Columbia University.

Emmanuel Roman has been our Co-Chief Executive Officer since November 2007. He has been a Managing Director and a Co-Chief Executive Officer of GLG since September 2005. From 2000 to April 2005, Mr. Roman served as a co-head of Worldwide Global Securities Services of Goldman Sachs International Limited. In 2003, Mr. Roman also became co-head of the European Equities Division and a member of the European Management Committee, a position he held until April 2005. In 1998, Mr. Roman was elected a partner of Goldman Sachs after two years as a Managing Director. Mr. Roman also served as co-head of Worldwide Equity Derivatives at Goldman Sachs from 1996 to 2000. Mr. Roman obtained an M.B.A. in Finance and Econometrics from the University of Chicago and a bachelor’s degree from the University of Paris.

Simon White has been our Chief Financial Officer since November 2007. He has been GLG’s Chief Operating Officer since September 2000. From 1997 to September 2000, he worked at Lehman Brothers as Executive Director and Branch Manager of the GLG Partners division. From 1995 to 1997, he was Chief Administrative Officer of Lehman Brothers’ European high net worth business. From 1993 to 1995, he was European Controller at Lehman Brothers. Prior to 1993, Mr. White worked at Credit Suisse First Boston and PaineWebber in a number of senior business and support roles in their London and New York offices. Mr. White is a chartered accountant and a fellow of the Institute of Chartered Accountants and has worked in the financial services business since 1986.

Alejandro San Miguel has been our General Counsel and Corporate Secretary since November 2007. Mr. San Miguel was a partner at the law firm of Chadbourne & Parke LLP, one of GLG’s principal outside law firms, from 2001 until November 2007. He joined the firm in 1996. Mr. San Miguel received a J.D. from New York Law School and a B.A. from the University of Pennsylvania.

Directors

Ian G. H. Ashken has been a member of our board of directors since November 2007. He is Vice Chairman and Chief Financial Officer of Jarden Corporation and until February 15, 2007 was also Secretary of Jarden Corporation. Mr. Ashken was appointed to the board of directors of Jarden Corporation on June 25, 2001 and became Vice Chairman, Chief Financial Officer and Secretary effective September 24, 2001. Mr. Ashken is also a principal and executive officer of a number of private investment entities. Mr. Ashken was the Vice Chairman of the board of directors of Bollé Inc. from December 1998 until February 2000. From February 1997 until his appointment as Vice Chairman, Mr. Ashken was the Chief Financial Officer and a director of Bollé, Inc. Mr. Ashken previously held positions as Chief Financial Officer and a director of Lumen Technologies, Inc. from May 1996 to December 1998 and Benson Eyecare Corporation from October 1992 to May 1996.

Nicolas Berggruen was Freedom’s President and Chief Executive Officer until November 2007 and has been a member of our board of directors since Freedom’s inception in June 2006. Mr. Berggruen heads Berggruen Holdings, Inc. which he founded in 1985 as a means to centralize his investment activities. In 1988, Mr. Berggruen also co-founded Alpha Investment Management, a hedge fund of funds business which was sold in 2004. Prior to founding Berggruen Holdings, Mr. Berggruen worked for Bass Brothers Enterprises starting in 1981. He then joined Jacobson & Co., Inc. in 1983, a firm specializing in industrial buyouts, where he was a principal until 1987. Berggruen Holdings, with operations in the United States, Europe and Asia, invests on a direct basis in operating businesses, which it controls; owns and develops real estate; and maintains an in-house managed public securities portfolio. There is a passive group of hedge funds and private equity funds with whom Berggruen Holdings also actively co-invests. Berggruen Holdings is, and has been involved in a broad range of industries, including branded consumer goods businesses, manufacturing, distribution, telecom and media. On the property front, Berggruen Holdings operates in the United States, Germany, India, Turkey and Israel. Mr. Berggruen serves on the board of directors of Liberty Acquisition Holdings Corp., a blank check company. Mr. Berggruen also sits on the Board of the Berggruen Museum in Berlin. He is a member of the International Council of the Tate Gallery in London. Mr. Berggruen earned a B.S. in Finance and International Business from New York University. He is a member of the Young Presidents Organization.

Martin E. Franklin was chairman of Freedom’s board of directors until November 2007 and has been a member of our board of directors since Freedom’s inception in June 2006. Mr. Franklin has served as chairman and chief executive officer of Jarden Corporation, a broad based consumer products company, since 2001. Prior to joining Jarden Corporation, Mr. Franklin served as chairman and a director of Bollé, Inc. from 1997 to 2000, chairman of Lumen Technologies from 1996 to 1998, and as chairman and chief executive officer of its predecessor, Benson Eyecare Corporation from 1992 to 1996. Mr. Franklin also serves on the board of directors of Liberty Acquisition Holdings Corp. and Kenneth Cole Productions, Inc. Mr. Franklin also serves as a director and trustee of a number of private companies and charitable institutions.

Noam Gottesman has been a member of our board of directors since November 2007. See “— Management” for biographical information about Mr. Gottesman.

James N. Hauslein has been a member of our board of directors since July 2006. Mr. Hauslein has also served as President of Hauslein & Company, Inc., a private equity firm, since May 1991. From July 1991 until April 2001, Mr. Hauslein served as Chairman of the Board of Sunglass Hut International, Inc., the world’s largest specialty retailer of non-prescription sunglasses. Mr. Hauslein also served as Sunglass Hut’s Chief Executive Officer from May 1997 to February 1998 and again from January 2001 to May 2001. During Mr. Hauslein’s tenure at Sunglass Hut International, he led the growth of its revenues from approximately $35 million to approximately $680 million for fiscal 2000 prior to its acquisition by Luxottica Group (NYSE: LUX) in April 2001. At the time of Luxottica Group’s acquisition, Sunglass Hut International (previously NASDAQ: RAYS) operated approximately 2,000 company-owned Sunglass Hut International, Watch Station, Watch World and combination stores in the United States, Canada, the Caribbean, Europe, Asia, Australia and New Zealand. Mr. Hauslein is also currently a member of the board of directors of Liberty Acquisition Holdings Corp., Atlas Acquisition Corp., Promethean India, PLC and of two private companies. Mr. Hauslein serves on several philanthropic boards and foundations and is a member of several Alumni Advisory Boards at Cornell University. Mr. Hauslein received his M.B.A., with Distinction, from Cornell University’s Johnson Graduate School of Management and his B.S. in chemical engineering from Cornell University.

William P. Lauder has been a member of our board of directors since July 2006. Mr. Lauder has been the President and Chief Executive Officer of The Estée Lauder Companies Inc. since July 1, 2004. Mr. Lauder has also served as Chief Operating Officer of The Estée Lauder Companies Inc. from January 2003 through June 2004, and Group President of The Estée Lauder Companies Inc. from July 2001 through 2002, where he was responsible for the worldwide business of Clinique and Origins and the company’s retail store and online operations. From 1998 to 2001, Mr. Lauder was President of Clinique Laboratories. Prior to then, he was President of Origins Natural Resources Inc.; he had been the senior officer of the Origins brand since its creation in 1990. He joined The Estée Lauder Companies in 1986 as Regional Marketing Director of Clinique U.S.A. in the New York Metro area. Mr. Lauder then spent two years at Prescriptives as Field Sales Manager. Prior to joining The Estée Lauder Companies, he completed Macy’s executive training program in New York City and became Associate Merchandising Manager of the New York Division/Dallas store at the time of its opening in September 1985. Mr. Lauder graduated from the Wharton School of the University of Pennsylvania in 1983 with a Bachelor of Science degree in Economics. He is a member of the Board of Trustees of the University of Pennsylvania and the Boards of Directors of the Fresh Air Fund, the 92nd Street Y and the Partnership for New York City. He is also a member of the Boards of The Estée Lauder Companies Inc. and True Temper Corporation.

Paul Myners has been a member of our board of directors since November 2007. He is currently Chairman of Guardian Media Group plc and Land Securities Group plc. From 2004 to 2006, he served as Chairman of Marks & Spencer Group plc. From 1986 to 2001, he served as Chief Executive Officer of Gartmore Investment Management plc. He has also served in advisory posts to the U.K. Treasury and the U.K. Department of Trade & Industry, with particular focus on corporate governance practices. He is Chairman of the Trustees of Tate and a member of the Court of Directors of the Bank of England.

Emmanuel Roman has been a member of our board of directors since November 2007. See “— Management” for biographical information about Mr. Roman.

Peter A. Weinberg has been a member of our board of directors since November 2007. Mr. Weinberg has been a partner of Perella Weinberg Partners since the inception of the firm in 2006. Prior to joining Perella Weinberg Partners, Mr. Weinberg was Chief Executive Officer of Goldman Sachs International from 1999 to 2005 and held a number of senior management positions over his 18 year career at Goldman Sachs. Mr. Weinberg was elected a partner at Goldman Sachs in 1992, founded the Financial Sponsors Group, headed Investment Banking Services, headed the Communications, Media and Telecom Group and co-headed Global Investment Banking. During his tenure at Goldman Sachs, Mr. Weinberg also served on the Firm’s Management Committee from 1999 to 2005 and headed the European Management Committee. Mr. Weinberg also serves on the boards of BAE Systems plc, as well as a number of charitable and philanthropic organizations. Mr. Weinberg received a Bachelor of Arts from Claremont McKenna College and an M.B.A. from Harvard Business School.

Controlled Company

Certain of the GLG Shareowners who have entered into a voting agreement beneficially own our common stock and Series A preferred stock which collectively represent approximately 54% of our voting power and have the ability to elect our board of directors. As a result, we are a “controlled company” for purposes of Section 303(A) of the New York Stock Exchange Listed Company Manual. As a “controlled company,” we are exempt from certain governance requirements otherwise required by the New York Stock Exchange, including the requirements that (1) we have a nominating and corporate governance committee and (2) our compensation committee be comprised entirely of “independent” directors. Notwithstanding the fact that, as a “controlled company,” we are not required to have a board of directors comprised of a majority of “independent” directors, our board of directors has determined that a majority of the individuals who comprise our board of directors,

Ian G.H. Ashken, Martin E. Franklin, James N. Hauslein, William P. Lauder and Paul Myners, are “independent” as defined in Section 303A.02 of the New York Stock Exchange Listed Company Manual.

Because of their ownership of approximately 54% of our voting power, our Principals, their Trustees and certain other GLG Shareowners are also able to determine the outcome of all matters requiring stockholder approval (other than those requiring a super-majority vote) and will be able to cause or prevent a change of control of our company or a change in the composition of our board of directors, and could preclude any unsolicited acquisition of our company. In addition, because they collectively may determine the outcome of a stockholder vote, they could deprive stockholders of an opportunity to receive a premium for their shares as part of a sale of our company. That voting control could ultimately affect the market price of our shares. In addition, pursuant to the voting agreement, we have agreed not to take certain actions without the consent of the GLG Shareowners party to the voting agreement so long as they collectively beneficially own (1) more than 25% of our voting stock and at least one Principal is an employee, partner or member of our company or any of our subsidiaries or (2) more than 40% of our voting stock.

Committees

Audit Committee

Our board of directors has established an audit committee which currently consists of Messrs. Ashken, Hauslein and Lauder, all of whom have been determined to be “independent” as defined in Rule 10A-3 of the Exchange Act and the rules of the New York Stock Exchange. Our board of directors has determined that each of Messrs. Ashken, Hauslein and Lauder also satisfies the financial literacy and experience requirements of the New York Stock Exchange and the rules of the SEC such that each member is an “audit committee financial expert”.

The responsibilities of our audit committee include:

•	meeting with our management periodically to consider significant financial reporting issues, including the adequacy of our internal control over financial reporting and the objectivity of our financial reporting;

•	appointing the independent registered public accounting firm, determining the compensation of the independent registered public accounting firm and pre-approving the engagement of the independent registered public accounting firm for audit and non-audit services;

•	overseeing the independent registered public accounting firm, including reviewing independence, performance and quality control procedures and experience and qualifications of audit personnel that are providing us audit services;

•	meeting with the independent registered public accounting firm and reviewing the scope and significant findings of the audits performed by them, and meeting with management and internal financial personnel regarding these matters;

•	reviewing our financial statements, financing plans, the adequacy and sufficiency of our financial and accounting controls, practices and procedures, the activities and recommendations of the auditors and our reporting policies and practices, and reporting recommendations to our full board of directors for approval;

•	being responsible for the review and approval of related-party transactions;

•	establishing procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters and, if applicable, the confidential, anonymous submissions by employees of concerns regarding questionable accounting or auditing matters; and

•	preparing the report required by the rules of the SEC to be included in our annual proxy statement.

Compensation Committee

Our board of directors has established a compensation committee which consists of Messrs. Ashken, Franklin and Berggruen. Messrs. Ashken and Franklin have been determined to be “independent” as defined in the rules of the New York Stock Exchange.

The functions of our compensation committee include:

•	establishing overall compensation policies and recommending to our board of directors major compensation programs;

•	subsequent to our consummation of a business combination, reviewing and approving the compensation of our executive officers and non-employee directors, including salary and bonus awards;

•	administering any employee benefit, pension and equity incentive programs in which executive officers and directors participate;

•	reviewing officer and director indemnification and insurance matters; and

•	preparing an annual report on executive compensation for inclusion in our proxy statement.

Compensation Committee Interlocks and Insider Participation

From July 2006 through November 2, 2007, the compensation committee consisted of each of Messrs. Hauslein and Lauder and Herbert Morey. No member of the compensation committee during fiscal 2006 was or is currently an officer or employee of our company or was formerly an officer or employee of our company. In addition, no executive officer of the company during fiscal 2006 served or currently serves as a member of another entity’s board of directors or as a member of the compensation committee of another entity (or other board committee performing equivalent functions), which entity had an executive officer serving on the board of directors of our company.

Code of Ethics, Corporate Governance Guidelines and Committee Charters

We have adopted a code of ethics and corporate governance guidelines that apply to our officers and directors. Our code of ethics, corporate governance guidelines and board committee charters are available on our website (www.glgpartners.com) and in print to any stockholder upon request.

COMPENSATION DISCUSSION AND ANALYSIS

Prior to the Acquisition of GLG

Prior to the acquisition of GLG, neither Mr. Berggruen nor any of our other directors received any cash compensation for services rendered. No compensation of any kind, including finder’s and consulting fees, will be paid to any of our existing stockholders, including our officers and directors, or any of their respective affiliates, for services rendered prior to or in connection with the acquisition of GLG. However, these individuals were reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf, such as identifying potential target businesses and performing due diligence on suitable business combinations. There is no limit on the amount of these out-of-pocket expenses, and there will be no review of the reasonableness of the expenses by anyone other than our audit committee, which includes persons who may seek reimbursement, or a court of competent jurisdiction if such reimbursement is challenged. If all of our directors are not deemed independent, we will not have the benefit of independent directors examining the propriety of expenses incurred on our behalf and subject to reimbursement.

In July 2006, each of our independent directors purchased 51,201 units (after giving effect to our reverse stock split and stock dividends) for a purchase price of $106. However, none of them served as officers of ours nor received any compensation for serving in such role, other than reimbursement of actual out-of-pocket expenses. As the price paid was fair market value at the time, we do not consider the value of the units at the offering price to be compensation. Rather, we believe that because they own such shares, no compensation (other than reimbursement of out of pocket expenses) is necessary and such persons agreed to serve in such role without compensation.

We agreed to pay Berggruen Holdings, Inc., an affiliate of Mr. Berggruen, a total of $10,000 per month for office space, administrative services and secretarial support until the earlier of our consummation of a business combination or our liquidation. This arrangement was agreed to by Berggruen Holdings, Inc. for our benefit and was not intended to provide Berggruen Holdings, Inc. compensation in lieu of a management fee. We believe that such fees are at least as favorable as we could have obtained from an unaffiliated third party.

Other than this $10,000 per-month fee, no compensation of any kind, including finder’s and consulting fees, was paid to Mr. Berggruen, our other directors, or any of their respective affiliates, for services rendered prior to or in connection with a business combination. However, these individuals and the sponsors were reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.

Other than the securities described above and in the section appearing elsewhere in this prospectus entitled “Principal Stockholders”, none of our directors prior to the acquisition of GLG received any of our equity securities.

GLG

Prior to our acquisition of GLG, GLG’s compensation philosophy had been to create a system that rewards the Principals, key personnel and all other employees for performance. The primary objectives of GLG’s compensation programs have been to (1) attract, motivate and retain talented and dedicated senior management and other key personnel and (2) link annual compensation to both individual performance and fund performance, together with our overall financial results. GLG believes this aligns the interests of its senior management and other key personnel with those of the investors in the GLG Funds. To achieve these objectives, GLG compensated its senior management and other key personnel with a combination of fixed salary, discretionary bonus and cash distributions or limited partner profit shares. Prior to our acquisition of GLG, these amounts were determined, in the case of Principals, key personnel and employees providing services to GLG Partners LP, by the Principals in their capacities as managing directors of GLG Partners LP and as directors of GLG Partners Limited, the general partner of GLG Partners LP, and, in the case of Principals, key personnel and employees providing services to GLG Partners Services LP, by the Trustees (or their designees), upon consultation with the Principals, in their capacities as directors of GLG Partners Services Limited, the general partner of GLG Partners Services LP. GLG set compensation at levels that it believed were competitive against compensation offered by other alternative asset managers and leading investment banks, primarily in London, against whom GLG competes for senior management and other key personnel, while taking into account the performance of the GLG Funds and managed accounts. Historically, GLG’s management has paid primarily cash compensation and has focused on the total compensation package paid to the Principals, senior management and key personnel. However, the most significant portion of the remuneration paid by GLG to its senior management and key personnel (other than the Principals) has been and is expected to continue to be in the form of discretionary bonuses and discretionary limited partner profit share. GLG believes these forms of remuneration are important to align the interests of its senior management and key personnel with those of investors in the GLG Funds.

In determining compensation levels, GLG took into account various factors such as market compensation paid by other leading alternative asset managers generally. This is achieved by:

•	discussions with other investment professionals and peer groups from other alternative asset managers;

•	discussions with professional advisors about market rates across the board;

•	discussions with recruitment agencies used by us and review of salary surveys generated by recruitment agencies; and

•	publicly available information ascertained via various means, such as newspapers, magazines, the internet and reports such as the Hedge Fund Compensation Report.

As a privately owned business, GLG did not formally benchmark its compensation arrangements against any specific list of companies, nor did it maintain a certain target percentile within a peer group. Direct comparison may not be possible as elements of individual compensation would vary from firm to firm by virtue of a number of factors, including, among other things:

•	different levels of equity ownership;

•	varying responsibilities;

•	roles and years of service of each individual;

•	the amount of assets under management;

•	the investment performance;

•	the firm size; and

•	differing reinvestment requirements.

Salary and Bonus

Base salaries have generally been based upon an individual’s scope of responsibilities, level of experience, amounts paid to comparable individuals (both within and outside of our company) and length of service. Discretionary annual bonuses have generally been based on individual performance in absolute and qualitative terms, as well as team performance and our overall performance. Discretionary annual bonuses are designed to reward high-performing key personnel and employees who drive our results and provide an incentive to sustain this performance in the long-term.

Prior to our acquisition of GLG, each of the Principals had entered into an employment agreement with GLG Partners LP, pursuant to which he received an annual salary payable in pounds sterling, which increased by 10% effective December 1 of each calendar year. In addition, each Principal was eligible to receive a discretionary bonus annually under these employment agreements.

Prior to our acquisition of GLG, each of the Principals had also entered into an employment agreement with GLG Partners Services Limited, pursuant to which he received an annual salary payable in U.S. dollars, which increased by 10% effective December 1 of each calendar year. In addition, each Principal was eligible to receive a discretionary bonus annually under these employment agreements.

Effective as of November 2, 2007, Mr. Gottesman, our Chairman of the Board and Co-Chief Executive Officer, entered into employment agreements with each of GLG Partners LP, GLG Partners Services Limited and GLG Partners, Inc., pursuant to which he receives an aggregate annual salary of $1,000,000 each calendar year. In addition, Mr. Gottesman is eligible to receive a discretionary bonus and equity incentive awards, including under our 2007 Long-Term Incentive Plan (the “LTIP”), annually under these employment agreements, provided that no awards will be granted to him for 2007.

Effective as of November 2, 2007, Mr. Roman, our Co-Chief Executive Officer, also entered into employment agreements with each of GLG Partners LP, GLG Partners Services Limited and GLG Partners, Inc., pursuant to which he receives an aggregate annual salary of $1,000,000 each calendar year. In addition, Mr. Roman is eligible to receive a discretionary bonus and equity incentive awards, including under our LTIP, annually under these employment agreements, provided that no awards will be granted to him for 2007.

Effective as of November 2, 2007, Pierre Lagrange, a Managing Director of GLG, entered into employment agreements with each of GLG Partners LP and GLG Partners Services Limited, pursuant to which he receives an aggregate annual salary of $1,000,000 each calendar year. In addition, Mr. Lagrange is eligible to receive a discretionary bonus and equity incentive awards, including under our LTIP, annually under these employment agreements, provided that no awards will be granted to him for 2007.

Distributions and Limited Partner Profit Shares

Prior to our acquisition of GLG, the Principals had direct and indirect ownership interests in certain GLG entities, principally GLG Partners LP and GLG Partners Services LP, through which they were entitled to receive distributions of profits earned by these GLG entities. In addition, GLG sought to align the interests of its non-principal senior management and other key personnel with those of the investors in the GLG Funds through the limited partner profit share arrangement. Under this arrangement, these individuals have direct or indirect profits interests in these GLG entities, which entitles these individuals to receive distributions of profits derived from the fees earned by these GLG entities. Prior to an acquisition of GLG, each of these individuals received the majority of his or her economic benefit in the form of distributions in respect of his or her ownership interests in these GLG entities, in the case of the Principals, and limited partner profit shares, in the case of non-principals. For purposes of this discussion, distributions to each Principal include distributions to his respective Trustee.

Participants in the limited partner profit share arrangement, which will remain in place, are paid base limited partner profit share generally based on the individual’s scope of responsibilities, level of experience, amounts paid comparable individuals (both within and outside of our company) and length of service. Discretionary limited partner profit share is based on the individual’s contribution to the generation of profits by GLG Partners LP and GLG Partners Services LP, taking into account the nature of the services provided to us by each individual, his or her seniority and the performance of the individual during the period.

A significant portion of the distributions received by the Principals, senior management and key personnel historically has been performance-based. In making compensation decisions, management has taken in the past, and is expected to continue to take in the future, into account performance during the year both absolutely and against established goals for our company to generate revenue and profits, leadership qualities of the individual, the individual’s contribution to the growth of the business, operational performance, business responsibilities, length of service, current compensation arrangements and long-term potential to enhance value for investors in the GLG Funds. Specific factors affecting compensation decisions include:

•	key financial measurements such as fee revenue, operating profit, fund inflows and fund performance;

•	promoting commercial excellence, including by creating new product or investment ideas, improving fund performance, introducing new clients, growing AUM, being a leading market player or attracting and retaining other talented individuals and investors;

•	achieving excellence and respect among the senior management, peers and other employees; and

•	enhancing the growth and reputation of the our business as a whole.

Although we do not set specific financial performance targets for the individual based on any quantitative formula, the key factors and financial measurements listed will be considered together with management’s judgment about each individual’s performance in determining the appropriate compensation in light of our current year performance.

We believe that GLG’s philosophy of seeking to align the interests of our key personnel with those of the investors in the GLG Funds has been a key contributor to GLG’s growth and successful performance. The Principals, their Trustees and certain of the key personnel participating in the equity participation plan have agreed to invest in the GLG Funds at least 50% of the excess of the cash proceeds they received in the acquisition over the aggregate amount of any taxes payable on their respective portion of the purchase price, further aligning their interests with those of the investors in these funds. Currently, the Principals, their Trustees and these key personnel have invested, including certain cash proceeds from the sale of GLG, approximately $776 million of additional net AUM in the GLG Funds and pay the same fees and invest on the same terms as other investors. The determination of the GLG Funds into which our key personnel participating in the equity participation plan will invest the proceeds of the acquisition and the amounts to be invested in each GLG Fund will be made by the general partners of Sage Summit LP and Lavender Heights Capital LP, respectively, the vehicles through which the equity participation plan is implemented, in consultation with certain of our key personnel. The general partners of these limited partnerships are Sage Summit Ltd. and Mount Garnet Limited, the directors of which are the Trustees. See “Certain Relationships and Related Person Transactions — GLG — Investment Transactions”.

Long-Term Incentive Compensation

On October 31, 2007, our stockholders approved the adoption of our 2007 Restricted Stock Plan and the LTIP. We believe the continued ownership by our senior management and key personnel of significant amounts of our common stock, either directly or indirectly through stock-based awards under the Restricted Stock Plan and the LTIP, will afford significant alignment with holders of our common stock. Our long-term incentive compensation will be delivered through the grant of stock options (and in some cases, shares of restricted stock) and shares of restricted stock to senior management, key personnel and employees under the plans.

Stock options will aid in the attraction and retention of our senior management, key personnel and employees and align the interests of these individuals with those of our stockholders. Stock options will have value for our senior management, key personnel and employees only if the price of our common stock increases and our personnel remain employed by us for the period required for the stock options and the shares of restricted stock to vest and become exercisable (typically four years), thus providing an incentive to remain employed by our company.

The compensation committee or another committee designated by the board will determine all material aspects of the long-term incentive awards — who receives an award, the amount of the award, the grant price of the award, the timing of the awards as well as any other aspect of the award it may deem material. When making its decisions regarding long-term incentives, the compensation committee may consider many factors. In addition to competitive market data, it may consider the number of shares of our common stock outstanding, the amount of equity incentives currently outstanding and the number of shares available for future grant under the plans. Furthermore, individual stock option awards may be based on many individual factors such as relative job scope and contributions made during the prior year and the number of shares held by individual members of our senior management, key personnel and employees.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth certain summary information concerning compensation paid or accrued by GLG for services rendered in all capacities during the fiscal year ended December 31, 2006 by our named executive officers. As discussed above under “Compensation Discussion and Analysis”, in addition to receiving an annual salary and discretionary bonus, each of our named executive officers received the majority of their compensation in the form of distributions in respect of their direct or indirect ownership interests in GLG and/or limited partner profit shares. Therefore, a significant portion of the distributions received by our named executive officers has been performance-based, because all of their distributions have been calculated based on their respective percentage interests in the profits of GLG and their allocated limited partner profit shares. Cash distributions to the Gottesman GLG Trust, Roman GLG Trust and Lagrange GLG Trust in respect of GLG’s fiscal and tax year ended December 31, 2006 were $54,579,000 to Mr. Gottesman, $19,152,000 to Mr. Roman and $47,581,000 to Mr. Lagrange. In addition, Mr. White received limited partner profit share in the amount of $2,206,000 for the second half of 2006.

				Change in
				Pension Value
				and
				Nonqualified
				Deferred
				Compensation	All Other
		Salary	Bonus	Earnings	Compensation		Total
Name and Principal Position	Year	($)	($)	($)	($)		($)

Noam Gottesman	2006	4,664,130	—	—	81,200	(1)	4,745,330
Co-Chief Executive Officer and Managing Director
Emmanuel Roman	2006	4,659,420	—	—	81,200	(1)	4,740,620
Co-Chief Executive Officer and Managing Director
Pierre Lagrange	2006	4,700,090	—	—	81,200	(1)	4,781,290
Managing Director
Simon White	2006	294,000	—	—	5,700	(2)	299,700
Chief Operating Officer

(1)	Maximum allowance for health, medical and other fringe (1) benefits.

(2)	Medical, dental and health benefits.

Employment Agreements

Prior to November 2, 2007, each of Messrs. Gottesman, Roman and Lagrange had entered into an employment agreement with GLG Partners LP, pursuant to which he received an annual salary of $3,346,622, $3,341,912 and $3,585,667, respectively, in fiscal 2006. The individuals did not receive any discretionary bonus in fiscal 2006 under these employment agreements.

Each of Messrs. Gottesman, Roman and Lagrange had also entered into an employment agreement with GLG Partners Services Limited, pursuant to which he received an annual salary of $1,317,508, $1,317,508 and $1,114,423, respectively, in fiscal 2006. The Principals did not receive any discretionary bonuses in fiscal 2006 under these employment agreements.

Prior to June 30, 2006, Mr. White was an employee of GLG Partners LP. As an employee, Mr. White received salary of $294,000 through such date. On June 30, 2006, he ceased to be an employee and became the holder of an indirect limited partnership interest in GLG Partners LP.

On November 2, 2007, we entered into employment agreements with each of our named executive officers and Alejandro San Miguel, our new General Counsel and Corporate Secretary.

Noam Gottesman

Pursuant to an employment agreement with us, Mr. Gottesman serves as our Chairman of the Board and Co-Chief Executive Officer. Under the terms of his employment agreement, Mr. Gottesman receives an annual salary of $400,000 and other benefits as set forth in the employment agreement. Mr. Gottesman is also eligible to receive a discretionary bonus and to receive equity incentive awards, including under LTIP, provided that no awards will be granted to him for 2007.

In addition, the employment agreement provides that Mr. Gottesman may terminate his employment with us by giving not less than 12 weeks’ notice to us and we may terminate Mr. Gottesman’s employment by giving him not less than twelve weeks’ notice of termination. During the notice period, we are obligated to provide Mr. Gottesman with salary, but are under no obligation to provide him with any work. No notice is required if we terminate Mr. Gottesman’s employment for cause (as defined in Mr. Gottesman’s employment agreement). In addition, we may terminate Mr. Gottesman’s employment without cause with immediate effect by paying him twelve weeks’ salary in lieu of a notice of termination. During Mr. Gottesman’s employment with us and for a period of 12 to 18 months thereafter, he will be subject to various non-competition and non-solicitation restrictions.

Mr. Gottesman also entered into employment agreements with each of GLG Partners LP and GLG Partners Services LP. Pursuant to his employment agreement with GLG Partners LP, Mr. Gottesman serves as Co-Chief Executive Officer and Managing Director of GLG Partners LP and receives an annual salary of $400,000. Pursuant to his employment agreement with GLG Partners Services LP, Mr. Gottesman receives an annual salary of $200,000. The other material terms of Mr. Gottesman’s employment agreements with each of GLG Partners LP and GLG Partners Services LP are the same as those contained in his employment agreement with us.

Emmanuel Roman

Pursuant to an employment agreement with us, Mr. Roman serves as our Co-Chief Executive Officer. Under the terms of his employment agreement, Mr. Roman receives an annual salary of $400,000 and other benefits as set forth in the employment agreement. Mr. Roman is also eligible to receive a discretionary bonus and to receive equity incentive awards, including under the LTIP, provided that no awards will be granted to him for 2007. The termination provisions and non-competition and non-solicitation restrictions contained in Mr. Roman’s employment agreement are the same as those contained in Mr. Gottesman’s employment agreement with the Company.

Mr. Roman also entered into employment agreements with each of GLG Partners LP and GLG Partners Services LP. Pursuant to his employment agreement with GLG Partners LP, Mr. Roman serves as Co-Chief Executive Officer and Managing Director of GLG Partners LP and receives an annual salary of $400,000. Pursuant to his employment agreement with GLG Partners Services LP, Mr. Roman receives an annual salary of $200,000. The other material terms of Mr. Roman’s employment agreements with each of GLG Partners LP and GLG Partners Services LP are the same as those contained in his employment agreement with us.

Pierre Lagrange

Mr. Lagrange entered into employment agreements with each of GLG Partners LP and GLG Partners Services LP. Pursuant to his employment agreement with GLG Partners LP, Mr. Roman serves as a Managing Director of GLG Partners LP and receives an annual salary of $800,000. Pursuant to his employment agreement with GLG Partners Services LP, Mr. Lagrange receives an annual salary of $200,000. The termination provisions and non-competition and non-solicitation restrictions contained in Mr. Lagrange’s employment agreements are the same as those contained in Mr. Gottesman’s employment agreement with us.

Simon White

Pursuant to an employment agreement with us, Mr. White serves as our Chief Financial Officer. Under the terms of his employment agreement, Mr. White receives an annual salary of $500,000 and other benefits as set forth in the employment agreement. Mr. White is also eligible to receive a discretionary bonus and to receive equity incentive awards, including under the LTIP. The termination provisions (except for the definition of cause) and non-competition and non-solicitation restrictions contained in Mr. White’s employment agreement are the same as those contained in Mr. Gottesman’s employment agreement with us.

Mr. White also participates in the limited partner profit share arrangement and equity participation plan. On November 2, 2007, Mr. White’s interest letter with Laurel Heights LLP was amended to provide that he will no longer receive any partnership draw from Laurel Heights LLP.

Alejandro San Miguel

Pursuant to his employment agreement with us, Mr. San Miguel serves as our General Counsel and Corporate Secretary and receives: (a) an annual salary of $500,000, (b) an annual bonus equal to at least $1.0 million, a portion of which may be conditioned upon the achievement of performance goals, (c) an award of 253,631 shares of restricted stock, which will vest as described below under “— Restricted Stock Award”, and (d) other benefits as set forth in the employment agreement. Mr. San Miguel is also eligible to receive a discretionary bonus and to receive equity incentive awards, including under the LTIP. Pursuant to a restricted stock award agreement entered into on November 2, 2007, Mr. San Miguel was awarded 253,631 shares of restricted stock under the LTIP, subject to vesting.

Potential Payments Upon Termination or Change of Control

The following discussion summarizes certain provisions of the employment agreements between each of the Principals and GLG Partners LP and GLG Partners Services Limited that were in effect as of the end of the 2006 fiscal year (the “Prior Agreements”). In connection with the acquisition of GLG, as described above, each of Messrs. Gottesman, Roman, Lagrange and White entered into new employment agreements.

Under the Prior Agreements, each of GLG’s Principals could terminate his employment with GLG Partners LP by giving not less than four weeks’ notice to GLG Partners LP. GLG Partners LP could terminate the employment of a Principal by giving not less than four weeks’ notice of termination where the applicable period of service is up to four years, and thereafter one additional week’s notice for each year in excess of four, subject to a maximum of 12 weeks’ notice. During the notice period, GLG Partners LP was only obligated to provide a Principal with salary and benefits and was under no obligation to provide a Principal with any work. No notice was required if GLG Partners LP terminated a Principal’s employment for cause. In addition, GLG Partners LP could terminate the employment of a Principal without cause with immediate effect by paying his annual salary to him in lieu of a notice of termination. Assuming his employment was terminated without notice by GLG Partners LP on December 31, 2006, each of Messrs. Gottesman, Roman and Lagrange would have been entitled to receive $3,410,255, $3,410,255 and $3,653,485, respectively, in a lump sum payment on such date.

Under the Prior Agreements, each Principal could terminate his employment with GLG Partners Services Limited by giving not less than four weeks’ notice to GLG Partners Services Limited. GLG Partners Services Limited could terminate the employment of a Principal by giving not less than four weeks’ notice of termination where the applicable period of service is up to four years, and thereafter one additional week’s notice for each year in excess of four, subject to a maximum of 12 weeks’ notice. During the notice period, GLG Partners Services Limited was only obligated to provide a Principal with salary and benefits and was under no obligation to provide a Principal with any work. No notice was required if GLG Partners Services Limited terminated a Principal’s employment for cause. In addition, GLG Partners Services Limited could terminate the employment of a Principal without cause with immediate effect by paying his annual salary to him in lieu of a notice of termination. Assuming his employment was terminated without notice by GLG Partners Services Limited on December 31, 2006, each of Messrs. Gottesman, Roman and Lagrange would have been entitled to receive $1,461,538, $1,461,538 and $1,217,948, respectively, in a lump sum payment on such date.

Under the Prior Agreements, Messrs. Gottesman, Roman and Lagrange were not entitled to any payments based upon a change in control of GLG Partners LP or GLG Partners Services Limited.

Under the Prior Agreements, each of Messrs. Gottesman, Roman and Lagrange could not use or disclose confidential information following the termination of his employment. In addition, Mr. Roman was subject to certain post-employment restrictions on his competition with the business of GLG Partners LP and GLG Partners Services Limited or solicitation of existing or potential clients, intermediaries or employees for periods of 12 or 18 months.

For purposes of Mr. Roman’s Prior Agreement, “business” is defined as the management, investment management, and investment advisory businesses, and the fund structuring, establishment, marketing, distribution and management businesses, carried on by GLG Partners LP, GLG Partners Services LP, or an associated company on Mr. Roman’s employment termination date or during the 12-month period immediately preceding such date, and any other business that, to Mr. Roman’s knowledge, GLG Partners LP or GLG Partners Services LP intends to conduct during the 12-month period following his termination of employment.

Mr. White is a member of Laurel Heights LLP and a limited partner of Sage Summit LP and Lavender Heights Capital LP, through which he participates in the limited partner profit share arrangement and the equity participation plan described below under “Certain Relationships and Related Person Transactions — GLG — Limited Partner Profit Share Arrangement” and “— Equity Participation Plan”.

Laurel Heights LLP may remove Mr. White as a member (1) for cause, (2) where certain triggering events have occurred, (3) upon his reaching age 60 or (4) for any reason or no reason. Laurel Heights LLP may remove Mr. White as a member pursuant to clause (4) by giving not less than 12 weeks notice. Mr. White’s removal may be with immediate effect if Laurel Heights LLP makes full payment of his monthly drawings otherwise payable to him during the notice period. In all other removal circumstances, the removal will be with immediate effect. Assuming Mr. White was removed as a member pursuant to clause (4) described above without notice by Laurel Heights LLP on December 31, 2006, he would have been entitled to receive $86,250 in a lump sum payment on such date with respect to such removal.

Each of Sage Summit LP and Lavender Heights Capital LP may remove Mr. White as a limited partner (1) at any time prior to a liquidity event, (2) for cause, (3) where he has ceased his service as a partner, member, employee or otherwise of an associated entity, (4) at any time after his awards under the equity participation plan have fully vested, (5) at any time, if the Principals maintain “control” of GLG Partners LP and (6) upon his death or disability. In addition, Sage Summit LP may remove Mr. White as a limited partner upon his voluntary withdrawal as a member of Laurel Heights LLP. Mr. White’s removal as a limited partner will be effective immediately upon delivery of a removal notice.

Under the terms of the applicable limited liability partnership agreement and limited partnership agreements, Mr. White may not use or disclose confidential information following the termination of his membership or limited partnership relationship. In addition, Mr. White is subject to certain post-termination restrictions on his competition with GLG’s business or his solicitation of existing or potential clients, intermediaries or employees for periods of 6, 12 or 18 months, as the case may be.

Director Compensation

Our board of directors receives no compensation for their service, other than reimbursement of travel expenses for attending meetings. Members of our board of directors are eligible to receive awards under our Restricted Stock Plan and our LTIP. Paul Myners, one of our directors, received an award of 148,368 shares of restricted stock under the LTIP in November 2007.

CERTAIN RELATIONSHIPS AND TRANSACTIONS WITH RELATED PERSONS

Investment Transactions

All GLG Shareowners, including the Principals and their Trustees and the key personnel participating in the equity participation plan will invest in the GLG Funds at least 50% of the excess of the cash proceeds they received in the acquisition over the aggregate amount of any taxes payable on their respective portion of the purchase price, further aligning their interests with those of the investors in these funds. The Principals and the Trustees (including certain family members of the Principals) had as of September 30, 2007, investments in GLG Funds equal to approximately $105 million of net AUM and pay the same fees and invest on the same terms as do other investors. Because these investments are made at the same fees and on the same terms as those of other investors, we believe these investments do not result in conflicts of interest with other investors in the GLG Funds. Currently, the Principals, their Trustees and these key personnel have invested, including certain cash proceeds from the sale of GLG, approximately $776 million of additional net AUM in the GLG Funds and pay the same fees and invest on the same terms as other investors. The determination of the GLG Funds into which our key personnel participating in the equity participation plan will invest the proceeds of the acquisition and the amounts to be invested in each GLG Fund will be made by the general partners of Sage Summit LP and Lavender Heights Capital LP, the vehicles through which the equity participation plan is implemented, in consultation with such GLG key personnel. The general partners of these limited partnerships are Sage Summit Ltd. and Mount Garnet Limited, respectively, the directors of which are the Trustees.

Lehman Brothers Bankhaus AG Loans

A subsidiary of Lehman Brothers Holdings Inc. holds an approximately 10.1% equity interest in our company.

In 2000, Lehman Brothers Bankhaus AG, an affiliate of Lehman International, which we refer to as Lehman Bankhaus, made loans to each of the Gottesman GLG Trust, the Lagrange GLG Trust, the Green GLG Trust, and Stirling Trustees Limited, in its capacity as trustee of the Jabre GLG Trust, a trust established by Philippe Jabre for the benefit of himself and his family (the “Jabre GLG Trust”). In 2002, the loan to Abacus (C.I.) Limited was novated and assigned to Mr. Green. The loans were non-recourse to the assets of the borrowers, except that they were secured by a pledge to Lehman Bankhaus by each of the borrowers of 1,000 shares of non-voting stock (representing all of the non-voting stock) in each of GLG Holdings Limited, GLG Partners Services Limited, GLG Partners (Cayman) Limited and GLG Partners Asset Management Limited owned by the borrowers and any dividends paid on such shares. The loans required that dividends be paid on the non-voting shares from time to time and that all dividends paid on the non-voting shares be applied to the repayment of the loans. In June 2007, the loan to the Jabre GLG Trust was repaid in full. The largest amounts of principal outstanding under the loans during 2006 and the amounts of principal and interest paid on the loans during 2006 by the Gottesman GLG Trust, the Lagrange GLG Trust, Mr. Green and the Jabre GLG Trust were $32,515,222, $17,588,083, $23,597,775 and $16,526,705, respectively, and $10,840,000, $5,849,000, $7,849,000 and $5,496,501, respectively. The loans bore interest at a rate of 3.0% per annum, other than the loan to the Gottesman GLG Trust, which bore interest at a rate of 4.53% per annum. As of June 15, 2007, the loan to Mr. Green was novated and assigned, and all of Mr. Green’s non-voting shares in each of the GLG entities referred to above were transferred to Chapter Investment Assets Limited, subject to receipt of all requisite regulatory approvals.

Prior to the closing of the acquisition, each of GLG Holdings Limited and GLG Partners Services Limited declared dividends payable to holders of record immediately prior to the closing of the acquisition on its non-voting shares based on a formula which is expected to result in an amount sufficient to repay fully (but not exceed) outstanding amounts on the loans to the Gottesman GLG Trust, the Lagrange GLG Trust and Mr. Green described above. Immediately prior to the closing of the acquisition, Lehman Bankhaus released the pledge on the non-voting shares, but not on any dividend, and all of the non-voting shares were repurchased or redeemed by the relevant GLG entity. Lehman Bankhaus agreed to forgive the remaining outstanding balance after the closing if the formula-based dividend is not sufficient to repay the loans.

Transactions with Lehman Brothers

Lehman Brothers Holdings Inc. and its affiliates (collectively, “Lehman Brothers”) provide services to the GLG Funds through the following related arrangements: Lehman Brothers provides prime brokerage services to certain of the GLG Funds pursuant to prime brokerage agreements with each of the GLG Funds. In addition, Lehman Brothers acts as a broker, prime broker, derivatives counterparty and stock lending agent for certain of the GLG Funds and managed accounts pursuant to market standard trading agreements. Lehman Brothers also clears and settles securities and derivatives trades for certain of the GLG Funds and for certain managed accounts pursuant to a clearing and settlement agreement dated September 2000 with GLG Partners LP. In addition, Lehman Brothers provides on-going services such as issuing contract notes to our clients and provides certain systems, such as a convertible bond trading system, pursuant to an ongoing services agreement, dated September 2000. Pursuant to a dealing agreement, dated September 2000, Lehman Brothers provides custody services to certain of our clients. This agreement also establishes the regulatory relationship between Lehman Brothers and us. Lehman Brothers also provides payroll services to us and has agreed to provide us with disaster recovery support, such as office space. Pursuant to these agreements, the GLG Funds paid Lehman Brothers an aggregate of approximately $91.2 million, $75.5 million and $76.8 million for these services during 2006, 2005 and 2004, respectively, and approximately $94.0 million for the nine months ended September 30, 2007 and GLG paid Lehman Brothers approximately $76,000, $81,000, and $63,000 in the aggregate in respect of payroll services provided during 2006, 2005 and 2004, respectively, and approximately $52,000 for the nine months ended September 30, 2007.

In addition, Lehman Brothers distributes GLG Funds through their private client sales force, and we rebate to Lehman Brothers, on an arm’s-length basis, certain of the fees that we receive from the GLG Funds in relation to these investments. The annual charge to GLG was approximately $3.8 million, $2.3 million and $1.9 million in 2006, 2005 and 2004, respectively.

Limited Partner Profit Share Arrangement

Beginning in mid-2006, we entered into partnership with a number of our key personnel in recognition of their importance in creating and maintaining the long-term value of our company. These individuals ceased to be employees and either became holders of direct or indirect limited partnership interests in GLG or formed two limited liability partnerships through which they provide services to GLG. Through these partnership interests, these key individuals are entitled to a fixed and discretionary share of the profits earned by certain GLG entities.

The Principals do not participate in the limited partner profit share arrangement. For 2006, Mr. White received limited partner profit share in the amount of $2,206,000. For a further discussion of the limited partner profit share arrangement, see “Organizational Structure — Other GLG Entities — Limited Partner Profit Share Arrangement”.

Equity Participation Plan

In March 2007, we established the equity participation plan to provide certain key individuals, through their direct or indirect limited partnership interests in two limited partnerships, Sage Summit LP and Lavender Heights Capital LP, with the right to receive a percentage of the proceeds derived from an initial public offering relating to GLG or a third-party sale of GLG. The Principals do not participate in the equity participation plan. Upon consummation of the acquisition, Sage Summit LP and Lavender Heights Capital LP received collectively 33,000,000 shares of our common stock and $150 million in cash or promissory notes payable to the GLG Shareowners in the acquisition, 99.9% of which was allocated to key individuals who are limited partners of Sage Summit LP and Lavender Heights LP. The balance of the consideration remains unallocated. Of the portion which has been allocated, 92.4% was allocated to limited partners whom we refer to as Equity Sub Plan A members and 7.6% was allocated to limited partners whom we refer to as Equity Sub Plan B members. These limited partnerships distributed to the Equity Sub Plan A members, 25% of the aggregate amount allocated to them upon consummation of the acquisition of GLG, and the remaining 75% will be distributed to the members in three equal installments of 25% each upon vesting over a three-year period on the first, second and third anniversaries of the consummation of the acquisition, subject to the ability of the general partners of the limited partnerships, whose respective boards of directors consist of the Trustees, to accelerate vesting. These limited partnerships will distribute to the Equity Sub Plan B members, 25% of the aggregate amount allocated to them in four equal installments of 25% each upon vesting over a four-year period on the first, second, third and fourth anniversaries of the consummation of the acquisition, subject to the ability of the general partners of the limited partnerships, whose respective boards of directors consist of the Trustees, to accelerate vesting. The unvested portion of such amounts will be subject to forfeiture in the event of termination of the individual as a limited partner prior to each vesting date, unless such termination is without cause after there has been a change in control of our company after completion of the acquisition or due to death or disability. Upon forfeiture, these unvested amounts will not be returned to us but instead to the limited partnerships, which may reallocate such amounts to their existing or future limited partners.

In March 2007, Mr. White was admitted as a limited partner in each of Sage Summit LP and Lavender Heights Capital LP through which he is entitled to receive 0.2% of the total consideration of the acquisition, subject to vesting as described above.

Schreyer Consulting Agreement

GLG Partners Services LP entered into a consulting agreement, dated as of January 1, 2002, with Leslie J. Schreyer. Under the terms of the consulting agreement, GLG Partners Services LP agreed to engage Mr. Schreyer as its legal counsel and adviser on a part-time basis. The consulting agreement was for a one-year term and automatically renewed each year for an additional one-year term, unless terminated. The consulting agreement provided for an annual base salary of $1.5 million, of which $500,000 was paid in monthly installments and the balance was paid when bonuses are payable. Mr. Schreyer was also eligible to receive a bonus and other benefits, such as health insurance. Mr. Schreyer received total compensation of $2.9 million during 2006. The consulting agreement could be terminated on 90 days’ written notice by either GLG Partners Services LP or Mr. Schreyer.

On November 2, 2007, the consulting agreement was terminated and Mr. Schreyer entered into an employment agreement with GLG Partners, Inc. Pursuant to his employment agreement, Mr. Schreyer serves as an advisor to us and is employed by us on a part-time basis. The initial term of the employment agreement expires on December 31, 2008, and the agreement automatically renews for one-year periods thereafter unless advance notice of at least 90 days is given. Mr. Schreyer receives an annual base salary of $1.5 million, $500,000 of which is paid in monthly installments and the balance of which is paid at the same time that annual bonuses are paid by us. Mr. Schreyer is also eligible for a discretionary bonus, to participate in the LTIP, and to receive employee benefits, such as health insurance.

On November 2, 2007, Mr. Schreyer received restricted stock awards under the Restricted Stock Plan and the LTIP of an aggregate of 576,923 shares of restricted stock. Each of the awards vests as follows: 25% on each of the first four anniversaries of the grant date, provided that 100% of each award vests earlier if Mr. Schreyer dies, becomes disabled or is terminated from employment by us for any reason, including a decision by us not to extend the term of Mr. Schreyer’s employment agreement.

Mr. Schreyer is a partner of Chadbourne & Parke LLP, one of GLG’s principal outside law firms.

Green Consulting Fee

In 2006, GLG Partners LP paid Jonathan Green, a former principal, a consulting fee in the amount of $1.0 million.

Resignations of Former Principals

In April 2006, Philippe Jabre resigned as an employee of GLG Partners LP and GLG Partners Services LP. In January 2007, Mr. Jabre resigned as a director of GLG Partners Limited, and an officer of Stirling Trustees Limited, the trustee of the Jabre GLG Trust, resigned as a director of each of GLG Holdings Limited, GLG Partners Services Limited, GLG Partners Asset Management Limited and GLG Partners (Cayman)

Limited. In connection with his resignation from GLG, Mr. Jabre transferred to Mr. Gottesman all of his voting shares in GLG Partners Limited, and the Jabre GLG Trust, transferred to the Gottesman GLG Trust, all of its voting shares in GLG Holdings Limited, GLG Partners Services Limited, GLG Partners Asset Management Limited and GLG Partners (Cayman) Limited the aggregate. These transfers were made in two installments in mid-2006 and late-2006. In October 2007, the Principals and the Trustees agreed with Mr. Jabre and the Jabre GLG Trustee to resolve, at no cost to GLG, ongoing disagreements with respect to profit allocations in prior years and the transfer of Mr. Jabre’s and the Jabre GLG Trustee’s shares in GLG through a distribution of profits to the Jabre GLG Trustee which would otherwise have been made to the Trustees prior to the closing of the acquisition and an adjustment in the purchase price for Mr. Jabre’s and the Jabre GLG Trustee’s shares in GLG. In addition, Mr. Jabre and the Jabre GLG Trustee, on the one hand, and GLG and others, on the other hand, have agreed to mutual general releases, and Mr. Gottesman, Mr. Lagrange, the Gottesman GLG Trust and the Lagrange GLG Trust, agreed to release Mr. Jabre and the Jabre GLG Trust from certain non-competition and non-solicitation arrangements among them related to GLG.

In May 2005, in connection with certain regulatory investigations relating to Mr. Jabre, GLG Partners Limited, GLG Holdings Limited, GLG Partners Services Limited, GLG Partners Asset Management Limited and GLG Partners (Cayman) Limited released Mr. Jabre and the Jabre GLG Trust, in respect of liabilities arising out of trading in securities of Sumitomo Mitsui Financial Group Inc. and/or Alcatel S.A. by certain GLG Funds managed at the time by Mr. Jabre, except for liabilities resulting from certain third-party claims. There have been no such claims.

In connection with Mr. Green’s resignation from GLG, which was effective January 1, 2004, Mr. Green and the Green GLG Trust, agreed to transfer a portion of their voting shares in each of the GLG entities in which he or it was a shareholder, namely GLG Partners Limited, GLG Holdings Limited, GLG Partners Services Limited, GLG Partners Asset Management Limited and GLG Partners (Cayman) Limited, on each of the first, second and third anniversaries of his resignation to Mr. Gottesman, Mr. Lagrange, the Gottesman GLG Trust and the Lagrange GLG Trust. These transfers were made in 2006 and 2007. In addition, in connection with the sale by Mr. Green and the Green GLG Trust of their equity interests in the Acquired Companies to Istithmar and Sal. Oppenheim, Messrs. Gottesman, Lagrange and Roman and the Gottesman GLG Trust, Lagrange GLG Trust and Roman GLG Trust agreed to release Mr. Green and the Green GLG Trust from certain non-competition and non-solicitation arrangements among them related to GLG.

Investments

The following GLG Funds and managed accounts hold our units (common stock and warrants): the GLG Century Fund SICAV managed account (18,800), the GLG North American Equity Fund (71,400), the GLG North American Opportunity Fund (300,000) and the GLG Pleiade SICAV managed account (8,100). The Principals control the voting and disposition of the units held by these GLG Funds and managed accounts by virtue of GLG entities acting as manager of these GLG Funds and managed accounts.

Perella Weinberg Partners LP

Peter Weinberg, who is a member of our board of directors, is a partner of Perella Weinberg Partners LP, or PWP, GLG’s financial adviser in connection with the acquisition. Pursuant to an engagement letter entered into in January 2007, GLG retained PWP to provide financial advisory services to GLG in connection with exploring various strategic alternatives available to GLG. GLG paid PWP a fee of $16 million upon the consummation of the acquisition. In addition, GLG reimbursed PWP for its reasonable out-of-pocket expenses incurred in connection with the engagement.

Policies and Procedures for Related Person Transactions

We have adopted an audit committee charter that provides, among other things, that the audit committee will be responsible for the review and approval of all related-party transactions.

PRINCIPAL STOCKHOLDERS

The table below sets forth the beneficial ownership of our common stock and Series A preferred stock as of November 30, 2007 by the following individuals or entities:

•	each person who beneficially owns more than 5% of the outstanding shares of our capital stock;

•	the individuals who are our Co-Chief Executive Officers, Chief Financial Officer and one other most highly compensated executive officer;

•	the individuals who are our directors; and

•	the individuals who are our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise indicated, each person or entity named in the table has sole voting and investment power with respect to all shares of our capital stock shown as beneficially owned, subject to applicable community property laws. As of November 30, 2007, 240,894,910 shares of our common stock were issued and outstanding. In computing the number of shares of our capital stock beneficially owned by a person and the percentage ownership of that person, shares of our capital stock that will be subject to options held by that person that are currently exercisable or that are exercisable within 60 days of November 30, 2007 are deemed outstanding. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person. None of the shares of our common stock owned by any of our directors or officers have been pledged as security. The business address of Messrs. Gottesman, Roman, White, San Miguel, Hauslein, Lauder, Myners and Weinberg is c/o GLG Partners, Inc., 390 Park Avenue, 20th Floor, New York, New York 10022. The business address for Mr. Lagrange and Sage Summit LP is c/o GLG Partners, LP, One Curzon Street, London W1J 5HB, England.

			Pro Forma
			Approximate
			Percentage
		Approximate Percentage	of Outstanding
	Number of Shares	of Outstanding	Common Stock
	of Common Stock	Common Stock	Beneficially
Name of Beneficial Owner and Management	Beneficially Owned	Beneficially Owned*	Owned**

Berggruen Holdings North America Ltd.(1)	14,882,700	6.2	5.0
Marlin Equities II, LLC(2)	12,173,200	5.1	4.1
Lehman Brothers Holdings, Inc.(3)	33,666,990	14.0	11.2
Sage Summit LP(4)	161,892,481(10)(11)(12)(13)	54.0	54.0
Lavender Heights Capital LP(4)	161,892,481(10)(11)(12)(13)	54.0	54.0
Noam Gottesman(4)(5)	162,677,951(10)(11)(12)(13)	54.3	54.3
Emmanuel Roman(4)(5)	162,677,951(10)(11)(12)(13)	54.3	54.3
Pierre Lagrange(4)(5)	162,677,951(10)(11)(12)(13)	54.3	54.3
Simon White(6)	110,000	*	*
Alejandro San Miguel(7)	—	—	—
Ian G.H. Ashken(8)	1,000,000	*	*
Nicolas Berggruen(1)	14,882,700	6.2	5.0
Martin E. Franklin(2)	12,173,200	5.1	4.1
James N. Hauslein	51,201	*	*
William P. Lauder	51,201	*	*
Paul Myners(9)	—	—	—
Peter A. Weinberg	—	—	—
All directors and executive officers as a group (11 individuals)	190,946,053	63.7	63.7

* Does not include 58,904,993 shares of our common stock into which 58,904,993 Exchangeable Shares and 58,904,993 associated shares of Series A preferred stock beneficially owned by Noam Gottesman and the Trustee of the Gottesman GLG Trust may be exchanged by the holder thereof at any time and from time to time.
** Assumes 299,799,903 shares of our common stock are issued and outstanding upon the exchange of 58,904,993 Exchangeable Shares and 58,904,993 associated shares of Series A preferred stock beneficially owned by Noam Gottesman and the Trustee of the Gottesman GLG Trust.

*	Less than 1%

(1)	Based on a Schedule 13D/A filed on November 13, 2007, Berggruen Acquisition Holdings Ltd (“BAH”) owns 5,923,200 shares included in founders’ units and Berggruen Holdings owns 4,209,500 shares, of which 2,500,000 are included in co-investment units. The number shown in the table above includes an aggregate of 4,750,000 shares of common stock issuable upon exercise of sponsors’ warrants and co-investment warrants, all of which become exercisable on December 21, 2007 but excludes 5,923,200 shares of common stock issuable upon exercise of founders’ warrants which are not exercisable within 60 days of November 30, 2007. BAH is a direct subsidiary of Berggruen Holdings. Berggruen Holdings is a direct, wholly owned subsidiary of Medici I Investments Corp. (“Medici”) and the managing and majority shareholder of BAH. Medici is a direct, wholly owned subsidiary of Berggruen Holdings Ltd. (“BHL”). All of the outstanding capital stock of BHL is owned by the Tarragona Trust (“Tarragona”). The trustee of Tarragona is Maitland Trustees Limited, a BVI corporation acting as an institutional trustee in the ordinary course of business without the purpose or effect of changing or influencing control of us. Mr. Berggruen is a director of BHL. Mr. Berggruen may be considered to have beneficial ownership of BAH’s interests in us and disclaims beneficial ownership of any shares in which he does not have a pecuniary interest. The principal business address of each of BAH, Berggruen Holdings, Medici and BHL is 1114 Avenue of the Americas, 41st Floor, New York, New York 10036. The principal business address of Mr. Berggruen is 9-11 Grosvenor Gardens, London, SW1W OBD, United Kingdom. The principal business address of Tarragona is 9 Columbus Centre, Pelican Drive, Road Town, Tortola, British Virgin Islands.

(2)	Based on a Schedule 13D filed on November 13, 2007, Marlin Equities owns 5,923,200 shares included in founders’ units and Mr. Franklin owns 2,000,000 shares included in co-investment units. Includes an aggregate of 4,250,000 shares of common stock issuable upon exercise of sponsors’ warrants and co-investment warrants, all of which become exercisable on December 21, 2007. Excludes 5,923,200 shares of common stock issuable upon exercise of founders’ warrants which are not exercisable within 60 days of November 30, 2007. Mr. Franklin is the sole managing member of Marlin Equities. Mr. Franklin may be considered to have beneficial ownership of Marlin Equities’ interests in us. Mr. Franklin disclaims beneficial ownership of any shares, or warrants, as the case may be, in which he does not have a pecuniary interest. The business address of Marlin Equities and Mr. Franklin is 555 Theodore Fremd Avenue, Suite B-302, Rye, New York 10580.

(3)	Based on a Schedule 13D filed on November 13, 2007, Lehman (Cayman Islands) Ltd (“LCI”) holds 33,659,998 shares of our common stock, and Lehman Brothers Inc. (“LBI”) holds 692 shares and 3,150 shares included in units. The warrants included in the units become exercisable for 3,150 shares of common stock on December 21, 2007. LCI and LBI are wholly owned subsidiaries of Lehman Brothers Holdings, Inc. The business address of Lehman Brothers Holdings, Inc. is 745 Seventh Avenue New York, New York 10019.

(4)	Represents shares held by the parties to a Voting Agreement, dated as of June 22, 2007, among the Principals, the Trustees, Lavender Heights Capital LP, Sage Summit LP and us. Each of the parties to the Voting Agreement disclaims beneficial ownership of shares held by the other parties to the Voting Agreement (except each Principal with respect to his respective Trustee).

(5)	Includes 392,635 shares included in units held by certain GLG Funds. The warrants included in the units become exercisable for 392,635 shares of our common stock on December 21, 2007. Each of the Principals serves as a Managing Director of GLG Partners Limited, the general partner of GLG Partners LP. GLG Partners LP serves as the investment manager of the GLG Funds that have invested the 392,635 units. GLG Partners LP, as investment manager of these GLG Funds, may be deemed the beneficial owner of all of our securities owned by these GLG Funds. GLG Partners Limited, as general partner of GLG Partners LP, may be deemed the beneficial owner of all of our securities owned by these GLG Funds. Each of the Principals, as a Managing Director of GLG Partners Limited with power to exercise investment discretion, may be deemed the beneficial owner of all of our securities owned by these GLG Funds. Each of GLG Partners LP, GLG Partners Limited and the Principals disclaims beneficial ownership of any of these securities, except for their pecuniary interest therein.

(6)	Mr. White is entitled to receive 440,000 shares under the equity participation plan, 25% of which he received upon consummation of the acquisition of GLG, and the remaining 75% of which will be distributed to him in three equal installments of 25% each over a three-year period on the first, second and third anniversaries of the consummation of the acquisition.

(7)	Mr. San Miguel was awarded 253,631 shares of restricted stock subject to vesting as follows: 105,263 shares vest in four equal installments on November 2, 2008, 2009, 2010 and 2011; 74,184 shares vest in four equal installments on November 2, 2009, 2010, 2011 and 2012; and 74,184 shares vest in four equal installments on November 2, 2010, 2011, 2012 and 2013.

(8)	Includes 400,000 and 100,000 shares of common stock included in co-investment units owned by Mr. Ashken and Tasburgh LLC, respectively, and an aggregate of 500,000 shares issuable upon the exercise of the co-investment warrants, which become exercisable on December 21, 2007. Mr. Ashken is the majority owner and managing member of Tasburgh LLC. The business address for Mr. Ashken is 555 Theodore Fremd Avenue, Suite B-302, Rye, New York 10580.

(9)	Mr. Myners was awarded 148,368 shares of restricted stock under the LTIP, which vest in four equal installments on the first, second, third and fourth anniversaries of the date of grant.

(10)	Includes 14,850,000 and 9,900,000 shares beneficially owned by Sage Summit LP and Lavender Heights Capital LP, respectively. The Trustees are the directors of the general partner of each of these limited partnerships. The Principals may be deemed beneficial owners of the foregoing shares. Each of the Principals disclaims beneficial ownership of any of these securities.

(11)	Includes 58,900,370 Exchangeable Shares and 58,900,370 associated shares of Series A preferred stock beneficially owned by the Gottesman GLG Trust and 4,623 Exchangeable Shares and 4,623 shares of Series A Preferred Stock beneficially owned by Mr. Gottesman. Each Exchangeable Share is exchangeable by the holder at any time and from time to time into one share of our common stock, and each share of Series A preferred stock will be automatically redeemed upon the exchange of an Exchangeable Share.

(12)	Includes 18,698,529 and 1,466 shares beneficially owned by the Roman GLG Trust and Mr. Roman, respectively.

(13)	Includes 58,900,370 and 4,623 shares beneficially owned by the Lagrange GLG Trust and Mr. Lagrange, respectively.

SELLING STOCKHOLDERS

The shares of our common stock and warrants which may be sold hereunder by the selling stockholders are:

•	17,000,003 shares of common stock underlying outstanding units;

•	17,000,003 warrants underlying outstanding units;

•	4,500,000 sponsors’ warrants issued in private placements; and

•	21,500,003 shares of common stock underlying founders’, sponsors’ and co-investment warrants.

The shares of common stock and warrants being sold by the selling stockholders in this offering were generally issued in transactions exempt from the registration requirements of the Securities Act.

The following table sets forth information, as of November 30, 2007, with respect to the selling stockholders and the shares of common stock and warrants to purchase common stock beneficially owned by each selling stockholder that may be offered pursuant to this prospectus. The information is based on information provided by or on behalf of the selling stockholders:

	Securities Owned		Securities		Securities Owned
	Prior to the Offering		Offered Hereby		after the Offering
	Common		Common		Common
Name	Stock	Warrants(1)	Stock	Warrants(1)	Stock	%	Warrants(1)%

Ian G.H. Ashken(2)	400,000	400,000	400,000	400,000	—	—	—	—
Tasburgh LLC(2)	100,000	100,000	100,000	100,000	—	—	—	—
Berggruen Acquisition
Holdings Ltd(3)	5,923,200	8,173,200	5,923,200	8,173,200	—	—	—	—
Berggruen Holdings North America Ltd.(3)	4,209,500	2,500,000	2,500,000	2,500,000	1,709,500	*	—	—
Martin E. Franklin(4)	2,000,000	2,000,000	2,000,000	2,000,000	—	—	—	—
Marlin Equities II, LLC(4)	5,923,200	8,173,200	5,923,200	8,173,200	—	—	—	—
James N. Hauslein(5)	51,201	51,201	51,201	51,201	—	—	—	—
William P. Lauder(6)	51,201	51,201	51,201	51,201	—	—	—	—
Herbert E. Morey(7)	51,201	51,201	51,201	51,201	—	—	—	—

*	Less than 1%.

(1)	Includes the shares of common stock issuable upon exercise of the warrants.

(2)	Mr. Ashken is a member of our board of directors and the majority owner and managing member of Tasburgh LLC.

(3)	Berggruen Acquisition Holdings Ltd. is a direct subsidiary of Berggruen Holdings. Berggruen Holdings is a direct, wholly owned subsidiary of Medici and the managing and majority shareholder of BAH. Medici is a direct, wholly owned subsidiary of BHL. All of the outstanding capital stock of BHL is owned by the Tarragona. The trustee of Tarragona is Maitland Trustees Limited, a BVI corporation acting as an institutional trustee in the ordinary course of business without the purpose or effect of changing or influencing control of us. Mr. Berggruen is a director of BHL. Mr. Berggruen may be considered to have beneficial ownership of BAH’s interests in us and disclaims beneficial ownership of any shares in which he does not have a pecuniary interest. Mr. Berggruen was our President and Chief Executive Officer until November 2007 and has been a member of our board of directors since our inception in June 2006.

(4)	Mr. Franklin is the sole managing member of Marlin Equities. Mr. Franklin may be considered to have beneficial ownership of Marlin Equities’ interests in us. Mr. Franklin disclaims beneficial ownership of any shares, or warrants, as the case may be, in which he does not have a pecuniary interest. Mr. Franklin was chairman of our board of directors until November 2007 and has been a member of our board of directors since our inception in June 2006.

(5)	Mr. Hauslein has been a member of our board of directors since July 2006.

(6)	Mr. Lauder has been a member of our board of directors since July 2006.

(7)	Mr. Morey was a member of our board of directors from July 2006 until November 2, 2007.

Total:

Each of Berggruen Holdings North America Ltd. and Marlin Equities II, LLC is a party to the GLG Shareholders Agreement, dated as of June 22, 2007, by and among us and certain stockholders of ours.

All of the shares and warrants owned by the selling stockholders were “restricted securities” under the Securities Act prior to this registration.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock currently consists of 1,000,000,000 shares of common stock, par value $0.0001 per share, and 150,000,000 shares of preferred stock, par value $0.0001 per share, of which 58,904,993 are designated Series A voting preferred stock. As of November 30, 2007, there were 240,894,910 shares of common stock issued and outstanding held by 228 holders of record and 58,904,993 shares of Series A voting preferred stock issued and outstanding held by one holder of record.

Please refer to “Risk Factors — Risks Related to Our Organization and Structure — Certain provisions in our organizational documents and Delaware law make it difficult for someone to acquire control of us.” for a description of certain provisions of our certificate of incorporation that would have an effect of delaying, deferring or preventing a change of control of our company and that would operate only with respect to an extraordinary corporate transaction involving us (or any of our subsidiaries), such as a merger, reorganization, tender offer, sale or transfer of substantially all of our assets, or liquidation.

Common Stock

Except for such voting rights that may be given to one or more series of preferred stock issued by the board of directors pursuant to the blank check power granted by our certificate of incorporation or required by law, holders of common stock will have one vote per share and the right to vote on the election of our directors and all other matters requiring stockholder action. Holders of common stock are entitled to receive such dividends, if any, as may be declared from time to time by our board of directors in its discretion out of funds legally available therefor. The payment of dividends, if ever, on the common stock may be subject to the prior payment of dividends on any outstanding preferred stock with dividend rights. Our Series A preferred stock is not entitled to dividends. Upon our dissolution, our common stockholders will be entitled to receive pro rata all assets remaining available for distribution to stockholders after payment of all liabilities and provision for the liquidation of any shares of preferred stock with preferential liquidation rights, if any, at the time outstanding. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. Our common stockholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the common stock.

Preferred Stock

Our certificate of incorporation provides that one or more series of preferred stock may be created from time to time by our board of directors. Our board of directors will be authorized to fix the voting rights, if any, designations, powers, preferences, the relative, participating, optional or other special rights and any qualifications, limitations and restrictions thereof, applicable to the shares of each series. Our board of directors will be able to, without stockholder approval, create and issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of us or the removal of existing management.

Series A Preferred Stock

The holders of our Series A preferred stock have one vote per share and the right, together with the holders of our common stock voting as a single class, to vote on the election of our directors and all other matters requiring stockholder action. In addition, the holders of our Series A preferred stock have a separate right to vote as a single class on (1) amendments to the certificate of incorporation that effect a division or combination of our common stock unless such amendment proportionately divides or combines the Series A preferred stock, (2) the declaration of any dividend or distribution on our common stock (other than in connection with a dissolution and liquidation) in shares of common stock unless a proportionate dividend or distribution is declared on the Series A preferred stock, and (3) a division or subdivision of our Series A preferred stock into a greater number of shares of Series A preferred stock or a combination or consolidation of our Series A preferred stock.

The Series A preferred stock is not entitled to receive dividends. In the event of our liquidation, the holders of our Series A preferred stock are only entitled to receive, in preference to the common stock, $0.0001 per share, and nothing more. The shares of Series A preferred stock are subject to transfer restrictions intended to cause such shares to be transferred only together with the Exchangeable Shares. Each share of Series A preferred stock will be issued with an Exchangeable Share of FA Sub 2 Limited. Each Exchangeable Share is exchangeable at any time at the election of the holder for one share of our common stock. For each Exchangeable Share that is exchanged for common stock, a corresponding share of Series A preferred stock will automatically be redeemed for its par value of $0.0001 per share and become authorized but unissued preferred stock. Except in connection with the exchange of the Exchangeable Shares, the holders of Series A preferred stock will have no conversion, preemptive or other subscription rights and there are no sinking fund provisions applicable to the Series A preferred stock.

FA Sub 2 Limited Exchangeable Shares

The holders of the exchangeable Class B ordinary shares of FA Sub 2 Limited (the “Exchangeable Shares”) have the right to vote on certain major corporate actions of FA Sub 2 Limited, including the following:

•	a voluntary liquidation or acts or failure to act that are designed to result in a liquidation;

•	any amendment of the support agreement entered into between FA Sub 2 Limited and us;

•	any amendment of the memorandum or articles of association adverse to the holders of Exchangeable Shares; and

•	a reincorporation, merger, consolidation or sale of all or substantially all the assets of FA Sub 2 Limited or similar action (other than where the successor remains an affiliate of us and the holder of Exchangeable Shares is not adversely affected and receives shares in the successor substantially identical in their rights as the Exchangeable Shares).

The Exchangeable Shares are entitled, subject to compliance with applicable companies laws in the British Virgin Islands, to distributions in an amount equal to the distributions paid by us to our stockholders on an equivalent number of shares of common stock into which the Exchangeable Shares are exchangeable. The holder of Exchangeable Shares is also entitled to cumulative quarterly cash distributions, which will be determined by reference to the greater of (1) the highest combined U.S. federal, state and local rate of income tax (as in effect from time to time) payable by an individual who is a citizen of the United States who is resident in New York City (currently 43.87%) and the holder’s share of taxable income of FA Sub 2 Limited as determined for U.S. federal, state and local tax purposes and (2) the highest rate of income tax in the United Kingdom (as in effect from time to time) payable by an individual who is resident of and domiciled in the United Kingdom (currently 40.00%) and the holder’s share of taxable income of FA Sub 2 Limited as determined for U.K. tax purposes. In addition, the holder of Exchangeable Shares will share in liquidation proceeds of FA Sub 2 Limited on a pro-rata basis based on the number of shares of our common stock the holder of the Exchangeable Shares would hold upon exchange of the Exchangeable Shares relative to the total number of shares of our common stock on November 2, 2007 (immediately after the consummation of the acquisition of GLG), after giving effect to the exchange of the Exchangeable Shares (taking into account all prior distributions). The holder of Exchangeable Shares may require FA Sub 2 Limited to exchange (in the manner prescribed by the memorandum and articles of association of FA Sub 2 Limited) any or all of the Exchangeable Shares for our common stock. The exchange ratio is initially one share of our common stock for each Exchangeable Share, subject to certain anti-dilution provisions, including that FA Sub 2 Limited must adjust the exchange ratio in the event of a subdivision or combination of the shares of either FA Sub 2 Limited or us. The Exchangeable Shares are transferable only together with the corresponding Series A preferred stock. The Exchangeable Shares may be transferred only after the holder has held the Exchangeable Shares for five years, subject to the consent and right of first refusal of FA Sub 1 Limited (except for transfers to certain permitted transferees, as described in the organizational documents of FA Sub 2 Limited, which may, subject to compliance with the memorandum and articles of association of FA Sub 2 Limited, be effected within the first five years of ownership). FA Sub 1 Limited may require the holder of Exchangeable Shares to sell its Exchangeable Shares if FA Sub 1 Limited decides to sell its own interest in FA Sub 2 Limited.

Warrants

Public Stockholders’ Warrants

In connection with our initial public offering, we issued 52,800,000 warrants to purchase our common stock to the public as part of units, 45,650,400 of which were outstanding as of December 12, 2007. Each public stockholders’ warrant entitles the holder to purchase one share of common stock at a price of $7.50 per share, subject to adjustment as discussed below, at any time commencing on December 21, 2007, provided that there is an effective registration statement covering the shares of common stock underlying the warrants in effect.

The warrants will expire on December 28, 2011. Beginning December 21, 2007, we may call the warrants for redemption:

•	in whole but not in part;

•	at a price of $0.01 per warrant;

•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and

•	if, and only if, the reported last sale price of our common stock equals or exceeds $14.25 per share for any 20 trading days within a 30-trading day period ending on the third business day prior to the notice of redemption to warrant holders.

The exercise price and number of shares of common stock issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, there will be no such adjustments for issuances of common stock at a price below the warrant exercise price. Warrant holders do not have the rights or privileges of holders of common stock, including voting rights, until they exercise their warrants and receive shares of common stock.

No warrants will be exercisable unless at the time of exercise we have a registration statement under the Securities Act in effect covering the shares of common stock issuable upon the exercise of the warrants and a current prospectus relating to these shares of common stock. Under the warrant agreement, we have agreed that prior to the commencement of the exercise period, we will file a registration statement with the SEC for the registration of the common stock issuable upon exercise of the warrants, use our best efforts to cause the registration statement to become effective on or prior to the commencement of the exercise period and to maintain a current prospectus relating to the common stock issuable upon the exercise of the warrants until the warrants expire or are redeemed.

Founders’ Warrants

Prior to our initial public offering, we issued 12,000,003 warrants to purchase our common stock to our founders as part of units in a private placement, all of which were outstanding as of November 30, 2007. The founders’ warrants are substantially similar to the public stockholders’ warrants, except that the founders’ warrants:

•	will become exercisable if and when the last sales price of our common stock exceeds $14.25 per share for any 20 trading days within a 30-trading day period beginning 90 days after November 2, 2007; and

•	are non-redeemable so long as they are held by the founders or their permitted transferees.

The holders of these warrants are permitted to transfer such warrants (including the common stock to be issued upon exercise of such warrants) in certain limited circumstances, such as to our officers and our directors, and other persons or entities associated with such holder (“permitted warrant transferees”), but the permitted warrant transferees receiving such warrants will be subject to the same sale restrictions imposed on the holders. Each of our founders has agreed, subject to certain exceptions, not to sell or otherwise transfer any of its founders’ warrants (including the common stock to be issued upon exercise of the founders’ warrants) until November 2, 2008.

Pursuant to the registration rights contained in the GLG Shareholders Agreement among our founders, the GLG Shareowners and us, the founders’ warrants carry registration rights as specified in the agreement.

Sponsors’ Warrants and Co-Investment Warrants

In connection with our initial public offering, we issued 4,500,000 warrants to purchase common stock to our sponsors in a private placement, all of which were outstanding as of November 30, 2007. In addition, in connection with the acquisition of GLG, our sponsors acquired an additional 5,000,000 warrants to purchase common stock as part of the co-investment by our sponsors of $50.0 million for 5,000,000 units in a private placement. The sponsors’ warrants and co-investment warrants have terms and provisions that are substantially similar to the public stockholders’ warrants, except that these warrants (including the common stock to be issued upon exercise of these warrants) are not transferable or salable by their holders or their permitted warrant transferees until one year after the closing of the acquisition, except to permitted warrant transferees. In addition, the sponsors’ warrants are non-redeemable so long as our sponsors or their permitted warrant transferees hold such warrants, while the co-investment warrants are subject to the same redemption provisions as those to which the public stockholders’ warrants are subject.

Pursuant to the registration rights contained in the GLG Shareholders Agreement, the sponsors’ warrants and co-investment warrants carry registration rights as specified in the agreement.

Units

Public Stockholders’ Units

Each unit consists of one share of common stock and one warrant. Each warrant entitles the holder to purchase one share of common stock. The common stock and warrants comprising the units began trading separately on January 29, 2007.

Founders’ Units

On July 20, 2006, Berggruen Holdings, Marlin Equities and our three independent directors purchased an aggregate of 12,000,003 of our units (after giving effect to our reverse stock split and stock dividends) for an aggregate purchase price of $25,000 in a private placement. Each unit consisted of one share of common stock and one warrant. The founders’ units are identical to those sold in our initial public offering, except that:

•	the founders’ warrants will become exercisable if and when the last sales price of our common stock exceeds $14.25 per share for any 20 trading days within a 30 trading day period beginning 90 days after the acquisition of GLG on November 2, 2007; and

•	the founders’ warrants are not redeemable so long as they are held by our founders or their permitted transferees.

Pursuant to a registration rights agreement between us and our founders, the holders of our founders’ units and founders’ common stock will be entitled to certain registration rights one year after the acquisition of GLG and the holders of our founders’ warrants and the underlying common stock will be entitled to certain registration rights 90 days after the acquisition of GLG.

Each of our founders has agreed, subject to certain exceptions described below, not to sell or otherwise transfer any of its founders’ units, founders’ common stock or founders’ warrants (including the common stock to be issued upon exercise of the founders’ warrants) until November 2, 2008. Each of our founders is permitted to transfer its founders’ units, founders’ common stock or founders’ warrants (including the common stock to be issued upon exercise of the founders’ warrants) to our officer and our directors, and other persons or entities associated with such founder, but the transferees receiving such securities will be subject to the same agreement as our founders.

The founders’ units, shares and warrants (1) held by our founders are subject to the terms of letter agreements between each of the founders and Citigroup Global Market, Inc., as sole book running manager of our initial public offering and (2) held by our sponsors are subject to certain restrictions on transfer pursuant to the terms of the founders agreement entered into among Mr. Gottesman, as Sellers’ Representative, our Principals, their trustees and our sponsors, each of which provides that subject to certain exceptions, these shares and warrants may not be transferred until November 2, 2008.

Co-Investment Units

Immediately prior to the acquisition of GLG, our sponsors and certain of their affiliates purchased in equal amounts an aggregate of 5,000,000 of our units at a price of $10.00 per unit for an aggregate purchase price of $50.0 million. Each unit consists of one share of common stock and one warrant.

The co-investment units are identical to the units sold in our initial public offering. Our sponsors did not receive any additional carried interest (in the form of additional units, common stock, warrants or otherwise) in connection with the co-investment.

Pursuant to the registration rights agreement, the holders of our co-investment units and co-investment common stock will be entitled to certain registration rights one year after the acquisition of GLG on November 2, 2007.

Each of our sponsors has agreed, subject to certain exceptions described below, not to sell or otherwise transfer any of its co-investment units, co-investment common stock or co-investment warrants (including the common stock to be issued upon exercise of the co-investment warrants) for a period of one year from the date of the acquisition of GLG. Each of our sponsors is permitted to transfer its co-investment units, co-investment common stock or co-investment warrants (including the common stock to be issued upon exercise of the co-investment warrants) to our officer and our directors, and other persons or entities associated with such sponsor, but the transferees receiving such securities will be subject to the same agreement as our sponsors.

The co-investment units, shares and warrants held by our sponsors and their permitted transferees are subject to (1) the terms of letter agreements between each of the sponsors and Citigroup Global Market, Inc., as sole book running manager of our initial public offering and (2) certain restrictions on transfer pursuant to the terms of the founders agreement entered into among Mr. Gottesman, as Sellers’ Representative, our Principals, the Trustees and our sponsors, each of which provides that subject to certain exceptions, these shares and warrants may not be transferred until November 2, 2008.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

This is a general summary of certain United States federal income and estate tax considerations with respect to your acquisition, ownership and disposition of our shares of common stock and warrants, which we refer to collectively as our securities, purchased pursuant to this offering. This discussion assumes that holders of our securities will hold our securities as capital assets within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”).

As used in this prospectus, the term “U.S. Holder” means:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in, or under the laws of, the United States or any political subdivision of the United States;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust, if either (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (ii) such trust has made a valid election under applicable Treasury regulations to be treated as a United States person.

As used in this prospectus, the term “Non-U.S. Holder” means a beneficial owner of our securities (other than an entity that is treated as a partnership or other pass-through entity for U.S. federal income tax purposes) that is not a U.S. Holder.

This summary does not address all of the United States federal income and estate tax considerations that may be relevant to you in light of your particular circumstances or if you are a beneficial owner subject to special treatment under United States federal income tax laws (such as a “controlled foreign corporation,” “passive foreign investment company,” or a company that accumulates earnings to avoid United States federal income tax, foreign tax-exempt organization, financial institution, broker or dealer in securities or former United States citizen or resident). This summary does not discuss any aspect of state, local or non-United States taxation. This summary does not address the United States federal income tax considerations that may be relevant to a holder that receives our shares or warrants in connection with services. This summary is based on current provisions of the Code, Treasury regulations, judicial opinions, published positions of the United States Internal Revenue Service (“IRS”) and all other applicable authorities, all of which are subject to change, possibly with retroactive effect. This summary is not intended as tax advice.

If a partnership holds our securities, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding our securities, you should consult your tax advisor.

WE URGE PROSPECTIVE HOLDERS TO CONSULT THEIR TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND NON-UNITED STATES INCOME, ESTATE AND OTHER TAX CONSIDERATIONS OF ACQUIRING, HOLDING AND DISPOSING OF OUR SECURITIES.

Material U.S. Federal Income Tax Consequences for U.S. Holders

Allocation of Basis Between Unit Components

Each unit will be treated for U.S. federal income tax purposes as an investment unit consisting of one share of our common stock and one warrant to acquire one share of our common stock, subject to adjustment. In determining your basis for the common stock and warrant composing a unit, you should allocate your purchase price for the unit between the components on the basis of their relative fair market values at the time of issuance.

Dividends On Our Common Stock

Distributions on our common stock will constitute dividends to the extent paid out of our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a tax-free return of the U.S. Holder’s investment to the extent of the U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as capital gain.

Any dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the applicable holding period requirements are satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of the limitation on the deduction of investment interest), if the applicable holding period requirements are satisfied, dividends we pay to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to capital gains for tax years beginning on or before December 31, 2010, after which the tax rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income.

Sale or Other Taxable Disposition of Our Common Stock

Gain or loss you realize on the sale or other disposition of our shares of common stock (including in liquidation) will be capital gain or loss. The amount of your gain or loss will be equal to the difference between your tax basis in the shares of common stock being disposed of and the amount realized on the disposition. Any capital gain or loss you realize on a sale or other disposition of our common stock will generally be long-term capital gain or loss if your holding period for the common stock is more than one year. Long-term capital gain realized by a non-corporate U.S. holder generally will be subject to a maximum tax rate of 15 percent for tax years beginning on or before December 31, 2010, after which the maximum long-term capital gains tax rate is scheduled to increase to 20 percent. The deduction of capital losses is subject to limitations, as is the deduction for losses realized upon a taxable disposition by a U.S. holder of our common stock if, within a period beginning 30 days before the date of such disposition and ending 30 days after such date, such U.S. holder has acquired (by purchase or by an exchange on which the entire amount of gain or loss was recognized by law), or has entered into a contract or option so to acquire, substantially identical stock or securities.

Sale or Other Disposition of Our Warrants; Exercise or Expiration of Our Warrants

Except as discussed below with respect to the cashless exercise of a warrant, you will not be required to recognize taxable gain or loss by reason of an exercise of a warrant. Your tax basis in the share of our common stock you receive upon exercise of the warrant generally will be an amount equal to the sum of your initial investment in the warrant and the exercise price (i.e., $7.50 per share of our common stock). Your holding period for the share of our common stock received upon exercise of the warrant will begin on the date following the date of exercise (or possibly on the date of exercise) of the warrant and will not include the period during which you held the warrant.

The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, your basis in the common stock received would equal your basis in the warrant. If the cashless exercise were treated as a recapitalization, the holding period of the common stock would include the holding period of the warrant. If the cashless exercise were otherwise treated as not being a gain realization event, your holding period in the common stock would likely be treated as commencing on the date following the date of exercise (or possibly on the date of exercise) of the warrant.

It is also possible that a cashless exercise could be treated as a taxable exchange in which gain or loss would be recognized. In such event, you could be deemed to have surrendered warrants equal to the number of common shares having a value equal to the exercise price for the total number of warrants to be exercised. You would recognize capital gain or loss in an amount equal to the difference between the fair market value of the common stock represented by the warrants deemed surrendered and your tax basis in the warrants deemed surrendered. In this case, your tax basis in the common stock received would equal the sum of the fair market value of the common stock represented by the warrants deemed surrendered and your tax basis in the warrants exercised. Your holding period for the common stock would commence on the date following the date of exercise (or possibly on the date of exercise) of the warrant.

Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.

Upon a sale, taxable exchange (other than by exercise), or redemption of a warrant, you will recognize taxable gain or loss in an amount equal to the difference between (i) the amount realized upon such disposition and (ii) your tax basis in the warrant. Upon expiration of a warrant, you will recognize a loss in an amount equal to your tax basis in the warrant. Any such gain or loss would generally be treated as capital gain or loss and will be long-term capital gain or loss if the warrant was held by you for more than one year at the time of such disposition or expiration. As discussed above, the deductibility of capital losses is subject to certain limitations, as is the deduction for losses upon a taxable disposition by a U.S. holder of a warrant if, within a period beginning 30 days before the date of such disposition and ending 30 days after such date, such U.S. holder has acquired (by purchase or by an exchange on which the entire amount of gain or loss was recognized by law), or has entered into a contract or option so to acquire, substantially identical securities.

Constructive Dividends on Warrants

If at any time during the period you hold warrants we were to pay a taxable dividend to our stockholders that, in accordance with the anti-dilution provisions of the warrants, would result in an increase in the conversion rate of the warrants, that increase would be deemed to be the payment of a taxable dividend to you to the extent of our earnings and profits, notwithstanding the fact that you will not receive a cash payment. If the conversion rate is adjusted in certain other circumstances (or in certain circumstances, there is a failure to make adjustments), such adjustments may also result in the deemed payment of a taxable dividend to you. You should consult your tax advisor regarding the proper treatment of any adjustments to the warrants.

Backup Withholding Tax and Information Reporting Requirements

The United States imposes a backup withholding tax (currently at a rate of 28% of the gross amount) on dividends and certain other types of payments to United States persons other than certain exempt recipients. U.S. Holders must provide appropriate certification to avoid U.S. federal backup withholding. Information returns will be filed with the IRS in connection with payments of dividends and in connection with proceeds from a sale or other disposition of our stock or warrants.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Material U.S. Federal Income Tax Considerations for Non-U.S. Holders

Allocation of Basis Between Unit Components

Each unit will be treated for U.S. federal income tax purposes as an investment unit consisting of one share of our common stock and one warrant to acquire one share of our common stock, subject to adjustment. In determining your basis for the common stock and warrant composing a unit, you should allocate your purchase price for the unit between the components on the basis of their relative fair market values at the time of issuance.

Dividends On Our Common Stock

In general, any distributions we make to you with respect to your shares of common stock that constitute dividends for United States federal income tax purposes will be subject to United States withholding tax at a rate of 30% of the gross amount, unless you are eligible for a reduced rate of withholding tax under an applicable income tax treaty and you provide proper certification of your eligibility for such reduced rate (usually on an IRS Form W-8BEN). A distribution will constitute a dividend for United States federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under the Code. Any distribution not constituting a dividend will be treated first as reducing your basis in your shares of common stock and, to the extent it exceeds your basis, as gain from the disposition of your shares of common stock.

Dividends we pay to you that are effectively connected with your conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a United States permanent establishment maintained by you) generally will not be subject to United States withholding tax if you comply with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to United States federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to United States persons. If you are a corporation, effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Exercise of a Warrant

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a warrant generally will correspond to the U.S. federal income tax treatment of the exercise of a warrant by a U.S. Holder, as described under “Sale or Other Disposition of Our Warrants; Exercise or Expiration of Our Warrants” above.

Sale or Other Disposition of Securities

You generally will not be subject to United States federal income tax on any gain realized upon the sale or other disposition of your shares or warrants unless:

•	the gain is effectively connected with your conduct of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment you maintain);

•	you are an individual, you hold your common stock or warrants as capital assets, you are present in the United States for 183 days or more in the taxable year of disposition and you meet other conditions, and you are not eligible for relief under an applicable income tax treaty; or

•	we are or have been a “United States real property holding corporation” for United States federal income tax purposes (which we believe we are not and have never been, and do not anticipate we will become) and you hold or have held, directly or indirectly, at any time within the shorter of the five-year period preceding disposition of your holding period for your common stock or warrants, more than 5% of our common stock.

Gain that is effectively connected with your conduct of a trade or business within the United States generally will be subject to United States federal income tax, net of certain deductions, at the same rates applicable to United States persons. If you are a corporation, the branch profits tax also may apply to such effectively connected gain. If the gain from the sale or disposition of your shares is effectively connected with your conduct of a trade or business in the United States but under an applicable income tax treaty is not attributable to a permanent establishment you maintain in the United States, your gain may be exempt from United States tax under the treaty. If you are described in the second bullet point above, you generally will be subject to United States federal income tax at a rate of 30% on the gain realized, although the gain may be offset by some United States source capital losses realized during the same taxable year.

Information Reporting and Backup Withholding

We must report annually to the IRS the amount of dividends or other distributions we pay to you on your shares of common stock and the amount of tax we withhold on these distributions regardless of whether withholding is required. The IRS may make copies of the information returns reporting those dividends and amounts withheld available to the tax authorities in the country in which you reside pursuant to the provisions of an applicable income tax treaty or exchange of information treaty.

The United States imposes a backup withholding tax on dividends and certain other types of payments to United States persons. You will not be subject to backup withholding tax on dividends you receive on your shares of common stock if you provide proper certification (usually on an IRS Form W-8BEN) of your status as a non-United States person or you are a corporation or one of several types of entities and organizations that qualify for exemption (an “exempt recipient”).

Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of your common stock or warrants outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. However, if you sell your common stock or warrants through a United States broker or the United States office of a foreign broker, the broker will be required to report to the IRS the amount of proceeds paid to you unless you provide appropriate certification (usually on an IRS Form W-8BEN) to the broker of your status as a non-United States person or you are an exempt recipient. Information reporting also would apply if you sell your common stock or warrants through a foreign broker deriving more than a specified percentage of its income from United States sources or having certain other connections to the United States.

Any amounts withheld with respect to your securities under the backup withholding rules will be refunded to you or credited against your United States federal income tax liability, if any, by the IRS if the required information is furnished in a timely manner.

Estate Tax

Securities owned or treated as owned by an individual who is not a citizen or resident (as defined for United States federal estate tax purposes) of the United States at the time of his or her death will be included in the individual’s gross estate for United States federal estate tax purposes and therefore may be subject to United States federal estate tax unless an applicable estate tax treaty provides otherwise. Legislation enacted in 2001 reduces the maximum federal estate tax rate over an 8-year period beginning in 2002 and eliminates the tax for estates of decedents dying after December 31, 2009. In the absence of renewal legislation, these amendments will expire and the federal estate tax provisions in effect immediately prior to 2002 will be restored for estates of decedents dying after December 31, 2010.

The above description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of our securities. You should consult your own tax advisor concerning the tax consequences of your particular situation.

LEGAL MATTERS

The validity of the shares of our common stock and warrants offered hereby will be passed upon for us by Greenberg Traurig, LLP, New York, New York.

EXPERTS

The combined financial statements of GLG Partners, Inc. as of December 31, 2005 and 2006 and for each of the three years in the period ended December 31, 2006, in this prospectus have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Certain of the financial statements included in this prospectus have been audited by Rothstein, Kass & Company, P.C., independent registered public accounting firm, to the extent and for the period set forth in their report. The financial statements and the report of Rothstein, Kass & Company, P.C. are included in reliance upon their report given upon the authority of Rothstein, Kass & Company, P.C. as experts in auditing and accounting.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

On November 2, 2007, we dismissed Rothstein, Kass & Company, P.C. as our principal accountants and engaged Ernst & Young LLP, as our independent auditors. The decision to change independent auditors was recommended by our Audit Committee and approved by our board of directors. We did not consult with Ernst & Young LLP regarding any matters prior to its engagement.

From June 2006 through November 2, 2007, there were no disagreements with Rothstein, Kass & Company, P.C. on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Rothstein, Kass & Company, P.C., would have caused Rothstein, Kass & Company, P.C. to make reference to the subject matter in connection with their opinion on our consolidated financial statements for such years.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 (including the exhibits, schedules, and amendments to the registration statement) under the Securities Act with respect to the securities offered by this prospectus. This prospectus does not contain all the information set forth in the registration statement. For further information with respect to us and the securities to be sold in this offering, we refer you to the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document to which we make reference are not necessarily complete. In each instance, we refer you to the copy of such contract, agreement or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by the more complete description of the matter involved.

We are required to file periodic and current reports, proxy and information statements, and other information with the SEC pursuant to the Securities Exchange Act of 1934. You may read and copy this information at the Public Reference Room of the SEC located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Copies of all or any part of the registration statement may be obtained from the SEC’s offices upon payment of fees prescribed by the SEC. The SEC maintains an Internet site that contains periodic and current reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of the SEC’s website is www.sec.gov.

We make available free of charge on our Internet address www.glgpartners.com our annual, quarterly and current reports, and amendments to these reports, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC.

INDEX TO FINANCIAL STATEMENTS

Page

GLG
Report of Independent Registered Public Accounting Firm	F-2
Combined Balance Sheets as of September 30, 2007 (unaudited) and December 31, 2006 and 2005	F-3
Combined Statements of Operations for the nine months ended September 30, 2007 and 2006 (unaudited) and the years ended December 31, 2006, 2005 and 2004	F-4
Combined Statements of Changes in Members’ Equity for the nine months ended September 30, 2007 (unaudited) and the years ended December 31, 2006, 2005 and 2004	F-5
Combined Statements of Cash Flows for the nine months ended September 30. 2007 and 2006 (unaudited) and the years ended December 31, 2006, 2005 and 2004	F-6
Notes to Combined Financial Statements	F-7
Freedom Acquisition Holdings, Inc.
Report of Independent Registered Public Accounting Firm	F-19
Balance Sheet as of December 31, 2006	F-20
Statements of Operations for the period from June 8, 2006 (date of inception) to December 31, 2006	F-21
Statements of Stockholders’ Equity for the period from June 8, 2006 (date of inception) to December 31, 2006	F-22
Statement of Cash Flows for the period from June 8, 2006 (date of inception) to December 31, 2006	F-23
Notes to Financial Statements	F-24
Condensed Balance Sheets as of December 31, 2006 and September 30, 2007 (unaudited)	F-29
Condensed Statements of Operations for the nine months ended September 30, 2007 (unaudited)
and the periods from June 8, 2006 (date of inception) to September 30, 2006 and September 30, 2007 (unaudited)
F-30
Condensed Statements of Cash Flows for the nine months ended September 30, 2007 (unaudited)
and the periods from June 8, 2006 (date of inception) to September 30, 2006 and September 30, 2007 (unaudited)
F-31
Notes to Condensed Financial Statements	F-32

Report of Independent Registered Public Accounting Firm

TO the Directors and existing equity holders (Principals, Trustees and Non-Controlling Interest Holders) of GLG Partners LP, GLG Partners Limited, GLG Holdings Limited, GLG Partners Asset Management Limited, GLG Partners Services LP, GLG Partners Services Limited, GLG Partners (Cayman) Limited, GLG Partners Corp, Laurel Heights LLP, Lavender Heights LLP, Mount Granite Limited, Mount Garnet Limited, Albacrest Corporation and Betapoint Corporation

We have audited the accompanying combined balance sheets of the entities listed above as of December 31, 2006 and 2005, and the related combined statements of operations, changes in members’ equity and cash flows for each of the three years in the period ended December 31, 2006. These financial statements are the responsibility of the management of the above listed entities. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States (“US”)). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the internal control over financial reporting of the above listed entities. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of internal control over financial reporting of the above listed entities. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the above listed entities at December 31, 2006 and 2005, and the combined results of their operations and their combined cash flows for each of the three years in the period ended December 31, 2006, in conformity with US generally accepted accounting principles.

/s/  Ernst & Young LLP

London, England
August 24, 2007,
except for Note 12, as to which the date is
November 8, 2007

GLG

COMBINED BALANCE SHEETS

	As of
	September 30,	As of December 31,
	2007	2006	2005
	(Unaudited)
	(US dollars in thousands)

ASSETS
Current Assets
Cash and cash equivalents	$391,732	$273,148	$236,261
Fees receivable	40,687	251,963	246,179
Prepaid expenses and other assets	32,647	25,944	9,385

Total Current Assets	465,066	551,055	491,825
Non-Current Assets
Investments	163	201	225
Property and equipment (net of accumulated depreciation and amortization of $11,669, $10,117 and $8,243 respectively)	8,966	6,121	3,290

Total Non-Current Assets	9,129	6,322	3,515

Total Assets	$474,195	$557,377	$495,340

LIABILITIES AND MEMBERS’ EQUITY
Current Liabilities
Rebates and sub-administration fees payable	$19,473	$19,146	$15,436
Accrued compensation and benefits	63,199	102,507	247,745
Income taxes payable	19,038	25,094	21,712
Distributions payable	71,311	9,310	1,125
Accounts payable and other accruals	14,753	19,716	14,723
Other liabilities	3,654	5,100	—

Total Current Liabilities	191,428	180,873	300,741

Non-Current Liabilities
Loan payable	13,000	13,000	13,000
Minority Interest	2,031	1,552	1,370

Total Non-Current Liabilities	15,031	14,552	14,370

Commitments and Contingencies	—	—	—
Total Liabilities	206,459	195,425	315,111
Members’ Equity
Members’ equity	264,081	359,046	179,167
Accumulated other comprehensive income	3,655	2,906	1,062

Total Members’ Equity	267,736	361,952	180,229

Total Liabilities and Members’ Equity	$474,195	$557,377	$495,340

The accompanying notes are an integral part of these combined financial statements.

GLG

COMBINED STATEMENTS OF OPERATIONS

	Nine Months Ended
	September 30,		Years Ended December 31,
	2007	2006	2006	2005	2004
	(Unaudited)	(Unaudited)
	(US dollars in thousands)

Net revenues and other income
Management fees, net	$198,892	$129,981	$186,273	$137,958	$138,988
Performance fees, net	343,835	177,047	394,740	279,405	178,024
Administration fees, net	42,986	25,050	34,814	311	—
Transaction charges	—	—	—	184,252	191,585
Other	7,875	1,883	5,039	1,476	6,110

Total net revenues and other income	593,588	333,961	620,866	603,402	514,707
Expenses
Employee compensation and benefits	(110,526)	(118,194)	(168,386)	(345,918)	(196,784)
General, administrative and other	(79,634)	(43,721)	(68,404)	(64,032)	(42,002)

	(190,160)	(161,915)	(236,790)	(409,950)	(238,786)
Income from operations	403,428	172,046	384,076	193,452	275,921
Interest income, net	4,694	3,603	4,657	2,795	519

Income before income taxes	408,122	175,649	388,733	196,247	276,440
Income taxes	(33,020)	(14,803)	(29,225)	(25,345)	(48,372)

Net income	375,102	160,846	359,508	170,902	228,068
Less minority interest	(479)	(267)	(182)	(652)	(329)

Net income applicable to equity interest holders	$374,623	$160,579	$359,326	$170,250	$227,739

The accompanying notes are an integral part of these combined financial statements.

GLG

COMBINED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY

		Accumulated
		Other	Total
	Members’	Comprehensive	Members’
	Equity	Income	Equity
	(US dollars in thousands)

Balance as of January 1, 2004	$110,903	$1,819	$112,722
Comprehensive income
Net income attributable to Members	227,739	—	227,739
Foreign currency translation	—	718	718

Total comprehensive income	227,739	718	228,457
Distributions to Principals and Trustees	(223,199)	—	(223,199)
Distributions to Non-Controlling Interest Holders	—	—	—

Balance as of December 31, 2004	115,443	2,537	117,980
Comprehensive income
Net income attributable to Members	170,250	—	170,250
Foreign currency translation	—	(1,475)	(1,475)

Total comprehensive income	170,250	(1,475)	168,775
Capital contributions	5	—	5
Distributions to Principals and Trustees	(106,531)	—	(106,531)
Distributions to Non-Controlling Interest Holders	—	—	—

Balance as of December 31, 2005	179,167	1,062	180,229
Comprehensive income
Net income attributable to Members	359,326	—	359,326
Foreign currency translation	—	1,844	1,844

Total comprehensive income	359,326	1,844	361,170
Capital contributions	914	—	914
Distributions to Principals and Trustees	(165,705)	—	(165,705)
Distributions to Non-Controlling Interest Holders	(14,656)	—	(14,656)

Balance as of December 31, 2006	359,046	2,906	361,952
(unaudited)
Comprehensive income
Net income attributable to Members	374,623	—	374,623
Foreign currency translation	—	749	749

Total comprehensive income	374,623	749	375,372
Capital Contributions	487	—	487
Distributions to Principals and Trustees	(254,331)	—	(254,331)
Distributions to Non-Controlling Interest Holders	(215,744)	—	(215,744)

Balance as of September 30, 2007	$264,081	$3,655	$267,736

The accompanying notes are an integral part of these combined financial statements.

GLG

COMBINED STATEMENTS OF CASH FLOWS

	Nine Months Ended
	September 30,		Years Ended December 31,
	2007	2006	2006	2005	2004
	(Unaudited)	(Unaudited)
	(US dollars in thousands)

Cash Flows From Operating Activities
Net income	$375,102	$160,846	$359,508	$170,902	$228,068
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	1,552	1,171	1,874	1,685	2,347
Cash flows due to changes in
Fees receivable	211,275	222,950	(5,784)	(82,944)	(24,132)
Investments	38	32	24	34	(25)
Prepaid expenses and other assets	(6,703)	(5,746)	(16,559)	(3,006)	5,657
Rebates and sub-administration fees payable	327	(3,296)	3,710	6,201	(1,358)
Accrued compensation and benefits	(39,308)	(187,435)	(145,238)	121,894	100,812
Income taxes payable	(6,056)	(5,973)	3,382	(9,901)	(3,025)
Distributions payable	—	—	8,185	—	1,125
Accounts payable and other accruals	(4,963)	2,625	4,993	3,654	(13,378)
Other liabilities	(1,446)	3,972	5,100	—	—

Net cash provided by operating activities	529,818	189,146	219,195	208,519	296,091
Cash Flows From Investing Activities
Purchase of property and equipment	(4,397)	(1,728)	(4,704)	(634)	(2,887)

Net cash used in investing activities	(4,397)	(1,728)	(4,704)	(634)	(2,887)
Cash Flows From Financing Activities
Capital contributions	487	817	914	5	—
Distributions to Principals and Trustees	(254,331)	(148,533)	(165,706)	(106,531)	(222,074)
Distributions to Non-Controlling Interest Holders	(153,742)	(4,407)	(14,656)	—	—

Net cash used in financing activities	(407,586)	(152,123)	(179,448)	(106,526)	(222,074)
Net increase in cash and cash equivalents	117,835	35,295	35,043	101,359	71,130
Effect of foreign currency translation on cash	749	1,154	1,844	(1,476)	(407)
Cash and cash equivalents at beginning of period	273,148	236,261	236,261	136,378	65,655

Cash and cash equivalents at end of period	$391,732	$272,710	$273,148	$236,261	$136,378

Supplementary cash flow disclosure
Interest paid	$(608)	$(528)	$(766)	$(534)	$(291)
Income taxes paid	(29,963)	(20,775)	(22,754)	(35,245)	(51,397)

The accompanying notes are an integral part of these combined financial statements.

GLG

Notes to the Combined Financial Statements
(US Dollars in thousands)

1.	Organization and Basis of Presentation

GLG is a leading alternative asset manager based in London which offers its clients a broad range of investment products and account management services. GLG’s primary business is to provide investment management advisory services for various investment funds and companies (the “GLG Funds”). GLG derives revenue primarily from management fees and administration fees charged to the GLG Funds and accounts it manages based on the value of assets in these funds and accounts, and performance fees charged to the GLG Funds and accounts it manages based on the performance of these funds and accounts. GLG was founded in September 1995 as a division of Lehman Brothers International (Europe) and became a separate legal entity in September 2000, with a subsidiary of Lehman Brothers Holdings Inc. initially holding a 20% (currently 15.3%) minority interest in GLG. Lehman is amongst a wide range of service providers who provide, on an arm’s-length basis, brokering and other services to GLG’s Funds.

GLG is comprised of all of the entities (the “GLG Entities”) engaged in the above business under common control or management of the three managing directors of GLG, Noam Gottesman, Pierre Lagrange and Emmanuel Roman (the “Principals”) and Leslie J. Schreyer in his capacity as trustee of the Gottesman GLG Trust, G&S Trustees Limited, in its capacity as trustee of the Lagrange GLG Trust and Jeffrey A. Robins, in his capacity as trustee of the Roman GLG Trust (the “Trustees”), which are trusts established by each of the principals for the benefit of himself and his respective family. In particular, the GLG Entities combined in these financial statements are GLG Partners LP, GLG Partners Limited, GLG Holdings Limited, GLG Partners Asset Management Limited, GLG Partners Services LP, GLG Partners Services Limited, GLG Partners (Cayman) Limited, GLG Partners Corp, Laurel Heights LLP, Lavender Heights LLP, Mount Granite Limited, Mount Garnet Limited, GLG Holdings Inc., GLG Inc, Albacrest Corporation, Betapoint Corporation, Sage Summit LP, Sage Summit Ltd, Blue Hill Summit Ltd, Lavender Heights Capital LP and Green Hill Summit Ltd.

GLG consolidates GLG Holdings Inc. and GLG Inc. pursuant to the requirements of Financial Accounting Standards Board (“FASB”) Interpretation No. 46, Consolidation of Variable Interest Entities, since they are variable interest entities and GLG is the Primary Beneficiary. GLG Holdings Inc. is the holding company (and acts solely as a holding company) for GLG Inc., an independently owned dedicated research and administrative services provider based in New York with 29 personnel. GLG Inc. provides dedicated research and administrative services to GLG Partners LP with respect to GLG’s U.S.-focused investment strategies. The consolidated assets of GLG Holdings Inc. and GLG Inc. include total assets of $2,935, $6,189, and $8,432 as at December 31, 2004, 2005 and 2006, respectively, and $7,785 and $10,147 as at September 30, 2006 and 2007, respectively.

On January 1, 2002, the share capital of GLG Inc. was transferred from GLG Partners Services Ltd. to GLG Holdings, Inc., a holding company and a wholly-owned subsidiary of an unaffiiated Bermuda charitable foundation. Also, on this date GLG Inc. and GLG Partners LP entered into a new service agreement for the provision of research services by GLG Inc. The principal terms of the service agreement are such that GLG maintains significant continuing involvement with GLG Inc. and the ability to influence its financial and operating policies. Therefore, this transaction has not been recognized as a divestiture for accounting purposes only. GLG Holdings Inc. funded the acquisition of GLG Inc. with promissory notes now held by GLG Partners Services LP. GLG Inc. issued additional promissory notes now held by GLG Partners Services LP to fund its operations. The promissory notes issued by GLG Holdings Inc. are secured by the pledge of 100% of the issued and outstanding share capital of GLG Inc. in favor of GLG Partner Services LP pursuant to a pledge agreement.

Beginning in mid-2006, GLG entered into partnership with a number of its key personnel in recognition of their importance in creating and maintaining the long-term value of GLG. These individuals ceased to be employees and either became holders of direct or indirect limited partnership interests in GLG or formed two

GLG

Notes to the Combined Financial Statements — (Continued)

limited liability partnerships (“LLPs”) through which they provide services to GLG. Through these partnership interests and under the terms of service agreements between GLG and the LLPs, these individuals are entitled to a priority drawing and an additional share of the profits earned by certain GLG Entities. Such individuals are referred to as “Non-Controlling Interest Holders”.

In March and June 2007, Laurel Heights LLP and Lavender Heights LLP issued equity interests to two limited partnerships, Sage Summit LP and Lavender Heights Capital LP, respectively, in which certain key personnel of GLG became holders of indirect limited partnership interests in GLG. Pursuant to a Sharing Agreement among certain equity holders of the GLG Entities, Sage Summit LP and Lavender Heights Capital LP are entitled, through their equity interests in Laurel Heights LLP and Lavender Heights LLP to receive 15% collectively of the proceeds derived from an initial public offering relating to GLG or a third party sale of GLG.

These combined financial statements are presented in US Dollars ($) prepared under US generally accepted accounting principles (“US GAAP”) in connection with the proposed acquisition of GLG by Freedom Acquisition Holdings Inc. (“Freedom”) a US listed Special Purpose Acquisition Company as described in Note 12. This transaction contemplates that Freedom will be the ultimate parent company of the GLG Entities.

GLG operates in one business segment, the management of global funds and accounts. GLG uses a multi-strategy approach, offering over forty funds across equity, credit convertible and emerging markets products. GLG has determined that it does not own a substantive, controlling interest in any of the investment funds it manages and as a result no investment funds are required to be consolidated by GLG.

The condensed combined financial statements as of September 30, 2007 and for the nine months ended September 30, 2006 and 2007 are unaudited and, in the opinion of management, contain all adjustments (consisting only of adjustments of a normal recurring nature) necessary to present fairly the financial position, results of operations and cash flows of GLG. Operating results for the nine months ended September 30, 2007 are not necessarily indicative of the results that may be expected for the full year ending December 31, 2007.

2.	Summary of Significant Accounting Policies

Principles of Combination

These financial statements combine those entities in which the three Principals and the Trustees have control over significant operating, financial or investing decisions of the entity. GLG combines certain entities it controls through a majority voting interest or otherwise in which the managing partners are presumed to have control over them pursuant to FASB Emerging Issues Task Force (“EITF”) Issue No. 04-5, Determining Whether a General Partner, or the General Partners as a Group, Controls a Limited Partnership or Similar Entity When the Limited Partners Have Certain Rights (“EITF 04-5”). All intercompany transactions and balances among the GLG Entities have been eliminated.

Minority Interest relates to the equity of GLG Holdings Inc. and GLG Inc., entities in which GLG does not own any interests.

Members Equity is a combination of equity ownerships of Principals, Trustees and Non-Controlling Interest Holders of the GLG Entities.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the combined financial statements and the reported amounts of revenues, expenses and other income during the reporting periods. Actual results could differ materially from those estimates.

GLG

Notes to the Combined Financial Statements — (Continued)

Revenue Recognition

Management fees are calculated as a percentage of net assets under management in the funds managed by GLG based upon the contractual terms of investment advisory and related agreements and recognized as earned as the related services are performed. These fees are generally payable on a monthly basis, one month in arrears.

Performance fees are calculated as a percentage of investment gains (which includes both realized and unrealized gains) less management and administration fees, subject in certain cases to performance hurdles, over a measurement period, generally six months. GLG has elected to adopt the preferred method of recording performance fee income, Method 1 of EITF Topic D-96, Accounting for Management Fees Based on a Formula (“Method 1”). Under Method 1, GLG does not recognize performance fee revenues and related compensation until the end of the measurement period when the amounts are contractually payable, or crystallized.

The majority of the investment funds and accounts managed by GLG have contractual measurement periods that end on each of June 30 and December 31. As a result, the performance fee revenues for GLG’s first fiscal quarter and third fiscal quarter results do not reflect revenues from uncrystallized performance fees during these three-month periods and will be reflected instead at the end of the fiscal quarter in which such fees crystallize.

In certain cases, GLG may rebate a portion of its gross management and performance fees in order to compensate third-party institutional distributors for marketing GLG products and, in a limited number of cases, in order to incentivize clients to invest in funds managed by GLG. Such arrangements are generally priced at a portion of GLG’s management and performance fees paid by the fund. GLG accounts for rebates in accordance with EITF No. 99-19 Reporting Revenue Gross as a Principal versus Net as an Agent (“EITF 99-19”), and has recorded its revenues net of rebates. In addition most funds managed by GLG have share classes with distribution fees that are paid to third party institutional distributors.

Administration fees are calculated in a similar basis as management fees and are recognized as revenue as the related services are performed. From its gross administration fees, GLG pays sub-administration fees to third-party administrators and custodians. In accordance with EITF 99-19 the administration fees are recognized net of sub-administration fees.

Rebates and sub-administration fees on the balance sheet represent amounts payable under the rebate and sub-administration fee arrangements described above.

Prior to 2005, GLG levied transaction charges on certain of the funds it managed, with respect to certain investment types, on a per-trade basis. Beginning in 2005, GLG ceased levying transaction charges and increased administration fee rates for these funds, which now include a portion retained by GLG. This transition was effected on a fund-by-fund basis, with GLG ceasing to levy transaction charges on all funds by the end of 2005, and administration fees being introduced to the majority of the funds managed by GLG in 2006.

Where a single-manager alternative strategy fund or internal FoHF managed by GLG invests in an underlying single-manager alternative strategy fund managed by GLG, the “investing fund” is the top-level GLG Fund into which a client invests and the “investee fund” is the underlying GLG Fund into which the investing fund allocates funds for investment. When one of the single-manager alternative strategy funds or internal FoHFs managed by GLG invests in an underlying single-manager alternative strategy fund managed by GLG:

•	management fees are charged at the investee fund level. In addition, management fees are charged on the following GLG Funds at the investing fund level: (1) GLG Multi Strategy Fund; and (2) Prime GLG Diversified Fund;

GLG

Notes to the Combined Financial Statements — (Continued)

•	performance fees are charged at the investee fund level. In addition, performance fees are charged on the following GLG Funds at the investing fund level: (1) Prime GLG Diversified Fund; and (2) GLG Global Aggressive Fund to the extent that the performance fee at the investing fund level exceeds the performance fee at the investee fund level; and

•	administration fees are charged at both the investing and investee fund levels.

Employee compensation and benefits

The components of employee compensation and benefits are:

•	Base compensation — fixed contractual base payments made to personnel. This compensation is paid to employees in the form of base salary. Base compensation is generally paid monthly and the expense is recognized as the amounts are paid.

•	Variable compensation — payments that arise from the contractual entitlements of personnel to a fixed percentage of certain variable fee revenues attributable to such personnel with respect to GLG Funds and managed accounts. These amounts are paid to employees in the form of variable salary. Variable compensation expense is recognized at the same time as the underlying fee revenue is crystallized, which may be monthly or semi-annually (on June 30 and December 31), depending on the fee revenue source.

•	Discretionary compensation — payments that are determined by GLG’s management in its sole discretion and are generally linked to performance of GLG and to performance of the individual during the year. In determining such payments, GLG’s management considers, among other factors, the ratio of total discretionary compensation to total revenues; however, this ratio may vary between periods and, in particular, significant discretionary bonuses may still be paid in a period of low performance for personnel retention and incentivization purposes. This discretionary compensation is paid to employees in the form of a discretionary cash bonus. Discretionary compensation is generally declared and paid following the end of each calendar year. However, the notional discretionary compensation charge accrual is adjusted monthly based on the year-to-date profitability and revenues recognized on a year-to-date basis. As the majority of funds crystallize their performance fees at June 30 and December 31, the majority of discretionary compensation expense is generally crystallized at year end and typically paid in January following year end.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, demand deposits and highly liquid investments including money market accounts with original maturities of three months or less. Due to the short term nature of these deposits and investments, their carrying values approximate their fair values.

Investments

Investments represent GLG’s initial capital contribution made to certain GLG Funds. The investments are recorded at cost, which approximates to their fair value. GLG does not have significant influence over these investments.

GLG

Notes to the Combined Financial Statements — (Continued)

Property and Equipment

Property and Equipment consists of furniture, fixtures, equipment, computer hardware and software, and leasehold improvements and are recorded at cost less accumulated depreciation and amortization. Depreciation is recognized on a straight-line basis over the estimated useful lives:

Useful Lives

Furniture	5 years
Equipment	5 years
Leasehold Improvements	10 years or remaining lease term, whichever is shorter

Fair Value of Financial Instruments

Financial instruments consist of cash, cash equivalents, investments, fees receivable, rebates and sub-administration fees payable, accrued compensation and benefits, income taxes payable, distributions payable, accounts payable and other accruals, other liabilities and loan payable. The carrying amounts of these financial instruments approximates their fair values due either to their short-term nature or, in the case of loan payable, to the variable interest rate that approximates prevailing market rates.

Foreign Currency Transactions and Translations

Transactions denominated in currencies other than the functional currency of the related entity are recorded by remeasuring them in the functional currency of the related entity using the foreign exchange rate on the date of the transaction. At the dates of the combined balance sheets, monetary assets and liabilities, such as receivables and payables, are reported using the period-end spot foreign exchange rates. Foreign exchange rate differences are recorded in the combined statement of operations.

For the purpose of consolidation, the assets and liabilities of the GLG Entities with functional currencies other than US Dollars are translated into US Dollar equivalents using period-end spot foreign exchange rates, whereas revenues and expenses are translated using the weighted-average foreign exchange rate for the period. Translation adjustments arising from consolidation are included in Accumulated other comprehensive income (“AOCI”) within Total Members Equity.

Comprehensive Income

Comprehensive Income consists of Net Income and Other Comprehensive Income. GLG’s Other Comprehensive Income is comprised of foreign currency cumulative translation adjustments. This relates to GLG Entities whose functional currencies are not in US Dollars. There was no income tax expense related to items of other comprehensive income.

Interest Income, net

Interest income and expense are recognized on the accruals basis.

Income Taxes

Certain of the GLG Entities combined in these financial statements are subject to UK, Irish and US income taxes. GLG accounts for these taxes using the asset and liability method in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 109 (“SFAS 109”), Accounting for Income Taxes under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. A valuation allowance is established when management believes it is more likely than not that some or all of the deferred tax asset will not be realized.

GLG

Notes to the Combined Financial Statements — (Continued)

Distributions

Distributions by GLG to Principals and Trustees are recognized when declared. Distributions to Non-Controlling Interest Holders consist of a priority drawing, which is recognized in the period in which it is payable and an additional profit share, which is recognized in the period in which it is declared.

Recent Accounting Pronouncements

In December 2004, the Financial Accounting Standards Board (the “FASB”) issued SFAS No. 123(R), Share-Based Payment (“SFAS 123(R)”), which requires all equity-based payments to employees to be recognized using a fair value based method. On January 1, 2006, GLG adopted SFAS 123(R) using the modified prospective method. The adoption of SFAS 123(R) did not have a material impact on GLG’s historical combined financial statements as GLG had not issued any equity-based awards prior to December 31, 2006.

In September 2006, the FASB issued SFAS No. 157, Fair Value Measurements (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. SFAS 157 applies to reporting periods beginning after November 15, 2007. The adoption of SFAS 157 is not expected to have a material impact on GLG’s financial statements.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities (“SFAS 159”). SFAS 159 permits entities to choose to measure many financial instruments and certain other items at fair value, with changes in fair value recognized in earnings. SFAS 159 applies to reporting periods beginning after November 15, 2007. GLG is currently evaluating the potential effect on its financial condition, liquidity and results of operations upon adoption of SFAS 159.

In June 2006, the FASB issued Interpretation No. 48, Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 requires companies to recognize the tax benefits of uncertain tax positions only where the position is “more likely than not” to be sustained assuming examination by tax authorities. The tax benefit recognized is the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of FIN 48 did not have a material impact on GLG’s combined financial statements.

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments (“SFAS 155”), which amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities (“SFAS 133”) and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities (“SFAS 140”). SFAS 155 provides, among other things, that (1) for embedded derivatives which would otherwise be required to be bifurcated from their host contracts and accounted for at fair value in accordance with SFAS 133, an entity may make an irrevocable election, on an instrument-by-instrument basis, to measure the hybrid financial instrument at fair value in its entirety, with changes in fair value recognized in earnings and (2) concentrations of credit risk in the form of subordination are not considered embedded derivatives. SFAS 155 is effective for all financial instruments acquired, issued or subject to re-measurement after the beginning of an entity’s first fiscal year that begins after September 15, 2006. Upon adoption, differences between the total carrying amount of the individual components of an existing bifurcated hybrid financial instrument and the fair value of the combined hybrid financial instrument should be recognized as a cumulative effect adjustment to beginning retained earnings. Prior periods are not restated. The adoption of SFAS 155 is not expected to have a material impact on GLG’s financial statements.

On September 13, 2006 the staff of the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 108 (“SAB 108”), which provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a current year

GLG

Notes to the Combined Financial Statements — (Continued)

misstatement. SAB 108 is effective for fiscal years ending after November 15, 2006. The adoption of SAB 108 did not have a material impact on GLG’s combined financial statements.

3.	Investments

GLG owns subscriber shares in each of the following funds it manages, namely GLG Investments Plc, GLG Investments III Plc and GLG Investments IV Plc. GLG also owns at nil par value subscriber shares in GLG Global Convertible Fund Plc, GLG Investments V Plc, GLG Global Opportunity Fund Plc and Prime GLG Diversified Fund Plc. GLG also owns management shares in GLG MMI Enhanced II Fund. These investments have been translated using the period-end exchange rate and are recorded at cost which approximates to their fair value.

4.	Property and Equipment, net

Property and equipment, net consist of the following:

	September 30	December 31,
	2007	2006	2005
	(Unaudited)

Furniture and Fixtures, net	$1,188	$1,732	$949
Computer and Equipment, net	3,395	2,455	621
Leasehold Improvements, net	2,328	1,096	916
Other Assets, net	2,055	838	804

	$8,966	$6,121	$3,290

Accumulated depreciation and amortization totaled $8,243 and $10,117 as of December 31, 2005 and 2006, respectively, and $11,669 as of September 30, 2007. Depreciation and amortization expenses totaled $2,347, $1,685 and $1,874 for the years ended December 31, 2004, 2005 and 2006, respectively and $1,171 and $1,552 for the nine months ended September 30, 2006 and 2007, respectively.

5.	Loan Payable

GLG Holdings Limited entered into a credit facility in the principal amount of $13,000 on October 29, 2002 with the Bank of New York. Interest on the loan is payable quarterly at the annual rate of LIBOR plus 75 basis points. The loan is repayable in four equal quarterly installments of $3,250. The first installment was originally due on January 29, 2007; however the facility was extended on February 28, 2007 for another five years under the same terms and conditions and the repayment will commence effective January 29, 2012.

The loan is secured by a pledge of substantially all of the assets of GLG Holdings Limited and there are fixed charges on the future revenue streams of certain GLG Entities.

GLG

Notes to the Combined Financial Statements — (Continued)

	Nine Months Ended	Years Ended
	September 30,	December 31,
	2007	2006	2005
(Unaudited)

Average interest rates for the period	6.10%	5.89%	4.11%
Scheduled principal payments for long-term borrowings at December 31, 2006 are as follows:
2007			$—
2008			—
2009			—
2010			—
2011			—
Thereafter			13,000

$13,000

6.	Commitments and Contingencies

GLG is involved in three regulatory investigations, all of which are substantially completed. In addition, GLG, in the ordinary course, responds to a variety of regulatory inquiries.

On November 23, 2006 and June 21, 2007, the Autorité des Marchés Financiers (“AMF”) imposed fines of €1.2 million ($1,600) and €1.5 million ($2,000) against GLG in connection with GLG’s trading in the shares of Alcatel S.A. (“Alcatel”) prior to a December 12, 2002 issuance of Alcatel convertible securities and in Vivendi Universal S.A. (“Vivendi”) prior to a November 14, 2002 issuance of Vivendi convertible securities. GLG has appealed these decisions.

On May 29, 2007, GLG agreed to pay a civil penalty of $500 and disgorgement and interest of approximately $2,704 to settle enforcement and civil actions brought by the SEC for illegal short selling. GLG did not admit or deny the findings, but consented to the SEC order finding that GLG violated Rule 105 of Regulation M under the Exchange Act in connection with 14 public offerings and a final judgment in the civil action in the United States District Court for the District of Columbia.

In March 2006, an employee resigned from GLG. In July 2006, the individual filed a claim for unfair dismissal against GLG. In May 2007, the dispute was concluded with the individual by way of a settlement agreement. The overall terms of the settlement were that the individual would withdraw his tribunal proceedings and that GLG would pay the individual $15,000 in respect of accrued employment obligations and separately a further $1,500 per quarter for the next five quarters for providing certain services to GLG. In these combined financial statements we have accrued the $15,000 paid in May 2007 and will be recognizing the separate consulting fees as the services are rendered.

GLG has provided for the amounts set forth above as Other liabilities within Current Liabilities.

Indemnifications

In the normal course of business, GLG and its subsidiaries enter into operating contracts that contain a variety of representations and warranties and that provide general indemnifications. GLG’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against GLG that have not yet occurred. However, based on experience, GLG expects the risk of material loss to be remote.

GLG

Notes to the Combined Financial Statements — (Continued)

Operating Leases

GLG has annual commitments under non-cancellable operating leases for office space located in London, UK, George Town, Cayman Islands, and New York, US which expire on various dates through 2018. The minimum future rental expense under these leases is as follows:

Year Ended December 31,

2007	$4,287
2008	4,287
2009	4,339
2010	4,339
2011	4,339
Thereafter	27,877

$40,468

Rent expenses are recognized on a straight-line basis during the years ended December 31, 2006, 2005 and 2004 were $7,485, $6,239 and $5,096 respectively.

7.	Net Revenues

Net management fees, net performance fees, net administration fees are derived as follows:

	Nine Months Ended September 30,		Year Ended December 31,
	2007	2007	2006	2005	2004
	(Unaudited)	(Unaudited)

Gross management fees	234,903	157,944	224,548	162,756	152,126
Management fee rebates	(36,011)	(27,963)	(38,275)	(24,798)	(13,138)

Net management fees	198,892	129,981	186,273	137,958	138,988

Gross performance fees	353,191	181,279	402,512	285,338	181,929
Performance fee rebates	(9,356)	(4,232)	(7,772)	(5,933)	(3,905)

Net performance fees	343,835	177,047	394,740	279,405	178,024

Gross administration fees	51,342	29,731	42,532	4,872	3,894
Sub-administration fees	(8,356)	(4,681)	(7,718)	(4,561)	(3,894)

Net administration fees	42,986	25,050	34,814	311	0

GLG does not collect data on the geographical location of investors and, therefore, it is impracticable to provide a geographical analysis of revenues.

GLG

Notes to the Combined Financial Statements — (Continued)

8.	Income Taxes

GLG Entities are subject to income tax of the countries (UK, Ireland and US) in which they conduct business. Since 2004, the income taxes charged geographically are as follows:

	Nine Months Ended
	September 30,		Year Ended December 31,
	2007	2006	2006	2005	2004
	(Unaudited)	(Unaudited)

UK Income Taxes	$32,130	$14,361	$28,767	$24,551	$47,952
Irish Income Taxes	365	173	313	203	149
US Income Taxes	525	269	145	591	271

Total Income Taxes	$33,020	$14,803	$29,225	$25,345	$48,372

The following table is a reconciliation of income taxes computed at the standard UK corporation tax rate to the income tax charge:

	Nine Months Ended
	September 30,		Year Ended December 31,
	2007	2006	2006	2005	2004
	(Unaudited)	(Unaudited)

Profit before tax	$408,122	$175,649	$388,733	$196,247	$276,440

Tax charge at UK corporation tax rate (30)%	122,437	52,695	116,620	58,874	82,932
Factors affecting charge:
Overseas tax rate differences	(28,913)	(15,438)	(27,557)	(35,185)	(36,118)
Disallowed and non-taxable items	1,746	505	841	1,656	1,558
Pass through to Non-Controlling
Interest Holders	(62,250)	(22,959)	(60,679)	—	—

Tax on profit on ordinary activities	$33,020	$14,803	$29,225	$25,345	$48,372

Effective Income Tax Rate	8.09%	8.43%	7.52%	12.91%	17.49%

The effective income tax rate differs based on the location of the GLG Entities and the local tax regulations applying in those countries. This has resulted in an overseas tax rate difference. Non-Controlling Interest Holders are individually responsible for reporting and paying taxes on distributions received by them from GLG and as such these distributions are not subject to tax at the GLG level.

The UK tax returns for certain GLG Entities for the year ended December 31, 2005, based upon which GLG paid taxes of $24,551 are still subject to examination by the UK tax authorities. The tax returns for the year ended December 31, 2006, based upon which GLG expects to pay taxes of $28,767 have not been filed yet with the UK tax authorities.

9.	Employee Benefit Plans

GLG provides a defined contribution plan for eligible employees in the UK. All UK employees are eligible to contribute to the plan after three months of qualifying service. GLG contributes a percentage of the employee’s annual salary, subject to UK statutory restrictions, on a monthly basis. For the years ended December 31, 2006, 2005 and 2004, GLG incurred expenses of $1,049, $1,198 and $994 respectively in

GLG

Notes to the Combined Financial Statements — (Continued)

connection with this plan. For the nine months ended September 30, 2007, GLG incurred expenses of $684 in connection with this plan.

10.	Regulated Entities

Certain GLG Entities are registered with, and subject to the capital requirements of, the UK Financial Services Authority, Cayman Islands Monetary Authority and Irish Financial Services Regulatory Authority. These entities have continuously operated in excess of their regulated capital requirements.

These regulatory capital requirements may restrict GLG’s ability to withdraw capital from its entities. At September 30, 2007 approximately $28,500 of net assets of consolidated entities may be restricted as to the payment of distributions and advances.

11.	Related Parties

A subsidiary of Lehman Brothers Holdings Inc. owns approximately 15.3% of GLG’s equity.

The non-voting stock of a number of GLG entities combined in these financial statements are pledged to Lehman Brothers Bankhaus AG as security on loans to current and prior GLG principals. The loans require that all dividends paid on the non-voting shares be applied to the repayment of the loans.

Lehman Brothers Holdings Inc. and its affiliates (collectively, “Lehman Brothers”) acts as a broker, prime broker, derivatives counterparty and stock lending agent to certain of the GLG Funds and managed accounts on an arm’s-length basis.

Lehman Brothers distributes GLG Funds through its private client sales force, and GLG rebates to Lehman Brothers, on an arm’s-length basis, certain of the fees that it receives from the GLG Funds in relation to these investments. The annual charge to GLG was approximately $3,842, $2,347 and $1,945 in 2006, 2005 and 2004, respectively, and $3,698 and $2,260 for the nine months ended September 30, 2007 and 2006, respectively.

Lehman Brothers also provides payroll services to GLG and has agreed to provide GLG with disaster recovery support, such as office space. The annual charge to GLG was approximately $76, $81 and $63 in 2006, 2005 and 2004, respectively, and $52 and $74 for each of the nine months ended September 30, 2007 and 2006, respectively

Leslie J. Schreyer, who in his capacity as Trustee of the Gottesman GLG Trust is a member of the group of individuals that exercise common control over the GLG Entities, serves as legal counsel and adviser to GLG Partners Services LP on a part-time basis under a consulting agreement. The consulting agreement provides for an annual base fee of $1,500, of which $500 is paid in monthly installments and the balance is paid when bonuses are payable. Mr. Schreyer is also eligible to receive a bonus and other benefits, such as health insurance. Mr. Schreyer received total compensation of $3,200, $2,900 and $5,300 for 2006, 2005, and 2004, respectively, and $400 for each of the nine months ended September 30, 2007 and 2006.

Jonathan Green, a shareholder in certain GLG Entities and a former Principal, was paid a consulting fee of $1,000 for each of 2006, 2005, and 2004.

12.	Subsequent Events

On June 13, 2007, GLG entered into in an agreement to purchase all of the shares of GLG Holdings Inc. for $2,500. The operations, assets and liabilities of GLG Holdings Inc. and its subsidiary GLG Inc. are combined in these financial statements, but the earnings and equity are reflected as minority interests as of December 31, 2005 and 2006 and September 30, 2007. The acquisition is subject to a number of conditions including GLG Inc. and/or GLG Partners LP registering with the SEC as an Investment Adviser under the

GLG

Notes to the Combined Financial Statements — (Continued)

U.S. Investment Advisers Act of 1940 to the extent required by applicable law, and all applicable regulatory approvals being obtained.

In June 2007 GLG’s shareholders entered into a Purchase Agreement with Freedom and its subsidiaries under which Freedom agreed to purchase 100% of the ownership interests in GLG for cash and shares of Freedom and Freedom subsidiaries (the “Acquisition”). The Acquisition closed on November 2, 2007.

The Acquisition will be considered to be a reverse acquisition and recapitalization for accounting purposes. Under this method of accounting, GLG will be treated as the acquiring company and the Acquisition will be treated as the equivalent of GLG issuing stock for the net monetary assets of Freedom accompanied by a recapitalization of GLG. The net monetary assets of Freedom, primarily cash, will be stated at their fair value, which will be equivalent to the carrying value, and accordingly no goodwill or other intangible assets will be recorded. A final determination of the estimated fair values will be based on the actual net monetary assets acquired as of the date of completion of the Acquisition.

In October 2007, the Principals and the Trustees agreed with Mr. Jabre and the Jabre GLG Trustee to resolve, at no cost to GLG, ongoing disagreements with respect to profit allocations in prior years and the transfer of Mr. Jabre’ s and the Jabre GLG Trustee’s shares in GLG through a distribution of profits to the Jabre GLG Trustee which would otherwise have been made to the Trustees prior to the closing of the Acquisition and an adjustment in the purchase price for Mr. Jabre’ s and the Jabre GLG Trustee’s shares in GLG. In addition, Mr. Jabre and the Jabre GLG Trustee, on the one hand, and GLG and others, on the other hand, have agreed to mutual general releases.

On October 30, 2007, Freedom entered into a credit agreement providing FA Sub 3 Limited, a wholly owned subsidiary of Freedom, with: (i) a 5-year non-amortizing revolving credit facility in a principal amount of up to $40.0 million; and (ii) a 5-year amortizing term loan facility in a principal amount of up to $530.0 million. Proceeds of the loans were used to finance the purchase price for Freedom’s acquisition of GLG, to pay transaction costs and to repay existing GLG indebtedness and for working capital and other general corporate purposes.

On November 2, 2007, the credit facility provided by Bank of New York was repaid in full and the loan terminated.

On November 2, 2007, the board of directors of GLG Partners, Inc. (formerly named Freedom Acquisition Holdings, Inc.) approved a warrant and stock repurchase plan authorizing to repurchase up to a total $100.0 million of warrants and common stock over the following six months.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of
Freedom Acquisition Holdings, Inc.

We have audited the accompanying balance sheet of Freedom Acquisition Holdings, Inc. (a corporation in the development stage) (the “Company”) as of December 31, 2006 and the related statements of operations, stockholders’ equity and cash flows for the period from June 8, 2006 (date of inception) to December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Freedom Acquisition Holdings, Inc. (a corporation in the development stage) as of December 31, 2006, and the results of its operations and its cash flows for the period from June 8, 2006 (date of inception) to December 31, 2006, in conformity with accounting principles generally accepted in the United States of America.

/s/ Rothstein, Kass & Company, P.C.
Roseland, New Jersey
February 27, 2007

Freedom Acquisition Holdings, Inc.
(a corporation in the development stage)

BALANCE SHEET

December 31,
2006

Assets
Current asset, Cash	$599,369
Other asset, Cash held in trust account	466,707,382

$467,306,751

Liabilities and Stockholders’ Equity
Current liabilities
Accrued expenses	$250
Accrued offering costs	250,483
Income taxes payable	127,355
Franchise tax payable	93,575
Notes payable, founding stockholders	250,000

Total current liabilities	721,663

Long-term liabilities, deferred underwriters’ fee	16,320,000

Common stock, subject to possible redemption, 9,595,200 shares at redemption value	93,247,353

Stockholders’ equity
Preferred stock, $.0001 par value; 1,000,000 shares authorized; none issued Common stock, $.0001 par value, 200,000,000 shares authorized; 60,000,003 shares issued and outstanding (including 9,595,200 shares subject to possible redemption)	6,000
Additional paid-in capital	356,842,491
Income accumulated during the development stage	169,244

Total stockholders’ equity	357,017,735

$467,306,751

Freedom Acquisition Holdings, Inc.
(a corporation in the development stage)

STATEMENT OF OPERATIONS

For the period from June 8, 2006 (date of inception) to December 31, 2006

Interest income	$390,574
Formation and operating costs	93,975

Income before provision for income taxes	296,599
Provision for income taxes	127,355

Net income	$169,244

Approximate weighted average number of common shares outstanding, basic and diluted	13,012,000

Net income per common share, basic and diluted	$.01

Freedom Acquisition Holdings, Inc.
(a corporation in the development stage)

STATEMENT OF STOCKHOLDERS’ EQUITY

For the period from June 8, 2006 (date of inception) to December 31, 2006

				Income
				Accumulated
	Common		Additional	During the	Total
	Stock		Paid-in	Development	Stockholders’
	Shares	Amount	Capital	Stage	Equity

Common shares and warrants issued to founders	12,000,003	$1,200	$23,800	$—	$25,000
Issue of warrants in private placement	—	—	4,500,000	—	4,500,000
Sale of 48,000,000 units on December 28, 2006 at a price of $10 per unit, net of underwriter’s discount and offering costs (including 9,595,200 shares subject to possible redemption)	48,000,000	4,800	445,566,044	—	445,570,844
Proceeds subject to possible redemption, 9,595,200 shares	—	—	(93,247,353)	—	(93,247,353)
Net income	—	—	—	169,244	169,244

Balances at December 31, 2006	60,000,003	$6,000	$356,842,491	$169,244	$357,017,735

Freedom Acquisition Holdings, Inc.
(a corporation in the development stage)

STATEMENT OF CASH FLOWS

For the period from June 8, 2006 (date of inception) to December 31, 2006

Cash flows from operating activities
Net income	$169,244
Adjustment to reconcile net income to net cash provided by operating activities:
Changes in operating assets and liabilities:
Accrued expenses	250
Income taxes payable	127,355
Franchise tax payable	93,575

Net cash provided by operating activities	390,424

Net cash used in investing activities
Cash held in trust account	(466,707,382)

Cash flows from financing activities
Proceeds from notes payable, stockholders	250,000
Proceeds from issuance of founders’ units	25,000
Gross proceeds of public offering	480,000,000
Proceeds from issuance of sponsors’ warrants in private placement	4,500,000
Payments for underwriter’s discount and offering costs	(17,858,673)

Net cash provided by financing activities	466,916,327

Net increase in cash	599,369
Cash, beginning of period	—

Cash, end of period	$599,369

Supplemental schedule of non-cash financing activities:
Accrual of offering costs	$250,483

Deferred underwriters’ fees	$16,320,000

Freedom Acquisition Holdings, Inc.
(a corporation in the development stage)

Notes to Financial Statements

NOTE A — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Freedom Acquisition Holdings, Inc. (a corporation in the development stage) (the “Company”) was incorporated in Delaware on June 8, 2006. The Company was formed to acquire an operating business through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination. The Company has neither engaged in any operations nor generated revenue to date. The Company is considered to be in the development stage as defined in Statement of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reporting By Development Stage Enterprises,” and is subject to the risks associated with activities of development stage companies. The Company has selected December 31st as its fiscal year end.

The registration statement for the Company’s initial public offering (“Offering”) was declared effective on December 21, 2006. The Company consummated the Offering on December 28, 2006 and the underwriters for the Offering (the “Underwriters”) exercised a portion of their over-allotment option on January 19, 2007 (Note B). The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering and the over-allotment option exercise, although substantially all of the net proceeds of the Offering and the over-allotment option exercise are intended to be applied toward consummating a business combination with (or acquisition of) an operating business (“Business Combination”). There is no assurance that the Company will be able to successfully affect a Business Combination. Upon the consummation of the Offering, approximately 96% of the gross proceeds, after payment of certain amounts to the Underwriters, was placed in a trust account (“Trust Account”) and invested in either short-term securities issued or guaranteed by the United States having a rating in the highest investment category granted thereby by a recognized credit rating agency at the time of acquisition or short-term tax exempt municipal bonds issued by governmental entities located within the United States and otherwise meeting the condition under Rule 2a-7 promulgated under the Investment Company Act of 1940. The proceeds will be held in the Trust Account until the earlier of (i) the consummation of the Company’s initial Business Combination or (ii) the Company’s dissolution and liquidation of the Trust Account as described below. The remaining proceeds may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company, after signing a definitive agreement for the acquisition of a target business, will submit such transaction for stockholder approval. In the event that 20% or more of the Company’s outstanding common stock, par value $0.0001 per share (the “Common Stock”) (excluding, for this purpose, those shares of Common Stock issued prior to the Offering) vote against the Business Combination and exercise their redemption rights described below, the Business Combination will not be consummated.

Stockholders other than the Founders (as defined below) (“Public Stockholders”) voting against a Business Combination will be entitled to redeem their Common Stock for a cash amount equal to a pro rata share of the Trust Account (including the additional 3.4% fee of the gross proceeds payable to the Underwriters upon the Company’s consummation of a Business Combination), including any interest earned (net of taxes payable and the amount distributed to the Company to fund its working capital requirements) on their pro rata share, if the business combination is approved and consummated. However, voting against the Business Combination alone will not result in an election to exercise a stockholder’s redemption rights. A stockholder must also affirmatively exercise such redemption rights at or prior to the time the Business Combination is voted upon by the stockholders. Each of the Company’s stockholders prior to the Offering (collectively, the “Founders”), including all of the directors of the Company, have agreed to vote its respective shares of Common Stock in accordance with the majority of the shares of Common Stock voted by the Public Stockholders. Accordingly, Public Stockholders holding 19.99% of the aggregate number of shares owned by all Public Stockholders may seek redemption of their shares in the event of a Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Account computed without regard to the shares held by the Founders. Accordingly, a portion of the net proceeds from the Offering

Freedom Acquisition Holdings, Inc.
(a corporation in the development stage)

Notes to Financial Statements (continued)

(19.99% of the amount held in the Trust Account) has been classified as Common Stock subject to possible redemption in the accompanying December 31, 2006 balance sheet.

In the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Offering, or 24 months from the consummation of the Offering if certain extension criteria have been satisfied, the proceeds held in the Trust Account will be distributed to the Company’s stockholders, excluding the Founders, to the extent of their stock holdings. In the event of such distribution, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Offering (assuming no value is attributed to the Warrants contained in the Units offered in the Offering discussed in Note B).

NOTE B — INITIAL PUBLIC OFFERING AND OVER-ALLOTMENT OPTION EXERCISE

On December 28, 2006, the Company sold 48,000,000 units (“Units”) at a price of $10.00 per Unit in the Offering. Each Unit consists of one share of the Company’s Common Stock and one warrant (“Warrant”). Each Warrant entitles the holder to purchase one share of the Company’s Common Stock at a price of $7.50 commencing on the later of the Company’s consummation of a Business Combination or December 21, 2007, provided in each case that there is an effective registration statement covering the shares of Common Stock underlying the Warrants in effect. The Warrants will be redeemable at a price of $0.01 per Warrant upon 30 days prior notice after the Warrants become exercisable, only in the event that the last sale price of the Common Stock is at least $14.25 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given. If the Company is unable to deliver registered shares of Common Stock to the holder upon exercise of the Warrants during the exercise period, there will be no cash settlement of the Warrants and the Warrants will expire worthless.

On January 24, 2007, the Underwriters purchased an additional 4,800,000 Units pursuant to their over-allotment option. The net proceeds of $46,272,000 (including $1,632,000 of deferred underwriters’ fees) from the exercise by the Underwriters of their over-allotment option were deposited into the Trust Account.

NOTE C — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Development Stage Company:

The Company complies with the reporting requirements of SFAS No. 7, “Accounting and Reporting by Development Stage Enterprises.”

Net income per common share:

Income per common share is based on the weighted average number of common shares outstanding. The Company complies with SFAS No. 128, “Earnings Per Share,” which requires dual presentation of basic and diluted earnings per share on the face of the statement of operations. Basic income per share excludes dilution and is computed by dividing income available to holders of Common Stock by the weighted-average common shares outstanding for the period. Diluted income per share reflects the potential dilution that could occur if Warrants or Sponsors Warrants (as defined below) were to be exercised or otherwise resulted in the issuance of Common Stock that then shared in the earnings of the entity.

Freedom Acquisition Holdings, Inc.
(a corporation in the development stage)

Notes to Financial Statements (continued)

Period
June 8, 2006
(inception)
to
December 1, 2006

Basic:
Net income allocable to common shares	$169,244
Weighted average common shares outstanding	12,927,539
Net income per common share	$0.01

Diluted:
Net income allocable to common shares on a diluted basis	$169,244
Weighted average common shares outstanding	12,927,539
Additional shares considered in dilution computation:
Warrants issued in Offering	154,589
Sponsors Warrants	14,493

Weighted average common and common equivalent shares outstanding	13,096,621
Net income per common and common equivalent shares	$0.01

Concentration of credit risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, exceeds the Federal depository insurance coverage of $100,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Fair value of financial instruments:

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under SFAS No. 107, “Disclosure About Fair Value of Financial Instruments,” approximates the carrying amounts presented in the accompanying balance sheet.

Use of estimates:

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income tax:

The Company complies with SFAS 109, “Accounting for Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Freedom Acquisition Holdings, Inc.
(a corporation in the development stage)

Notes to Financial Statements (continued)

Recently Issued Accounting Pronouncements:

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

NOTE D — RELATED PARTY TRANSACTIONS

Each of Berggruen Holdings North America, Ltd. (“Berggruen Holdings”), Marlin Equities II, LLC (“Marlin Equities”) and three independent directors have purchased an aggregate of 12,000,003 of the Company’s Founders’ Units (adjusted to reflect the effects of the Common Stock and Unit reverse split and dividends) for an aggregate price of $25,000 in a private placement. The Founders’ Units are identical to those sold in the Offering, except that each of the Founders has agreed to vote its Common Stock (the “Founders’ Common Stock”) in the same manner as a majority of the Public Stockholders who vote at the special or annual meeting called for the purpose of approving the Company’s initial business combination. As a result, the Founders will not be able to exercise redemption rights with respect to the Founders’ Common Stock if the Company’s initial business combination is approved by a majority of the Company’s Public Stockholders. The Founders’ Common Stock included therein will not participate with the Common Stock included in the Units sold in the Offering in any liquidating distribution. The founders’ warrants included therein will become exercisable after the Company’s consummation of a business combination, if and when the last sales price of the Company’s Common Stock exceeds $14.25 per share for any 20 trading days within a 30 trading day period beginning 90 days after such business combination and will be non-redeemable so long as they are held by our founders or their permitted transferees. Each of the founders has agreed, subject to certain exceptions, not to transfer, assign or sell any of its founders’ units until one year after the Company’s consummation of a Business Combination.

The Company issued two $125,000 unsecured promissory notes, one each, to Berggruen Holdings and Marlin Equities. These advances were non-interest bearing and due within 60 days following the consummation of the Offering. Both notes were repaid on January 23, 2007 out of the proceeds of the Offering not placed in the Trust Account and from interest the Company received on the balance of the Trust Account.

The Company presently occupies office space provided by Berggruen Holdings, Inc., an affiliate of the Company’s president, chief executive officer and director, Nicolas Berggruen. The Company agreed to pay Berggruen Holdings, Inc. a total of $10,000 per month for office space, administrative services and secretarial support until the earlier of its consummation of a Business Combination or its liquidation.

On December 28, 2006, Berggruen Holdings and Marlin Equities (collectively, the “Sponsors”), purchased in equal amounts an aggregate of 4,500,000 Warrants (the “Sponsors Warrants”) at a price of $1.00 per Warrant ($4,500,000 in the aggregate) in a private placement that occurred immediately prior to the Offering. The Sponsors’ Warrants are identical to the Warrants issued with the Units sold in the Offering except that the Sponsors’ Warrants will be non-redeemable so long as they are held by the Sponsors or their permitted transferees. Each of the Sponsors has agreed, subject to certain exceptions, not to transfer, assign or sell any of its Sponsors’ Warrants until one year after the Company consummates a Business Combination.

In addition, Berggruen Holdings and Marlin Equities, collectively have agreed to purchase 5,000,000 Units at a price of $10 per Unit (an aggregate price of $50,000,000) from the Company in a private placement that will occur immediately prior to the Company’s consummation of a Business Combination. These Units will be identical to the Units sold in the Offering. Each of Berggruen Holdings and Marlin Equities has also agreed that these Units will not be sold, transferred, or assigned until at least one year after the completion of the Business Combination.

Freedom Acquisition Holdings, Inc.
(a corporation in the development stage)

Notes to Financial Statements (continued)

NOTE E — INCOME TAXES

The Company’s provision for income taxes reflects the application of federal, state and city statutory rates to the Company’s income before taxes. The Company’s effective tax rate was 43% for the period from June 8, 2006 (date of inception) to December 31, 2006.

Components of the provision for income taxes are as follows:

Current
Federal	$80,817
State	20,282
City	26,256

Total current	$127,355

The effective income tax differs from the statutory rate of 34% principally due to the effect of state and city income taxes.

NOTE F — COMMITMENT

The Company paid an underwriting discount of 3.6% of the public Unit offering price to the Underwriters at the closing of the Offering, with an additional 3.4% fee of the gross Offering proceeds payable upon the Company’s consummation of a Business Combination.

NOTE G — PREFERRED STOCK

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors.

NOTE H — COMMON STOCK

On November 29, 2006, the Company effected a four-fifths (4/5) reverse Common Stock split. On December 14, 2006, the Company effected a (i) one-for-three Common Stock dividend for each issued and outstanding share of the Company’s Common Stock and (ii) one-for-three Unit dividend for each issued and outstanding Unit of the Company. On December 21, 2006, the Company effected a (i) one-for-five Common Stock dividend for each issued and outstanding share of the Company’s Common Stock and (ii) one-for-five Unit dividend for each issued and outstanding Unit of the Company. All transactions and disclosures in the financial statements, related to the Company’s Common Stock and Units, have been adjusted to reflect the effect of the Common Stock and Unit reverse split and dividends.

FREEDOM ACQUISITION HOLDINGS, INC.
(a corporation in the development stage)

UNAUDITED CONDENSED BALANCE SHEETS

	September 30,	December 31,
	2007	2006

ASSETS
Current assets
Cash	$1,779,467	$599,369
Prepaid expenses	21,284	—

Total current assets	1,800,751	599,369
Other assets
Deferred tax assets	190,598	—
Deferred transaction costs	3,572,219	—
Cash held in trust account	519,141,551	466,707,382

Total assets	$524,705,119	$467,306,751

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accrued expenses	$1,785,287	$250
Accrued offering costs	—	250,483
Income taxes payable	—	127,355
Franchise tax payable	67,605	93,575
Notes payable, founding stockholders	—	250,000

Total current liabilities	1,852,892	721,663

Long-term liabilities
Deferred underwriters’ fee	17,952,000	16,320,000

Common stock, subject to possible redemption, 10,554,720, and 9,595,200 shares at September 30, 2007 and December 31, 2006, respectively, at redemption value	102,572,088	93,247,353

Deferred interest income related to common stock subject to possible redemption	1,309,255	—

Total liabilities	$123,686,235	$110,289,016

Stockholders’ equity
Preferred stock, $.0001 par value; 1,000,000 shares authorized; none issued
Common stock, $.0001 par value, 200,000,000 shares authorized; 64,800,003 shares issued and outstanding (including 10,554,720 shares subject to possible redemption) at September 30, 2007 and 60,000,003 shares issued and outstanding (including 9,595,200 shares subject to possible redemption) at December 31, 2006	6,480	6,000
Additional paid-in capital	392,126,827	356,842,491
Income accumulated during the development stage	8,885,577	169,244

Total stockholders’ equity	$401,018,884	$357,017,735

Total liabilities and stockholders’ equity	$524,705,119	$467,306,751

See accompanying notes to condensed financial statements.

FREEDOM ACQUISITION HOLDINGS, INC.
(a corporation in the development stage)

UNAUDITED CONDENSED STATEMENTS OF OPERATIONS

		Period from	Period from
		June 8,	June 8,
	For the Nine	2006	2006
	Months Ended	(Inception) to	(Inception) to
	September 30,	September 30,	September 30,
	2007	2006	2007

Interest income	$19,242,126	$2,371	$19,632,700
Formation and operating costs	553,507	250	647,482

Income before provision for income taxes	18,688,619	2,121	18,985,218
Provision for income taxes	8,663,031		8,790,386

Net income	10,025,588	2,121	10,194,832

Interest income related to common stock subject to possible redemption	(1,309,255)		(1,309,255)

Net income allocable to common stockholders not subject to possible redemption	$8,716,333	$2,121	$8,885,577

Weighted average shares outstanding, basic	64,395,607		42,162,842
Net income per common share, basic	$.16	—	$.24
Weighted average shares outstanding, diluted	82,542,046		52,645,741
Net income per common share, diluted	$.12	—	$.19

See accompanying notes to condensed financial statements.

FREEDOM ACQUISITION HOLDINGS, INC.
(a corporation in the development stage)

UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS

		Period from	Period from
		June 8,	June 8,
	For the Nine	2006	2006
	Months Ended	(Inception) to	(Inception) to
	September 30,	September 30,	September 30,
	2007	2006	2007

Cash Flows from Operating Activities
Net income	$10,025,588	$2,121	$10,194,832
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Deferred tax benefit	(190,598)	—	(190,598)
Changes in operating assets and liabilities
Increase in prepaid expenses	(21,284)	—	(21,284)
Decrease in income taxes payable	(127,355)	—	—
Increase (decrease) in franchise tax payable	(25,970)	—	67,605
Increase in deferred offering costs	—	(50,000)	—
Increase in accrued expenses	96,641	250	96,891

Net cash provided by (used in) operating activities	9,757,022	(47,629)	10,147,446

Net Cash Flows from Investing Activities
Payments for deferred transaction costs	(1,883,823)	—	(1,883,823)
Cash held in trust account	(52,434,169)	—	(519,141,551)

Net cash used in investing activities	(54,317,992)	—	(521,025,374)

Cash Flows from Financing Activities
Proceeds from notes payable, stockholders	—	250,000	250,000
Proceeds from issuance of founders’ units	—	25,000	25,000
Gross proceeds of public offering	48,000,000	—	528,000,000
Proceeds from issuance of sponsors’ warrants in private placement	—	—	4,500,000
Principal payments made on notes payable, stockholders	(250,000)	—	(250,000)
Payments for underwriter’s discount and offering costs	(2,008,932)	—	(19,867,605)

Net cash provided by financing activities	45,741,068	275,000	512,657,395

Net increase in cash	1,180,098	227,371	1,779,467
Cash at beginning of the period	599,369	—	—

Cash at end of the period	$1,779,467	$227,371	$1,779,467

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$8,980,984	—	$8,980,984
Supplemental schedule of non-cash investing and financing activities:
Accrual of deferred transaction costs	$1,688,396	—	$1,688,396
Deferred underwriters’ fees	$1,632,000	—	$17,952,000

See accompanying notes to condensed financial statements.

Freedom Acquisition Holdings, Inc.
(a corporation in the development stage)

Notes to Condensed Financial Statements

NOTE A —	DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS AND BASIS OF PRESENTATION

Freedom Acquisition Holdings, Inc. (a corporation in the development stage) (the “Company”) was incorporated in Delaware on June 8, 2006. The Company was formed to acquire an operating business through a merger, capital stock exchange, asset acquisition, stock purchase or other similar business combination. The Company has neither engaged in any operations nor generated operating revenue to date. The Company is considered to be in the development stage as defined in Statement of Financial Accounting Standards (“SFAS”) No. 7, “Accounting and Reporting By Development Stage Enterprises,” and is subject to the risks associated with activities of development stage companies. The Company has selected December 31st as its fiscal year end.

On June 19, 2007, Freedom Acquisition Holdings, Inc. incorporated three wholly-owned subsidiaries, FA Sub 1 Limited, FA Sub 2 Limited and FA Sub 3 Limited. As of September 30, 2007, there are no assets or liabilities and there were no activities in any of the subsidiaries. On a going forward basis, the Company’s financial statements will be consolidated with the three subsidiaries.

The accompanying unaudited condensed financial statements have been prepared by the Company and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of September 30, 2007 and the financial results for the nine months ended September 30, 2007 and the periods from June 8, 2006 (date of inception) to September 30, 2006 and from June 8, 2006 (date of inception) to September 30, 2007, in accordance with accounting principles generally accepted in the United States of America for interim financial statements and pursuant to the instructions to Form 10-Q and Article 10 of Regulation S-X. Certain information and footnote disclosures normally included in the Company’s annual audited financial statements have been condensed or omitted pursuant to such rules and regulations. The condensed balance sheet as of December 31, 2006, as presented herein, was derived from the Company’s audited financial statements but does not include all disclosures required by generally accepted accounting principles.

The results of operations for the nine months ended September 30, 2007 and the periods from June 8, 2006 (date of inception) to September 30, 2006 and from June 8, 2006 (date of inception) to September 30, 2007 are not necessarily indicative of the results of operations to be expected for a full fiscal year. These interim unaudited condensed financial statements should be read in conjunction with the financial statements for the period from June 8, 2006 (date of inception) to December 31, 2006, which are included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

The registration statement for the Company’s initial public offering (“Offering”) was declared effective on December 21, 2006. The Company consummated the Offering on December 28, 2006 and the underwriters for the Offering (the “Underwriters”) exercised a portion of their over-allotment option on January 19, 2007 (Note B). The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Offering and the over-allotment option exercise, although substantially all of the net proceeds of the Offering and the over-allotment option exercise are intended to be applied toward consummating a business combination with (or acquisition of) an operating business (“Business Combination”). There is no assurance that the Company will be able to successfully affect a Business Combination. Upon the consummation of the Offering, approximately 96% of the gross proceeds, after payment of certain amounts to the Underwriters, was placed in a trust account (“Trust Account”) and invested in either short-term securities issued or guaranteed by the United States having a rating in the highest investment category granted thereby by a recognized credit rating agency at the time of acquisition or short-term tax exempt municipal bonds issued by governmental entities located within the United States and otherwise meeting the condition under Rule 2a-7 promulgated under the Investment Company Act of 1940. The proceeds will be held in the Trust Account until the earlier of (i) the consummation of the Company’s initial Business Combination or

(ii) the Company’s dissolution and liquidation of the Trust Account as described below. The remaining proceeds may be used to pay for business, legal and accounting due diligence on prospective acquisitions and continuing general and administrative expenses.

The Company will submit the Acquisition (as defined below in Note F) for stockholder approval. In the event that 20% or more of the Company’s outstanding common stock, par value $0.0001 per share (the “Common Stock”) (excluding, for this purpose, those shares of Common Stock issued prior to the Offering) vote against the Acquisition and exercise their redemption rights described below, the Acquisition will not be consummated.

Stockholders other than the Founders (as defined below) (“Public Stockholders”) voting against a Business Combination will be entitled to redeem their Common Stock for a cash amount equal to a pro rata share of the Trust Account (including the additional fee of 3.4% of the gross proceeds payable to the Underwriters upon the Company’s consummation of a Business Combination), including any interest earned (net of taxes payable and the amount distributed to the Company to fund its working capital requirements) on their pro rata share, if the Business Combination is approved and consummated. However, voting against the Business Combination alone will not result in an election to exercise a stockholder’s redemption rights. A stockholder must also affirmatively exercise such redemption rights at or prior to the time the Business Combination is voted upon by the stockholders. Each of the Company’s stockholders prior to the Offering (collectively, the “Founders”), including all of the directors of the Company, have agreed to vote its respective shares of Common Stock in accordance with the majority of the shares of Common Stock voted by the Public Stockholders. Accordingly, Public Stockholders holding approximately 19.99% of the aggregate number of shares owned by all Public Stockholders may seek redemption of their shares in the event of a Business Combination. Such Public Stockholders are entitled to receive their per share interest in the Trust Account computed without regard to the shares held by the Founders. Accordingly, a portion of the net proceeds from the Offering (approximately 19.99% of the amount held in the Trust Account) has been classified as Common Stock subject to possible redemption and approximately 19.99% of the related interest earned on the Trust Account, net of income taxes and net of $3.9 million to fund the Company’s working capital requirements, has been classified as deferred interest in the accompanying unaudited condensed balance sheets.

In the event that the Company does not consummate a Business Combination within 18 months from the date of the consummation of the Offering, or 24 months from the consummation of the Offering if certain extension criteria have been satisfied, the proceeds held in the Trust Account will be distributed to the Company’s stockholders, excluding the Founders, to the extent of their initial stock holdings. In the event of such distribution, it is likely that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Offering (assuming no value is attributed to the Warrants contained in the Units offered in the Offering discussed in Note B).

NOTE B —	INITIAL PUBLIC OFFERING AND OVER-ALLOTMENT OPTION EXERCISE

On December 28, 2006, the Company sold 48,000,000 units (“Units”) at a price of $10.00 per Unit in the Offering. Each Unit consists of one share of Common Stock and one warrant (“Warrant”). Each Warrant entitles the holder to purchase one share of Common Stock at a price of $7.50 commencing on the later of the Company’s consummation of a Business Combination or December 21, 2007, provided in each case that there is an effective registration statement covering the shares of Common Stock underlying the Warrants in effect. The Warrants will be redeemable at a price of $0.01 per Warrant upon 30 days prior notice after the Warrants become exercisable, subject to the condition that the last sale price of the Common Stock is at least $14.25 per share for any 20 trading days within a 30 trading day period ending on the third business day prior to the date on which notice of redemption is given. If the Company is unable to deliver registered shares of Common Stock to the holder upon exercise of the Warrants during the exercise period, there will be no cash settlement of the Warrants and the Warrants will expire worthless.

On January 24, 2007, the Underwriters purchased an additional 4,800,000 Units pursuant to their over-allotment option. The net proceeds of $46,272,000 (including $1,632,000 of deferred underwriters’ fees) from the exercise by the Underwriters of their over-allotment option were deposited into the Trust Account.

NOTE C —	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Net income per common share:

Income per common share is based on the weighted average number of common shares outstanding. The Company complies with SFAS No. 128, “Earnings Per Share,” which requires dual presentation of basic and diluted earnings per share on the face of the statement of operations. Basic income per share excludes dilution and is computed by dividing income available to holders of Common Stock by the weighted-average common shares outstanding for the period. Diluted income per share reflects the potential dilution that could occur if Warrants were to be exercised or otherwise resulted in the issuance of Common Stock that then shared in the earnings of the Company.

Deferred transaction costs:

Deferred transaction costs consist principally of accounting, legal and other fees incurred through the balance sheet date that are related to the proposed acquisition discussed in Note F. Deferred transaction costs related to the proposed acquisition will be charged to expense if the acquisition is not consummated or included in the allocation of purchase price should the transaction be consummated.

Use of estimates:

The preparation of financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income tax:

The Company complies with SFAS No. 109, “Accounting for Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

Effective January 1, 2007, the Company adopted the provisions of the Financial Accounting Standards Board (“FASB”) Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109” (“FIN 48”). There were no unrecognized tax benefits as of January 1, 2007 and as of September 30, 2007. FIN 48 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at January 1, 2007. There was no material change to this balance at September 30, 2007. The Company is currently unaware of any issues under review that could result in significant payments, accruals or material deviations from its position. The adoption of the provisions of FIN 48 did not have a material impact on the Company’s financial position, results of operations and cash flows.

Recently Issued Accounting Pronouncements:

Management does not believe that any recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying financial statements.

NOTE D —	COMMITMENT

The Company paid an underwriting discount of 3.6% of the public Unit offering price to the Underwriters at the closing of the Offering, with an additional 3.4% fee of the gross Offering proceeds payable upon the Company’s consummation of a Business Combination. This additional 3.4% fee, or $17,952,000 and $16,320,000 at September 30, 2007 and December 31, 2006, respectively, is reflected as a liability in the accompanying unaudited condensed balance sheets.

NOTE E —	RELATED PARTY TRANSACTIONS

The Company issued two $125,000 unsecured promissory notes, one each, to Berggruen Holdings North America Ltd. and Marlin Equities II, LLC. These advances were non-interest bearing and due within 60 days following the consummation of the Offering. Both notes were repaid on January 23, 2007 out of the proceeds of the Offering not placed in the Trust Account and from interest the Company received on the balance of the Trust Account.

The Company presently occupies office space provided by Berggruen Holdings, Inc., an affiliate of the Company’s president, chief executive officer and director, Nicolas Berggruen. The Company agreed to pay Berggruen Holdings, Inc. a total of $10,000 per month for office space, administrative services and secretarial support until the earlier of its consummation of a Business Combination or its liquidation.

In addition, Berggruen Holdings and Marlin Equities, collectively have agreed to purchase 5,000,000 Units at a price of $10 per Unit (an aggregate purchase price of $50,000,000) from the Company in a private placement that will occur immediately prior to the Company’s consummation of a Business Combination. These Units will be identical to the Units sold in the Offering. Subject to certain limited exceptions, each of Berggruen Holdings and Marlin Equities has also agreed that these Units will not be sold, transferred, or assigned until at least one year after the completion of the Business Combination.

NOTE F —	PURCHASE AGREEMENT

On June 22, 2007, Freedom and certain of its wholly-owned subsidiaries entered into a Purchase Agreement with the equity holders of GLG Partners Limited and certain affiliated entities (collectively, “GLG”) under which Freedom will purchase 100% of the ownership interests in GLG for cash and shares of Freedom and a Freedom subsidiary (the “Acquisition”). The Acquisition is subject to a number of conditions including a vote of the shareholders of Freedom, certain financing being obtained and all applicable regulatory approvals being obtained. Because the GLG shareholders will own approximately 77% of the voting interests of Freedom immediately following the consummation of the Acquisition, the Acquisition will be considered to be a reverse acquisition and recapitalization for accounting purposes. Under this method of accounting, GLG will be treated as the acquiring company and the Acquisition will be treated as the equivalent of GLG issuing stock for the net monetary assets of Freedom accompanied by a recapitalization of GLG. The net monetary assets of Freedom, primarily cash, will be stated at their fair value, which will be equivalent to the carrying value, and accordingly no goodwill or other intangible assets will be recorded. A final determination of the estimated fair values will be based on the actual net monetary assets acquired as of the date of completion of the Acquisition.

NOTE G —	SUBSEQUENT EVENT

On October 11, 2007, the Company filed a Definitive Proxy Statement with the SEC in connection with a special meeting of its stockholders that will be held on October 31, 2007, to consider and vote upon, among other things, a proposal to approve the acquisition by Freedom of GLG Partners. For a more complete discussion of the Company’s proposed acquisition, including the risks that are applicable to us with respect to our acquisition of GLG Entities, please see our Definitive Proxy Statement.

At the closing and subject to Board of Director approval to increase the number of authorized stock (which has subsequently been obtained) and certain adjustments as described below, the Company will pay the equity holders of GLG, for all of outstanding equity interests of GLG, the aggregate purchase price consisting of:

•	$1.0 billion, to be allocated between cash and loan notes if certain equity holders elect to receive such notes in lieu of all or a portion of the cash consideration to such person;

•	230,000,000 shares of Common Stock and Common Stock equivalents, which include:

•	138,095,007 shares of Common Stock;

•	58,904,993 exchangeable Class B ordinary shares of its subsidiary, FA Sub 2 Limited, which are exchangeable for 58,904,993 shares of Common Stock; and

•	33,000,000 ordinary shares of its subsidiary, FA Sub 1 Limited, which are subject to certain put rights to the Company and call rights by the Company, payable upon exercise by delivery of 33,000,000 shares of Common Stock; and

•	58,904,993 shares of the Company’s Series A voting preferred stock, which carry only voting rights and nominal economic rights.

After the closing, the aggregate purchase price paid to GLG will be subject to a possible adjustment on a dollar-for-dollar basis, to the extent the net cash amount of GLG as of the closing date is higher or lower than a specified baseline amount on each of the following adjustment dates: (1) 10 business days after the closing, (2) January 31, 2008, and (3) 10 business days after receipt by the Company of the audited financial statements of GLG for fiscal year 2007.